    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 28, 1996

                                                    REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                       ALL AMERICAN COMMUNICATIONS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           DELAWARE                         7812; 3625                        95-3803222
 (STATE OR OTHER JURISDICTION      (PRIMARY STANDARD INDUSTRIAL            (I.R.S. EMPLOYER
              OF                   CLASSIFICATION CODE NUMBER)           IDENTIFICATION NO.)
INCORPORATION OR ORGANIZATION)

                            ------------------------

                             808 WILSHIRE BOULEVARD
                      SANTA MONICA, CALIFORNIA 90401-1810
                                 (310) 656-1100

              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                THOMAS BRADSHAW
           SENIOR EXECUTIVE VICE PRESIDENT -- CHIEF FINANCIAL OFFICER
                       ALL AMERICAN COMMUNICATIONS, INC.
                             808 WILSHIRE BOULEVARD
                      SANTA MONICA, CALIFORNIA 90401-1810
                                 (310) 656-1100

           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

                             BARRY L. DASTIN, ESQ.
                  KAYE, SCHOLER, FIERMAN, HAYS & HANDLER, LLP
                      1999 AVENUE OF THE STARS, SUITE 1600
                         LOS ANGELES, CALIFORNIA 90067
                                 (310) 788-1000
                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

     If the only securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                      PROPOSED        PROPOSED
                                       AMOUNT         MAXIMUM         MAXIMUM        AMOUNT OF
     TITLE OF EACH CLASS OF            TO BE       OFFERING PRICE    AGGREGATE      REGISTRATION
   SECURITIES TO BE REGISTERED       REGISTERED   PER SECURITY(1)  OFFERING PRICE      FEE(1)
--------------------------------------------------------------------------------------------------
10 7/8% Senior Subordinated Notes
  due 2001, Series B.............   $100,000,000        100%        $100,000,000      $30,303

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to rule 457 promulgated under the Securities act of 1933, as amended.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

CROSS REFERENCE SHEET PURSUANT TO RULE 404(A) AND ITEM 501(B) OF REGULATION S-K
  SHOWING LOCATION IN PROSPECTUS OF INFORMATION REQUIRED BY ITEMS OF FORM S-4

  1.  Forepart of Registration Statement and Outside
      Front Cover Page of Prospectus...................  Outside Front Cover Page; Cross
                                                         Reference Sheet; Inside Front Cover
                                                         Page
  2.  Inside Front and Outside Back Cover Pages of
      Prospectus.......................................  Inside Front Cover Page; Outside Back
                                                         Cover Page
  3.  Risk Factors, Ratio of Earnings to Fixed Charges,
      and Other Information............................  Summary; Risk Factors; Pro Forma
                                                         Financial Information; Selected
                                                         Financial Data
  4.  Terms of the Transaction.........................  The Exchange Offer; Certain Federal
                                                         Income Tax Considerations;
                                                         Description of Exchange Notes
  5.  Pro Forma Financial Information..................  Pro Forma Financial Information
  6.  Material Contacts with the Company Being
      Acquired.........................................  Not Applicable
  7.  Additional Information Required for Reoffering by
      Persons and Parties Deemed to be Underwriters....  Not Applicable
  8.  Interests of Named Experts and Counsel...........  Not Applicable
  9.  Disclosure of Commission Position on
      Indemnification for Securities Act Liabilities...  Not Applicable
 10.  Information with Respect to S-3 Registrants......  Not Applicable
 11.  Incorporation of Certain Information by
      Reference........................................  Incorporation of Certain Documents by
                                                         Reference
 12.  Information with Respect to S-2 or S-3
      Registrants......................................  Not Applicable
 13.  Incorporation of Certain Information by
      Reference........................................  Not Applicable
 14.  Information with Respect to Registrants Other
      Than S-3 or S-2 Registrants......................  Summary; The Exchange Offer;
                                                         Capitalization; Pro Forma Financial
                                                         Information; Selected Financial Data;
                                                         Management's Discussion and Analysis
                                                         of Financial Condition and Results of
                                                         Operations; Business; Management;
                                                         Certain Transactions; Description of
                                                         Exchange Notes; Description of
                                                         Certain Indebtedness and Capital
                                                         Stock; Financial Statements
 15.  Information with Respect to S-3 Companies........  Not Applicable
 16.  Information with Respect to S-2 or S-3
      Companies........................................  Not Applicable
 17.  Information with Respect to Companies Other Than
      S-2 or S-3 Companies.............................  Not Applicable
 18.  Information if Proxies, Consents or
      Authorizations are to be Solicited...............  Not Applicable
 19.  Information if Proxies, Consents or
      Authorizations are not to be Solicited or in an
      Exchange Offer...................................  Management; The Exchange Offer;
                                                         Certain Transactions

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF SUCH STATE.


                 SUBJECT TO COMPLETION, DATED OCTOBER 28, 1996
                       ALL AMERICAN COMMUNICATIONS, INC.
                             OFFER TO EXCHANGE ITS
              10 7/8% SENIOR SUBORDINATED NOTES DUE 2001, SERIES B
                      WHICH HAVE BEEN REGISTERED UNDER THE
               SECURITIES ACT FOR ANY AND ALL OF ITS OUTSTANDING
              10 7/8% SENIOR SUBORDINATED NOTES DUE 2001, SERIES A

        THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
                    ON             , 1996, UNLESS EXTENDED.

    All American Communications, Inc., a Delaware corporation (the "Company"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus ("Prospectus") and the accompanying Letter of Transmittal (the "Letter of Transmittal" and, together with this Prospectus, the "Exchange Offer"), to issue $1,000 principal amount (and integral multiples of $1,000 in excess thereof) of the Company's 10 7/8% Senior Subordinated Notes due 2001, Series B (the "Series B Notes"or "Exchange Notes"), in exchange for each outstanding $1,000 principal amount (and integral multiples of $1,000 in excess thereof) of its 10 7/8% Senior Subordinated Notes due 2001, Series A (the "Original Notes"), of which $100.0 million in aggregate principal amount were issued on October 11, 1996 and is outstanding on the date hereof. The Series B Notes offered hereby are substantially identical to the currently outstanding Original Notes, except that the Series B Notes have been registered under the Securities Act of 1933, as amended (the "Securities Act"), and hence will not bear legends restricting the transfer thereof. The Series B Notes will evidence the same debt as the Original Notes and will be entitled to the benefits of the same indenture (the "Indenture"). The Original Notes and the Exchange Notes are sometimes referred to herein collectively as the "Notes." See "The Exchange Offer" and "Description of the Exchange Notes."

    The Company will accept for exchange any and all Original Notes validly
tendered and not withdrawn prior to 5:00 p.m., New York City time, on          ,
1996, unless extended (the "Expiration Date"). Tenders of Original Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Offer is subject to certain customary conditions. See "The Exchange Offer." Original Notes may be tendered only in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

    The Notes are not redeemable at the Company's option prior to stated maturity. Notwithstanding the foregoing, in the event the Company enters into a letter of intent or makes a public announcement during the first 18 months after October 11, 1996 with respect to the sale of all of the Company's capital stock (whether by merger, consolidation or otherwise), or all or substantially all of the Company's assets, the Company may, subsequent to the closing of such sale transaction, redeem up to $100.0 million in principal amount of Notes at a redemption price of 110.875% of the principal amount thereof, plus accrued and unpaid interest and Special Interest, if any, thereon to the redemption date, provided that the sale transaction closes within 120 days after the date of such letter of intent or public announcement and, provided further, that such notice of redemption shall be given within 30 days of the date of the closing of such sale transaction. In addition, during the first 18 months after October 11, 1996, the Company may redeem up to $35.0 million in principal amount of Notes at a redemption price of 110.875% of the principal amount thereof, plus accrued and unpaid interest and Special Interest, if any, thereon to the redemption date, with the net proceeds of a public offering of common stock of the Company, provided that at least $65.0 million in aggregate principal amount of Notes remain outstanding immediately after the occurrence of such redemption. Interest on the Notes will be payable on April 15 and October 15 of each year, commencing April 15, 1997. The Notes will mature on October 15, 2001. Upon the occurrence of a Change of Control, each holder of Notes may require the Company to repurchase all or a portion of such holder's Notes at a purchase price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Special Interest, if any, thereon, to the date of purchase. See "Description of Exchange Notes."

    The Notes will be general, unsecured obligations of the Company and will be subordinated in right of payment to all Senior Debt of the Company. The Notes will be effectively subordinated in right of payment to all existing and future indebtedness of the Company's subsidiaries, including accrued liabilities and trade payables. As of June 30, 1996, on a pro forma basis giving effect to the Private Offering, the Company would have had Senior Debt of approximately $34.8 million and, through its subsidiaries, would have had additional liabilities aggregating approximately $84.8 million. In addition, as of such date, the Company would have had the right on a pro forma basis to borrow an additional $89.4 million of Senior Debt under its Restructured Credit Facility (plus up to an additional $30.8 million of Senior Debt which could have been incurred thereunder subject to borrowing base availability). See "Capitalization" and "Description of Exchange Notes -- Subordination."

    Beneficial interests in the global note or notes representing the Notes will be shown on, and transfers thereof will be effected only through, records maintained by The Depository Trust Company and its participants. Except as described herein, Notes in definitive certificated form will not be issued in exchange for the global notes or notes or interests therein. It is expected that the Notes in global form will trade in The Depository Trust Company's Same-Day Funds Settlement System, and secondary market trading activity in such Notes will therefore settle in immediately available funds. See "Description of Exchange Notes -- Form, Denomination, Book-Entry Procedures and Transfer."
                            ------------------------

     FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH THE EXCHANGE OFFER AND AN INVESTMENT IN THE NOTES, SEE "RISK FACTORS," BEGINNING ON PAGE 12.
                            ------------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
       THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
        ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
           TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

              THE DATE OF THIS PROSPECTUS IS              , 1996.

     Prior to this offering, there has been no public market for the Series B Notes. The Company does not intend to list the Series B Notes on any securities exchange or to seek approval for quotation through any automated quotation system. There can be no assurance that an active market for the Series B Notes will develop. To the extent that a market for the Notes does develop, the market value of the Notes will depend on market conditions (such as yields on alternative investments), general economic conditions, the Company's financial condition and certain other factors. Such conditions might cause the Notes, to the extent that they are traded, to trade at a significant discount from face value.

     The Company will not receive any proceeds from, and has agreed to bear the expenses of, the Exchange Offer. No underwriter is being used in connection with this Exchange Offer.

     Based on an interpretation by the staff of the Securities and Exchange Commission (the "Commission") set forth in several no-action letters to third parties, the Company believes that, except as noted below, the Series B Notes issued pursuant to the Exchange Offer in exchange for the Original Notes may be offered for resale, resold and otherwise transferred by holders thereof without compliance with the registration and prospectus delivery provisions of the Securities Act. However, any holder who is an "affiliate" of the Company or who intends to participate in the Exchange Offer for the purpose of distributing the Series B Notes (i) cannot rely on the interpretation by the staff of the Commission set forth in the above referenced no-action letters, (ii) cannot tender its Original Notes in the Exchange Offer, and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Original Notes, unless such sale or transfer is made pursuant to an exemption from such requirements. See: "Risk Factors -- Consequences of Failure to Exchange." In addition, each broker-dealer that receives Series B Notes pursuant to the Exchange Offer in exchange for Original Notes that such broker-dealer acquired for its own account as a result of market making activities or other trading activities (other than Original Notes acquired directly from the Company or its affiliates) must acknowledge that it will deliver a prospectus in connection with any resale of such Series B Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. If the Company receives certain notices in the Letter of Transmittal, this Prospectus, as it may be amended or supplemented from time to time, may be used for the period described below by a broker-dealer in connection with resales of Series B Notes received in exchange for Original Notes where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities and not acquired directly from the Company. The Company has agreed that if it receives certain notices in the Letter of Transmittal, for a period one year after the date on which the Registration Statement, of which this Prospectus is a part, becomes effective, it will make this Prospectus available to any such broker-dealer for use in connection with any such resale. See "The Exchange Offer -- Resale of the Exchange Notes" and "Terms of the Exchange Offer." EXCEPT AS DESCRIBED IN THIS PARAGRAPH, THIS PROSPECTUS MAY NOT BE USED FOR AN OFFER TO RESELL, RESALE OR OTHER TRANSFER OF SERIES B NOTES.

                             AVAILABLE INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act, covering the Series B Notes offered hereby.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In accordance with the Exchange Act, the Company files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information can be inspected and copied at the public reference facilities that the Commission maintains at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048, and Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of these materials can be obtained at prescribed rates from the Public Reference Section of the Commission at the principal offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Reports, proxy materials and other information concerning the Company may also be inspected at the offices of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006 or by way of the Commission's Internet address, http://www.sec.gov.

     This Prospectus does not contain all of the information set forth in the Registration Statement, of which this Prospectus is a part, including exhibits and schedules to the Registration Statement. Statements contained herein concerning the provisions of documents are necessarily summaries of such documents, and such statement is qualified in its entirety by reference to the applicable documents filed with the Commission. For further information with respect to the Company and the Series B Notes offered hereby, reference is made to the Registration Statement, including the exhibits and schedules thereto, which may be inspected at the public reference facilities of the Commission referred to above, and copies of which may be obtained therefrom upon payment of the Commission's customary charges.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The documents listed below have been filed by the Company with the Commission and are incorporated by reference herein:

     (a) Annual Report on Form 10-K for the fiscal year ended December 31, 1995, as amended by Amendments on Form 10-K/A dated April 29, 1996 and June 18, 1996.

     (b) Quarterly Report on Form 10-Q for the quarter ended March 31, 1996.

     (c) Quarterly Report on Form 10-Q for the quarter ended June 30, 1996.

     (d) Current Reports on Form 8-K or 8-K/A filed on May 3, 1996, June 14, 1996, June 21, 1996, June 28, 1996, August 6, 1996, September 25, 1996 and
October 22, 1996.

     This Prospectus also incorporates all other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the later of (i) the termination of the Exchange Offer, or (ii) if this Prospectus is to be delivered by certain broker-dealers in connection with resales of Series B Notes as provided under "Resale of the Exchange Notes," the earlier of (a) one year from the date the Registration Statement was declared effective and (b) the date on which the offering of such Series B Notes for resale is terminated. Any statement combined in this Prospectus or in a document incorporated by reference in this Prospectus will be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which is also incorporated by reference in this Prospectus modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Prospectus.

     Copies of all documents incorporated by reference (not including the exhibits to such documents, unless any such exhibits are specially incorporated by reference in such documents) will be provided without charge upon written request directed to Paul Westphal, Senior Executive Vice

President, Finance, All American Communications, Inc., 808 Wilshire Boulevard, Santa Monica, California 90401-1810; telephone number (310) 656-1100. Statements contained in such document as to the contents of any contract or other document referred to therein are not necessarily complete and, in each instance, reference is made to the copy of such contract or other document filed with the Commission, each such statement being qualified in all respects by such reference.

     NO PERSON HAS BEEN AUTHORIZED, IN CONNECTION WITH THIS OFFERING, TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION THAT IS NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

     THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SERIES B NOTES OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SERIES B NOTES IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. EXCEPT WHERE OTHERWISE INDICATED HEREIN, THIS PROSPECTUS SPEAKS AS OF ITS DATE, AND NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL CREATE, UNDER ANY CIRCUMSTANCES, AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Prospectus. Reference is made to, and this Summary is qualified in its entirety by, the more detailed information and consolidated financial data appearing elsewhere in this Prospectus. All American Communications, Inc. owns the following subsidiaries: All American Television Production, Inc. ("AATP"), All American Television, Inc. ("AATV"), All American Entertainment, Inc. ("AAEI"), All American FDF Holdings, Inc. ("AAFH"), All American Fremantle International, Inc. ("AAFI"), All American Orbis, Inc. ("AAO"), All American Consumer Marketing Group, Inc. ("AACM") and All American Goodson, Inc. ("AAG"). Unless the context otherwise requires, references herein to the "Company" or "All American" are to All American Communications, Inc. and its subsidiaries and predecessors.

     All American is a diversified worldwide entertainment company with operations in television and recorded music production and distribution. The Company is a leading independent producer and distributor of television programming and believes that it is the largest supplier of game show programming in multiple formats and languages worldwide. The Company's programming includes the Baywatch franchise and 60 game show formats and other television programming, created by the Company's subsidiary Mark Goodson Productions, LLC, including The Price Is Right, the longest running game show in the United States. The Company produces, distributes or owns television programming consisting of 32 series, approximately 30,000 game show episodes, 165 motion pictures and a library of children's programming, documentaries and specials.

     Leading Game Show Supplier. The Company has substantially expanded and diversified its television operations in the past two years through the acquisitions of Mark Goodson Productions, LLC, the producer and worldwide copyright owner and licensor of many of the most successful game show formats ever developed, including The Price Is Right, Family Feud, Match Game, What's My Line and Password; and Fremantle International, Inc., which pioneered the international production and distribution of U.S. television game show formats in all-new versions in local languages, both for Mark Goodson shows and shows developed by other producers such as Let's Make a Deal and The Dating Game.

     The Company's current game show line-up consists of The Price Is Right, in its 25th consecutive season on CBS, and the development of updated versions of three other Goodson game show formats for possible network exhibition or first-run syndication in the 1997/1998 broadcast season, as well as local versions, in certain cases renewed for multi-year periods, of The Price Is Right and Family Feud in Germany and France. In addition, over 17,000 broadcast hours of rerun game show programming produced by Mark Goodson Productions are licensed to The Sony Game Show Channel through October 1997 when the licensing rights revert to the Company. The Company has also recently expanded into the production and distribution of local versions of U.S. style talk-shows in Europe through its acquisition of Orbis Entertainment, Inc.

     Baywatch Franchise. The Company's operations include the production and domestic distribution of Baywatch, one of the highest rated one-hour series in first-run syndication domestically and among the most widely exhibited U.S. television programs worldwide, currently in its seventh season; the production and worldwide distribution of Baywatch Nights, a spin-off series currently in its second season; and the distribution through the end of the current broadcast season of a strip syndication package of 111 Baywatch reruns. The Company has entered into a license agreement with USA Networks providing for exclusive U.S. exhibition of Baywatch reruns and certain other previously aired series on USA Networks cable network through September 2000 (subject to certain renewal options) in consideration for a minimum license fee of $30.4 million payable to the Company in 36 equal monthly installments, commencing September 1997.

     Other New Television Programming. In September 1996, the Company launched The Adventures of Sinbad, a new one-hour series in first-run syndication for the 1996/1997 broadcast season. The series has been cleared on stations covering more than 90% of the U.S. television market and has been presold in substantially all the major foreign territories. In addition, the Company has expanded its television production operations to include programming for the major broadcast and cable networks through the addition in July 1995 of a production team led by David Gerber, former head of MGM Television. The Company currently has network commitments for two movies-for-television, On the Line for ABC and We The Jury for USA Networks as well as various additional long-form programming in development. The Company also acts as third party distributor for programming produced by third parties.

     Library of Television Programming. The Company owns or has the rights to license and distribute an extensive library of programming including series, classic and contemporary motion pictures, documentaries, children's programming and various network and cable and live-event specials.

     Music Recording and Distribution. The Company's recorded music operations consist of a roster of artists, including James Brown, Skee-Lo and "Weird Al" Yankovic. In addition, the Company distributes and licenses a catalog of recorded music, including approximately 75 catalog albums in active release by artists currently on the roster, additional artists such as Count Basie, Sarah Vaughn and Dizzie Gillespie, and soundtracks from motion pictures and television shows. The Company distributes its music domestically through a division of Time Warner, Inc. and internationally through various licensees.

                                    STRATEGY

     All American seeks to be a leading global provider of quality television programming. Management believes that ownership of its programming combined with its global production and worldwide distribution capabilities provide important long-term competitive advantages. Opportunistic acquisitions and internal development efforts are expected to remain important elements in the Company's growth strategy.

     Management believes that the Company is well positioned to take advantage of current trends in the television industry and that recent regulatory changes, local content requirements, and the proliferation of distribution channels via satellite and cable television will increase the demand for programming content.

     The Company's principal executive offices are located at 808 Wilshire Boulevard, Santa Monica, California 90401-1810 and its telephone number is (310) 656-1100.

                               THE EXCHANGE OFFER

The Exchange Offer.........  The Company is hereby offering to exchange $1,000
                             (and integral multiples of $1,000 in excess thereof) principal amount of Exchange Notes for each $1,000 (and integral multiples of $1,000 in excess thereof) principal amount of Original Notes that are properly tendered and accepted. The Original Notes were sold in transactions exempt from registration under the Securities Act on October 11, 1996 (the "Private Offering"). This Registration Statement is intended to satisfy certain of the Company's obligations under the Registration Rights Agreement and Purchase Agreement (as defined below) entered into in connection with the private placement. The Company will issue Exchange Notes on or promptly after the Expiration Date. As of the date hereof, there is $100.0 million aggregate principal amount of Original Notes outstanding. See "The Exchange Offer -- Purpose of the Exchange Offer."

                             Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that the Exchange Notes issued pursuant to the Exchange Offering exchange for Original Notes may be offered for resale, resold and otherwise transferred by a holder thereof who is not an affiliate of the Company (other than (i) a broker-dealer who purchases such Exchange Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an affiliate of the Company within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act; provided that the holder is acquiring Exchange Notes in the ordinary course of its business and is not participating, and had no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes. Each broker-dealer that receives Exchange Notes as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "The Exchange Offer -- Resale of the Exchange Notes."

Registration Rights
  Agreement................  The Original Notes were sold by the Company on
                             October 11, 1996 to Goldman, Sachs & Co. and Chase Securities, Inc. (the "Initial Purchasers") pursuant to a Purchase Agreement, dated October 4, 1996, by and among the Company and the Initial Purchasers (the "Purchase Agreement"). Pursuant to the Purchase Agreement, the Company and the Initial Purchasers entered into a Registration Rights Agreement, dated as of October 11, 1996 (the "Registration Rights Agreement"), which grants the holders of the Original Notes certain exchange and registration rights. The Exchange Offer is intended to satisfy such rights, which will terminate upon the consummation of the Exchange Offer. The holders of the Exchange Notes will not be entitled to any exchange or registration rights with respect to the Exchange Notes. See "The Exchange
                             Offer -- Termination of Certain Rights."

Expiration Date............  The Exchange Offer will expire at 5:00 p.m., New
                             York City time, on                          , 1996,
                             unless the Exchange Offer is extended by the Company in its sole discretion, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended. See "The Exchange Offer -- Expiration Date; Extensions; Amendments."

Accrued Interest on the
  Exchange Notes and the
  Original Notes...........  The Exchange Notes will bear interest from and including the date of issuance of the Original Notes (October 11, 1996). Holders whose Original Notes are accepted for exchange will be deemed to have waived the right to receive any interest accrued on the Original Notes. See "The Exchange Offer -- Interest on the Exchange Notes."

Conditions to the Exchange
  Offer....................  The Exchange Offer is subject to certain customary conditions that may be waived by the Company. The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Original Notes being tendered for exchange. See "The Exchange
                             Offer -- Conditions."

Procedures for Tendering
  Original Notes...........  Each holder of Original Notes wishing to accept the
                             Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with such Original Notes and any other required documentation to U.S. Trust Company of California, N.A., as exchange agent (the "Exchange Agent"), at the address set forth herein. By executing the Letter of Transmittal, the holder will represent to and agree with the Company that, among other things, (i) the Exchange Notes to be acquired by such holder of Original Notes in connection with the Exchange Offer are being acquired by such holder in the ordinary course of its business, (ii) if such holder is not a broker-dealer, such holder is not currently participating in, does not intend to participate in, and has no arrangement or understanding with any person to participate in a distribution of the Exchange Notes, (iii) if such holder is a broker-dealer registered under the Exchange Act or is participating in the Exchange Offer for the purposes of distributing the Exchange Notes, such holder will comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the Exchange Notes acquired by such person and cannot rely on the position of the staff of the Commission set forth in no-action letters (see "The Exchange
                             Offer -- Resale of the Exchange Notes"), (iv) such holder understands that a secondary resale transaction described in clause (iii) above and any resales of Exchange Notes obtained by such holder in exchange for Original Notes acquired by such holder directly from the Company should be covered by an effective registration statement containing the selling security holder information required by
                             Item 507 or Item 508, as applicable, of Regulation S-K of the Commission and

                             (v) such holder is not an "affiliate," as defined by Rule 405 under the Securities Act, of the Company. If the holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for Original Notes that were acquired as a result of market-making activities or other trading activities, such holder will be required to acknowledge in the Letter of Transmittal that such holder will deliver a prospectus in connection with any resale of such Exchange Notes; however, by so acknowledging and by delivering a prospectus, such holder will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "The Exchange Offer -- Procedures for Tendering."

Special Procedures for
  Beneficial Owners........  Any beneficial owner whose Original Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender such Original Notes in the Exchange Offer should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such beneficial owner's own behalf, such beneficial owner must, prior to completing and executing the Letter of Transmittal and delivering such beneficial owner's Original Notes, either make appropriate arrangements to register ownership of the Original Notes in such beneficial owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the Expiration Date. See "The Exchange Offer -- Procedures for Tendering."

Guaranteed Delivery
  Procedures...............  Holders of Original Notes who wish to tender their
                             Original Notes and whose Original Notes are not immediately available or who cannot deliver their Original Notes, the Letter of Transmittal or any other documentation required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date must tender their Original Notes according to the guaranteed delivery procedures set forth under "The Exchange Offer -- Guaranteed Delivery Procedures."

Acceptance of the Original
  Notes and Delivery of the
  Exchange Notes...........  Subject to the satisfaction or waiver of the conditions to the Exchange Offer, the Company will accept for exchange any and all Original Notes that are properly tendered in the Exchange Offer prior to the Expiration Date. The Exchange Notes issued pursuant to the Exchange Offer will be delivered on the earliest practicable date following the Expiration Date. See "The Exchange Offer -- Terms of the Exchange Offer."

Withdrawal Rights..........  Tenders of Original Notes may be withdrawn at any time prior to the Expiration Date. See "The
                             Exchange Offer -- Procedures for Tendering;
                             Withdrawal of Tenders."

Exchange Agent.............  U.S. Trust Company of California, N.A. is serving as the Exchange Agent in connection with the Exchange Offer.

                               THE EXCHANGE NOTES

                             The Exchange Offer applies to $100.0 million aggregate principal amount of the Original Notes. The form and terms of the Exchange Notes are the same as the form and terms of the Original Notes except that (i) the Exchange Notes will bear the Series B designation, (ii) the Exchange Notes will have been registered under the Securities Act and, therefore, the Exchange Notes will not bear legends restricting the transfer thereof and (iii) holders of the Exchange Notes will not be entitled to certain rights of holders of the Original Notes under the Registration Rights Agreement, which rights will terminate upon consummation of the Exchange Offer. The Exchange Notes will evidence the same indebtedness as the Original Notes (which they replace) and will be issued under, and be entitled to the benefits of, the Indenture. For further information and for definitions of certain capitalized terms used below, see "Description of Exchange Notes."

Securities Offered.........  $100.0 million aggregate principal amount of
                             10 7/8% Senior Subordinated Notes due 2001, Series
                             B.

Issuer.....................  All American Communications, Inc.

Maturity Date..............  October 15, 2001

Interest Payment Dates.....  Interest accrues from the date of issuance and is payable on April 15 and October 15 of each year, commencing April 15, 1997.

Ranking....................  The Notes will be general, unsecured obligations of the Company and will be subordinated in right of payment to all Senior Debt of the Company. The Notes will be effectively subordinated in right of payment to all existing and future indebtedness of the Company's subsidiaries, including lease obligations and trade payables. The claims of the holders of the Notes will be subordinated to all Senior Debt, which as of June 30, 1996, on a pro forma basis giving effect to the Private Offering, and the anticipated use of net proceeds thereof, would have been approximately $34.8 million and the Company's subsidiaries would have had total aggregate liabilities of approximately $84.8 million. See "Capitalization" and "Description of Notes -- Subordination." The Indenture governing the Notes permits the Company to incur additional indebtedness. As of June 30, 1996, on a pro forma basis after giving effect to the Private Offering, and the anticipated use of proceeds thereof, the Company would have had the right to borrow an additional $89.4 million of Senior Debt under the Restructured Credit Facility (plus up to an additional $30.8 million of Senior Debt which could have been incurred thereunder subject to borrowing base availability). See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

Form and Denomination......  The Exchange Notes will be fully registered as to principal and interest in minimum denominations of $1,000 (and in integral multiples of $1,000 in excess thereof). The Exchange Notes will be represented by one Global Note in fully registered form, deposited with a custodian for and registered in the name of a nominee of the Depositary. Beneficial interests in the Global Note representing the Exchange Notes will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary and its participants. Except as described herein, Exchange Notes in certificated form will not be issued in exchange for the Global Note or interests therein. See "Description of Exchange Notes -- Depository Procedures."

Mandatory Redemption.......  None.

Optional Redemption........  The Notes are not redeemable at the Company's option prior to stated maturity. Notwithstanding the foregoing, in the event (a "Sale Transaction Triggering Event") the Company enters into a letter of intent or makes a public announcement during the first 18 months after October 4, 1996 with respect to the sale of all of the Company's capital stock (whether by merger, consolidation or otherwise), or all or substantially all of the Company's assets (a "Sale Transaction"), the Company may, subsequent to the closing of such Sale Transaction, redeem up to $100.0 million in principal amount of Notes at a redemption price of 110.875% of the principal amount thereof, plus accrued and unpaid interest and Special Interest, if any, thereon to the redemption date, provided that the Sale Transaction closes within 120 days after the date of such letter of intent or public announcement and, provided further, that notice of such redemption shall be given within 30 days of the date of the closing of such Sale Transaction. In addition, during the first 18 months after October 4, 1996, the Company may redeem up to $35.0 million in principal amount of Notes at a redemption price of 110.875% of the principal amount thereof, plus accrued and unpaid interest and Special Interest, if any, thereon to the redemption date, with the net proceeds of a public offering of common stock of the Company, provided that at least $65.0 million in aggregate principal amount of Notes remain outstanding immediately after the occurrence of such redemption and, provided further, that notice of such redemption shall be given within 30 days of the date of the closing of such public offering. See "Description of Exchange
                             Notes -- Redemption of Notes."

Change of Control..........  Following a Change of Control, the Company will be required to offer to purchase all or any part of the Notes tendered at the option of the holders thereof at 101% of the aggregate principal amount thereof, plus accrued and unpaid interest and Special Interest, if any, thereon to the date of repurchase. There is no assurance, however, that the Company will have sufficient funds to purchase the Notes at that time, and certain provisions of the Company's other debt agreements may further limit the Company's ability to make such purchases. See "Risk Factors -- Subordination of the Notes" and "Description of Exchange
                             Notes -- Subordination."

Certain Covenants..........  The Exchange Notes will be issued pursuant to the
                             Indenture which contains certain covenants that, among other things, limit the ability of the Company to incur or guarantee additional indebtedness, pay dividends on and redeem capital stock, sell assets and capital stock of subsidiaries, enter into transactions with affiliates, create liens, engage in certain mergers and consolida-tions or transfer substantially all of its assets to another person. See "Description of Exchange Notes -- Certain Covenants."

                                  RISK FACTORS

     THE NOTES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 12 HEREOF.

                SUMMARY SELECTED CONSOLIDATED FINANCIAL DATA(1)
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
     The summary selected consolidated financial data set forth below as of and for each of the five years in the period ended December 31, 1995 have been derived from the Company's audited Consolidated Financial Statements. The Company has approved the engagement of Price Waterhouse LLP as its independent accountants for the year ending December 31, 1996. The five years ending December 31, 1995 were audited by another firm of independent accountants. See "Independent Auditors." The summary selected consolidated financial data of the Company as of and for the six-month periods ended June 30, 1996 and 1995 have been derived from the unaudited condensed consolidated financial statements of the Company which, in the Company's opinion, include all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of the information set forth therein. The results of operations for the six months ended June 30, 1996 are not necessarily indicative of the results for the year. The following data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the Consolidated Financial Statements and the notes thereto included elsewhere, or incorporated by reference, in this Prospectus.

                                  SIX MONTHS ENDED
                                      JUNE 30,                           YEAR ENDED DECEMBER 31,
                                --------------------    ----------------------------------------------------------
                                  1996      1995(11)    1995(11)      1994         1993        1992         1991
                                --------    --------    --------    --------     --------     -------      -------
                                    (UNAUDITED)
STATEMENT OF OPERATIONS DATA
Revenues:
  Television................... $ 71,673    $67,819     $206,734    $ 98,771     $ 57,407     $45,302      $25,173
  Recorded music and
    merchandising..............   15,815      7,208      22,026       16,130       13,215      12,616        7,758
                                --------    --------    --------    --------     --------     -------      -------
                                  87,488     75,027     228,760      114,901       70,622      57,918       32,931
                                --------    --------    --------    --------     --------     -------      -------
Expenses:
  Television...................   51,465     54,308     164,764       75,196       42,560      32,078       18,337
  Recorded music and
    merchandising..............   11,551      5,663      15,803       10,750        9,780       9,250        4,885
  Selling, general &
    administrative.............   13,293     12,094      24,102       21,523       16,074      13,471        9,543
  Goodwill amortization........    2,186      1,070       2,399          971          133         138           67
                                --------    --------    --------    --------     --------     -------      -------
                                  78,495     73,135     207,068      108,440       68,547      54,937       32,832
                                --------    --------    --------    --------     --------     -------      -------
Operating income............... $  8,993    $ 1,892     $21,692     $  6,461     $  2,075     $ 2,981      $    99
                                =========   =========   =========   =========    =========    ========     ========
Interest (income) expense,
  net.......................... $  5,134    $ 4,728     $ 9,290     $  5,725     $  1,597     $   387      $   (35)
                                =========   =========   =========   =========    =========    ========     ========
Income (loss) from continuing
  operations................... $  2,223    $(1,571 )   $ 7,248     $    455     $    380     $ 1,863      $   145
                                =========   =========   =========   =========    =========    ========     ========
Net income (loss) per share
  applicable to common
  stockholders from continuing
  operations(2):
  Primary...................... $   0.19    $ (0.20 )   $  0.87     $   0.07     $   0.87(3)  $ (0.18)(4)  $ (0.49)(4)
                                =========   =========   =========   =========    =========    ========     ========
  Fully diluted................ $   0.19    $ (0.20 )   $  0.71     $   0.07     $   0.78(3)  $ (0.18)(4)  $ (0.49)(4)
                                =========   =========   =========   =========    =========    ========     ========
OTHER OPERATING DATA
  (UNAUDITED)
EBITDA(6)...................... $ 12,134    $ 3,222     $25,014     $  7,911     $  2,529     $ 3,516      $   409
Depreciation and
  amortization................. $  3,141    $ 1,330     $ 3,322     $  1,450     $    454     $   535      $   310
Accrued earn-out payments(6)... $  3,460    $    --     $   927     $     --     $     --     $    --      $    --
Ratio of earnings to fixed
  charges(7)...................     1.5x         (8 )      2.0x         1.1x         1.3x        3.2x         1.3x

                                                                                                      YEAR ENDED
                                                                                                     DECEMBER 31,
                                                                                                         1995
                                                                                                     ------------
CERTAIN PRO FORMA DATA (UNAUDITED)
Pro forma EBITDA(6)(9).............................................................................    $ 42,906
Ratio of pro forma EBITDA to pro forma interest expense(6)(9)(10)..................................        2.4x

                                      AS OF JUNE 30,                          AS OF DECEMBER 31,
                                   --------------------    --------------------------------------------------------
                                     1996        1995        1995        1994        1993        1992        1991
                                   --------    --------    --------    --------    --------     -------     -------
                                       (UNAUDITED)
BALANCE SHEET DATA
Cash and cash equivalents........  $ 21,877    $ 10,126    $ 20,094    $ 11,908    $  3,404     $   572     $   793
Television program costs, net....    95,392      88,109      74,644      68,437      52,381      33,993      19,293
Total assets.....................   306,502     228,514     301,582     208,007     112,521      74,130      46,856
Notes payable....................   143,352     127,475     134,982     115,343      60,424      11,234      10,419
Total liabilities................   234,923     201,529     233,302     179,924     104,768      51,084      29,301
Total stockholders' equity
  (deficit)......................    71,579      26,985      68,280      28,083       7,503(5)    2,681(5)     (882)(5)

---------------

 (1) Includes (a) for periods subsequent to February 1991 the combined operations of All American Entertainment, Inc. (formerly known as Scotti Brothers Entertainment Industries, Inc. ("SBEI")), and All American Television, Inc., (b) for periods subsequent to February 1993 and August 1994, respectively, the combined operations of the Company including LBS Communications, Inc. and Fremantle, following their respective dates of purchase by the Company and (c) from October 1995, the date of the Mark Goodson Acquisition, to December 31, 1995, the acquisition by the Company of its initial 50% equity interest in Mark Goodson Productions, LLC (the remaining 50% interest of which was acquired as of January 1996).

 (2) Adjusted to give retroactive effect to a one-for-four reverse stock split effected on March 20, 1992.

 (3) Per share income from continuing operations applicable to common stockholders for the year ended December 31, 1993 includes a gain of $3.9 million, which represents the excess carrying value of redeemable preferred and common stock formerly outstanding over the price paid for its purchase, not of accretion and dividends on such redeemable stock.

 (4) Per share income from continuing operations applicable to common stockholders for the years ended December 31, 1992 and December 31, 1991 includes the effect of $2.7 million and $2.1 million, respectively, of accretion and dividends on redeemable stock.

 (5) The Company charged approximately $1.5 million during each of the years ended December 31, 1992 and December 31, 1991 against retained earnings for accretion on redeemable stock and dividends on preferred stock. The gain of $3.9 million recorded during the year ended December 31, 1993 (see Note (3) above) was credited to additional paid in capital.

 (6) Earnings before interest, taxes, depreciation and amortization ("EBITDA") is a commonly used financial measure but should not be construed as an alternative to operating income or cash flows from operating activities (as determined in accordance with generally accepted accounting principles ("GAAP")). EBITDA does not reflect cash necessary or available to fund cash requirements. In addition, through June 30, 1996, the Company has accrued contingent purchase price (earn-out payments) totaling $4.4 million (excluding additional contingent purchase price of $0.9 million allocated to a third party in 1995 prior to the Company's ownership of 100% of Mark Goodson Productions, LLC) which is not deducted from EBITDA. See
     "Business -- Acquisitions."

 (7) For purposes of calculating the ratio of earnings to fixed charges, earnings represent income before the provision for income taxes plus fixed charges. Fixed charges consist of interest expense, amortization of financing costs and the portion of rental expense on operating leases which the Company estimates to be representative of the interest factor attributable to rental expense. On a pro forma basis, giving effect to the Private Offering and the anticipated retirement of approximately $35.5 million of the Company's outstanding Convertible Notes and the repayment of $58.8 million of outstanding revolving debt under the Former Credit Facility, the ratio of earnings to fixed charges would have been 1.2x and 1.5x for the six months ended June 30, 1996 and the year ended December 31, 1995, respectively.

 (8) Earnings were not sufficient to cover fixed charges for the six months ended June 30, 1995. Additional earnings of $3.0 million would have been required to cover fixed charges for such period.

 (9) Includes the results from operations of Mark Goodson Productions, L.P. and The Child's Play Company giving effect to the Mark Goodson Acquisition as if the Mark Goodson Acquisition had occurred on January 1, 1995. These results do not include pro forma contingent purchase price (earn-out) payments. See "Business -- Acquisitions" and "Pro Forma Financial Information." The EBITDA calculation has not been reduced for $8.4 million of pro forma earn-out payments.

(10) Pro forma interest expense gives effect to the net increase in interest expense resulting from the issuance of the Notes (using an interest rate of 10.875%) and the assumed retirement of approximately $35.5 million of the Company's outstanding Convertible Notes and the repayment of $58.8 million of outstanding revolving debt under the Former Credit Facility as if this issuance and retirement occurred on January 1, 1995. Further, pro forma interest expense gives effect to the Mark Goodson Acquisition as if debt incurred in connection with acquiring 100% of Mark Goodson Productions, L.P. had been occurred as of January 1, 1995. See
     "Business -- Acquisitions" and "Pro Forma Financial Information."

(11) Earnings in 1995 include the recognition of earnings relating to strip syndication of Baywatch. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                  RISK FACTORS

     Prospective purchasers of the Notes offered hereby should consider the following risk factors, as well as other information contained, or incorporated by reference, in this Registration Statement. This Registration Statement contains certain forward looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Actual results could differ materially from those projected in the forward looking statements as a result of certain factors and uncertainties set forth below and elsewhere in this Registration Statement.

FAILURE TO EXCHANGE ORIGINAL NOTES

     Exchange Notes will be issued in exchange for Original Notes only after timely receipt by the Exchange Agent of such Original Notes, a properly completed and duly executed Letter of Transmittal and all other required documentation. Therefore, holders of Original Notes desiring to tender such Original Notes in exchange for Exchange Notes should allow sufficient time to ensure timely delivery. Neither the Exchange Agent nor the Company is under any duty to give notification of defects or irregularities with respect to tenders of Original Notes for exchange. Original Notes that are not tendered or are tendered but not accepted will, following consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof. In addition, any holder of Original Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives Exchange Notes for its own account in exchange for Original Notes, where such Original Notes were acquired by such broker-dealer as a result of market-making activities or any other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. To the extent that Original Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Original Notes could be adversely affected due to the limited amount, or "float," of the Original Notes that are expected to remain outstanding following the Exchange Offer. Generally, a lower "float" of a security could result in less demand to purchase such security and could, therefore, result in lower prices for such security. For the same reason, to the extent that a large amount of Original Notes are not tendered or are not accepted in the Exchange Offer, the trading market for the Exchange Notes could be adversely affected. See "Plan of Distribution" and "The Exchange Offer."

LEVERAGE

     The Company has the potential ability to substantially increase its leverage because of the Private Offering and the Restructured Credit Facility. The Company had notes payable totalling approximately $135.0 million and $143.3 million at December 31, 1995 and June 30, 1996, respectively, and such indebtedness represented approximately 66.4% and 66.7% of total consolidated capitalization at such dates. On a pro forma basis, giving effect to the Private Offering and the use of proceeds therefrom, the Company's notes payable would have been approximately $149.8 million at June 30, 1996, or approximately 68.3% of its capitalization. In addition, as of June 30, 1996, on a pro forma basis, the Company would have had the right to borrow an additional $89.0 million of Senior Debt under the Restructured Credit Facility (plus up to an additional $25.8 million of Senior Debt which could have been incurred thereunder subject to borrowing base availability). See "Capitalization" and "Description of Certain Indebtedness and Capital Stock."

     The Company's degree of leverage may place it at a competitive disadvantage with respect to its less leveraged competitors. This leverage may impair the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or other purposes. See "Capitalization", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Description of Exchange Notes -- Certain Covenants -- Limitations on Additional Indebtedness."

     The Company's ability to service its debt, including the Exchange Notes, will depend on the Company's future operating performance, which is subject to financial, business, regulatory and other factors that are beyond the Company's control. Based upon the current level of operations and anticipated growth, the Company believes that its available cash and other sources of liquidity will be adequate to meet the Company's anticipated requirements for working capital, capital expenditures, interest payments and scheduled principal payments for at least the next twelve months. There is no assurance, however, that the Company's business will continue to generate sufficient cash flow from operations in the future to service its debt and make necessary capital expenditures, in which case the Company may seek additional financing, dispose of certain assets and/or seek to refinance some or all of its debt. There is no assurance that any of these alternatives could be effected, if at all, on satisfactory terms. See
"-- Liquidity and Financing Resources; Negative Cash Flows."

     Additionally, if the Company were to sustain a decline in its operating results or available cash, it could experience difficulty in complying with the covenants contained in its Restructured Credit Facility or any other agreements governing future indebtedness of the Company. The failure to comply with such covenants could result in an event of default under these agreements thereby permitting acceleration of such indebtedness as well as indebtedness under other instruments that contain cross-acceleration and cross-default provisions, including the Indenture. See "-- Holding Company Structure" and
"-- Subordination of the Notes."

HOLDING COMPANY STRUCTURE

     The Company is a holding company that conducts substantially all of its business through its subsidiaries. The Company may loan or contribute a substantial portion of its working capital from time to time to certain of its subsidiaries. The Company's ability to pay interest and principal when due and Special Interest, if any, or other amounts due to holders of the Notes is dependent upon the receipt of sufficient funds from dividends or other intercompany transfers from its direct and indirect subsidiaries. The subsidiaries will have no obligation, contingent or otherwise, to make any funds available to the Company for the payment of principal or of interest or Special Interest, if any, on the Notes. The ability of the subsidiaries to make such payments will be subject to, among other things, applicable laws of the respective state or foreign jurisdiction of organization. As a result of this structure, the Notes will be structurally subordinated as to the assets and cash flow of its subsidiaries to all existing and future indebtedness and other obligations, including trade payables, of such subsidiaries. Also, the Company's rights and the rights of the Company's creditors, including the holders of the Notes, to participate in the assets of any liquidation, dissolution or reorganization of any direct or indirect subsidiary will be subordinated to the prior claims of the creditors, including the trade creditors, of such subsidiaries, except to the extent that the Company or the holders of a Note may itself be a creditor with recognized claims against such subsidiaries. As a result, holders of the Notes may recover less ratably than the creditors of such subsidiaries in the event of the liquidation, dissolution or reorganization of such subsidiaries. However, the Company has agreed that indebtedness of Restricted Subsidiaries (other than trade payables and general liabilities) will be limited to indebtedness under the Restructured Credit Facility, indebtedness owed to the Company or another Restricted Subsidiary, certain Acquired Debt (as defined) and certain other permitted indebtedness, to the extent permitted under the Indenture. See "Description of Exchange Notes." As of June 30, 1996, after giving pro forma effect to the Offering and the use of proceeds therefrom, the Company, through its subsidiaries, would have had total aggregate indebtedness of approximately $84.8 million.

SUBORDINATION OF THE NOTES

     The Notes will be subordinated in right of payment to all existing and future Senior Debt of the Company, which includes all indebtedness under the Restructured Credit Facility. As of June 30, 1996, after giving pro forma effect to the Private Offering and the application of the proceeds therefrom, the Company would have had the right to borrow an additional $89.4 million under its Restructured Credit Facility (plus up to an additional $30.8 million of Senior Debt which could have been incurred thereunder subject to borrowing base availability). The Restructured Credit Facility contains a number of significant covenants, the breach of which could result in a default under such credit facility and acceleration of the Senior Debt. If the indebtedness under the Senior Debt were to be accelerated, or in the event of a liquidation, dissolution, reorganization, bankruptcy or any similar proceeding involving the Company, the assets of the Company and its subsidiaries will be available to pay obligations on the Notes only after the Senior Debt has been paid in full. Accordingly, there may not be sufficient funds remaining to pay amounts due on all or any of the Notes. See "Description of Exchange Notes -- Subordination." In addition, under certain circumstances, the Company may not pay principal of, or interest and Special Interest, if any, on, or any other amounts owing in respect of, the Notes, if a payment default or a non-payment default exists with respect to certain Senior Debt, including the Senior Debt under the Restructured Credit Facility as the case may be and, in the case of a non-payment default, a payment blockage notice has been received by the Trustee. See "Description of Exchange Notes -- Subordination."

DEPENDENCE ON A LIMITED NUMBER OF PROJECTS; NATURE OF THE ENTERTAINMENT INDUSTRY

     The Company's revenues have been derived principally from a relatively small number of television productions and recorded music releases. The loss of a major project in any period, unless replaced by new projects, could have an adverse effect on the Company's results of operations. The agreements between the Company and the various domestic television stations which broadcast Baywatch, Baywatch Nights, The Price Is Right and The Adventures of Sinbad do not have automatic renewal provisions and typically expire at the end of each broadcast year. The decision of each broadcaster to renew a particular project is made during the prior broadcast year and is based on a number of factors, including ratings, availability of key talent and estimated clearances from local television stations. Baywatch accounted for approximately 6% and 29% of the Company's revenues during the six-month period ended June 30, 1996, and the fiscal year ended December 31, 1995, respectively. As a result of the loss of weekly second runs in certain key markets Baywatch has experienced lower ratings. In addition, three of the Company's game shows, The Price Is Right (United States), Let's Make a Deal (Germany) and The Price Is Right (France) accounted in the aggregate for 21.0% and 14.0% of the Company's revenues during such respective periods. There is no assurance that Baywatch or any other program will continue its prior level of success in the 1996/1997 television season or that any program will be renewed for any future seasons, except in the case of certain foreign programming subject to multi-year contracts. In addition, there is no assurance that the Company's new first-run series, The Adventures of Sinbad, will be successful. While the Company continually endeavors to develop new programming, there is no assurance that revenue from existing or future programming will replace a possible loss of revenue associated with the reduction in ratings, the future unavailability of key talent or the nonrenewal of broadcast agreements with respect to any particular program. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview."

     The television and recorded music industries are highly speculative and historically have involved a substantial degree of risk. The success of an individual television program or musical recording depends upon unpredictable and changing factors, such as personal tastes of the public and critics. Therefore, there is a substantial risk that any of the Company's projects will not be successful, resulting in costs not being recouped and anticipated profits not being realized. Although the Company attempts to limit the risks involved with television production through various activities including obtaining insurance and completion bonds and entering into co-production and presale arrangements in selected projects and in its distribution activities the Company expects to continue to take significant financial risks in return for more favorable participation in potential revenues over the life of the programs. Public taste is unpredictable and a shift in demand could cause the Company's television programming to lose its appeal. The Company's television syndication barter business also is impacted by advertising rates, which to the extent they may decline, could have a material adverse effect on the Company's financial condition or results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview." In addition, because the success of recording artists and releases is highly dependent upon consumer taste and critical response, as well as public awareness of recording artists, the level of marketing and promotional activities and expenses necessary in any particular instance cannot be predicted with certainty.

FLUCTUATIONS IN RESULTS OF OPERATIONS

     A large percentage of a television program's revenues is recognized when the program is delivered pursuant to a non-cancelable agreement, provided the applicable broadcast season has commenced. Broadcasters typically make most of their annual programming commitments in the first and second quarters of any calendar year so that new programs will be ready for delivery in the third and fourth quarters of that year, typically the commencement of the broadcast season. Minimum guaranteed revenues from domestic cash license agreements typically are recognized when the license period begins and the program is delivered. Advertising revenues (i.e., sales of advertising time received by the Company in lieu of cash license fees for the sale of program broadcast rights to a broadcast station ("barter syndication")) are recognized upon the commencement of the license period of the respective program pursuant to non-cancelable agreements, provided that the program has been delivered. Minimum guaranteed revenues from foreign license agreements typically are recognized on the date of the license agreement. Revenues from subsequent licensing of delivered product, including rerun strip syndication (i.e., sales of previously aired episodes licensed for broadcast in a five-day-a-week format) are recognized on the commencement of the license period. As a result, significant fluctuations in the Company's total revenues and net income can occur from period to period depending on, among other things, the delivery or availability dates of programs. The Company's television revenues have historically been higher in the third and fourth quarters. The Company's recorded music operations also are subject to fluctuations due to the timing of certain album releases (which may generate significant revenues in the period in which the release occurs) and to the timing of the recognition of artist cost expense (which may occur during a period prior to determination of actual sales of an album).

     Television program costs (e.g., direct production costs, production overhead, interest and certain exploitation costs) are capitalized during the period of production of a respective program. Such capitalized costs, together with estimated total costs of participations and residuals, are amortized based upon the ratio of revenue received during the current period to management's estimate of the remaining gross revenue to be recognized in connection with the respective program. To the extent that such estimates differ from the actual results, there could be a material adverse effect on the Company's financial condition or results from operations. Such estimates are evaluated quarterly and estimated losses, if any, are provided for in full.

     From the quarter ended March 31, 1994 through the quarter ended June 30, 1996, the Company's quarterly revenues have ranged from $7.6 million to $85.2 million, and quarterly operating income has ranged from a net loss of $2.7 million to a net profit of $11.5 million. Year to year comparisons of quarterly results may not be meaningful and quarterly operating results during the course of a fiscal year may not be indicative of results that may be expected for the entire fiscal year. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Quarterly Results of Operations" and the Consolidated Financial Statements and the notes thereto included elsewhere herein.

LIQUIDITY AND FINANCING RESOURCES; NEGATIVE CASH FLOWS

     The Company's television and recorded music operations require significant cash outlays. The Company experienced positive cash flows from operations of $24.2 million in the six month period ended June 30, 1996; however the Company experienced negative cash flows from operations of $17.0 million and $14.7 million in the years ended December 31, 1995 and 1994, respectively. The

Company attempts to defray the production costs of its television programming by obtaining, prior to commencement of production, one or more of the following:
(i) television license fees for exploitation of the project in the United States and foreign markets; (ii) financial contributions by co-producers, if any; and
(iii) pre-sales of television, home video and other ancillary rights. However, the Company is generally required to fund a significant portion of television production and recorded music costs, pending receipt of anticipated license fees, and recorded music sales out of its line of credit or working capital. Risks such as production delays, higher talent costs, increased subcontractor costs, political instability overseas, and other unanticipated events may substantially increase production costs and delay completion of the production of any one or more of the Company's programs.

     Substantially all of the Company's revenue from domestic syndication is derived from advertising revenue which is based upon the ratings and viewer demographics of each respective program. See "-- Dependence on a Limited Number of Projects; Nature of the Entertainment Industry." Typically, payment for the license and distribution of a particular program follows the broadcast of such program and the determination of the program's respective ratings. Accordingly, the Company receives cash payments in connection with licensing and distribution revenues after the broadcast of each respective episode throughout the broadcast season. Consequently, cash flows may fluctuate from quarter to quarter depending upon the ratings for each particular program's broadcast and generally do not correlate with the recognition of revenue which is made at the time the respective programs are delivered and made available for broadcast. In addition, revenues from rerun strip syndication are recognized on the date of the respective syndication agreement, while collection of the related accounts receivable will typically occur over the period during which the programs are broadcast, even if such agreement covers more than the current broadcast season. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     The Company believes that its existing working capital, together with the proceeds of the Private Offering, the amount of available borrowings under the Restructured Credit Facility and anticipated cash flows from operations, will be sufficient to satisfy the Company's operating requirements for at least the next twelve months. However, as a result of (i) the timing differences between the recognition of revenue and the collection of the related accounts receivable in connection with revenues from licensing activities and barter syndication, (ii) capitalized program costs and (iii) the operating risks identified above, the Company may continue to experience negative cash flows from operations, from time to time, in the future, even though the Company may report net income for financial reporting purposes during the respective period. Any inability of the Company to obtain adequate financing for operating activities, including the financing of programming production, could delay or cancel the production and delivery of television programming in time for the applicable television broadcast season which could have a material adverse effect on the financial condition or results of operations of the Company.

     From the quarter ended March 31, 1994 through the quarter ended June 30, 1996, the Company's net cash provided by operating activities has ranged, on a quarterly basis, from a use of funds of $14.0 million to a provision of funds of $20.7 million. Year to year comparisons of quarterly results may not be meaningful and quarterly operating results during the course of a fiscal year may not be indicative of results that may be expected for the entire fiscal year. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Quarterly Results of Operations" and the Consolidated Financial Statements and the notes thereto included elsewhere herein.

EXPANSION RISKS

     The Company has experienced significant revenue growth since 1991, in substantial part due to acquisitions, and the Company continues to regularly evaluate potential acquisitions of program rights and the expansion of its business through the acquisition of businesses complementary to the current operations of the Company. Consummation of any such acquisitions or other expansion of the business conducted by the Company, if beyond its capital resources, would be subject to the Company securing additional financing. The Company's ability to achieve its expansion plans will depend on a variety of factors, including its ability to identify and negotiate satisfactory terms with acquisition targets, obtain additional capital on satisfactory terms, operate its business profitably and attract and retain qualified and experienced personnel. There is no assurance that the Company will consummate any acquisition, that any acquisition will be financed on terms favorable to the Company or that any future acquisitions will be profitable.

FOREIGN ECONOMIES; FOREIGN CURRENCY FLUCTUATION

     Approximately 36% of the Company's revenue for the year ended December 31, 1995 was derived from the Company's foreign operations, substantially all of which were based in Europe; and an additional 13% of revenue was derived from licensing rights of domestic productions to licensees outside the United States. The Company anticipates that it will continue to be substantially dependent on revenue derived from outside the United States in the future. The Company's ability to maintain or expand its international business (as well as its ability to contract upon favorable terms with international broadcasters and other licensees), and conduct foreign production activities depends, in part, on the local economic conditions, currency fluctuations, local changes in regulatory requirements, compliance with a variety of foreign laws and regulations, inflation, interest rates, and cultural barriers. In addition, political instability in a foreign nation may adversely affect the ability of the Company to distribute its product in that country. As a result of the foregoing, as well as the many other factors affecting domestic businesses, there is no assurance that the Company's international operations will continue to be successful.

COMPETITION

     Competition is intense within the television and recorded music industries and between each of these industries and other entertainment media. The Company's television programming competes with other first-run programming, network programming and reruns and programs produced by local television stations. The Company also competes with many other companies that have been acquiring, producing and distributing programs longer than the Company, most of which have greater financial resources than the Company. In addition, vertical integration of the television broadcast market and the creation and expansion of new "networks" which create a substantial portion of their own programming, such as UPN (United Paramount Network) and WB (Warner Brothers, Inc.), have decreased the number of available time slots for, and thereby increased the competition among, programs marketed for first-run syndication by independent syndicators like the Company. There is no assurance that the Company will continue to acquire rights to additional successful properties or enter into agreements for the financing, production or licensing of television programs or musical recordings on terms favorable to the Company. See "Business -- Library -- Concentration and Competition."

CONTROL BY MANAGEMENT

     Upon consummation of the Exchange Offering (based on holdings as of September 12, 1996 and assuming no additional conversion of the Convertible Notes into Common Stock prior to their redemption), approximately 71% of the outstanding shares of the Company's voting common stock (the "Common Stock") will be beneficially held by Anthony J. Scotti and Benjamin J. Scotti, the Company's Chief Executive Officer and Senior Executive Vice President, respectively. Anthony J. Scotti and Benjamin J. Scotti will continue to be in a position to elect at least a majority of the Board of Directors of the Company and control the vote on all matters considered by the Board of Directors or submitted to a vote of the Company's stockholders. The Board of Directors and the stockholders of the Company have approved an amendment to the Company's charter, subject to NASDAQ approval, which would enable holders of the Common Stock to convert such shares into the Company's non-voting Class B Common Stock. To the extent non-management holders of the

Common Stock choose to convert such shares, the management holders will have an increased concentration of voting control of the Company.

     In the event of a "change in control" of the Company, as variously defined in particular contractual provisions (generally the sale of the Company or the acquisition by persons other than Anthony J. Scotti and related persons of more than 50% of the outstanding Common Stock or the beneficial ownership by Anthony
J. Scotti and related persons of less than a specified percentage of the Common Stock), various potentially adverse consequences could occur. Such consequences include the potential acceleration of the Company's Senior Debt, loss of the right to use the name "Scotti" and the automatic conversion of the non-voting Class B Common Stock into Common Stock, which could further impact the control of the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." The cumulative impact of such provisions, combined with the concentration of ownership among the Company's senior management, may have the effect of delaying, deferring or preventing a change in control of the Company, discouraging tender offers for the Company and inhibiting certain equity issuances.

DEPENDENCE ON KEY PERSONNEL

     The Company is dependent on the efforts and abilities of certain of its senior management, particularly those of Anthony J. Scotti. In addition, the Restructured Credit Facility permits the lenders to terminate the commitments and/or declare all outstanding principal and interest amounts forthwith due and payable if Anthony J. Scotti or all three of the following: Thomas Bradshaw, Myron Roth and Lawrence Lamattina cease to be active in the businesses of the Company. The Company has entered into employment agreements with each of Messrs. Scotti, Bradshaw and Lamattina. The loss of the services of any key executive could have a material adverse effect on the financial condition or results of operations of the Company. See "Management."

FRAUDULENT CONVEYANCE CONSIDERATIONS

     Substantially all of the net proceeds from the Private Offering were used by the Company to repay and redeem certain indebtedness. Under applicable provisions of federal bankruptcy law and state fraudulent transfer or conveyance laws, if: (i) the Notes were incurred by the Company with the intent to hinder, delay or defraud any present or future creditor of the Company, or that the Company contemplated insolvency with a design to prefer one or more creditors to the exclusion in whole or in part of others; or (ii) at the time the Notes were issued, the Company received less than reasonably equivalent value or fair consideration, and (a) was insolvent or rendered insolvent by reason of such incurrence, (b) was engaged in a business or transaction for which the remaining assets of the Company constituted unreasonably small capital, or (c) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature, the obligations of the Company under the Notes could be avoided, or claims in respect of the Notes could be subordinated to all existing and future debts of the Company.

     The Company believes that at the time of the issuance of the Notes, it will not be insolvent under any of the foregoing tests, that the Company will have sufficient capital to carry on its business and that the Company will be able to pay its debts as they mature. These beliefs are based on the Company's operating history, analysis of internal cash flow projections and estimated values of assets and liabilities of the Company at the time of the Private Offering and after giving pro forma effect to the use of net proceeds thereof. The Company believes in any event that it will receive reasonably equivalent value or fair consideration in connection with the issuance of the Original Notes. There is no assurance, however, that a court passing on such issues would agree. See "Selected Financial Data."

     In rendering its opinion on the validity of the Exchange Notes, Kaye, Scholer, Fierman, Hays & Handler, LLP, counsel for the Company, will express no opinion as to federal or state laws relating to fraudulent transfers or conveyances.

GOVERNMENT REGULATION

     The Company is subject to various federal and local (including foreign) regulations, particularly by the Federal Communications Commission which regulates program content, competition among broadcasters and the availability and broadcast programming. The Company cannot predict how existing laws and regulations will be interpreted, whether additional laws and regulations will be adopted, or the effect such changes may have on the Company's financial condition or results of operations. See "Business -- Government Regulation."

LACK OF PUBLIC MARKET FOR THE NOTES; RESTRICTIONS ON RESALE

     Prior to offering the Original Notes, there was no existing trading market for the Notes, and there is no assurance regarding the future development of a market for the Exchange Notes, or the ability of holders of the Notes to sell their Notes or the price at which such holders may be able to sell their Notes. If such a market were to develop, the Notes could trade at prices that may be higher or lower than the initial offering price depending on many factors, including prevailing interest rates, the Company's operating results and the market for similar securities. The Purchasers have advised the Company that they currently intend to make a market in the Notes. The Purchasers are not obligated to do so, however, and any market-making with respect to the Notes may be discontinued at any time without notice. Therefore, there is no assurance as to the liquidity of any trading market for the Notes or that an active public market for the Notes will develop. The Company does not intend to apply for listing or quotation of the Notes on any securities exchange or stock market.

     Historically, the market for noninvestment grade debt has been subject to disruptions that have caused substantial volatility in the prices of such securities. There is no assurance that the market for the Notes will not be subject to similar disruptions. Any such disruptions may have an adverse effect on the value of the Notes.

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

     The Original Notes were sold by the Company on October 11, 1996 (the "Closing Date") to the Initial Purchasers pursuant to the Purchase Agreement. The Initial Purchasers subsequently sold the Original Notes to (i) "qualified institutional buyers" ("QIBs"), as defined in Rule 144A under the Securities Act ("Rule 144A") in reliance on Rule 144A, (ii) a limited number of institutional "accredited investors" ("Accredited Institutions"), as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act and (iii) to foreign private investors under Regulation S promulgated under the Securities Act ("Reg S"). As a condition to the sale of the Original Notes, the Company and the Initial Purchasers entered into the Registration Rights Agreement on October 11, 1996. Pursuant to the Registration Rights Agreement, the Company agreed that it would
(i) file with the Commission a Registration Statement under the Securities Act with respect to the Exchange Notes within 30 days after the Closing Date and
(ii) use its best efforts to cause such Registration Statement to become effective under the Securities Act as soon as practicable thereafter. The Company further agreed to commence the Exchange Offer promptly after the Registration Statement becomes effective, to hold the offer open for at least 20 business days and to exchange Exchange Notes for all Original Notes validly tendered and not withdrawn before expiration of the Exchange Offer. A copy of the Registration Rights Agreement has been filed as an exhibit to the Company's Current Report on Form 8-K filed on October 22, 1996.

     Under existing Commission interpretations, the Exchange Notes would in general be freely transferable after the Exchange Offer without further registration under the Securities Act, except that broker-dealers ("Participating Broker-Dealers") receiving Exchange Notes in the Exchange Offer will be subject to a prospectus delivery requirement with respect to resale of those Exchange Notes. The Commission has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the Exchange Notes (other than a resale of any unsold allotment from the original sale of the Notes) by delivery of the prospectus contained in the Exchange Offer Registration Statement. Under the Registration Rights Agreement, the Company is required to allow Participating Broker-Dealers and other persons, if any, subject to similar prospectus delivery requirements to use the prospectus contained in the Exchange Offer Registration Statement (as supplemented or amended from time to time) in connection with the resale of such Exchange Notes. The Exchange Offer Registration Statement will be kept effective for a period of up to one year after the Exchange Offer has been consummated in order to permit resales of Exchange Notes acquired by broker-dealers in after-market transactions. Each Holder of the Notes (other than certain specified Holders) who wishes to exchange Notes for Exchange Notes in the Exchange Offer will be required to represent that any Exchange Notes to be received by it will be acquired in the ordinary course of its business, that at the time of the commencement of the Exchange Offer it has no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes and that it is not an Affiliate of the Company.

     If (i) the Company is not required to file the Exchange Offer Registration Statement or permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy or (ii) any Holder of Notes notifies the Company within the specified time period that (A) it alone or together with such other Holders who hold in the aggregate at least $1.0 million principal amount of Notes is prohibited by law or Commission policy from participating in the Exchange Offer or may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales or (B) it is a broker-dealer and owns Notes acquired directly from the Company or an affiliate of the Company, the Company will file with the Commission a registration statement under the Securities Act relating to a shelf registration of the Notes for resale by Holders (the "Shelf Registration Statement") on or before the 30th day after the date the Company makes the determination set forth in clause (i) above, or the notice described in clause (ii) is received by the Company (the "Shelf Filing Deadline"), and use its best efforts to cause the Shelf Registration Statement to be declared effective by the Commission as soon as practicable thereafter and to remain effective for a period of three years after the effective date thereof (or such shorter period of time after which the Notes may be sold pursuant to Rule 144(k), as amended from time to time), or, in the event the Shelf Registration Statement is filed solely at the request of a broker-dealer who owns Notes acquired directly from the Company or an affiliate of the Company, one year. The Company will, in the event of the Shelf Registration Statement, provide to the Holders of the Notes copies of the prospectus that is a part of the registration statement filed in connection with the Shelf Registration Statement, notify such Holders when the Shelf Registration Statement for the Notes has become effective and take certain other actions as are required to permit unrestricted resales of the Notes. A Holder of Notes that sells such Notes pursuant to the Shelf Registration Statement generally would be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such a Holder (including certain indemnification obligations).

     The Registration Statement is intended to satisfy certain of the Company's obligations under the Registration Rights Agreement and the Purchase Agreement.

RESALE OF THE EXCHANGE NOTES

     With respect to the Exchange Notes, based upon an interpretation by the staff of the Commission set forth in certain no-action letters issued to third parties, the Company believes that a holder (other than (i) a broker-dealer who purchases such Exchange Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) who exchanges Original Notes for Exchange Notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement with any person to participate, in a distribution of the Exchange Notes, will be allowed to resell Exchange Notes to the public without further registration under the Securities Act and without delivering to the purchasers of the Exchange Notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any holder acquires Exchange Notes in the Exchange Offer for the purpose of distributing or participating in the distribution of the Exchange Notes or is a broker-dealer, such holder cannot rely on the position of the staff of the Commission enumerated in certain no-action letters issued to third parties and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Each broker-dealer that receives Exchange Notes for its own account in exchange for Original Notes, where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Original Notes where such Original Notes were acquired by such broker-dealer as a result of market-making or other trading activities. Pursuant to the Registration Rights Agreement, the Company has agreed to make this Prospectus, as it may be amended or supplemented from time to time, available to broker-dealers for use in connection with any resale for a period of one year after the date the Registration Statement is declared effective. See "Plan of Distribution."

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Original Notes validly tendered and not withdrawn prior to the Expiration Date. The Company will issue $1,000 (and integral multiples of $1,000 in excess thereof) principal amount of Exchange Notes in exchange for each $1,000 (and integral multiples of $1,000 in excess thereof) principal amount of outstanding Original Notes surrendered pursuant to the Exchange Offer. Original Notes may be tendered only in denominations of $1,000 (and in integral multiples of $1,000 in excess thereof).

     The form and terms of the Exchange Notes are the same as the form and terms of the Original Notes except that (i) the Exchange Notes will bear a Series B designation, (ii) the Exchange Notes will have been registered under the Securities Act and, therefore, the Exchange Notes will not bear legends restricting the transfer thereof and (iii) holders of the Exchange Notes will not be entitled to any of the rights of holders of Original Notes under the Registration Rights Agreement, which rights will terminate upon the consummation of the Exchange Offer. The Exchange Notes will evidence the same indebtedness as the Original Notes (which they replace) and will be issued under, and be entitled to the benefits of, the Indenture, which also authorized the issuance of the Original Notes, such that both series of Notes will be treated as a single class of debt securities under the Indenture.

     Only a registered holder of the Original Notes (or such holder's legal representative or attorney-in-fact) as reflected on the records of the Trustee under the Indenture may participate in the Exchange Offer. There will be no fixed record date for determining registered holders of the Original Notes entitled to participate in the Exchange Offer.

     Holders of the Original Notes do not have any appraisal or dissenters' rights under the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the provisions of the Registration Rights Agreement and the applicable requirements of the Securities Act, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations of the Commission thereunder.

     The Company shall be deemed to have accepted validly tendered Original Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders of Original Notes for the purposes of receiving the Exchange Notes from the Company.

     Holders who tender Original Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Original Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See "-- Fees and Expenses."

EXPIRATION DATE; EXTENSION; AMENDMENTS

     The term "Expiration Date" shall mean 5:00 p.m., New York City time on
               , 1996, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

     In order to extend the Exchange Offer, the Company will (i) notify the Exchange Agent of any extension by oral or written notice, (ii) mail to the registered holders an announcement thereof and (iii) issue a press release or other public announcement which shall include disclosure of the approximate number of Original Notes deposited to date, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which the Company may choose to make a public announcement of any delay, extension, amendment or termination of the Exchange Offer, the Company shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

     The Company reserves the right, in its sole discretion, (i) to delay accepting any Original Notes, (ii) to extend the Exchange Offer or (iii) if any conditions set forth below under "-- Conditions" shall not have been satisfied, to terminate the Exchange Offer by giving oral or written notice of such delay, extension or termination to the Exchange Agent. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such five to ten business day period.

INTEREST ON THE EXCHANGE NOTES

     The Exchange Notes will bear interest at a rate equal to 10 7/8% per annum. Interest on the Exchange Notes will be payable semiannually in arrears on each April 15 and October 15, commencing April 15, 1997. Holders of Exchange Notes will receive interest on April 15, 1997 from the date of initial issuance of the Exchange Notes, plus an amount equal to the accrued interest on the Original Notes from the date of initial delivery to the date of exchange thereof for Exchange Notes. Holders of Original Notes that are accepted for exchange will be deemed to have waived the right to receive any interest accrued on the Original Notes.

PROCEDURES FOR TENDERING

     Only a registered holder of Original Notes may tender such Original Notes in the Exchange Offer. To tender in the Exchange Offer, a holder of Original Notes must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile to the Exchange Agent at the address set forth below under "-- The Exchange Agent" for receipt prior to the Expiration Date. In addition, either (i) certificates for such Original Notes must be received by the Exchange Agent along with the Letter of Transmittal, (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Original Notes, if such procedure is available, into the Exchange Agent's account at the Depositary pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date or (iii) the holder must comply with the guaranteed delivery procedures described below.

     The tender by a holder that is not withdrawn prior to the Expiration Date will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     THE METHOD OF DELIVERY OF ORIGINAL NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE, PROPERLY INSURED, IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR ORIGINAL NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

     Any beneficial owner(s) of the Original Notes whose Original Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such owner's Original Notes, either make appropriate arrangements to register ownership of the Original Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

     Signatures on a Letter of Transmittal or a notice of withdrawal described below (see "-- Withdrawal of Tenders"), as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Original Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box titled "Special Delivery Instructions" on the Letter of Transmittal or
(ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be made by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act which is a member of one of the recognized signature guarantee programs identified in the Letter of Transmittal (an "Eligible Institution").

     If the Letter of Transmittal is signed by a person other than the registered holder of any Original Notes listed therein, such Original Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder's name appears on such Original Notes.

     If the Letter of Transmittal or any Original Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

     The Exchange Agent and The Depository Trust Company (the "Depositary") have confirmed that any financial institution that is a participant in the Depositary's system may utilize the Depositary's Automated Tender Offer Program to tender Original Notes.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered Original Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Original Notes not properly tendered or any Original Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Original Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Original Notes must be cured within such time as the Company shall determine. Although the Company intends to notify holders of defects or irregularities with respect to tenders of Original Notes, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Original Notes will not be deemed to have been made until such defects or irregularities have been cured or waived.

     While the Company has no present plan to acquire any Original Notes that are not tendered in the Exchange Offer or to file a registration statement to permit resales of any Original Notes that are not tendered pursuant to the Exchange Offer, the Company reserves the right in its sole discretion to purchase or make offers for any Original Notes that remain outstanding subsequent to the Expiration Date or, as set forth below under "-- Conditions," to terminate the Exchange Offer and to the extent permitted by applicable law, purchase Original Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

     By tendering, each holder of Original Notes will represent to the Company that, among other things, (i) Exchange Notes to be acquired by such holder of Original Notes in connection with the Exchange Offer are being acquired by such holder in the ordinary course of business of such holder, (ii) such holder has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes, (iii) such holder acknowledges and agrees that any person who is a broker-dealer registered under the Exchange Act or is participating in the Exchange Offer for the purposes of distributing the Exchange Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the Exchange Notes acquired by such person and cannot rely on the position of the staff of the Commission set forth in certain no-action letters,
(iv) such holder understands that a secondary resale transaction described in clause (iii) above and any resales of Exchange Notes obtained by such holder in exchange for Original Notes acquired by such holder directly from the Company should be covered by an effective registration statement containing the selling security holder information required by Item 507 or Item 508, as applicable, of Regulation S-K of the Commission and (v) such holder is not an "affiliate," as defined in Rule 405 under the Securities Act, of the Company. If the holder is a broker-dealer that will receive Exchange Notes for such holder's own account in exchange for Original Notes that were acquired as a result of market-making activities or other trading activities, such holder will be required to acknowledge in the Letter of Transmittal that such holder will deliver a prospectus in connection with any resale of such Exchange Notes; however, by so acknowledging and by delivering a prospectus, such holder will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

RETURN OF ORIGINAL NOTES

     If any tendered Original Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Original Notes are withdrawn or are submitted for a greater principal amount than the holders desire to exchange, such unaccepted, withdrawn or non-exchanged Original Notes will be returned without expense to the tendering holder thereof (or, in the case of Original Notes tendered by book-entry transfer into the Exchange Agent's account at the

Depository pursuant to the book entry transfer procedures described below, such Original Notes will be credited to an account maintained with the Depositary) as promptly as practicable.

BOOK-ENTRY TRANSFER

     The Exchange Agent will make a request to establish an account with respect to the Original Notes at the Depositary for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Depositary's systems may make book-entry delivery of Original Notes by causing the Depositary to transfer such Original Notes into the Exchange Agent's account at the Depositary in accordance with the Depositary's procedures for transfer. However, although delivery of Original Notes may be effected through book-entry transfer at the Depositary, the Letter of Transmittal or facsimile thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at the address set forth below under "-- The Exchange Agent" on or prior to the Expiration Date or pursuant to the guaranteed delivery procedures described below.

GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their Original Notes and (i) whose Original Notes are not immediately available or (ii) who cannot deliver their Original Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, may effect a tender if:

          (a) The tender is made through an Eligible Institution;

          (b) Prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Company (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number(s) of such Original Notes and the principal amount of Original Notes tendered, stating that the tender is being made thereby and guaranteeing that, within five New York Stock Exchange trading days after the Expiration Date the Letter of Transmittal (or a facsimile thereof), together with the certificate(s) representing the Original Notes in proper form for transfer or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal, will be deposited by the Eligible Institution with the Exchange Agent; and

          (c) Such properly executed Letter of Transmittal (or facsimile thereof), as well as the certificate(s) representing all tendered Original Notes in proper form for transfer and all other documents required by the Letter of Transmittal are received by the Exchange Agent within five New York Stock Exchange trading days after the Expiration Date.

     Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Original Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

     Except as otherwise provided herein, tenders of Original Notes may be withdrawn at any time prior to the Expiration Date.

     To withdraw a tender of Original Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Original Notes to be withdrawn (the "Depositor"), (ii) identify the Original Notes to be withdrawn (including the certificate number or numbers and principal amount of such Original Notes) and (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Original Notes were tendered (including any required signature guarantees). All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company in its sole discretion, whose determination shall be final and binding on all parties. Any Original Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Original Notes so withdrawn are validly retendered. Properly withdrawn Original Notes may be retendered by following one of the procedures described above under "Procedures for Tendering" at any time prior to the Expiration Date.

CONDITIONS

     Notwithstanding any other term of the Exchange Offer, the Company shall not be required to accept for exchange, or exchange the Exchange Notes for, any Original Notes, and may terminate the Exchange Offer as provided herein before the acceptance of such Original Notes, if the Exchange Offer violates applicable law, rules or regulations or an applicable interpretation of the staff of the Commission.

     If the Company determines in its sole discretion that any of these conditions are not satisfied, the Company may (i) refuse to accept any Original Notes and return all tendered Original Notes to the tendering holders, (ii) extend the Exchange Offer and retain all Original Notes tendered prior to the expiration of the Exchange Offer, subject however, to the rights of holders to withdraw such Original Notes (see "-- Withdrawal of Tenders") or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Original Notes that have not been withdrawn. If such waiver constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered holders of the Original Notes, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such five to ten business day period.

TERMINATION OF CERTAIN RIGHTS

     All rights under the Registration Rights Agreement (including registration rights) of holders of the Original Notes eligible to participate in the Exchange Offer will terminate upon consummation of the Exchange Offer except with respect to the Company's continuing obligations (i) to indemnify such holders (including any broker-dealers) and certain parties related to such holders against certain liabilities (including liabilities under the Securities Act), (ii) to provide, upon the request of any holder of a transfer-restricted Original Note, the information required by Rule 144A(d)(4) under the Securities Act in order to permit resales of such Original Notes pursuant to Rule 144A, (iii) to use its best efforts to keep the Registration Statement effective to the extent necessary to ensure that it is available for resales of transfer-restricted Original Notes by broker-dealers for a period of up to one year from the date the Registration Statement is declared effective and (iv) to provide copies of the latest version of the Prospectus to broker-dealers upon their request for a period of up to one year from the date the Registration Statement is declared effective.

ADDITIONAL INTEREST

     In the event of a Registration Default (as defined in the Registration Rights Agreement), the Company is required to pay Special Interest (as defined in the Registration Rights Agreement) to each holder of Notes affected thereby at the rate of 0.5% per annum on the principal amount of such Notes until such time as such Registration Default is no longer in effect. If the Company has not consummated the Exchange Offer within 240 days of October 11, 1996, then such Special Interest rate will increase by an additional .05% per annum and such Special Interest will be payable at such increased rate until such time as the Company consummates the Exchange Offer. Transfer Restricted Securities shall mean each Original Note until the earlier to occur of (i) the date on which such Original Note has been exchanged for an Exchange Note in the Exchange Offer and is entitled to be resold to the public by the holder thereof without complying with the prospectus delivery requirements of the Securities Act, (ii) the date on which such Original Note has been disposed of in accordance with a Shelf Registration Statement (as defined in the Registration Rights Agreement), (iii) the date on which such Original Note is distributed to the public pursuant to Rule 144(k) under the Securities Act or (iv) the date on which such Note is disposed of by a broker-dealer pursuant to the "Plan of Distribution" set forth in this Prospectus (including delivery of this Prospectus). Following the cure of all Registration Defaults, the payment of Special Interest will cease. The filing and effectiveness of the Registration Statement of which this Prospectus is a part and the consummation of the Exchange Offer will eliminate all rights of the holders of Original Notes eligible to participate in the Exchange Offer to receive damages that would have been payable if such actions have not occurred.

THE EXCHANGE AGENT

     US Trust Company of California, N.A. has been appointed as Exchange Agent of the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notice of Guaranteed Delivery should be directed to the Exchange Agent as follows:

        By Registered Mail:                    By Overnight or Hand Delivery:
        Sandy Leess                            Sandy Leess
        U.S. TRUST COMPANY OF CALIFORNIA,      U.S. TRUST COMPANY OF CALIFORNIA,
        N.A.                                   N.A.
        515 So. Flower Street, Suite 2700      515 So. Flower Street, Suite 2700
        Los Angeles, California 90071          Los Angeles, California 90071

FEES AND EXPENSES

     The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by officers and regular employees of the Company and its affiliates.

     The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

     The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company and are estimated in the aggregate to be approximately $200,000. Such expenses include registration fees, fees and expenses of the Exchange Agent and the Trustee, accounting and legal fees and printing costs, among others.

     The Company will pay all transfer taxes, if any, applicable to the exchange of Original Notes pursuant to the Exchange Offer. If, however, a transfer tax is imposed for any reason other than the exchange of the Original Notes pursuant to the Exchange Offer, then the amount of such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

CONSEQUENCE OF FAILURES TO EXCHANGE

     Participation in the Exchange Offer is voluntary. Holders of the Original Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

     The Original Notes that are not exchanged for the Exchange Notes pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Original Notes may be resold only (i) to a person whom the seller reasonably believes is a QIB in a transaction meeting the requirements of Rule 144A, (ii) in a transaction meeting the requirements of Rule 144 under the Securities Act,
(iii) outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act, (iv) in accordance with another exemption from the registration requirements of the Securities Act (and based upon an opinion of counsel if the Company so requests), (v) to the Company or (vi) pursuant to an effective registration statement and, in each case, in accordance with any applicable securities laws of any state of the United States or any other applicable jurisdiction.

                                  THE COMPANY

     All American is a diversified worldwide entertainment company with operations in television and recorded music production and distribution. The Company is a leading independent producer and distributor of television programming and believes that it is the largest supplier of game show programming in multiple formats and languages worldwide. The Company's programming includes the Baywatch franchise and 60 game show formats and other television programming created by the Company's subsidiary Mark Goodson Productions, LLC, including The Price Is Right, the longest running game show in the United States. The Company produces, distributes or owns television programming consisting of 32 series, approximately 30,000 game show episodes, 165 motion pictures and a library of children's programming, documentaries and specials.

     The Company is a holding company formed in February 1991. Through certain of its subsidiaries and predecessors, the Company has been active in the television programming and recorded music businesses for over 15 years. The Company conducts substantially all of its business through its subsidiaries. In August 1994, the Company acquired substantially all of the assets and common stock of Fremantle International, Inc. In October 1995, the Company acquired a 50% interest in Mark Goodson Productions, LLC, which acquired all of the assets of Mark Goodson Productions, L.P. and a related company. The Company acquired the remaining 50% interest in Mark Goodson Productions, LLC as of January 1996. In July 1996, the Company acquired all of the outstanding capital stock of Orbis Entertainment, Inc., which was renamed All American Orbis, Inc. See "Business -- Acquisitions."

     The Company's principal executive offices are located at 808 Wilshire Boulevard, Santa Monica, California 90401-1810 and its telephone number is (310) 656-1100.

                                USE OF PROCEEDS

     The net proceeds of the sale of the Original Notes were approximately $96.0 million and approximately $88.0 million of such proceeds were used to temporarily pay down the Former Credit Facility. Net proceeds of approximately $5.0 million were used to repurchase the Company's Class B Common Stock. The remaining net proceeds of approximately $3.0 million were used for general corporate purposes and to continue to repurchase outstanding Convertible Notes.

                                 CAPITALIZATION

     The following table sets forth the unaudited consolidated capitalization of the Company as of June 30, 1996 (i) on an actual basis, (ii) as adjusted to give effect to the sale of Notes in the Private Offering and the application of the estimated net proceeds therefrom and (iii) as further adjusted to give effect to the consummation of the Restructured Credit Facility and the application of the initial borrowings thereunder. See "Use of Proceeds." This table should be read in conjunction with the Consolidated Financial Statements and related notes thereto, the information under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other financial information contained elsewhere, or incorporated by reference, in this Prospectus.

                                                               JUNE 30, 1996 (UNAUDITED)
                                                      -------------------------------------------
                                                                                      AS FURTHER
                                                       ACTUAL      AS ADJUSTED(1)     ADJUSTED(2)
                                                      --------     --------------     -----------
                                                         (IN THOUSANDS, EXCEPT SHARE AMOUNTS)
Cash and restricted cash............................  $ 21,877        $ 21,877         $  21,877
                                                       =======
Notes payable:
  Former credit facility............................  $ 73,410        $ 34,828                --
  Restructured Credit Facility......................        --              --            51,673
  Notes payable -- IPG..............................    14,595          14,595                --
  6 1/2% Convertible Subordinated Notes due 2003....    55,347(3)           --                --
  10 7/8% Senior Subordinated Notes due 2001........        --         100,000           100,000
                                                       -------
Total notes payable.................................   143,352         149,423           151,673
                                                       -------
Stockholders' equity:
  Preferred stock, authorized 5,000,000 shares, none
     issued.........................................        --              --                --
  Common stock, voting, $.0001 par value, authorized
     20,000,000 shares; 5,876,173 shares issued and
     outstanding (including 30,000 treasury
     shares)(4).....................................         1               1                 1
  Common stock, Class B non-voting, $.0001 par
     value, authorized 20,000,000 shares; 5,720,000
     issued and outstanding(4)......................         1               1                 1
  Additional paid-in capital........................    63,304          63,304            63,304
  Retained earnings.................................     9,162           7,062(5)          7,062(5)
  Other.............................................      (889)           (889)             (889)
                                                       -------
          Total stockholders' equity................    71,579          69,479            69,479
                                                       -------
  Total capitalization..............................  $214,931        $218,902         $ 221,152
                                                       =======

---------------
(1) Adjusted to give effect to the anticipated use of net proceeds of the Private Offering to repurchase or redeem the Convertible Notes and to reduce, on an interim basis, amounts outstanding under the Restructured Credit Agreement. Assumes redemption in full of the outstanding Convertible Notes without any conversion into shares of Common Stock or any prospective purchases in private transactions. Upon such repurchase and redemption, the Company will recognize a net extraordinary after tax loss, resulting from unamortized debt issuance cost and redemption premium expense, of approximately $2.1 million.
(2) As further adjusted to give effect to the consummation of the Restructured Credit Facility and the application of the initial borrowings thereunder, including debt issuance costs of $2.3 million. The Company intends to use a portion of the initial borrowings under the Restructured Credit Facility to repay certain notes payable to IPG. See "Description of Certain Indebtedness and Capital Stock -- Restructured Credit Facility."
(3) Includes approximately $20.7 million principal amount of Convertible Notes acquired by the Company after June 30, 1996.
(4) On September 17, 1996 the Board of Directors of the Company authorized an equity repurchase program pursuant to which the Company may repurchase up to 1,000,000 shares of its common stock. As of October 24, 1996, approximately 528,200 shares of Class B Common Stock had been repurchased by the Company.
(5) Reflects the impact of the net extraordinary after tax loss incurred in connection with the repurchase and redemption of the Convertible Notes.

                        PRO FORMA FINANCIAL INFORMATION

                                  (UNAUDITED)
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     The following unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 1995 is derived from (i) the historical financial statements of the Company for the year ended December 31, 1995, (ii) the unaudited historical financial statements of Mark Goodson Productions, L.P. and The Child's Play Company for the period from January 1, 1995 to September 30, 1995 and (iii) the historical financial statements of the Combined Business of Mark Goodson Productions, L.P. and The Child's Play Company for the period from October 6, 1995 to December 31, 1995, giving effect to the Mark Goodson Acquisition under the purchase method of accounting and the assumptions and adjustments in the accompanying notes. The information has been prepared as if the Mark Goodson Acquisition had occurred at January 1, 1995. See "Business -- Acquisitions."

     The pro forma information may not be indicative of the results that would have occurred if the Mark Goodson Acquisition had been in effect on the date indicated or which may be obtained in the future. The pro forma financial information should be read in conjunction with the Consolidated Financial Statements and notes thereto included elsewhere, or incorporated by reference, in this Prospectus.

                                                             DECEMBER 31, 1995
                            ------------------------------------------------------------------------------------
                                                HISTORICAL
                            --------------------------------------------------
                                                            COMBINED BUSINESS
                                          MARK GOODSON       OF MARK GOODSON
                                       PRODUCTIONS, L.P.    PRODUCTIONS, L.P.
                                        AND THE CHILD'S      AND THE CHILD'S
                                        PLAY COMPANY FOR     PLAY COMPANY FOR
                                        THE PERIOD FROM      THE PERIOD FROM
                                       JANUARY 1, 1995 TO   OCTOBER 6, 1995 TO    PRO FORMA         PRO FORMA
                            COMPANY    SEPTEMBER 30, 1995   DECEMBER 31, 1995    ADJUSTMENTS     CONSOLIDATED(8)
                            --------   ------------------   ------------------   -----------     ---------------
Revenues..................  $228,760        $ 21,319              $8,282          $  (3,603)(2)     $ 244,413
                                                                                    (10,345)(1)
Cost of sales.............   180,567           7,030               1,063            (10,345)(1)       178,315
Selling, general and
  administrative..........    24,102           7,149                  13             (7,149)(4)        24,154
                                                                                         39(5)
Goodwill amortization.....     2,399              --                  --              2,305(5)          4,446
                                                                                       (258)(3)
                            --------         -------              ------           --------          --------
Operating income..........    21,692           7,140               7,206              1,460            37,498
Other income, net.........        95              --                  --                                   95
Interest expense, net.....    (9,290)             --                  --             (4,000)(6)       (12,972)
                                                                                        318(3)
                            --------         -------              ------           --------          --------
Income before taxes.......    12,497           7,140               7,206             (2,222)           24,621
Provision for taxes.......     5,249              --                  --              5,092(7)         10,341
                            --------         -------              ------           --------          --------
Net income................  $  7,248        $  7,140              $7,206          $  (7,314)        $  14,280
                            ========         =======              ======           ========          ========
Earnings per share --
  primary:
  net earnings............  $   0.87                                                                $    1.71
                            ========                                                                 ========
Weighted average number of
  common shares
  outstanding.............     8,330                                                                    8,330
                            ========                                                                 ========
Earnings per share --
  fully diluted:
  net earnings............  $   0.71                                                                $    1.22
                            ========                                                                 ========
Weighted average number of
  common shares
  outstanding.............    13,635                                                                   13,635
                            ========                                                                 ========

                   NOTES TO PRO FORMA CONDENSED CONSOLIDATED
                            STATEMENT OF OPERATIONS
                                  (UNAUDITED)

(1) Elimination of consolidating intercompany account activity and balances.

(2) Elimination of the Company's share of equity in earnings of Mark Goodson Productions, LLC as included in the Company's historical results (earned through December 31, 1995) under the equity method of accounting.

(3) Elimination of goodwill amortization and interest expense related to the Company's 50% interest in Mark Goodson Productions, LLC as included in the Company's historical results.

(4) Elimination of Mark Goodson Productions, L.P. historical selling, general and administrative costs which would not have been incurred, as the Mark Goodson Productions, L.P. day-to-day operations were absorbed into the Company's existing operations.

(5) Reflects depreciation expense and goodwill amortization (over 25 years) as if the acquisition of 100% of Mark Goodson Productions, L.P. had occurred January 1, 1995.

(6) Reflects interest expense as if the acquisition of 100% of Mark Goodson Productions, L.P. had occurred January 1, 1995.

(7) Reflects income tax effect of the pro forma adjustments.

(8) The pro forma condensed consolidated statement of operations excludes the results from operations of Mark Goodson Production, L.P. and The Child's Play Company for the period from October 1, 1995 to October 6, 1995 (the date the Company consummated the Mark Goodson Acquisition). See
    "Business -- Acquisitions." Management believes that results from operations for this period were de minimus.

                           SELECTED FINANCIAL DATA(1)
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     The selected consolidated financial data set forth below as of and for each of the five years in the period ended December 31, 1995 have been derived from the Company's audited Consolidated Financial Statements. The Company has approved the engagement of Price Waterhouse LLP as its independent accountants for the fiscal year ending December 31, 1996. The five years ending December 31, 1995 were audited by another firm of independent accountants. See "Independent Auditors." The selected consolidated financial data of the Company as of and for the six-month periods ended June 30, 1995 and 1996 have been derived from the unaudited condensed consolidated financial statements of the Company which, in the Company's opinion, include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the information set forth therein. The results of operations for the six months ended June 30, 1996 are not necessarily indicative of the results for the year. The following data should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations," and the Consolidated Financial Statements and the notes thereto included elsewhere, or incorporated by reference, in this Prospectus.

                                               SIX MONTHS ENDED
                                                   JUNE 30,                           YEAR ENDED DECEMBER 31,
                                             --------------------    ----------------------------------------------------------
                                               1996      1995(11)    1995(11)      1994         1993        1992         1991
                                             --------    --------    --------    --------     --------     -------      -------
                                                 (UNAUDITED)
STATEMENT OF OPERATIONS DATA
Revenues:
  Television................................ $ 71,673    $ 67,819    $206,734    $ 98,771     $ 57,407     $45,302      $25,173
  Recorded music and
    merchandising...........................   15,815       7,208      22,026      16,130       13,215      12,616        7,758
                                             --------    --------    --------    --------     --------     -------      -------
                                               87,488      75,027     228,760     114,901       70,622      57,918       32,931
                                             --------    --------    --------    --------     --------     -------      -------
Expenses:
  Television................................   51,465      54,308     164,764      75,196       42,560      32,078       18,337
  Recorded music and
    merchandising...........................   11,551       5,663      15,803      10,750        9,780       9,250        4,885
  Selling, general &
    administrative..........................   13,293      12,094      24,102      21,523       16,074      13,471        9,543
  Goodwill amortization.....................    2,186       1,070       2,399         971          133         138           67
                                             --------    --------    --------    --------     --------     -------      -------
                                               78,495      73,135     207,068     108,440       68,547      54,937       32,832
                                             --------    --------    --------    --------     --------     -------      -------
Operating income............................ $  8,993    $  1,892    $ 21,692    $  6,461     $  2,075     $ 2,981      $    99
                                             =========   =========   =========   =========    =========    ========     ========
Interest (income) expense, net.............. $  5,134    $  4,728    $  9,290    $  5,725     $  1,597     $   387      $   (35)
                                             =========   =========   =========   =========    =========    ========     ========
Income (loss) from continuing operations.... $  2,223    $ (1,571)   $  7,248    $    455     $    380     $ 1,863      $   145
                                             =========   =========   =========   =========    =========    ========     ========
Net income (loss) per share applicable to
  common stockholders from continuing
  operations(2):
  Primary................................... $   0.19    $  (0.20)   $   0.87    $   0.07     $   0.87(3)  $ (0.18)(4)  $ (0.49)(4)
                                             =========   =========   =========   =========    =========    ========     ========
  Fully diluted............................. $   0.19    $  (0.20)   $   0.71    $   0.07     $   0.78(3)  $ (0.18)(4)  $ (0.49)(4)
                                             =========   =========   =========   =========    =========    ========     ========
OTHER OPERATING DATA (UNAUDITED)
EBITDA(6)................................... $ 12,134    $  3,222    $ 25,014    $  7,911     $  2,529     $ 3,516      $   409
Depreciation and amortization............... $  3,141    $  1,330    $  3,322    $  1,450     $    454     $   535      $   310
Accrued earn-out payments(6)................ $  3,460    $     --    $    927    $     --     $     --     $    --      $    --
Ratio of earnings to fixed
  charges(7)................................     1.5x          (8)       2.0x        1.1x         1.3x        3.2x         1.3x

                                                                                                                  YEAR ENDED
                                                                                                                 DECEMBER 31,
                                                                                                                     1995
                                                                                                                 ------------
CERTAIN PRO FORMA DATA (UNAUDITED)
Pro forma EBITDA(6)(9).........................................................................................    $ 42,906
Ratio of pro forma EBITDA to pro forma interest expense(6)(9)(10)..............................................        2.4x

                                                  AS OF JUNE 30,                          AS OF DECEMBER 31,
                                               --------------------    --------------------------------------------------------
                                                 1996        1995        1995        1994        1993        1992        1991
                                               --------    --------    --------    --------    --------     -------     -------
                                                   (UNAUDITED)
BALANCE SHEET DATA
Cash and cash equivalents....................  $ 21,877    $ 10,126    $ 20,094    $ 11,908    $  3,404     $   572     $   793
Television program costs, net................    95,392      88,109      74,644      68,437      52,381      33,993      19,293
Total assets.................................   306,502     228,514     301,582     208,007     112,521      74,130      46,856
Notes payable................................   143,352     127,475     134,982     115,343      60,424      11,234      10,419
Total liabilities............................   234,923     201,529     233,302     179,924     104,768      51,084      29,301
Total stockholders' equity
  (deficit)..................................    71,579      26,985      68,280      28,083       7,503(5)    2,681(5)     (882)(5)

---------------

 (1) Includes (a) for periods subsequent to February 1991 the combined operations of All American Entertainment, Inc. (formerly known as Scotti Brothers Entertainment Industries, Inc. ("SBEI")), and All American Television, Inc., (b) for periods subsequent to February 1993 and August 1994, respectively, the combined operations of the Company including LBS Communications, Inc. and Fremantle, following their respective dates of purchase by the Company and (c) from October 1995, the date of the Mark Goodson Acquisition, to December 31, 1995, the acquisition by the Company of its initial 50% equity interest in Mark Goodson Productions, LLC (the remaining 50% interest of which was acquired as of January 1996).

 (2) Adjusted to give retroactive effect to a one-for-four reverse stock split effected on March 20, 1992.

 (3) Per share income from continuing operations applicable to common stockholders for the year ended December 31, 1993 includes a gain of $3.9 million, which represents the excess carrying value of redeemable preferred and common stock formerly outstanding over the price paid for its purchase, not of accretion and dividends on such redeemable stock.

 (4) Per share income from continuing operations applicable to common stockholders for the years ended December 31, 1992 and December 31, 1991 includes the effect of $2.7 million and $2.1 million, respectively, of accretion and dividends on redeemable stock.

 (5) The Company charged approximately $1.5 million during each of the years ended December 31, 1992 and December 31, 1991 against retained earnings for accretion on redeemable stock and dividends on preferred stock. The gain of $3.9 million recorded during the year ended December 31, 1993 (see Note (3) above) was credited to additional paid in capital.

 (6) Earnings before interest, taxes, depreciation and amortization ("EBITDA") is a commonly used financial measure but should not be construed as an alternative to operating income or cash flows from operating activities (as determined in accordance with generally accepted accounting principles ("GAAP")). EBITDA does not reflect cash necessary or available to fund cash requirements. In addition, through June 30, 1996, the Company has accrued contingent purchase price (earn-out payments) totaling $4.4 million (excluding additional contingent purchase price of $0.9 million allocated to a third party in 1995 prior to the Company's ownership of 100% of Mark Goodson Productions, LLC) which is not deducted from EBITDA. See
     "Business -- Acquisitions."

 (7) For purposes of calculating the ratio of earnings to fixed charges, earnings represent income before the provision for income taxes plus fixed charges. Fixed charges consist of interest expense, amortization of financing costs and the portion of rental expense on operating leases which the Company estimates to be representative of the interest factor attributable to rental expense. On a pro forma basis, giving effect to the Private Offering and the anticipated retirement of approximately $35.5 million of the Company's outstanding Convertible Notes and the repayment of $58.8 million of outstanding revolving debt under the Former Credit Facility, the ratio of earnings to fixed charges would have been 1.2x and 1.5x for the six months ended June 30, 1996 and the year ended December 31, 1995, respectively.

 (8) Earnings were not sufficient to cover fixed charges for the six months ended June 30, 1995. Additional earnings of $3.0 million would have been required to cover fixed charges for such period.

 (9) Includes the results from operations of Mark Goodson Productions, L.P. and The Child's Play Company giving effect to the Mark Goodson Acquisition as if the Mark Goodson Acquisition had occurred on January 1, 1995. These results do not include pro forma contingent purchase price (earn-out) payments. See "Business -- Acquisitions" and "Pro Forma Financial Information." The EBITDA calculation has not been reduced for $8.4 million of pro forma earn-out payments.

(10) Pro forma interest expense gives effect to the net increase in interest expense resulting from the issuance of the Notes (using an interest rate of 10.875%) and the assumed retirement of approximately $35.5 million of the Company's outstanding Convertible Notes and the repayment of $58.8 million of outstanding revolving debt under the Former Credit Facility as if this issuance and retirement occurred on January 1, 1995. Further, pro forma interest expense gives effect to the Mark Goodson Acquisition as if debt incurred in connection with acquiring 100% of Mark Goodson Productions, L.P. had been occurred as of January 1, 1995. See
     "Business -- Acquisitions" and "Pro Forma Financial Information."

(11) Earnings in 1995 include the recognition of earnings relating to strip syndication of Baywatch. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

OVERVIEW

     The Company is a diversified entertainment company which produces, distributes and markets television programs and recorded music both domestically and internationally.

     The television industry may be broadly divided into three major segments:
(i) production, involving the development, financing and making of television shows; (ii) distribution, involving the promotion and exploitation of completed television shows; and (iii) exhibition, involving the domestic or international airing or broadcast of programming over network affiliated stations, independent stations and cable or satellite television.

     The U.S. broadcast television market is served principally by network affiliated stations, independent stations and cable and satellite television operators. Broadcasters telecast network programming, including off-network programming (reruns) (in the case of network affiliates); self and/or locally produced programming; and off-network programming or first-run programming from independent producers or "syndicators." In general terms, a syndicator is a company that sells programming to independent television stations and network affiliates. Programming acquired by stations on a syndicated basis is acquired either for a cash license fee or in exchange for a certain amount of commercial advertising time within the program which is retained by the syndicator for sale to advertisers ("barter"), or for a combination of cash and barter. The Company domestically distributes programming for television produced by the Company or unrelated third parties in the first-run and rerun syndication markets. In general, the Company receives revenues from program license fees paid by broadcasters and/or by selling advertising time for programs distributed on a barter basis.

     Barter syndication is the process whereby a syndicator obtains clearances from television stations to broadcast a program in certain agreed upon time periods, retains advertising time in the program in lieu of receiving a cash license fee, and sells such retained advertising time for its own account to national advertisers at rates based on projected ratings and viewer demographics. From time to time, certain stations may obtain cash consideration from the Company in addition to programming in exchange for advertising time and/or a commitment for a particular time period. By placing the program with television stations throughout the United States, the syndicator creates an "ad hoc" network of stations that have agreed to carry the program. The creation of this ad hoc network, typically representing a penetration of at least 70% of total U.S. television households (calculated by means of a generally recognized system as measured by Nielsen Media Ratings), enables the syndicator to sell the commercial inventory through advertising agencies to sponsors desiring national coverage (including, but not limited to, Proctor & Gamble, Bristol Myers-Squibb, MCI, Smith-Kline Beecham, Kellogg Company, Nestle and RJR Nabisco). The rates charged by a syndicator for advertising time are typically lower than the rates charged by the networks for similar demographics since the networks' coverage of the market is generally greater.

     The international broadcast television market is served principally by network stations, independent stations and cable and satellite television operators. The Company produces and distributes all-new "local" content programming internationally through All American Fremantle International, Inc. ("AAFI"), principally using game and variety show formats acquired as part of the Mark Goodson Acquisition or from third parties, and through All American Orbis, Inc. using talk show formats. License agreements for international programming are typically entered into prior to the commencement of production and generally provide for license fees sufficient to cover the costs of production plus production and format fees. While the Company has international production facilities in several countries, AAFI's production activities occur primarily in Germany and the United Kingdom.

     The international distribution and exploitation of Baywatch Nights (worldwide), The Adventures of Sinbad (Europe only, including the United Kingdom and excluding Scandinavia), the Company's movies-of-the-week and a portion of its library of domestic content programming are also handled by AAFI. In addition to producing and distributing Company owned product, AAFI provides television related producer-for-hire and distributor services for a fee.

     In most cases, the Company's domestic and international distribution revenues are based on a percentage of the net revenues derived from cash license fees and/or the sale of advertiser sponsorships. The Company normally advances all distribution costs for items such as advertising, promotion, and tape shipping and duplication and recovers such expenses out of program revenues. The Company's fee for distribution is generally between 15% and 35% of net revenues and its fee for advertising sales representation is generally between 10% and 15% of net revenues. However, each fee arrangement is separately negotiated and may be subject to variation. Amounts remaining in excess of the Company's distribution fees and recoupable expenses (including a portion of the amounts derived from the sale of advertising time) are either remitted in full to the producer from whom the Company obtained the distribution rights, or, if the Company has a profit participation in the program, are shared between the Company and the producer in accordance with a predetermined allocation. In some instances, the Company will make an advance payment to the producer to cover production costs or will guarantee the producer certain minimum license fees. Such advance payment may reduce the Company's distribution fee or result in a loss if sufficient revenues are not generated. For the 1996/1997 broadcast season, the Company has made certain guarantees with respect to The Adventures of Sinbad.

     A small number of programs and musical recordings has historically accounted for a significant portion of the Company's revenues in any given fiscal period. In addition, the Company's television distribution revenues have historically been higher in the third and fourth quarters as a result of the commencement of the television season in the fall of each year. The results of the first six months of 1996 reflect the full consolidation of Mark Goodson Productions, LLC, the remaining 50% of which was acquired effective as of January 1, 1996. A change in a program's production schedule or ratings from period to period or the discontinuation of certain projects may materially adversely affect a given period's results of operations. Therefore, year-to-year results may not be comparable, and results in any quarter may not be indicative of results for an entire year.

CERTAIN ACCOUNTING PRACTICES

     A large percentage of a television program's revenues is recognized when the program is delivered pursuant to a non-cancelable agreement, provided the applicable broadcast season has commenced. Broadcasters typically make most of their annual programming commitments in the first and second quarters of any calendar year so that new programs will be ready for delivery in the third and fourth quarters of that year, typically the commencement of the broadcast season. Minimum guaranteed revenues from domestic cash license agreements typically are recognized when the license period begins and the program is delivered. Advertising revenues (i.e., sales of advertising time received by the Company in lieu of cash license fees for the sale of program broadcast rights to a broadcast station ("barter syndication")) are recognized upon the commencement of the license period of the respective program pursuant to non-cancelable agreements, provided that the program has been delivered. Minimum guaranteed revenues from foreign license agreements typically are recognized on the date of the license agreement. Revenues from subsequent licensing of delivered product, including rerun strip syndication (i.e., sales of previously aired episodes licensed for broadcast in a five-day-a-week format) are recognized on the commencement of the license period. As a result, significant fluctuations in the Company's total revenues and net income can occur from period to period depending on, among other things, the delivery or availability dates of programs. The Company's television revenues have historically been higher in the third and fourth quarters. The Company's recorded music operations also are subject to fluctuations due to the timing of certain album releases (which may generate significant revenues in the period in which the release occurs) and to the timing of the recognition of artist cost expense (which may occur during a period prior to determination of actual sales of an album).

     Television program costs (e.g., direct production costs, production overhead, interest and certain exploitation costs) are capitalized during the period of production of a respective program. Such capitalized costs, together with estimated total costs of participations and residuals, are amortized based upon the ratio of revenue received during the current period to management's estimate of the remaining gross revenue to be recognized in connection with the respective program. To the extent that such estimates differ from the actual results, there could be a material adverse effect on the Company's financial condition or results from operations. Such estimates are evaluated quarterly and estimated losses, if any, are provided for in full.

RESULTS OF OPERATIONS -- SIX MONTHS ENDED JUNE 30, 1996 AND 1995

     The following table sets forth the percentage relationship to total revenues of certain items included in the Company's unaudited condensed consolidated statements of operations for the six months ended June 30, 1996 and 1995:

                                                                            SIX MONTHS
                                                                          ENDED JUNE 30,
                                                                          ---------------
                                                                          1996      1995
                                                                          -----     -----
    Revenues:
      Television........................................................   81.9%     90.4%
      Recorded music and merchandising..................................   18.1       9.6
                                                                          -----     -----
              Total.....................................................  100.0     100.0
                                                                          -----     -----
    Operating expenses:
      Television........................................................   58.8      72.4
      Recorded music and merchandising..................................   13.2       7.6
      Selling, general and administrative...............................   15.2      16.1
      Goodwill amortization.............................................    2.5       1.4
                                                                          -----     -----
              Total.....................................................   89.7      97.5
    Other expense, principally interest.................................    5.9       6.1
                                                                          -----     -----
    Income (loss) before income taxes...................................    4.4%    (3.6)%
                                                                          =====     =====

SIX MONTHS ENDED JUNE 30, 1996 COMPARED TO SIX MONTHS ENDED JUNE 30, 1995

     Revenues

     The Company's total revenues increased by $12.5 million or 17% to $87.5 million for the six months ended June 30, 1996, from $75.0 million for the six months ended June 30, 1995. Revenues from television operations increased to $71.7 million (82% of total revenues) for the six months ended June 30, 1996, from $67.8 million (90% of total revenues) for the six months ended June 30, 1995. Revenues from recorded music and merchandising increased to $15.8 million (18% of total revenues) for the six months ended June 30, 1996, from $7.2 million (10% of total revenues) for the six months ended June 30, 1995.

     Revenues from television operations increased by $3.9 million or 6% for the six months ended June 30, 1996, as compared with the six months ended June 30, 1995. This increase was due primarily to period to period increases in AAFI revenues and the recognition of revenues from Mark Goodson Productions, LLC. These increases were partially offset by period to period reductions in Baywatch revenues (due to the availability of Baywatch for strip syndication commenc-ing in June 1995, with no comparable revenue recognized in 1996) and other television distribution revenues.

     AAFI revenues increased $11.2 million or 31% to $46.9 million for the six months ended June 30, 1996 from the production and distribution of television programming (primarily game shows) as compared with $35.7 million for the six months ended June 30, 1995. This increase in revenues was led by the German operations which contributed $34.0 million (73% of total AAFI revenues) for the six months ended June 30, 1996, up $8.3 million from $25.7 million (72% of total AAFI revenues) for the six months ended June 30, 1995 and the distribution of programming in France which contributed $5.9 million for the six months ended June 30, 1996 as compared to $1.0 million for the six months ended June 30, 1995. Additionally, television revenues were further increased by the recognition (before elimination of intercompany revenues) of $8.8 million in revenues from Mark Goodson Productions, LLC (the remaining 50% interest of which was acquired as of January 1, 1996) for the six months ended June 30, 1996. The Price Is Right contributed revenue of $6.4 million in the 1996 period. On a pro forma basis, revenues from Mark Goodson Productions were comparable with revenues for the year ago period.

     Partially offsetting the increases in AAFI and Mark Goodson Productions revenues, Baywatch revenues decreased by $7.0 million or 59% to $5.0 million for the six months ended June 30, 1996 from $12.0 million for the six months ended June 30, 1995, due to the recognition of approximately $7.0 million in initial cash license fees from the commencement of the rerun strip syndication of Baywatch in June 1995, with no comparable cash license fees recognized in the 1996 period. Additionally, certain other television distribution revenues decreased by $6.9 million or 35% to $13.2 million for the six months ended June 30, 1996, as compared with $20.1 million for the six months ended June 30, 1995. The Company recognized television distribution revenues during the 1996 period primarily from the continued exploitation of The Richard Bey Show and exploitation of the initial season of Baywatch Nights, as compared to revenues recognized during the 1995 period primarily from the distribution of The Richard Bey Show and prior first run syndicated programming (Family Feud, Sirens and Acapulco H.E.A.T.).

     Recorded music and merchandising revenues increased by $8.6 million or 119% to $15.8 million for the six months ended June 30, 1996, from $7.2 million for the six months ended June 30, 1995. This increase was primarily attributable to the continued higher sales of new releases in the six months ended June 30, 1996, led by the "platinum" selling new release, Bad Hair Day, by artist "Weird Al" Yankovic, with 1.1 million albums shipped in the period, as compared with no comparable significant new releases in the six months ended June 30, 1995; and an increase in merchandising revenue of $0.7 million to $1.1 million for the six months ended June 30, 1996, from $0.4 million for the six months ended June 30, 1995.

     Operating Expenses

     Total operating expenses increased by $5.4 million or 7% to $78.4 million for the six months ended June 30, 1996, from $73.1 million for the six months ended June 30, 1995, due primarily to increased costs in connection with increased recorded music and merchandising revenues ($5.9 million), increased goodwill amortization attributable to the Mark Goodson Acquisition ($1.1 million) and increased selling, general and administrative expenses, including corporate overhead ($1.2 million), offset by a $2.8 million reduction in television operating costs (corresponding to lower television revenues).

     The Company's television division expenses, before overhead and goodwill amortization, decreased by $2.8 million to $51.5 million (72% of total television revenues) for the six months ended June 30, 1996, from $54.3 million (80% of total television revenues) for the six months ended June 30, 1995. The decrease in television expenses as a percentage of total television revenues is attributable to revenues recognized from programming (principally related to Mark Goodson Productions) which has a higher gross profit margin than the overall mix of the Company's other distributed programming in the prior period. Television selling, general and administrative expenses of $7.3 million during the six months ended June 30, 1996 increased by $0.6 million or 9% from $6.7 million the six months ended June 30, 1995, due primarily to the increase in AAFI charges of $0.4 million to $3.1 million for the six months ended June 30, 1996, as compared with $2.7 million for the six months ended June 30, 1995. Goodwill amortization of $2.2 million for the six months ended June 30, 1996 increased, as a result of the Mark Goodson Acquisition, by $1.1 million from $1.1 million for the six months ended June 30, 1995.

     The Company's recorded music and merchandising expenses, before selling, general and administrative expenses, increased $5.9 million or 104% to $11.6 million (73% of total recorded music and merchandising revenues) for the six months ended June 30, 1996, from $5.7 million (79% of total recorded music and merchandising revenues) for the six months ended June 30, 1995. The increase was primarily due to costs of $4.1 million incurred in connection with the release of "Weird Al" Yankovic's new album and increased merchandising costs of $0.5 million to $0.8 million for the six months ended June 30, 1996, from $0.3 million for the six months ended June 30, 1995.

     Operating Income

     Total operating income for the Company increased $7.1 million or 375% to $9.0 million for the six months ended June 30, 1996, from $1.9 million for the six months ended June 30, 1995, due to increases in television and recorded music and merchandising operating income.

     Operating income from television operations increased $5.0 million or 86% to $10.7 million for the six months ended June 30, 1996 (after the inclusion of goodwill amortization of $2.2 million and selling, general and administrative expenses of $7.3 million), from $5.7 million for the six months ended June 30, 1995 (after the inclusion of goodwill amortization of $1.1 million and selling, general and administrative expenses of $6.6 million). This increase in television operating income was primarily attributable to inclusion of operating income from Mark Goodson Productions of $5.6 million (after the reduction for goodwill amortization of $1.1 million). On a pro forma basis, giving effect to the Mark Goodson Acquisition as of January 1, 1995, television operating income decreased by $2.2 million or 17% over the year ago period due to certain decreased television distribution revenues discussed above. Goodwill amortization for the six months ended June 30, 1996 increased by nearly $1.1 million to $2.2 million, from $1.1 million for the six months ended June 30, 1995, due to the inclusion of amortization in connection with the Mark Goodson Acquisition of $1.1 million for six months in 1996 as compared with no comparable amount in the 1995 period.

     Recorded music and merchandising operations recognized operating income of $1.0 million (after the inclusion of selling, general and administrative expenses of $3.2 million) for the six months ended June 30, 1996, as compared to an operating loss of $1.5 million (after the inclusion of selling, general and administrative expenses of $3.1 million) for the six months ended June 30, 1995. Such increase in operating income was primarily attributable to increased revenues as discussed above. The operating margins improved due to the increased sales of recorded music product with higher gross margins in the six months ended June 30, 1996 as compared with the six months ended June 30, 1995.

     Foreign Currency Exchange Gain or Loss

     The Company recognized a nominal foreign currency exchange loss for the six months ended June 30, 1996, as compared to a foreign currency exchange gain of nearly $0.1 million for the six months ended June 30, 1995, resulting from the settlement and valuation of certain licensing agreements, denominated in foreign currencies, into U.S. dollars as of June 30, 1996 and 1995. The Company has experienced in the past, and may experience in the future, gains and losses as a result of fluctuations in exchange rates. The Company has not entered into foreign currency swap agreements. To the extent that the Company does not enter into foreign currency swap agreements, the Company can expect to record foreign exchange losses and gains in the future.

     Interest Expense

     Interest expense, net of interest capitalized ($0.3 million) and interest income ($0.8 million), increased $0.4 million to $5.1 million for the six months ended June 30, 1996, from $4.7 million, net of interest capitalized ($0.4 million) and nominal interest income, for the six months ended June 30, 1995, due to increased borrowings in connection with the Mark Goodson Acquisition and as a result of increased production activity.

     Income Taxes

     The Company recorded a tax provision for the six months ended June 30, 1996 of $1.6 million and income tax benefits of $1.1 million during the six months ended June 30, 1995, representing an effective tax rate of approximately 42%.

     Net Income

     The net income of $2.2 million for the six months ended June 30, 1996 compares with a net loss of $1.6 million for the six months ended June 30, 1995 attributable to the matters discussed above.

FISCAL YEAR ENDED DECEMBER 31, 1995 COMPARED TO FISCAL YEAR ENDED DECEMBER 31, 1994

     Revenues

     The Company's total revenues increased by $113.9 million, or 99%, to $228.8 million for the year ended December 31, 1995, from $114.9 million for the year ended December 31, 1994. Revenues from television operations increased by $107.9 million, or 109%, to $206.7 million for the year ended December 31, 1995, from $98.8 million for the year ended December 31, 1994. This increase was due primarily to: (i) the inclusion of AAFI revenues of $82.5 million for the year ended December 31, 1995 compared to $31.8 million for five months (from the date of the Fremantle International Acquisition) through December 31, 1994; (ii) the recognition of Baywatch strip syndication revenue of $33.0 million; (iii) the recognition of $19.8 million from the new one-hour series Baywatch Nights, reflecting the delivery of 17 of the 22 episodes for the 1995/1996 broadcast season; and (iv) the recognition of $3.6 million, representing the Company's share of earnings relating to the Mark Goodson Acquisition for the period commencing October 6, 1995 through year-end, before amortization of goodwill and interest charges. AAFI revenues from the production and distribution of television programming in Germany contributed $58.9 million, or 71%, of AAFI revenues. On a pro forma basis, AAFI revenues, assuming a full 1994 year, increased by $20.1 million, or 32%, to $82.5 million for the year ended December 31, 1995, due principally to the commencement of additional production operations in Germany during the year and the increased participation of AAFI in the purchase of prize merchandising for its programming.

     Recorded music and merchandising revenues increased by $5.9 million, or 37%, to $22.0 million during the year ended December 31, 1995, from $16.1 million for the year ended December 31, 1994. This increase was primarily attributable to: (i) higher sales of new releases, led by the new artist Skee-Lo's "gold-selling" album entitled I Wish;(ii) the recognition of a $3.0 million non-refundable, non recoupable advance receivable from WEA (a division of Time Warner, Inc.) upon the signing of a new domestic distribution agreement; and (iii) merchandising revenues of $1.8 million for the year ended December 31, 1995, compared to $0.4 million for the year ended December 31, 1994. Partially offsetting these revenue increases was a decrease in foreign licensing advances received for the year ended December 31, 1995, compared with the year ended December 31, 1994.

     Operating Expenses

     Total operating expenses increased by $98.7 million, or 91%, to $207.1 million for the year ended December 31, 1995, from $108.4 million for the year ended December 31, 1994. This increase was due primarily to: (i) the inclusion of AAFI operating expenses which increased by $48.5 million, or 195%, to $73.4 million (89% of AAFI revenues) for the year ended December 31, 1995 (including AAFI overhead and $2.0 million of goodwill amortization), from $24.9 million (78% of AAFI revenues) for the five months (from the date of the Fremantle International Acquisition) through December 31, 1994; and (ii) amortization of television program costs of $90.4 million for the year ended December 31, 1995, an increase of $57.9 million (including an increase of $9.0 million in amortization included in AAFI operating expenses above), or 178%, from $32.5 million for the year ended December 31, 1994, due to the higher television revenues. Selling, general and administrative expenses, including corporate overhead and goodwill amortization, increased by $4.0 million, or 18%, to $26.5 million for the year ended December 31, 1995, from $22.5 million for the year ended December 31, 1994. This increase was due principally to the inclusion of AAFI overhead, including goodwill amortization, for the full year in 1995 compared with five months in 1994.

     The Company's television expenses increased by $89.6 million, or 119%, to $164.8 million (80% of total television revenues) for the year ended December 31, 1995, from $75.2 million (76% of total television revenues) for the year ended December 31, 1994. The increase was primarily due to the increase in AAFI expenses described above, increased amortization of television program costs attributable to increased revenues and increased distribution expenses in connection with the first run and strip syndication of Baywatch. Television selling, general and administrative expenses for the year ended December 31, 1995 increased by $3.1 million, or 31%, to $13.2 million from $10.1 million for the year ended December 31, 1994, due primarily to the $3.1 million increase in AAFI charges of $5.5 million for the year ended December 31, 1995, from $2.4 million for five months (from the date of the Fremantle International Acquisition) through December 31, 1994. On a pro forma basis, AAFI expenses, assuming a full year, increased by $19.2 million, or 35%, to $73.4 million for the year ended December 31, 1995, from $54.2 million for the pro forma year ended December 31, 1994. Such increase was related to the commencement of additional production operations in Germany during the year and the increased participation of AAFI in the purchase of prize merchandising for its programming.

     Goodwill amortization for the year ended December 31, 1995 increased by $1.4 million, or 140%, to $2.4 million from $1.0 million for the year ended December 31, 1994, due to the inclusion of goodwill amortization related to the Fremantle International Acquisition of $2.0 million for the year ended December 31, 1995, an increase of $1.2 million, or 150%, from $0.8 million for the five months (from the date of the Fremantle International Acquisition) ended December 31, 1994. As a result of the agreement by the Company to acquire the balance of the equity of Mark Goodson Productions, LLC effective January 1, 1996, in consideration for $27.8 million in cash and notes, which includes approximately $2.8 million for Interpublic's share of earnings through December 31,1995, additional goodwill amortization of $1.0 million will be recognized per year before consideration of contingent earnout amounts (for which the Company will recognize 100% of the increased amortization). Corporate overhead of $4.7 million for the year ended December 31, 1995 decreased by $0.9 million, or 16%, from $5.6 million for the year ended December 31, 1994, due primarily to charges for certain one-time employment terminations taken in 1994.

     The Company's recorded music and merchandising expenses increased $5.0 million, or 47%, to $15.8 million (72% of recorded music and merchandising revenues) for the year ended December 31, 1995, from $10.8 million (67% of music and merchandising revenues) for the year ended December 31, 1994. This increase was primarily due to an increase of $3.7 million in artist related costs to $14.5 million for the year ended December 31, 1995, from $10.8 million for the year ended December 31, 1994, and merchandising costs of $1.3 million compared with no costs in the comparable prior period.

     Operating Income

     Total operating income for the Company increased $15.2 million, or 236%, to $21.7 million for the year ended December 31, 1995, from $6.5 million for the year ended December 31, 1994, due principally to increases in television operating income. Operating income from television operations increased by $13.9 million, or 111%, to $26.4 million for the year ended December 31, 1995, from operating income of $12.5 million for the year ended December 31, 1994. Such increase in television operating income, which was primarily attributable to the increases in revenues and expenses discussed above, was partially offset by increases in amortization of goodwill and overhead.

     The Company's recorded music division recognized operating income of $0.01 million (after inclusion of selling, general and administrative expenses of $6.2 million), for the year ended December 31, 1995, compared to an operating loss of $0.5 million (after inclusion of selling, general and administrative expenses of $5.8 million) for the year ended December 31, 1994. Such increase was primarily attributable to the increased revenue discussed above.

     Foreign Currency Exchange Gain

     The Company recognized a foreign currency exchange gain of $0.3 million for the year ended December 31, 1995, compared to a foreign currency exchange gain of $0.1 million at December 31, 1994 which results from the settlement and valuation of certain licensing agreements, denominated in foreign currencies, into U.S. Dollars as of December 31, 1995 and 1994, respectively. The Company has not entered into any foreign currency swap agreements or any other foreign currency hedging activities. The Company has experienced in the past, and may experience in the future, gains and losses as a result of fluctuations in exchange rates.

     Interest Expense

     Interest expense, net of interest capitalized ($1.2 million) and interest income ($0.7 million), increased by $3.6 million, or 63%, to $9.3 million for the year ended December 31, 1995, from $5.7 million, net of interest capitalized ($0.4 million) and interest income ($0.2 million), for the year ended December 31, 1994, due to increased borrowings in connection with the Fremantle International Acquisition and as a result of increased production activities. The Company expects that the trend of increased interest costs will continue in part as a result of increased borrowings in connection with the Mark Goodson Acquisition and the purchase of the balance of the equity of Mark Goodson Productions, LLC.

     Income Taxes

     The Company recorded a tax provision for the years ended December 31, 1995 and 1994 in the amount of $5.2 million and $0.3 million, respectively, which reflects an expected effective tax rate for both 1995 and 1994 of 42%.

     Net Income

     Net income increased by $6.7 million to $7.2 million for the year ended December 31, 1995, from a net income of $0.5 million for the year ended December 31, 1994, as a result of factors discussed above.

FISCAL YEAR ENDED DECEMBER 31, 1994 COMPARED TO FISCAL YEAR ENDED DECEMBER 31, 1993

     Revenues

     The Company's total revenues increased by $44.3 million, or 63%, to $114.9 million for the year ended December 31, 1994, from $70.6 million for the year ended December 31, 1993. Revenues from television operations increased by $41.4 million, or 72%, to $98.8 million for the year ended

December 31, 1994, from $57.4 million for the year ended December 31, 1993. The growth in revenues from television operations was primarily due to the Fremantle International Acquisition, which contributed $31.8 million in revenues from the date of acquisition (August 3, 1994) through December 31, 1994, and an increase in the number of Baywatch episodes delivered during 1994 from 22 in 1993 to 28 in 1994. The Company delivered 22 new one-hour episodes of Baywatch for the 1994/1995 television broadcast season in 1994. Additionally, six episodes of the 1993/1994 television broadcast season were delivered in the first quarter of 1994.

     Recorded music revenues increased by $2.9 million, or 22%, to $16.1 million for the year ended December 31, 1994, from $13.2 million during the year ended December 31, 1993. This increase was due in part to an increase in units sold in 1994 from 1993, principally attributable to sales of the new artist 12 Gauge. During the year ended December 31, 1994, the Company sold approximately 240,000 albums and 767,000 singles of the new artist 12 Gauge. The increase in revenues for 1994 was partially offset by a decline in the number of units sold of "Weird Al" Yankovic, who released compilation material in 1994 compared to an album containing primarily new original compositions in 1993, and a decline in the amount of publishing revenue recognized, due to the partial sale and administration transaction relating to Baywatch publishing rights, from $1.0 million in 1993 to $0.5 million in 1994.

     Operating Expenses

     Total operating expenses increased by $39.9 million, or 58%, to $108.4 million for the year ended December 31, 1994, from $68.5 million for the year ended December 31, 1993. AAFI contributed $24.9 million to such increase with respect to the period from August 3, 1994 through December 31, 1994. Selling, general and administrative expenses increased $5.4 million, or 34%, to $21.5 million for the year ended December 31, 1994, from $16.1 million for the year ended December 31, 1993 due to the additional overhead related to the operations of AAFI which were acquired during the third quarter of 1994 and certain increases in corporate overhead.

     Television expenses increased by $32.6 million, or 77%, to $75.2 million (76% of total television revenues) for the year ended December 31, 1994, from $42.6 million (74% of total television revenues) for the year ended December 31, 1993. This increase was primarily due to (i) the inclusion of AAFI operating expenses of $21.7 million (68% of AAFI revenues) from the date of the Fremantle International Acquisition; (ii) an increase in revenues from certain delivered programming which had lower gross profit percentages than the overall mix of the Company's other distributed programming; (iii) lower than expected revenues from Sirens; and (iv) lower than expected ratings on one of the Company's daily series.

     Recorded music expenses increased $1.0 million, or 10%, to $10.8 million (67% of total recorded music revenues) for the year ended December 31, 1994, from $9.8 million (74% of total recorded music revenues) for the year ended December 31, 1993. The increase in recorded music expenses corresponds to increases in revenues for the year.

     Corporate overhead increased by $1.6 million, or 41%, to $5.6 million for the year ended December 31, 1994, from $4.0 million for the year ended December 31, 1993. Such increase was primarily attributable to charges related to certain employment terminations and an increase in certain consulting and professional fees. Approximately $2.5 million of overhead was capitalized to productions in each of 1994 and 1993.

     Goodwill amortization increased by $0.9 million to $1.0 million for the year ended December 31, 1994, from $0.1 million for the year ended December 31, 1993, due to the commencement, following the Fremantle International Acquisition, of amortization of goodwill of $50.3 million attributable to such Fremantle International Acquisition. Such goodwill is being amortized over 25 years and, during 1994, amortization expense of $0.8 million has been recorded from the date of acquisition (August 3, 1994) through December 31, 1994.

     Operating Income

     Total operating income for the Company increased by $4.4 million to $6.5 million for the year ended December 31, 1994, from $2.1 million for the year ended December 31, 1993, due primarily to the inclusion of AAFI results from the date of the Fremantle International Acquisition.

     Operating income from television increased $5.5 million, or 79%, to $12.5 million for the year ended December 31, 1994, from $7.0 million for the year ended December 31, 1993. This increase is attributable to the inclusion of AAFI results from the date of acquisition and increased earnings from the Company's series Baywatch offset by increased television expenses as discussed above.

     The recorded music division recognized an operating loss of $0.5 million for the year ended December 31, 1994 compared to an operating loss of $0.9 million for the year ended December 31, 1993. The decrease in the operating loss was primarily due to increased revenues as discussed above.

     Interest Expense

     Interest expense increased $4.2 million to $5.9 million for the year ended December 31, 1994, from $1.7 million for the year ended December 31, 1993, due to the effect of higher average borrowings including the inclusion of the Convertible Notes, issued in October 1993, for a full year, and higher average borrowings under the Company's credit facilities, including increased borrowings in connection with the Fremantle International Acquisition.

     Income Taxes

     The provision for income taxes was $0.3 million (42% of pre-tax income) and $0.2 million (32% of pre-tax income) for the years ended December 31, 1994 and 1993, respectively. The increase in 1994 was partially attributed to higher foreign tax withholding resulting from the inclusion of AAFI.

     Net Income

     Net income decreased to $0.5 million for the year ended December 31, 1994, from $4.2 million for the year ended December 31, 1993 due to the factors described above.

QUARTERLY RESULTS OF OPERATIONS

     Significant fluctuations in the Company's total revenues and net income can occur from period to period depending on the delivery or availability dates of programs. The Company's television distribution revenues have historically been higher in the third and fourth quarters as a result of the commencement of the television broadcast season in the fall of each year. Pursuant to the Company's accounting policy, as required under generally accepted accounting principles, capitalized television program costs are reviewed on a quarterly basis and any portion of such costs that appear not to be fully recoverable from future revenues are charged to expense during the period in which the loss becomes evident. The Company's recorded music operations are also subject to fluctuations due to the timing of album releases (which may generate significant revenues in the period in which the release occurs) and to the timing of the recognition of artist cost expense (which may occur during a period prior to determination of actual sales of an album).

     The following table sets forth selected data by quarter included in the Company's Consolidated Financial Statements of Operations (unaudited), and does not give effect on a pro forma basis to the Fremantle Acquisition nor the Mark Goodson Acquisition. See "Business -- Acquisitions."

                         QUARTERS ENDED IN
                               1996                   QUARTERS ENDED IN 1995                      QUARTERS ENDED IN 1994
                         -----------------   -----------------------------------------   ----------------------------------------
                          JUNE      MARCH    DECEMBER   SEPTEMBER     JUNE      MARCH    DECEMBER   SEPTEMBER    JUNE      MARCH
                           30,       31,       31,         30,        30,        31,       31,         30,        30,       31,
                         -------   -------   --------   ---------   --------   -------   --------   ---------   -------   -------
                                                                      (IN THOUSANDS)
Revenues:
  Television...........  $30,316   $41,357   $62,097     $76,818    $ 33,875   $33,944   $44,000    $ 34,570    $ 4,103   $16,098
  Recorded music and
    merchandising......    9,029     6,786     6,486       8,332       4,190     3,018     5,183       3,541      3,502     3,904
                         -------   -------   -------     -------     -------   -------   -------     -------    -------   -------
                          39,345    48,143    68,583      85,150      38,065    36,962    49,183      38,111      7,605    20,002
                         -------   -------   -------     -------     -------   -------   -------     -------    -------   -------
Expenses:
  Television...........   22,107    29,358    49,784      60,672      26,259    28,049    33,902      25,682      3,630    11,982
  Recorded music and
    merchandising......    6,573     4,978     3,702       6,438       3,799     1,864     3,648       2,366      2,275     2,461
  Selling, general and
    administrative.....    6,631     6,662     6,008       6,000       6,326     5,768     6,031       6,677      4,386     4,429
  Goodwill
    amortization.......    1,101     1,085       793         536         530       540       561         364         23        23
                         -------   -------   -------     -------     -------   -------   -------     -------    -------   -------
                          36,412    42,083    60,287      73,646      36,914    36,221    44,142      35,089     10,314    18,895
                         -------   -------   -------     -------     -------   -------   -------     -------    -------   -------
Operating income
  (loss)...............    2,933     6,060     8,296      11,504       1,151       741     5,041       3,022     (2,709)    1,107
Other expenses.........    2,671     2,489     2,794       1,800       2,317     2,284     1,724       1,828      1,065     1,059
                         -------   -------   -------     -------     -------   -------   -------     -------    -------   -------
Income (loss) from
  continuing operations
  before income
  taxes................  $   262   $ 3,571   $ 5,502     $ 9,704    $ (1,166)  $(1,543)  $ 3,317    $  1,194    $(3,774)  $    48
                         =======   =======   =======     =======     =======   =======   =======     =======    =======   =======
Cash Flows:
  Net cash provided
    (used) by operating
    activities.........  $ 3,507   $20,728   $  (793 )   $(2,141)   $(13,989)  $   (48)  $(6,001 )  $(11,534 )  $(2,302)  $ 5,163
                         =======   =======   =======     =======     =======   =======   =======     =======    =======   =======

LIQUIDITY AND CAPITAL RESOURCES

     This discussion should be read in conjunction with the other information set forth herein in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and the notes thereto included, or incorporated by reference, in this Prospectus.

     Historically, the Company has financed its cash flow requirements through cash flows generated from operations, the issuance of securities and third party and bank financings. The proceeds from these financings were used to complete the Fremantle International Acquisition, the Mark Goodson Acquisition and the Orbis Acquisition, to finance the Company's operations, including the production of Baywatch, Baywatch Nights and The Adventures of Sinbad, and to pay for general operating expenses. See "Business -- Acquisitions."

     In December 1995, the Company sold 3.2 million newly issued shares of Class B Common Stock through an underwritten stock offering (the "Stock Offering"). The Class B Common Stock is identical to the Company's Common Stock, except that the Class B Common Stock is non-voting (other than as required by law). The Class B Common Stock is convertible into Common Stock in the event of certain "Changes in Control" (as defined). Net proceeds from the Stock Offering totaled $30.5 million after deducting the underwriters' discount of $2.4 million and offering expenses of $1.2 million. In July 1996, at the Company's Annual Meeting of Stockholders, the stockholders voted to amend the Company's Restated Certificate of Incorporation to permit holders of Common Stock to convert Common Stock into Class B Common Stock on a one for one basis at the holders' option. This amendment and the ability of the Common stockholders to convert shares of Common Stock into shares of Class B Common Stock is subject to NASDAQ approval of the proposed amendment to the Restated Certificate of Incorporation.

     In October 1996, the Company secured a $155 million senior credit facility (the "Restructured Credit Facility"), with a syndicate of lenders led by The Chase Manhattan Bank. Under the terms of the Restructured Credit Facility, the amounts which the Company may borrow on a revolving basis are based upon the value of the collateral in the borrowing base, which consists principally of accounts receivable of the Company and its subsidiaries. Borrowings under the Restructured Credit Facility bear interest, at the Company's option, at either;
(i) LIBOR plus 1 1/2%; or (ii) the Alternate Base Rate (which is the greater of The Chase Manhattan Bank's Prime Rate, its Base CD Rate plus 1%, or the Federal Funds Effective Rate plus 1/2%) plus 1/2% (8 3/4% as of October 25, 1996), as reduced upon the Company's satisfaction of certain financial ratios. Such interest rates may be reduced from time to time based upon the Company's satisfaction of certain financial ratios. As of October 25, 1996, the Company has outstanding borrowings of $30.0 million, and approximately $103.0 million was available for borrowing. Amounts repaid under the Restructured Credit Facility may be reborrowed, subject to the Company having an adequate borrowing base and meeting the conditions precedent to each borrowing.

     The Restructured Credit Facility imposes a number of financial and other conditions upon the Company, including limitations on indebtedness, restrictions on the disposition of assets, restrictions on making certain payments (including dividends), restrictions on acquisitions and certain financial tests, including a minimum net worth, a leverage test and an interest coverage ratio (each as defined in the Restructured Credit Facility). In particular, consummation of acquisitions may be subject to obtaining bank consent under the Restructured Credit Facility.

     Except to the extent set forth below, under the terms of the Restructured Credit Facility, substantially all of the Company's cash collections are required to be paid into accounts maintained by The Chase Manhattan Bank and to the extent no event of default exists under the Restructured Credit Facility, the Company may transfer such funds to another Company account for use by the Company. The amount which the Company is able to reborrow under the Restructured Credit Facility is subject to the collateral pledged to the lenders having sufficient borrowing base value to support such borrowings. Substantially all of the Company's assets other than real property are pledged under the Restructured Credit Facility.

     In October 1993, the Company issued its 6 1/2% Convertible Subordinated Notes due 2003 (the "Convertible Notes") in the aggregate principal amount of $60.0 million. The Company received net proceeds of approximately $56.8 million from the issuance of the Convertible Notes. A portion of the proceeds was used to repurchase and retire all of the Company's issued and outstanding shares of redeemable Series A Preferred Stock and redeemable Common Stock of the Company, to temporarily repay all amounts outstanding under its commercial bank facilities, and for general corporate purposes. The Convertible Notes bear interest from October 6, 1993 at the rate of 6 1/2% per annum, payable semiannually in arrears on each April 1 and October 1. Interest on the Convertible Notes is paid on the basis of a 360-day year of twelve 30-day months. Subject to the prior redemption thereof, the Convertible Notes will mature on October 1, 2003. The Company has given notice to the Fiscal Agent of its intent to redeem all of the outstanding Convertible Notes with a portion of the net proceeds of the Offering of the Original Notes on November 27, 1996. See "Description of Certain Indebtedness and Capital Stock -- 6 1/2% Convertible Subordinated Notes."

     During the six months ended June 30, 1996, the Company generated cash of $24.2 million from its operations, compared with the use of $14.0 million for the six months ended June 30, 1995. This positive cash flow from operations was due primarily to the collection of accounts receivable of $43.8 million, offset by net production spending of $20.7 million. The Company used $29.8 million in investing activities during the six months ended June 30, 1996, primarily in connection with the Mark Goodson Acquisition. The Company experienced a net increase in cash flow from financing activities of $8.4 million during the first six months of 1996, primarily due to an increase in borrowings in connection with the Mark Goodson Acquisition and the Company's production and development spending (including Baywatch, Baywatch Nights and The Adventures of Sinbad), offset by net reductions of the Company's production and working capital loans. While cash flows were positive in the first six months of 1996, the Company expects, from time to time, to experience negative cash flow from operations. Any such uses of cash flows are expected to be funded, pending receipt of anticipated licensing revenues, from the Restructured Credit Facility, or from outside sources.

     As described more fully below, the Company will have substantial capital requirements during the next twelve months, principally arising from the acquisition, production and distribution of television programming, the continued release of recorded music requiring related marketing, promotion and recording expenses and the repayment of certain notes payable. The expanded production of television programming for the 1996/1997 broadcast season is expected to require the Company to incur substantial production costs in advance of generating revenues and receipts. Similarly, the Company plans to incur significant costs associated with its television distribution operations. The Company believes that its existing working capital, together with anticipated cash flow from operations and other available funding sources, including the net proceeds of the Private Offering, will be sufficient to meet its working capital needs for at least the next twelve months.

     The Company from time to time considers the acquisition of program rights and the expansion of its business through the acquisition of businesses complementary to the current operations of the Company. Consummation of any such acquisition or other expansion of the business conducted by the Company, if beyond the Company's capital resources, would be subject to the Company securing additional financing to the extent required.

Television Production and Distribution

     In order to obtain television programming for distribution, the Company may be required to make advance cash payments to the producers of such programming. However, the Company generally attempts to avoid advance payment requirements by making minimum guarantees to producers or owners in connection with the acquisition of television programming. In addition, the Company has obtained letters of credit and other sources of bank financing to facilitate certain programming acquisitions. The Company may acquire domestic or foreign distribution rights to a particular television program in exchange for a minimum guarantee against a specified percentage of future licensing and/or advertising sales revenue less certain costs of distribution. These guarantees are typically subject to delivery of the completed programs. While the Company generally anticipates that it will recoup payments made under its guarantees from licensing fees and sales of advertising time, the Company often is required to make payments under such guarantees in advance of generating revenues and receipts. Any expansion of the Company's business could require the Company to make substantially increased advance payments or provide guarantees to third parties. Further, there is no assurance that such amounts will be recouped by the Company and, if not recouped, that such payments will not have a material adverse effect on the Company. In addition, the Company's working capital requirements in connection with its development and production activities relating to potential television programming are expected to substantially increase as a result of the Orbis Agreement and the Company's agreement with television producer David Gerber for the purpose of developing and producing television programming. The cost of production of television programming is typically partially offset by foreign, network or pre-sale license fees.

     The Company has reached an agreement with Atlantis Releasing B.V. ("Atlantis") whereby Atlantis will produce a minimum of 13 and a maximum of 22 one-hour live action episodes of a new series entitled The Adventures of Sinbad for the 1996/1997 broadcast season. In consideration for the Company providing the majority (approximately $0.7 million per episode) of the approximately $0.9 million per episode production budget, the Company will retain exclusive distribution rights to The Adventures of Sinbad in the United States and Europe (including the United Kingdom and excluding Scandinavia). The Company has an annual option, exercisable on or before February 15 of each of the initial three potential broadcast seasons, to cause Atlantis to produce up to 22 new episodes in each of such subsequent broadcast seasons. At the end of three years, if Atlantis does not exercise its right to continue producing The Adventures of Sinbad, such right to produce the series reverts to the Company. As of September 13, 1996, the Company has spent approximately $8.1 million towards the production of 14 episodes of The Adventures of Sinbad for the 1996/1997 broadcast season. The total commitment of up to approximately $15.3 million for the 1996/1997 broadcast season is expected to be funded primarily through a combination of: (i) borrowings under the Restructured Credit Facility; (ii) cash payments by international sub-licensees; and (iii) working capital, pending receipt of license fees. Through September 13, 1996, The Adventures of Sinbad had been cleared in 87% of the domestic television market for the 1996/1997 broadcast season and has been licensed to international licensees for $8.2 million payable in installments based on the commencement of production and delivery of each episode of the series.

     The Company has commenced production on the 22 episodes of Baywatch for the 1996/1997 broadcast season. As of September 16, 1996, the Company has spent approximately $11.7 million towards the production of 15 episodes for the 1996/1997 broadcast season. The total production budget of approximately $22.0 million for the 1996/1997 broadcast season is expected to be funded primarily through a combination of: (i) borrowings under the Restructured Credit Facility;
(ii) cash payments by The Fremantle Corporation (an unaffiliated company); and
(iii) working capital, pending receipt of license fees. Through Setpember 11, 1996, Baywatch had been cleared in 96% of the domestic television market for the 1996/1997 broadcast season and has been licensed to international licensees for $14.6 million payable in installments based on the commencement of production and delivery of each episode of the series.

     Through September 16, 1996, the Company has spent approximately $8.6 million and completed principal photography on nine episodes of Baywatch Nights for the 1996/1997 broadcast season. The total production budget of approximately $20.0 million for the 1996/1997 broadcast season is expected to be funded primarily through a combination of: (i) borrowings under the Restructured Credit Facility; (ii) cash payments received from international sub-licensees; and
(iii) working capital, pending receipt of license fees. Through September 11, 1996, Baywatch Nights had been cleared in 91% of the domestic television market for the 1996/1997 broadcast season and has been licensed to international licensees for amounts totaling in excess of $10.7 million payable in installments based on the commencement of production and delivery of each episode of the series.

     The Company presently has network or cable commitments in connection with the production by the Company of two movies-of-the-week totaling $4.8 million. The preliminary budgets in connection with such commitments total $6.4 million. The total production budgets are expected to be funded primarily through a combination of: (i) network or cable license fees; (ii) cash payments from international licensees; and (iii) working capital, pending receipt of license fees. There is no assurance that the Company will be successful in its efforts to fully fund these productions through a combination of the network or cable license fees and international sales.

Recorded Music Operations

     The Company is responsible for funding all distribution activities, including producing, marketing, promoting and manufacturing recorded music for domestic distribution. In order to perform this responsibility, the Company has significant personnel and other overhead and marketing expenses, which require substantial capital.

     The Company currently has a roster of 12 active recording artists. Additionally, the Company contracts from time to time with other artists or entities for the production of recorded music for its special projects division. Such growth has required the Company to fund artist advances and recording costs. Artist advances, recording costs and other overhead and marketing expenses are funded with cash flows from operations and by the Company's working capital credit facility.

     Minimum contractual commitments to existing artists totaled approximately $0.4 million at September 16, 1996, and the Company will be required to spend additional sums for recording and marketing expenses for several artists in its current roster.

Inflation

     The Company believes that the impact of inflation has not been significant to its financial condition or results of operations.

                                    BUSINESS

GENERAL

     All American is a diversified worldwide entertainment company with operations in television and recorded music production and distribution. The Company is a leading independent producer and distributor of television programming and believes that it is the largest supplier of game show programming in multiple formats and languages worldwide. The Company's programming includes the Baywatch franchise and 60 game show formats and other television programming created by the Company's subsidiary Mark Goodson Productions, including The Price Is Right, the longest running game show in the United States. The Company produces, distributes or owns television programming consisting of 32 series, approximately 30,000 game show episodes, 165 motion pictures and a library of children's programming, documentaries and specials.

     All American seeks to be a leading global provider of quality television programming. Management believes that ownership of its programming combined with its global production and worldwide distribution capabilities provide important long-term competitive advantages. Opportunistic acquisitions and internal development efforts are expected to remain important elements in the Company's growth strategy.

     Management believes that the Company is well positioned to take advantage of current trends in the television industry and that recent regulatory changes, local content requirement, and the proliferation of distribution channels via satellite and cable television will increase the demand for programming content.

TELEVISION OPERATIONS

     The Television Industry

     The television industry may be broadly divided into three major segments:
(i) production, involving the development, financing and making of television shows; (ii) distribution, involving the promotion and exploitation of completed television shows; and (iii) exhibition, involving the airing or broadcast of programming over network affiliated stations, independent stations and cable or satellite television. The U.S. television market is the largest in the world, consisting of the principal broadcast networks and their affiliates, independent television stations and cable television networks. Expanding international television broadcast, cable and satellite delivery systems offer further opportunities for the exploitation of television programming.

     Domestic Market. The U.S. market for television programming primarily is composed of four submarkets: the broadcast television networks (ABC, CBS, NBC and Fox and emerging networks consisting of UPN and WB), pay cable services (such as HBO, The Disney Channel and Showtime/The Movie Channel, Inc.), basic cable services (such as USA Networks, the Arts & Entertainment Network, Lifetime, The Family Channel and Turner Broadcasting Network) and syndicators of first-run programming (such as the Company, King World Productions, Inc. and Multimedia, Inc.). The U.S. television market currently is dominated by the three major networks, each of which has approximately 200 affiliated stations and the Fox network, which has approximately 125 affiliated stations. The affiliates broadcast network-supplied programming and national commercials in return for payments by the major networks. This relationship results in the networks being able to reach virtually all of the significant television markets in the United States. There are also a significant number of independent commercial television stations in the United States. These stations offer an alternative to network distribution through syndication. The network schedule provides affiliates with only a portion of their daily program schedule, and the balance of the time is filled with programs acquired through television syndication companies or produced locally by the station. Cable services generally are classified as being in one of four categories: telephone delivery (e.g., Disney TeleVentures arrangement with four phone companies to deliver programming over telephone lines), superstations (e.g., Turner Broadcasting Network), pay cable services (e.g., HBO) and basic cable networks (advertiser-supported, e.g., The Family Channel). The most successful cable networks reach more than 60% of the U.S. television households. Recently developed digital compression technology combined with fiber optics or small-sized satellite dishes may permit cable companies, telephone companies or direct broadcast satellite systems to expand the domestic television market up to 500 or more channels.

     Domestic Syndication. Independent television stations, during both prime time hours (primarily 8:00 P.M. to 11:00 P.M., in the Eastern and Pacific time zones and 7:00 P.M. to 10:00 P.M. in the Central and Mountain time zones) and non-prime time, telecast self produced programming, off-network programming or first-run programming from independent producers or "syndicators". In non-prime time, network affiliates telecast network programming, off-network programming (reruns), first-run programming (programming produced for distribution on a syndicated basis), and local programming produced by the local stations themselves. In general terms, a syndicator is a company that sells programming to independent television stations and network affiliates. Programming acquired by stations on a syndicated basis is acquired either for a cash license fee or in exchange for a certain amount of commercial advertising time within the program which is retained by the syndicator for sale to advertisers ("barter"), or for a combination of cash and barter. In general, the Company receives revenues from program license fees paid by broadcasters and/or by selling advertising time for programs distributed on a barter basis.

     Barter syndication is the process whereby a syndicator obtains clearances from television stations to broadcast a program in certain agreed upon time periods, retains advertising time in the program in lieu of receiving a cash license fee, and sells such retained advertising time for its own account to national advertisers at rates based on projected ratings and viewer demographics. From time to time, certain stations may obtain cash consideration from the Company in addition to programming in exchange for advertising time and/or a commitment for a particular time period. By placing the program with television stations throughout the United States, the syndicator creates an "ad hoc" network of stations that have agreed to carry the program. The creation of this ad hoc network, typically representing a penetration of at least 70% of total U.S. television households (calculated by means of a generally recognized system as measured by Nielsen Media Ratings), enables the syndicator to sell the commercial inventory through advertising agencies to sponsors desiring national coverage (including, but not limited to, Proctor & Gamble, Bristol Myers-Squibb, MCI, Smith-Kline Beecham, Kellogg Company, Nestle and RJR Nabisco). The rates charged by a syndicator for advertising time are typically lower than the rates charged by the networks for similar demographics since the networks' coverage of the market is generally greater.

     International Markets. The number of outlets for television programming outside the U.S. has been increasing with the worldwide proliferation of broadcast, cable and satellite delivery systems. Over the last ten years, European governments have privatized television systems in several countries, including Germany, Italy, France and Spain. The Company believes privatized systems are more likely to broadcast U.S. programming than government-owned networks. In addition, both the number of pay and satellite television systems in Europe and the number of subscribers to these systems have increased. Pay television and satellite distribution systems also are developing in other geographic areas, including many Asian and South American countries. In international markets, suppliers of programming may be subject to local content and quota requirements which prohibit or limit the amount of U.S. programming in particular markets.

     Domestic Television Production

     In May 1991, the Company acquired the rights to produce the weekly action drama series Baywatch, starring David Hasselhoff. Baywatch is currently one of the highest rated one hour series in first-run syndication in the United States. In December 1991, the Company also acquired the domestic rights to distribute the original episodes on a strip basis (i.e., Monday through Friday). The original 23 episodes were produced by a third party and aired on the NBC network during the 1989/1990 broadcast season. Broadcast of the Baywatch episodes produced by the Company commenced in the United States in September 1991. Since it began producing Baywatch for the 1991/1992 broadcast season, the Company has produced and delivered an aggregate of 110 episodes of Baywatch through the 1995/1996 broadcast season. The Company has committed to produce 22 episodes of Baywatch for the 1996/1997 broadcast season and, through September 16, 1996, had commenced principal photography on 15 such episodes.

     Based upon the success of its Baywatch series and the popularity of its star, David Hasselhoff, the Company has been producing a Baywatch spin-off, Baywatch Nights, for exhibition in first-run syndication. Currently in its second season, Baywatch Nights has been licensed for the 1996/1997 broadcast season to television stations covering more than 91% of the U.S. market, and the Company is the exclusive domestic and, through AAFI, the exclusive international distributor of the series. The Company has committed to produce 22 episodes of Baywatch Nights for the 1996/1997 broadcast season and, through September 16, 1996, had completed principal photography on nine such episodes.

     The Company and Atlantis Releasing B.V. ("Atlantis") will produce a minimum of 13 and a maximum of 22 one-hour live action episodes of a new series entitled The Adventures of Sinbad for the 1996/1997 broadcast season, and principal photography had, in fact, been completed on nine of such episodes as of September 16, 1996. In consideration for the Company providing $0.7 million of the $0.9 million per episode production budget, the Company will retain exclusive distribution rights to The Adventures of Sinbad in the United States and Europe (including the United Kingdom and excluding Scandinavia). The Company, under certain circumstances, has an annual option, exercisable on or before February 15 of each of such subsequent broadcast seasons, to cause Atlantis to produce up to 22 new episodes in each of the three subsequent broadcast seasons. At the end of three years, if Atlantis does not exercise its right to continue producing The Adventures of Sinbad, the right to produce the series reverts to the Company.

     In July 1995, the Company entered into an arrangement with The Gerber Company ("TGC") pursuant to which the operations of TGC have been provided to the Company's television development and production operations for a two-year term through August 1997, subject to a one-year renewal option in favor of the Company. Pursuant to this arrangement, David Gerber renders exclusive services to the Company, subject only to his involvement with certain pre-existing projects. Mr. Gerber, formerly a senior executive of both Columbia Pictures Television and MGM Television, has assumed the position of President, All American Television Production, Inc., a wholly-owned subsidiary of the Company. Mr. Gerber is responsible for developing programming for both network television and, to a lesser extent, first-run syndication. While head of television programming at a major studio, Mr. Gerber was responsible for television projects such as thirtysomething and In The Heat of the Night. Mr. Gerber is currently developing movies-for-television and episodic series for potential network and first-run syndication exhibition.

     The Company presently has network or cable commitments in connection with the production by the Company of two movies-of-the-week totaling $4.8 million. The preliminary budgets in connection with such commitments total $6.4 million. The total production budgets are expected to be funded primarily through a combination of: (i) network or cable license fees, (ii) cash payments from international licensees, and (iii) working capital, pending receipt of license fees. There is no assurance that the Company will be successful in its efforts to fully fund these productions through a combination of the network or cable license fees and international sales.

     Domestic Television Distribution

     In addition to producing Baywatch, the Company distributes the show domestically to independent broadcast stations. The 1996/1997 broadcast season represents the sixth consecutive season for which the Company has produced and domestically distributed the show and the seventh season of the series. Through September 11, 1996, Baywatch had been licensed for the 1996/1997 broadcast season to television stations covering more than 96% of the U.S. television market.

     In addition to producing the new series Baywatch Nights, the Company is distributing the show domestically and internationally. The Company has entered into a sublicensing agreement for the distribution of the show throughout Continental Europe. The Company is currently in the process of distributing Baywatch Nights for the 1996/1997 broadcast season, both domestically and internationally. As of September 11, 1996, Baywatch Nights had been licensed for the 1996/1997 broadcast season to television stations covering more than 91% of the U.S. television market.

     Through September 11, 1996, The Adventures of Sinbad had been licensed for the 1996/1997 broadcast season to television stations covering more than 90% of the U.S. television market, including an agreement with the Tribune Entertainment Company ("Tribune") whereby Tribune has agreed to clear The Adventures of Sinbad on its owned and operated television stations including those in New York, Los Angeles, Chicago, Philadelphia and Houston, representing more than 28% of the U.S. television market. In consideration for clearing The Adventures of Sinbad on its stations, Tribune retains the right to sell the national advertising time in each weekly telecast of The Adventures of Sinbad for a specified fee.

     The Company has launched a domestic rerun ("strip") syndication package of 111 previously aired Baywatch episodes for broadcast during the 1995/1996 and 1996/1997 broadcast seasons ending September 1997 (at which time such episodes are licensed to USA Networks pursuant to the license described below). Domestic rerun syndication typically involves the exhibition of programming five days a week on local television stations and/or cable services after first-run exhibition. Typically, to be successful in rerun syndication, a television series must have at least 66 episodes (the equivalent of three full television seasons). Through June 30, 1996, the rerun syndication package had been licensed to television stations covering more than 97% of the U.S. television market on a cash and barter basis, and the Company continues to actively market the package. As of June 30, 1996, the Company had generated approximately $19.5 million of cash sales (i.e., excluding barter) related to the domestic strip licensing of Baywatch and, in addition, will generally retain three minutes of advertising time per telecast. The cash sales will be collected ratably over the term of the strip license period; the related revenues will be recognized at the commencement of the license period. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Certain Accounting Practices."

     In May 1995, the Company entered into an exclusive license agreement with USA Networks in regard to the licensing of 110 episodes of Baywatch, 22 episodes of Sirens, 22 episodes of Acapulco H.E.A.T. and, under certain circumstances, up to 22 episodes of Baywatch Nights. As a result of the Company's production of Baywatch Nights for the 1996/1997 broadcast season, Baywatch Nights is now excluded from this agreement. The license agreement is exclusive in the United States, its territories and possessions (including Puerto Rico) over all forms of transmission by all means (including, without limitation, free over-the-air broadcasts, basic and pay cable, or via video on demand), other than via continuous first-run syndication and other than the rerun strip syndication of the first episodes of Baywatch during the period commencing June 26, 1995 through September 19, 1997. The initial term of the license agreement commenced in May 1995 for Acapulco H.E.A.T. and October 1995 for Sirens, and will commence in September 1997 for Baywatch, with a common termination date of September 2000 for all three shows. Revenue will be recognized on commencement of the license period for each show. The minimum license fee aggregates $25.3 million for 110 episodes of Baywatch, 22 episodes of Sirens and 22 episodes of Acapulco H.E.A.T., payable in 36 equal monthly installments of approximately $0.7 million commencing September 1997 through August 2000. The license agreement also provides that if Baywatch is produced for first-run syndication during the 1996/1997 or the 1997/1998 broadcast seasons and certain conditions concerning the availability of the leading performers (including David Hasselhoff who is currently committed to the series through the end of the 1996/1997 season) of the series are met (or waived by USA Networks), USA Networks is obligated to extend the license to include such broadcast seasons, and the minimum license fee is increased by specified amounts. As a result of the production of Baywatch for the 1996/1997 broadcast season, the Company expects that the minimum license fee will be increased by approximately $5.1 million. USA Networks also has certain options to extend the term of the license for up to four years for additional specified consideration.

     In January 1995, the Company reached an understanding with United Television/Chris Craft Industries, Inc. ("Chris Craft") whereby the Company was engaged, commencing with the then remaining portion of the 1994/1995 broadcast season through September 1997, as the exclusive domestic television distributor for The Richard Bey Show, a daily afternoon one-hour talk show. Chris Craft has agreed to deliver 39 weeks of original one-hour programs during each 52 week broadcast season and to air The Richard Bey Show on Chris Craft's six owned and operated stations in New York, Los Angeles, San Francisco, Minneapolis, Phoenix and Portland.

GAME SHOWS

     The Company believes that it is the largest supplier of game show programming in multiple formats and languages worldwide.

     The Company has substantially expanded and diversified its television operations in the past two years through the acquisitions of Mark Goodson Productions, the producer and worldwide copyright owner and licensor of many of the most successful game show formats ever developed, including The Price Is Right, Family Feud, Match Game, What's My Line and Password; and Fremantle International, Inc., which pioneered the international production of American television game show formats in local versions and languages, both for Mark Goodson shows and shows developed by other producers such as Let's Make a Deal and The Dating Game. These two acquisitions represent an aggregate investment by the Company of over $100.0 million in total consideration (plus, in the case of the Mark Goodson Acquisition, a contingent earn-out of up to an additional $48.5 million based on a portion of domestic net profits in the five-year period ending October 2000; this period is subject to extension for an additional five years if total earn-out payments do not equal $48.5 million, in which case the earn-out shall be payable in neither a minimum nor maximum amount).

     The Company's current game show line-up consists of The Price Is Right, in its 25th consecutive season on CBS, and the development of updated versions of three other Goodson game show formats for possible network exhibition or first-run syndication in the 1997/1998 broadcast season, as well as local versions, in certain cases renewed for multi-year periods, of The Price Is Right and Family Feud in Germany and France. In addition, over 17,000 broadcast hours of rerun game show programming produced by Mark Goodson Productions are licensed to The Sony Game Show Channel through October 1997 when the licensing rights revert to the Company. The Company has also recently expanded into the production and distribution of local versions of U.S. style talk-shows in Europe through the acquisition of Orbis Entertainment, Inc.

     Copyright Ownership of Game Show Formats

     By way of the Mark Goodson Acquisition, the Company acquired the formats to some of the historically most popular game shows. Since 1946, Goodson has produced approximately 30,000 episodes of television programming, totaling over 17,000 broadcast hours. Goodson was the creator of and, pursuant to the Mark Goodson Acquisition, has transferred ownership rights to its popular game show formats to the Company. The game show formats owned by the Company include:

Beat the Clock        Get the Message         Password Plus       The Better Sex
Blockbusters          He Said, She Said       Play Your Hunch     The Match Game
Body Language         Hit the Jackpot         Rate Your Mate      The Name's The Same
By Popular Demand     It's News To Me         Say When!           The Price Is Right
Call My Bluff!        Judge For Yourself      Showoffs            To Tell The Truth
Card Sharks           Make The Connection     Snap Judgment       Trivia Trap
                                              Split
Child's Play          Mindreaders             Personality         Two For The Money
Choose Up Sides       Missing Links           Spin To Win         Winner Take All
Double Dare           Now You See It          Super Password      What's My Line?
Family Feud           Number Please           Tattletales         What's Going On
New Family Feud       Password                That's My Line

     International Production and Distribution

     Through AAFI, the Company currently distributes, and, in some cases, locally produces game shows throughout Europe, Asia, Australia and South America. The Company believes that it is one of the world's largest suppliers of television game shows outside of the United States, producing and distributing more than 90 game shows in 29 countries. The Company's programming outside the United States has expanded to include the distribution of the Mark Goodson Productions game show formats which it owns, as well other shows, including Let's Make A Deal, The $25,000 Pyramid and The Dating Game. AAFI has become one of the leading producers of day-time entertainment in Germany, with three shows (including The Price Is Right and Family Feud) airing on the RTL broadcast network and an additional three shows broadcast on SAT 1. AAFI's franchise is also strong in the United Kingdom and France, and the Company has operations or is expanding its presence into the Netherlands, Greece, India, Asia and Latin America.

     The Company distributes and, in some cases, produces, game shows pursuant to licensing contracts ("producer contracts") with various producers who control the rights to specific game show formats. The Company licenses the right to create and/or distribute game shows on a local basis in various international territories to terrestrial as well as satellite broadcasters using the successful U.S. format. Thus, for example, the Company produces German language versions of The Price Is Right , known as Der Press Ist Heiss. The Company licenses the right to produce The Price Is Right in France, where it is known as Le Juste Prix, and Spain, where the show is called El Precio Justo. The rights derived from the producer contracts are sub-licensed to broadcast outlets in mostly Western European territories ("sublicense contracts") with major television exhibitors. These sub-license contracts have terms which generally range from one to three years with renewal options. While the sublicense contracts are generally of a short term nature, the risk of their non-renewal is, as historically determined, largely a function of ratings performance. In a number of cases, the Company's programs are among the top rated programs in their time slots in their markets. There is no assurance that the Company can continue to achieve the ratings necessary to cause the programs to be renewed or that the programs will be renewed. The producer contracts generally include "tail" provisions or are subject to a course of dealing which allow AAFI or the Company to retain distribution rights after the term of the contract (except in certain circumstances where there is a specific outside term) on stations in those territories in which the show is already being broadcast. In such a case, the Company would not have the right to sell the show into new territories unless a new contract was negotiated, thereby limiting certain growth opportunities.

     On or about August 19, 1996, the Company's Subsidiary, Mark Goodson Productions, LLC ("Goodson") filed an arbitration claim against Grundy International Operations Limited ("Grundy"), with the American Arbitration Association in New York, Case No. 13 T 153 00742 96. Goodson is the successor-in-interest under a license agreement (the "Agreement") with Grundy whereby Goodson's predecessor licensed to Grundy the rights in certain territories to various television game shows and game show formats. The initial term of the Agreement expired on

June 28, 1996, subject to a contractual provision in the Agreement requiring the parties to negotiate in good faith about a possible two year extension of the Agreement during the six months prior to such expiration date. No such extension was agreed upon by the parties during such period. Goodson has declared a default in connection with Grundy entering into various license agreements without obtaining Goodson's prior consultation and approval as required under the Agreement, and Grundy has taken the position that such license agreements were not subject to the consultation and approval provisions of the Agreement and that Goodson did not fulfill the foregoing good faith requirement. Goodson is seeking a declaration of rights, an accounting of all monies Grundy received by Grundy under the licenses and all other appropriate relief. While Goodson intends to vigorously prosecute the arbitration, there is no assurance that Goodson will ultimately prevail in this matter.

     Developing strong international distribution capabilities has complemented the Company's existing production business. For example, the Company is distributing Baywatch Nights and The Adventures of Sinbad in both the domestic and international marketplace. AAFI's management is broadly experienced in the various facets of international television production and distribution, and it has strong links with the advertising community.

     U.S. Production and Distribution

     Currently, the Company's only game show in initial network exhibition is The Price Is Right, its 25th consecutive season, hosted by Bob Barker and exhibited on the CBS network as a day-time program. The network has extended the series for a period of fifty-two additional weeks through the 1996/1997 broadcast season and the Company has agreed that the network will have four annual renewal options, exercisable on or prior to March 1 preceding the ensuing broadcast season, to further extend the term of the series. The network has reserved the right, in the event of the unavailability of Bob Barker to serve as host for any reason or cause, to convert the then term of the series to a twenty-six week period, although discussions are still pending as to whether such twenty-six week period begins following such unavailability or retroactively during the cycle then in progress. In such event, the parties have agreed to negotiate in good faith with respect to the extension of the term, the program mix of new and repeat weeks to be applicable in each cycle, and any other applicable terms and conditions.

     The Company is also developing updated versions of three other Mark Goodson Productions game show formats for possible network exhibition or first-run syndication in the 1997/1998 broadcast season, The Company has hired Robert Noah, a former key executive of Mark Goodson Productions, L.P. to help the Company exploit the assets it acquired in the Mark Goodson Acquisition, as well as new game show formats, in the United States.

     In addition to rights to the use of its formats for new production, Mark Goodson Productions L.P. also transferred ownership to the Company of a library of tapes of previous game show episodes. This library, which includes over 17,000 broadcast hours of programming and approximately 30,000 episodes, is one of the largest game show libraries in the world. Goodson has maintained high-quality tapes covering a substantial proportion of its production. Prior to the Mark Goodson Acquisition, Goodson entered into a license agreement with The Sony Game Show Channel (the "Channel"), which license has been assigned to the LLC. The Channel is a cable service dedicated to the broadcast of game show material. For existing episodes, the Goodson license to the Channel provides for certain exclusivity rights in the United States and Canada in favor of the Channel other than for standard broadcast television. The license also covers new episodes produced by third parties under format licenses. For certain other new game show series, the Channel has certain first negotiation rights. The term of the license expires on October 11, 1997 unless extended or renewed. See
"-- Acquisitions" for a description of the Mark Goodson Acquisition.

     International Production and Distribution of Talk Shows.

     Through its recent acquisition of Orbis Entertainment, Inc., the Company is seeking to expand the international game show franchise established by AAFI into the talk show area, by creating local versions in local languages of U.S. style talk shows abroad. All American Orbis, Inc. is developing a talk show in France for a major terrestial network, a reality show in Germany for satellite exhibition and projects in other European and Asian countries. All American Orbis, Inc. is subject to certain exclusivity provisions with respect to talk shows in favor of Proctor & Gamble France SNC within certain territories subject to the satisfaction of certain contractual thresholds. See "-- Acquisitions."

LIBRARY

     The Company has been building an extensive library of television programming to support its distribution activities. The Company currently distributes, represents or owns participation interests in 165 motion pictures and 32 television series, and a variety of children's programming and live-event specials. The Company distributes All American Feature Theater, a package of feature length motion pictures acquired by the Company in separate agreements with Vision International, Skouras Pictures and Live Entertainment, among others. The Company also distributes other programming, including a mini-series titled Sherlock Holmes: Incident at Victoria Falls, and documentary series. In addition, the Company acquired certain programming rights from Blair Entertainment Corporation and John Blair Communications, Inc. in June 1992, including distribution rights to Divorce Court.

     The Company distributes children's television programming consisting of both television series and animated feature films, including Heathcliff and Inspector Gadget. In February 1993, the Company entered into a long term (through 2004) sublicense agreement with The Family Channel for the animated series Heathcliff for the domestic cable and syndication markets.

     The distribution terms and rights vary as to media and geographic area for each program, but are generally for representation or distribution throughout the United States except for the game shows, which are for distribution both domestically and internationally. Extension of terms may be available in certain cases if the Company meets pre-defined performance standards. The Company intends to seek extensions of the distribution periods for these properties on satisfactory economic terms, although there is no assurance that the Company will be able to do so. The table below sets forth certain of these properties as of September 12, 1996:

SERIES                   Baywatch, Baywatch Nights, Acapulco H.E.A.T., America's Top Ten,
                         BeachClash, Divorce Court, Sirens, Stuntmasters, Tales From The
                         Darkside
CHILDREN'S SERIES        Bots Master, Heathcliff, Inspector Gadget
MOTION PICTURES          Bad Influence, Care Bears Movie, Care Bears Movie II, Eddie and the
                         Cruisers II, Eye of the Tiger, Freeze Frame, Ghostwriter, Hansel
                         and Gretel, He's My Girl, It Nearly Wasn't Christmas, Lady Beware,
                         Wild Orchid
BOB HOPE CLASSIC FILMS   Cancel My Reservation, The Great Lover, How to Commit Marriage, The
                         Lemon Drop Kid, My Favorite Brunette, Paris Holiday, The Private
                         Navy of Sgt. O'Farrell, Road to Bali, Road to Rio, Seven Little
                         Foys, Son of Paleface
SPECIALS                 The Boy King, Christmas at the Movies, The Elvis Files, Exploring
                         Psychic Powers, The JFK Conspiracy, The Kennedy Assassinations,
                         Madonna Exposed, Mysteries of the Pyramids, Remembering Marilyn,
                         Return to the Titanic, The Royal Family -- In Crisis
MINI-SERIES              Around the World in 80 Days, Sherlock Holmes: Incident at Victoria
                         Falls, Sherlock Holmes and the Leading Lady

     Acquisition of Properties for Distribution

     The Company generally acquires properties for television distribution by entering into agreements with producers/owners or by producing or co-producing its own programs. The Company distribution agreements generally provide that the revenues derived from the program are allocated between the producer and the Company on a pre-negotiated basis. Acquisitions are based on projected station demand and acceptance as well as expected advertiser sponsorship.

     Under some arrangements, the Company will guarantee that the producer's share of the revenue will not be less than a specified dollar amount. In other instances, the Company will provide the producer with a production advance, in which case the Company usually recoups such advance before making any remittance of the producer's share of revenues. Where possible, the Company has endeavored to limit its risk by arranging for other distribution or major station groups to provide production, financing and/or distribution services in exchange for a portion of the Company's fees.

     In addition to U.S. television broadcast rights, the Company also acquires, where available on acceptable terms, world-wide broadcast television and non-standard television distribution rights (such as cable and videocassette rights) to the programs which it distributes. These acquisitions are typically on a long term exclusive basis, often between three and twelve years, in some cases with various renewal options, and may provide that the Company has the right to undertake production of the program if the producer fails to deliver the contracted programming.

     Concentration and Competition

     Competition in the production and distribution of television programming is intense. The Company's programming competes with other first-run programming, network programming reruns, and programs produced by local television stations. The Company competes with many other companies that have been acquiring, producing and distributing programs longer than the Company, most of which have greater financial resources than the Company. These competitors include large television and film studios such as The Walt Disney Company, Paramount Communications Inc., Columbia Pictures Television, 20th Century Fox Film Corp., MCA Inc., and Warner Bros. Inc., as well as other television distribution companies such as King World Productions, Inc. and Viacom, Inc. In addition, vertical integration of the television broadcast market and the creation and expansion of new "networks" which create a substantial portion of their own programming, such as UPN (United Paramount Network) and WB (Warner Brothers, Inc.) have decreased the number of available time slots for, and thereby increase the competition among, programs marketed for first-run syndication by independent syndicators like the Company. The Company also competes with companies for the sale of television advertising time, including Tribune Broadcasting Co., Viacom, Inc. and King World Productions, Inc.

     The Company's success is highly dependent upon such various unpredictable factors as the viewing preferences of television audiences. Public taste is unpredictable, and a shift in demand could cause the Company's programming to lose its appeal. Television programming also competes for audiences with many other forms of entertainment and leisure time activities, some of which include new areas of technology (e.g., video games and home video), the impact of which on the Company's operations cannot be predicted.

     For the Company to successfully place its syndicated television programming with independent television stations, the Company must generally enter into an agreement with station groups which own stations in the New York, Los Angeles and Chicago markets. The largest of these station groups include Chris Craft and Tribune which own or operate stations covering 19.4% and 28.4% of the domestic television market, respectively.

     During the years ended December 31, 1995, 1994 and 1993, The Fremantle Corporation, a corporation not affiliated with the Company, accounted for 6%, 13% and 17% of consolidated revenues, respectively. As of October 1995, in connection with the Mark Goodson Acquisition, a wholly-owned subsidiary of the Company obtained world-wide distribution rights to the formats and tapes in the Goodson library, subject to certain existing licenses. Such distribution rights are granted in perpetuity. See
"-- Acquisitions". In 1995, licensing arrangements with three producers represented 77% of gross revenues of AAFI: the Goodson license represented 40% of such gross revenues; the Hatos Hall license, the term of which ended in March 1996, subject to a "tail" provision of the type described above, represented 31% of such gross revenues (the Company is presently in discussions regarding the renewal of this license); and the Columbia license, the term of which ended in 1992, also subject to a "tail" provision, represented 6% of such gross revenues.

RECORDED MUSIC OPERATIONS

     The Recorded Music Industry

     According to statistics released by the Recording Industry Association of America, Inc., sales in the U.S. recorded music industry increased 2% during 1995 to $12.3 billion, based in part on the shipment of 1.1 billion units of records, tapes, compact discs ("CDs") and music videos. Industry wide unit shipments of CDs grew 9.9% as compared to new shipments in 1994. CDs also generally have a higher wholesale price and per unit gross profit margin than vinyl records and tapes. However, recordable CDs, digital audio tape ("DAT") and digital compact cassette ("DCC") technology have recently been introduced into the marketplace and enables consumers to make high quality duplicates from original CDs and DATs. In the absence of adequate copyright protection, recordable CD, DAT and DCC technology may affect industry sales of CDs, DATs and DCCs. It is not possible to predict the extent to which sales will be affected.

     Recorded Music Artists and Catalog

     The Company's recorded music division has been in business for approximately 15 years, nine years as a custom label and approximately the last five years as a full service operation. During this period, the Company has released approximately 140 albums of individual artists, groups and motion picture soundtracks, and special projections and compilations. The Company's current roster is comprised of 12 active artists, including James Brown, Skee-Lo and "Weird Al" Yankovic, whose recently released album, entitled Bad Hair Day, went "platinum". The Company's music catalog currently has approximately 75 catalog albums in active release. The following table sets forth certain albums in the Company's catalog:

"WEIRD AL" YANKOVIC      Alapalooza, Bad Hair Day, Dare to be Stupid, Even Worse, The Food
                         Album, Greatest Hits, Greatest Hits Vol. II, In 3-D, Off the Deep
                         End, Permanent Record (Box Set), Polka Party
JAMES BROWN              Gravity, Greatest Hits of the Fourth Decade, Greatest Hits-Live,
                         I'm Real, Live at the Apollo, Living in America, Love Overdue,
                         Universal James
SKEE-LO                  I Wish
SURVIVOR                 Caught in the Game, Eye of the Tiger, Greatest Hits, Moment of
                         Truth, Premonition, Vital Signs, When Seconds Count
E.L.O. PART II           Electric Light Orchestra Part 2, Greatest Hits-Live
THE NYLONS               Because, Four on the Floor, Harmony, The Christmas LP, Live to Love
SWEET SABLE              Old Time's Sake
12 GAUGE                 12 Gauge, Let Me Ride Again
FREDDIE JACKSON          Private Party
COUNT BASIE,             Jazz Fest Masters
SARAH VAUGHN,
DIZZY GILLESPIE
EDDIE & THE CRUISERS     Eddie: The Unreleased Tapes

JOHN CAFFERTY & THE      Roadhouse, Tough All Over
  BEAVER BROWN BAND
SOUNDTRACKS              Another 48 Hours, Baywatch, Cliffhanger, Cobra, Eddie & The
                         Cruisers, Eddie & The Cruisers II: Eddie Lives, Never Talk to
                         Strangers, Rambo III, Revenge of the Nerds, Rocky IV, The
                         Transformers, UHF

     Music Distribution

     Music distribution includes the sale and physical delivery of product to retailers and the collection of the related receivables. Generally, the recorded music industry attempts to restrict the return to the distributor of products that remain unsold through the use of penalties on the percentage of delivered products that are returned.

     The Company has operated its recorded music division as a full service label since September 30, 1990, and had obtained certain distribution services, primarily physical delivery of the product, collection of receivables and certain sales functions, from one of the major record distributors. Commencing January 1, 1996, Warner/Elektra/Atlantic Corporation, a division of Time Warner, Inc. ("WEA"), assumed responsibility for these distribution functions in the domestic market pursuant to a distribution agreement with an initial term of five years, under which WEA receives a distribution fee. David Mount, a director of the Company, is an executive officer of WEA. The Company is responsible for all other activities, including producing, marketing, promoting and manufacturing recorded music product for domestic distribution. These arrangements require the Company to fund various costs resulting in more risk to the Company, as opposed to a "custom label" arrangement where, for a larger distribution fee, the distributor assumes responsibility for substantially all of the activities currently handled by the Company. The WEA distribution agreement provided a $3.0 million non-refundable, non recoupable payment to the Company as consideration for the Company's entering into the agreement. This agreement may be extended, at WEA's option, if at the end of the initial five year term net sales of the Company's product through WEA have not reached $150 million. Such extension shall only continue until cumulative net sales reach $150 million. During the six months ended June 30, 1996 and the years ended December 31, 1995, 1994 and 1993, total recorded music and merchandising sales accounted for approximately 18%, 10%, 14% and 19% of consolidated revenues, respectively.

     The Company has extended, effective July 1, 1995, its existing foreign distribution agreement with PolyGram S. A. ("PolyGram") solely with respect to its current catalog product for five years, expiring June 30, 2000. PolyGram provides the Company with distribution and collection of recorded music sales for which the Company earns a royalty based on recorded music product sold throughout the world (net of reserves for returns), excluding the United States, Canada and Japan. PolyGram is responsible for all costs and expenses in connection with manufacturing, marketing, promotion and distribution in its territories.

     The Company has also entered into arrangements with other companies for distribution of the Company's recorded music products in Canada (Attic) and Japan (Pony/Canyon, Inc.). These arrangements provide for advances to the Company against royalties to be earned by the Company on recordings sold. The Company is in discussion with other companies concerning the distribution of its new product in the former PolyGram territories.

     The Company owns 64-track digital and 24-track recording facilities which enable the Company to produce recordings at a reduced cost in comparison to the cost of using outside facilities.

     Marketing and Promotion

     Marketing involves advertising and otherwise gaining exposure for recordings and artists through public performances and magazines, radio and television, other media and point-of-sale material. Promotion consists of efforts to obtain air play by radio stations of the recordings in coordination with the marketing and distribution programs. Under its WEA distribution agreement, the Company is responsible for all such domestic activities and expenses.

     Because the success of recording artists and releases is highly dependent upon consumer tastes and critical response, as well as public awareness of recording artists, the level of marketing and promotional activities and expenses necessary in any particular instance cannot be predicted with certainty.

     The production and distribution of music videos to accompany certain major record releases have become a promotional necessity and an additional financial burden to the releasing company. These videos may significantly increase the losses on any individual release should such recording not be successful, or increase revenues on a successful recording.

     Concentration and Competition

     There are six major recorded music distribution companies: WEA, Sony Music, BMG, PolyGram, Capitol Records/EMI (CEMA) and MCA Records, Inc. (UNI). The combined sales of these companies (with the inclusion of their independent distribution) represent substantially all of the sales in the recording industry. Significant consolidation has occurred through the acquisition by these major companies of smaller recorded music companies, such as the acquisitions by PolyGram of A&M, Island Records and Motown Record Corp.

     The success of any musical release depends upon unpredictable and changing factors such as the individual tastes of critics and consumers. The capital resources, artist rosters and retail penetration of the "major" recorded music companies are significantly greater than those of the Company. The greater capital resources of the "majors" permit them to withstand longer periods of low rates of successful releases.

     The relatively large number of artists under contract with a "major" could tend to increase the absolute number of profitable records produced by such a company; however, there are also inherent risks of producing relatively large numbers of unsuccessful products. While the Company has several successful artists under contract, each of the "majors" has far larger numbers of such artists under contract and may therefore be less affected than the Company by a single success or failure.

     Through the Company's arrangement for distribution with WEA and PolyGram (as to catalogue items), the Company seeks to take advantage of the distribution facilities of two of the "majors" and their inherently greater market penetration.

ANCILLARY BUSINESSES

     The Company generates additional revenue by merchandising certain of its television properties, principally Baywatch, and by developing on-line and interactive applications. The Company also retains music publishing rights with respect to its television and recorded music products to the extent possible.

ACQUISITIONS

     The Company from time to time considers the acquisition of program rights and the expansion of its business through the acquisition of assets or business of other entities engaged in businesses complementary to the current operations of the Company. This growth through acquisition strategy has contributed significantly to the Company's success. As part of the implementation of its strategy to acquire assets or businesses that increase production and distribution capabilities, the Company significantly expanded its international television production and distribution operations with the acquisition of certain assets of Fremantle International, Inc. in August 1994 (the "Fremantle International Acquisition") and the Mark Goodson Acquisition in October 1995 (completed as to the remaining 50% interest as of January 1996).

     The price for the Fremantle International Acquisition consisted of $31.5 million in cash, 630,000 shares of Common Stock and 25,200 shares of newly created Series B Convertible Preferred Stock (which were subsequently converted into 2,520,000 shares of Class B Common Stock). Additionally, the Company incurred transaction costs of $1.0 million. Upon consummation of the Fremantle International Acquisition, certain international programming rights (excluding programming rights under the Goodson contract) were transferred to the Company, and 100% of the non-voting equity of Fremantle International, Inc. (representing 99% of the total outstanding equity) was transferred to the Company. The Company has given notice to the other shareholder as to its conversion of non-voting shares to voting shares representing approximately 78.5% of the voting stock of Fremantle International Inc.

     As of October 6, 1995, the Company consummated the Mark Goodson Acquisition, pursuant to which Mark Goodson Productions, LLC acquired substantially all of the assets (excluding those relating to the lottery business) and assumed certain specified liabilities (collectively, with the subsequent IPG/Goodson Agreement described below, the "Mark Goodson Acquisition") of Mark Goodson Productions, L.P. and a related company (collectively, the "Sellers"). The purchase price consisted of payment by the Company of $25.0 million in cash and issuance by Interpublic of $25.0 million in its common stock to the Sellers, together with a contingent earn-out described below. Under the earn-out, Mark Goodson Productions, LLC will initially pay to an assignee of the Sellers a specified percentage of "Domestic Net Profits" (i.e. generally gross receipts less production costs, if applicable, a distribution fee to the Company under certain circumstances and residual payments) realized from the exploitation in the United States and Canada of the Goodson game shows (currently, primarily The Price Is Right) and other purchased television formats during the five-year period following October 6, 1995 (which period is subject to extension for an additional five years if total earn-out payments do not equal $48.5 million, in which case the earn-out shall be payable in neither a minimum nor a maximum amount). The specified percentage of Domestic Net Profits payable to the Sellers with respect to The Price Is Right is 75% during the network exhibition of the program during the five years after October 6, 1995 and otherwise the specified percentage is generally 50% for other programs. However, the earn-out does not apply to any net profits realized from the international exploitation of any of the purchased game shows or other purchased television formats. Additionally, the Company incurred transaction costs of $0.8 million. Through June 30, 1996, the Company has recorded contingent purchase price totaling $4.4 million (excluding an additional contingent purchase price of $0.9 million allocated to a third party in 1995 prior to the Company's ownership of 100% of Mark Goodson Productions, LLC).

     As of July 19, 1996 the Company entered into a Stock Purchase Agreement (the "Orbis Agreement"), with Orbis Entertainment Company, Inc. ("Orbis"), a television production company, and the shareholders of Orbis (the "Orbis Acquisition") to purchase all of the outstanding shares of Orbis for an initial purchase price of $2.5 million, which has been paid. In addition to the initial purchase price, the Orbis Agreement, for the first five years, provides for a contingent earn-out payment equal to 50% of net cash flow, as defined, and an additional contingent payment due after year five based on the cash flows of Orbis in years four and five, also as defined. Following the acquisition, the name of Orbis was changed to All American Orbis, Inc ("AAO"). The Company has accounted for the Orbis Acquisition under the purchase accounting method. As of July 19, 1996, the Company entered into five year employment agreements with the AAO executives.

GOVERNMENT REGULATION

     In a decision released September 6, 1995, the Federal Communications Commission ("FCC") repealed its financial interest and syndication rules effective as of September 21, 1995. Those FCC rules, which were adopted in 1970 to limit television network control over television programming and thereby foster the development of diverse programming sources, had restricted the ability of the three established, major U.S. television networks (i.e., ABC, CBS and NBC), to own and syndicate television programming. The impact of the repeal of the FCC's financial interest and syndication rules on the Company's operations cannot be predicted at the present time, although it is expected that there will be an increase in-house productions of television programming for the network's own use. It is possible that this change will have a negative impact on the Company's business. Additionally, in international markets, the Company may be subject to local content and quota requirements which effectively prohibit or limit access to particular markets.

     In a decision released September 1, 1995, the FCC repealed the Prime Time Access Rule, effective August 30, 1996. The Prime Time Access Rule generally prohibits network-affiliated television stations in the top 50 television markets from broadcasting more than three hours of network programs, or programs previously aired on a network during the four prime time viewing hours (i.e., 7:00 p.m. -- 11:00 p.m. Eastern and Pacific time, and 6:00 p.m. -- 10:00 p.m. Central and Mountain times). Due to the Prime Time Access Rule, network-affiliated television stations often acquire a certain amount of programming (typically including game shows) for exhibition during the prime time access period from independent television producers and syndicators. While the Company's sale of syndicated programming during prime time is primarily to independent television stations rather than to network-affiliated stations, it is possible that the repeal of the Prime Time Access Rule may constrict the market for the Company's television programming product and that the Company might be subject to increased competition.

     On February 1, 1996, Congress passed the Telecommunications Act of 1996 (the "1996 Act"), and President Clinton signed it into law on February 8, 1996. The 1996 Act is the first comprehensive re-write of the Communications Act of 1934, as amended (the "1934 Act") and dramatically changes the ground rules for competition and regulation in virtually all sectors of the telecommunications industry, from local and long-distance telephone services, to broadcasting, cable television, and equipment manufacturing. The 1996 Act eliminates many entry barriers to the telecommunications business, relaxes concentration and merger rules, and delegates authority for implementing the Act to the FCC.

     Pursuant to the 1996 Act, the FCC has revised broadcast multiple ownership rules so as to allow a single individual, person or entity to own or control or have a cognizable interest in television stations that reach as much as 35% of the U.S. television market. In addition, as mandated by the 1996 Act, the FCC has eliminated the numerical limits previously set forth in the FCC's rules on the number of television stations that a given individual or entity could own, or have an attributable interest in.

     Under the 1996 Act, manufacturers of television set equipment will be required to equip all new television receivers with a so-called "V-Chip" which would allow for parental blocking of violent, sexually-explicit or indecent programming based on a rating for any given program that would be broadcast along with the program. Unless the television industry establishes a voluntary ratings system by February 1998, the FCC is directed by the 1996 Act to develop a ratings system based upon the recommendations of an advisory committee selected by the FCC. A coalition of various segments of the entertainment industry has announced plans to devise a voluntary industry ratings code for rating video programming with respect to violent, sexual or indecent content. The industry coalition has announced its intent to have these new guidelines in place before February 1997.

     Other provisions of the 1996 Act allow local exchange telephone companies to offer multichannel video programming service, subject to certain regulatory requirements, and allow for cable companies to offer local exchange telephone service. The 1996 Act thus fosters the development of a larger number of video program distribution sources.

     The impact on the Company of the changes in the 1934 Act brought about by the 1996 Act and by accompanying changes in FCC rules cannot be predicted at the present time, although it is expected that there will be an increase in the demand for video programming product as a result of the likelihood that these regulatory changes will facilitate the advent of additional exhibition sources for such programming. However, it is possible that recent alliances of certain program producers and television station group owners, coupled with the recent FCC rule revision allowing a single television station licensee to own television stations reaching up to 35 percent of the nation's television households, may place additional competitive pressures on program suppliers who are unaligned with any television station group owners.

EMPLOYEES

     The Company has approximately 294 full-time employees and 5 part-time employees, of whom 76 are based in its New York and other U.S. offices, 79 are based in its Santa Monica office, 107 are based in Germany, 24 are based in London and 13 are based in other countries, principally in Europe. When in production, the Company has approximately 150 temporary employees working on the production of episodic series such as Baywatch and Baywatch Nights. The production season typically runs from March to December, with post-production activities typically continuing into the following March.

     Various employees of the Company's subsidiaries working on production of programming are, or were, covered by collective bargaining agreements with various professional guilds, including the Screen Actors Guild, the Writers Guild of America, the American Federation of Television and Recording Artists, the Directors Guild of America and the Association of Canadian Television and Radio Artists, depending upon production locations and various other factors.

     The Company believes that its relations with employees are good.

LEGAL PROCEEDINGS

     On or about August 19, 1996, the Company's Subsidiary, Mark Goodson Productions, LLC ("Goodson") filed an arbitration claim against Grundy International Operations Limited ("Grundy"), with the American Arbitration Association in New York, Case No. 13 T 153 00742 96. Goodson is the successor-in-interest under a license agreement (the "Agreement") with Grundy whereby Goodson's predecessor licensed to Grundy the rights in certain territories to various television game shows and game show formats. The initial term of the Agreement expired on June 28, 1996, subject to a contractual provision in the Agreement requiring the parties to negotiate in good faith about a possible two year extension of the Agreement during the six months prior to such expiration date. No such extension was agreed upon by the parties during such period. Goodson has declared a default in connection with Grundy entering into various license agreements without obtaining Goodson's prior consultation and approval as required under the Agreement, and Grundy has taken the position that such license agreements were not subject to the consultation and approval provisions of the Agreement and that Goodson did not fulfill the foregoing good faith requirement. Goodson is seeking a declaration of rights, an accounting of all monies Grundy received by Grundy under the licenses and all other appropriate relief. While Goodson intends to vigorously prosecute the arbitration, there is no assurance that Goodson will ultimately prevail in this matter.

     The Company is party to legal proceedings which are routine and incidental to the business. The Company believes that the results of such litigation will not have a material adverse effect on the Company's financial condition or results of operations.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The names, ages and positions of the executive officers and directors of the Company are set forth below along with their business experience during the past five years. Directors are elected at the annual meeting of stockholders to serve until they resign or are removed, or are otherwise disqualified to serve, or until their successors are elected and qualified. Executive officers of the Company are appointed at the Board's first meeting after each annual meeting of stockholders.

            NAME                                      POSITION                            AGE
-----------------------------  -------------------------------------------------------    ---
Anthony J. Scotti**..........  Chief Executive Officer and Chairman of the Board          56
Myron I. Roth**..............  President, Chief Operating Officer and Director            63
Thomas Bradshaw**............  Chief Financial Officer, Senior Executive Vice             53
                               President and Director
Sydney D. Vinnedge...........  Senior Executive Vice President and Director               52
Benjamin J. Scotti...........  Senior Executive Vice President; Executive Vice            59
                               President -- All American Music Group and Director
Lawrence E. Lamattina........  Chief Executive Officer and President -- All American/     51
                               Fremantle Television Group and Director
Gordon C. Luce*..............  Director                                                   70
R. Timothy O'Donnell*+ ++....  Director                                                   41
David A. Mount*+ ++..........  Director                                                   53
Eugene P. Beard..............  Director                                                   61

---------------
*  Member of Stock Option Committee
** Member of Executive Committee
+  Member of Compensation Committee
++ Member of Audit Committee

     Each of the persons listed above (other than Messrs. Lamattina, O'Donnell, Mount and Beard) assumed the positions listed above on February 25, 1991, the date on which Scotti Brothers Entertainment Industries, Inc. ("SBEI"), since re-named All American Entertainment, Inc., merged (the "Merger") into All American Television, Inc. ("AATV"), which was the legal predecessor to the Company. Prior to such date, Anthony J. Scotti and Mr. Vinnedge were directors of AATV.

     ANTHONY J. SCOTTI is a co-founder of the Company and has been a director of the Company since its inception in 1982. He became Chief Executive Officer and Chairman of the Board on February 25, 1991. Mr. Scotti has served as a consultant to Carolco Pictures Inc. (motion picture production) and was a director of LIVE Entertainment, Inc. (entertainment software) from November 1988 until his resignation in May 1996. Mr. Scotti was the non-executive Chairman of the Board of LIVE Entertainment from November 1992 until his resignation in March 1996.

     MYRON I. ROTH joined SBEI in December 1990 as President and Chief Operating Officer, and he assumed the same titles and became a director of the Company on February 25, 1991. Mr. Roth is a member of the Board of Directors of the Record Industry Association of America.

     THOMAS BRADSHAW was a director, Senior Executive Vice President and Chief Financial Officer of SBEI from 1985 and, on February 25, 1991, he assumed the same positions at the Company. In addition, Mr. Bradshaw was a director of LIVE Entertainment, Inc. from December 1988 to November 1993.

     SYDNEY D. VINNEDGE is a co-founder of the Company and has been a director of the Company since its inception in 1982. Since February 25, 1991, Mr. Vinnedge has served as Senior Executive Vice President of the Company.

     BENJAMIN J. SCOTTI co-founded the predecessor to SBEI in 1974 and served as Co-Chairman of SBEI until February 25, 1991. Since February 25, 1991, Mr. Scotti has been Senior Executive Vice President of the Company, Senior Executive Vice President of All American Music Group (a subsidiary of the Company) and a director of the Company. He is the brother of Anthony J. Scotti.

     LAWRENCE E. LAMATTINA became Chief Executive Officer and President of All American/ Fremantle Television Group, an operating division of the Company, on August 3, 1994 and a director on October 12, 1994. Since May 1989, he has been Chairman of the Board of Fremantle International, Inc. and Chairman and Chief Executive Officer of EC TV, a division of The Interpublic Group of Companies, Inc. ("IPG"). Mr. Lamattina also continues to act as a consultant to IPG with respect to areas that are not competitive with the Company.

     GORDON C. LUCE is a senior advisor to Eastman & Benirschke Financial Group (financial planning and insurance brokerage), a position he has held from July 1990 to the present. Mr. Luce is a member of the Board of Directors of PS Group (a diversified investment company) and Molecular Biosystems, Inc. (a medical research enterprise) and is currently a member of the Board of Trustees of the University of Southern California and the Chairman of Scripps Health. He became a director of the Company on February 25, 1991. Mr. Luce was a director of Carolco Pictures, Inc. until his resignation in November 1995.

     R. TIMOTHY O'DONNELL was elected to the Company's Board of Directors effective January 2, 1992. He is president of Jefferson Capital Group, Ltd., a privately held investment banking group co-founded by Mr. O'Donnell in September 1989. Mr. O'Donnell has been a director of LIVE Entertainment, Inc. since 1988, a director of Shorewood Packaging Corporation (packager for records, videos and cassettes) since October 1991 and a director of Cinergi Pictures Entertainment Inc. (motion picture production) since March 1994.

     DAVID A. MOUNT was appointed to the Board on May 5, 1994. In March 1995, Mr. Mount was named Chairman and Chief Executive Officer of Warner Media Manufacturing and Distribution. Prior thereto, Mr. Mount had been President and Chief Executive Officer of Warner/Elektra/Atlantic Corporation, a division of Time Warner, Inc., since October 1993. Mr. Mount was President and Chief Executive Officer of LIVE Entertainment, Inc. from August 1988 through September 1993. In addition, Mr. Mount served as a director of LIVE Entertainment in 1989 and from January 1992 to the present. On February 2, 1993, LIVE Entertainment filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code and emerged pursuant to a plan of reorganization on March 17, 1993. From August 1989 to June 1993, Mr. Mount was President of LIVE Home Video, Inc., a subsidiary of LIVE Entertainment, Inc. He was Chief Executive Officer of LIVE Home Video, Inc. from August 1989 to October 1993.

     EUGENE P. BEARD became a member of the Board of Directors on October 12, 1994. Mr. Beard has been the Vice Chairman -- Finance and Operations of IPG since October 1995, was Executive Vice President -- Finance and Operations of IPG prior to that time and has served as a director of IPG since 1982. Mr. Beard is a member of the Board of Directors of Brown Brothers Harriman, 59 Wall Street Fund, Inc. (diversified investment fund), and Micrografx, Inc. (computer software).

     IPG has entered into a voting agreement with certain management stockholders of the Company (including Anthony J. Scotti) to vote for the election of one member of the Company's Board of Directors nominated by IPG.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information as of September 12, 1996 concerning the beneficial ownership of certain securities of the Company by (i) each person who is known to the Company to be a beneficial owner of more than five percent of the outstanding Common Stock or Class B Common Stock of the Company, (ii) each of the current Directors of the Company, and (iii) all current Directors, the Chief Executive Officer and the four most highly compensated officers of the Company who served in such capacities during the 1995 fiscal year (the "Named Officers") of the Company, as a group. Unless otherwise specified, the address of each beneficial owner listed below is 808 Wilshire Boulevard, Santa Monica, California 90401-1810.

                                                         PERCENT OF      CLASS B      PERCENT OF CLASS B
                                         COMMON STOCK   COMMON STOCK   COMMON STOCK      COMMON STOCK
                                         BENEFICIALLY   BENEFICIALLY   BENEFICIALLY      BENEFICIALLY
                                           OWNED(1)        OWNED         OWNED(1)           OWNED
                                         ------------   ------------   ------------   ------------------
Anthony J. Scotti(2)...................    3,299,729        49.68%              --              --
Benjamin J. Scotti(3)..................    1,441,995        24.83%              --              --
Myron I. Roth(4).......................      440,850         7.47%              --              --
Thomas Bradshaw(5).....................      385,850         6.57%         100,000            1.72%
Sydney D. Vinnedge(6)..................      153,975         2.65%              --              --
Lawrence E. Lamattina(7)...............      130,000         2.20%              --              --
Gordon C. Luce(8)......................        2,800            *               --              --
David A. Mount(8)......................        1,800            *               --              --
R. Timothy O'Donnell(9)................       97,400         1.66%
  Jefferson One Capital Group, Ltd.
  One James Center
  901 East Cary Street
  Suite 1400
  Richmond, Virginia 23219
Eugene P. Beard(10)....................           --           --               --              --
  The Interpublic Group of
  Companies, Inc. ("IPG")
  1271 Avenue of the Americas
  New York, New York 10020
IPG(11)(12)............................      630,000        10.86%       2,520,000           44.06%
  171 Avenue of the Americas
  New York, New York 10020
FMR Corp.(13)..........................      628,403         9.82%              --              --
  82 Devonshire Street
  Boston, Massachusetts 02109
Franklin Resources, Inc.(14)...........      366,957         5.95%              --              --
  777 Mariners Island Boulevard
  San Mateo, California 94404
Janus Capital Corp.(15)................           --           --          500,000            8.74%
  100 Filmore Street, Suite 300
  Denver, Colorado 80206
All Directors and Executive............    4,891,074        70.91%         100,000            1.72%
  Officers as a group (10 persons)

---------------
  *  less than 1%

 (1) Amounts include options and other securities exercisable or convertible into shares of Common Stock or Class B Common Stock, as the case may be, held by such beneficial owner, unless such securities are not convertible or exercisable within 60 days.

 (2) Common Stock includes 1,295,038 shares beneficially owned by Messrs. Roth, Bradshaw, Vinnedge, Lamattina and certain other employees which Anthony J. Scotti has a proxy to vote.

     Includes vested options to purchase 500,000 shares of Common Stock. Further includes 8,696 shares of Common Stock issuable upon conversion of the Convertible Notes registered under a registration statement. Does not include 1,200,000 shares of Class B Common Stock issuable to Mr. Scotti upon exercise of options which have not vested and are not subject to vesting within the next 60 days.

 (3) Includes 6,000 time vesting Common Stock options which have vested. Does not include 14,000 time vesting Common Stock options which have not vested and are not subject to vesting within the next 60 days. Further, does not include 100,000 shares of Class B Common Stock issuable to Mr. B. Scotti upon exercise of options which have not vested and are not subject to vesting within the next 60 days.

 (4) 415,850 of such Common Stock shares are subject to a voting proxy granted to Anthony J. Scotti. Includes vested performance options to purchase 100,000 shares of Common Stock.

 (5) 385,850 of such Common Stock shares are subject to a voting proxy granted to Anthony J. Scotti. Includes vested performance options to purchase 70,000 shares of Common Stock. Includes 100,000 shares of Class B Common Stock issuable to Mr. Bradshaw upon exercise of vested options. Does not include 150,000 shares of Class B Common Stock issuable to Mr. Bradshaw upon exercise of options which have not vested and are not subject to vesting within the next 60 days.

 (6) 120,225 of such Common Stock shares are subject to a voting proxy granted to Anthony J. Scotti. Includes vested performance options to purchase 12,000 shares of Common Stock. Does not include 6,000 shares of Class B Common Stock issuable to Mr. Vinnedge upon exercise of options which have not vested and are not subject to vesting within the next 60 days.

 (7) Mr. Lamattina owns 30,000 shares of restricted Common Stock which vest in July 1998, is vested in time vesting options to purchase 50,000 shares of Common Stock and is vested in performance options to purchase 50,000 shares of Common Stock. All such shares are subject to a voting proxy granted to Anthony J. Scotti. Excludes 75,000 time vesting Common Stock options which have not vested and are not subject to vesting within the next 60 days. Further, does not include 25,000 shares of Class B Common Stock issuable upon exercise of options which have not vested and are not subject to vesting within the next 60 days.

 (8) Includes 1,800 time vesting Common Stock options which have vested. Excludes 4,200 time vesting Common Stock options which have not vested and are not subject to vesting within the next 60 days. Further, does not include 3,000 shares of Class B Common Stock issuable upon exercise of options which have not vested and are not subject to vesting within the next 60 days.

 (9) Mr. O'Donnell owns 33,100 shares of Common Stock, and his affiliate, Jefferson Capital Group, Ltd., owns warrants to purchase 62,500 shares of Common Stock. Includes 1,800 time vesting Common Stock options which have vested. Excludes 4,200 time vesting Common Stock options which have not vested and are not subject to vesting within the next 60 days. Further, does not include 3,000 shares of Class B Common Stock issuable upon exercise of options which have not vested and are not subject to vesting within the next 60 days.

(10) Mr. Beard was appointed to the Board of Directors on October 12, 1994 to fill a vacancy. Mr. Beard does not own any shares of Common Stock or Class B Common Stock directly and disclaims beneficial ownership of the 630,000 shares of Common Stock and the 2,520,000 shares of Class B Common Stock owned by IPG.

(11) As disclosed on a Schedule 13D, dated August 12, 1994.

(12) Represents approximately 27.3% (approximately 18.6% on a fully-diluted basis) of Common Stock when Common Stock and Class B Common Stock are aggregated as one class.

(13) As disclosed on a Schedule 13G, dated January 10, 1996; includes 600,003 shares of Common Stock issuable upon conversion of the Convertible Notes.

(14) As disclosed on a Schedule 13G, dated February 13, 1996.

(15) As disclosed on a Schedule 13G, dated February 8, 1996.

             DESCRIPTION OF CERTAIN INDEBTEDNESS AND CAPITAL STOCK

6 1/2% CONVERTIBLE SUBORDINATED NOTES

     In October 1993, the Company issued its 6 1/2% Convertible Subordinated Notes due 2003 (the "Convertible Notes") in the aggregate principal amount of $60.0 million. The Company received net proceeds of approximately $56.8 million from the issuance of the Convertible Notes. A portion of the proceeds was used to repurchase and retire all of the Company's issued and outstanding shares of redeemable Series A Preferred Stock and redeemable Common Stock of the Company, to temporarily repay all amounts outstanding under its commercial bank facilities, and for general corporate purposes.

     The Convertible Notes were issued pursuant to a Fiscal Agency Agreement, dated as of October 6, 1993 (the "Fiscal Agency Agreement"), between the Company and BankAmerica National Trust Company, as Fiscal Agent (the "Prior Fiscal Agent"). During 1995, the Prior Fiscal Agent's responsibilities under the Fiscal Agency Agreement were transferred by the Prior Fiscal Agent to First Trust of New York, N.A. The Convertible Notes bear interest from October 6, 1993 at the rate of 6 1/2% per annum, payable semiannually in arrears on each April 1 and October 1. Interest on the Convertible Notes is paid on the basis of a 360-day year of twelve 30-day months. The Convertible Notes will mature on October 1, 2003.

     The Convertible Notes are subordinated in right of payment to the prior payment in full of all Senior Indebtedness (as defined in the Convertible Notes and the Fiscal Agency Agreement) of the Company.

     The Convertible Notes are convertible into Common Stock, initially at a conversion rate of $11.50 per share (equivalent to 86.957 shares of Common Stock for each $1,000 principal amount of Convertible Notes), prior to redemption or maturity. As of September 16, 1996, the Company had received notice from holders of $3.7 million principal amount of the Convertible Notes to convert such Convertible Notes into 320,695 shares of Common Stock. The conversion price is subject to adjustment in certain events as set forth in the Fiscal Agency Agreement. The shares underlying certain of the Convertible Notes have been registered with the Securities and Exchange Commission pursuant to an effective registration statement.

     The Convertible Notes may be redeemed, at the option of the Company, in whole or in part, at any time after October 1, 1996, at redemption prices commencing at 104.643% of par and declining each subsequent year to 100% of par in 2001, together with accrued but unpaid interest through the date of redemption. The Convertible Notes may also be redeemed at any time, as a whole but not in part, in the event of certain changes in U.S. tax laws. In case of any such redemption, the redemption price will be 100% of the principal amount of the Convertible Notes, together in each case with accrued interest to the date of redemption. The Convertible Notes are also subject to mandatory payment at 101% of par if (i) the Common Stock is not listed for trading on any exchange or NASDAQ for 10 consecutive trading days; or (ii) any person, other than certain executive officers and directors of the Company, acquires more than 50% of the total voting power of the Common Stock (with certain exceptions).

     On October 25, 1996, the Company provided notice to the Fiscal Agent that it has elected to redeem in whole all of its outstanding Convertible Notes on November 27, 1996.

CAPITAL STOCK

     The authorized capital stock of the Company consists of 40,000,000 shares of Common Stock, consisting of (i) 20,000,000 shares of Common Stock having a par value of $0.0001 per share and (ii) 20,000,000 shares of Class B Common Stock having a par value of $0.0001 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. As of September 12, 1996, 5,800,957 (including 30,000 treasury shares) shares of Common Stock and 5,720,000 shares of

Class B Common Stock were issued and outstanding and at the date hereof, there are no shares of preferred stock which have been issued and which are currently outstanding. The Board of Directors, without further action by the stockholders, is authorized to issue preferred stock in one or more series and to designate as to any such series the dividend rate, redemption prices, preferences on liquidation or dissolution, sinking fund terms, conversion rights, voting rights and any other preferences or special rights and qualifications.

     Common Stock

     The Common Stock has no preemptive rights and no redemption, sinking fund or conversion provisions. All shares of Common Stock have one vote on any matter submitted to the vote of stockholders. The Common Stock does not have cumulative voting rights. Upon any liquidation of the Company, the holders of Common Stock are entitled to receive, share for share with the holders of shares of Common Stock on a pro rata basis, all assets then legally available for distribution after payment of debts and liabilities and preferences on preferred stock, if any. Holders of Common Stock are entitled to receive dividends share for share with the holders of shares of Common Stock when and as declared by the Board of Directors out of funds legally available therefor (subject to the prior rights of preferred stock, if any). All shares of Common Stock are fully paid and nonassessable. As of September 12, 1996, there were approximately 70 registered holders of Common Stock.

     Class B Common Stock

     The Class B Common Stock has no preemptive rights and no redemption, sinking fund or conversion provisions. Except as otherwise required by law, the shares of Class B Common Stock have no voting rights. Under Delaware law, holders of Class B Common Stock are permitted to vote on amendments to the Company's certificate of incorporation, whether or not entitled to vote thereon by the certificate of incorporation, if such amendment would, among other things, alter or change powers, preferences, or special rights of such class. The Class B Common Stock shall be automatically converted into shares of Common Stock on a share for share basis upon certain changes in control (as defined) of the Company. As defined a "change in control" shall mean (i) the beneficial ownership (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of Anthony J. Scotti (and of members of his immediate family, including Benjamin J. Scotti and his immediate family) and Related Parties (which includes shares of Common Stock as to which Anthony J. Scotti, from time to time, holds a proxy and any shares of Common Stock beneficially owned by IPG) is less than 30% of the outstanding Common Stock (prior to any conversion of the Convertible Notes), (ii) the beneficial ownership of Anthony
J. Scotti and Related Parties is less than 20% of the outstanding Common Stock following conversion of any of the Convertible Notes (which percentage applies as a result of the conversion of a portion of the Convertible Notes prior to the date hereof), or (iii) if any person other than Anthony J. Scotti or any related person acquires more than 50% of the Common Stock. Upon any liquidation of the Company, the holders of Class B Common Stock are entitled to receive, share for share with the holders of shares of Common Stock on a pro rata basis, all assets then legally available for distribution after payment of debts and liabilities and preferences on preferred stock, if any. Holders of Class B Common Stock are entitled to receive dividends share for share with the holders of shares of Common Stock when and as declared by the Board of Directors out of funds legally available therefor (subject to the prior rights of preferred stock, if any). All shares of Class B Common Stock are fully paid and nonassessable. As of September 12, 1996 there were six registered holders of Class B Common Stock.

     In addition, the Company agreed with IPG, in connection with the Fremantle International Acquisition, that IPG has the right to exchange a proportionate number of shares (calculated on a fully diluted basis) of Class B Common Stock acquired by IPG pursuant to the Fremantle International Acquisition for shares of Common Stock in the event the Company consummates an acquisition of a business pursuant to which the Company issues shares of Common Stock in exchange for the assets or the capital stock of such business (a "Transaction"), provided, however, such shares shall not be exchangeable until the Company issues, in one or more Transactions, an aggregate of 1,000,000 shares (subject to proportionate increase or decrease for stock splits, stock dividends or combinations) of Common Stock. This contractual exchange right applies to IPG only.

     The Board of Directors and stockholders of the Company have approved an amendment to the Company's Restated Certificate of Incorporation, subject to NASDAQ approval, which would permit holders of Common Stock to convert each share of Common Stock held by such holder into one share of Class B Common Stock. Holders of Common Stock who choose to convert their shares will not receive any consideration for such conversion, other than shares of Class B Common Stock. No assurance is made, however, that approval by NASDAQ in connection with such proposed amendment, will be obtained.

     Warrants

     In accordance with the terms of the LBS Acquisition, the Company issued warrants to acquire up to an aggregate of 281,250 shares of its Common Stock to certain creditors of LBS and other third parties as follows: warrants to purchase 31,250 shares of Common Stock were issued to each of International Family Entertainment, Inc. and the unsecured creditors of LBS at an exercise price of $11.00 per share and warrants to acquire an aggregate of up to 218,750 shares of Common Stock were issued to the former senior secured creditor of LBS, the Bank of New York. The Bank of New York received the following put options:
(i) with respect to warrants to acquire up to an aggregate of 156,250 shares of Common Stock, at $8.00 per warrant if the Company's reported cumulative pre-tax earnings reach $30.0 million at any time during the period beginning January 1, 1993 and ending December 31, 1995, for a total obligation of $1.3 million, and
(ii) with respect to warrants to acquire up to an aggregate of 62,500 shares of Common Stock, at $4.00 per warrant beginning after December 31, 1993, for a total obligation of $0.3 million (which put was exercised resulting in the cancellation of such warrant). The remaining Bank of New York warrant was sold, without the remaining put option, to accounts managed by Arnhold and S. Bleichroeder, Inc.

                         DESCRIPTION OF EXCHANGE NOTES

GENERAL

     The Exchange Notes will be issued pursuant to an Indenture (the "Indenture") between the Company and U.S. Trust Company of California, N.A., as trustee (the "Trustee"), as supplemented and amended from time to time. The Exchange Notes will evidence the same indebtedness as the Original Notes (which they replace) and will be issued under, and entitled to the benefits of the Indenture. The form and terms of the Exchange Notes are the same as the form and terms of the Original Notes except that (i) the Exchange Notes will bear the Series B Designation, (ii) the Exchange Notes will have been registered under the Securities Act and, therefore, the Exchange Notes will not bear legends restricting the transfer thereof and (iii) holders of the Exchange Notes will not be entitled to certain rights of holders of the Original Notes under the Registration Rights Agreement, which rights will terminate upon consummation of the Exchange Offer. The terms of the Notes include those stated in the Indenture. The Notes are subject to all such terms, and Holders of Notes are referred to the Indenture for a statement thereof. The following summary of certain provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below. The definitions of certain terms used in the following summary are set forth below under "-- Certain Definitions."

     The Exchange Notes will be general unsecured obligations of the Company and will be subordinated in right of payment to Senior Debt. Operations of the Company primarily are conducted through its Subsidiaries and, therefore, the Company is dependent upon the cash flow of its Subsidiaries to meet its obligations, including its obligations under the Notes, which have not been guaranteed by the Subsidiaries. The Notes will be effectively subordinated to all indebtedness and other liabilities and commitments (including trade payables and lease obligations) of the Company's Subsidiaries. Any right of the Company to receive assets of any of its Subsidiaries upon the latter's liquidation or reorganization (and the consequent right of the Holders of the Notes to participate in those assets) will be effectively subordinated to the claims of that Subsidiary's creditors, except to the extent that the Company is itself recognized as a creditor of such Subsidiary, in which case the claims of the Company would still be subordinate to any security in the assets of such Subsidiary and any indebtedness of such Subsidiary senior to that held by the Company. The Indenture provides that indebtedness of Restricted Subsidiaries (other than trade payables and general liabilities) will be limited to indebtedness under the Bank Credit Agreement, Acquired Debt (as defined), indebtedness owed to the Company or another Restricted Subsidiary and certain other permitted indebtedness to the extent permitted thereunder. As of June 30, 1996, on a pro forma basis giving effect to the Private Offering, the Company would have had Senior Debt of approximately $34.8 million and, through its subsidiaries, would have had additional liabilities aggregating approximately $84.8 million. In addition, as of such date, the Company would have had the right on a pro forma basis to borrow an additional $84.4 million of Senior Debt under the Restructured Credit Facility (plus up to an additional $30.8 million of Senior Debt which could have been incurred thereunder subject to borrowing base availability). See "Risk Factors -- Holding Company Structure."

     As of the date of the Indenture, all of the Company's Subsidiaries were Restricted Subsidiaries. However, under certain circumstances, the Company will be able to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to many of the restrictive covenants set forth in the Indenture.

PRINCIPAL, MATURITY AND INTEREST

     The Exchange Notes are limited in aggregate principal amount to $100.0 million and will mature on October 15 , 2001. Interest on the Notes will accrue at the rate of 10.875% per annum and will be payable semiannually in arrears on April 15 and October 15, commencing on April 15, 1997, to Holders of record on the immediately preceding April 1 and October 1, respectively. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the Issue Date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. The Notes will be payable both as to principal and interest at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, payment of interest may be made by check mailed to the Holders of the Notes at their addresses set forth in the register of Holders of Notes; provided, that all payments with respect to Global Notes and Certificated Notes having an aggregate principal amount of $100,000 or more, the Holders of which have given wire transfer instructions to the Company at least ten business days prior to the applicable payment date, will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Until otherwise designated by the Company, the Company's office or agency in New York will be the office of the Trustee maintained for such purpose.

FORM, DENOMINATION, BOOK-ENTRY PROCEDURES AND TRANSFER

     The Exchange Notes will be represented by one Note in registered, global form without interest coupons (the "Global Note"). The Global Note will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

     Except as set forth below, the Global Note may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Note may not be exchanged for Notes in certificated form except in the limited circumstances described below. See "-- Exchange of Book-Entry Notes for Certificated Notes."

     Initially, the Trustee will act as Paying Agent and Registrar. The Notes may be presented for registration of transfer and exchange at the offices of the Registrar.

     TENDER OF ORIGINAL NOTES HELD IN PHYSICAL FORM. To tender effectively Original Notes held in physical form pursuant to the Exchange Offer, a properly completed Letter of Transmittal (or a facsimile thereof) duly executed by the Holder thereof, and any other documents required by the Letter of Transmittal, must be received by the Exchange Agent at one of its addresses set forth below, and tendered Original Notes must be received by the Exchange Agent at such address (or delivery effected through the deposit of Original Notes into the Exchange Agent's account with DTC and making book-entry delivery as set forth below) on or prior to the Expiration Date, or the tendering holder must comply with the guaranteed delivery procedure set forth below. LETTERS OF TRANSMITTAL OR ORIGINAL NOTES SHOULD BE SENT ONLY TO THE EXCHANGE AGENT AND SHOULD NOT BE SENT TO THE COMPANY.

     TENDER OF ORIGINAL NOTES HELD THROUGH DTC. To tender effectively Original Notes that are held through DTC, DTC participants should either (i) properly complete and duly execute the Letter of Transmittal (or a facsimile thereof), and any other documents required by the Letter of Transmittal, and mail or deliver the Letter of Transmittal or such facsimile pursuant to the procedures for book-entry transfer set forth below or (ii) transmit their acceptance through ATOP, for which the transaction will be eligible, and DTC will then edit and verify the acceptance and send an Agent's Message to the Exchange Agent for its acceptance. Delivery of tendered Original Notes held through DTC must be made to the Exchange Agent pursuant to the book-entry delivery procedures set forth below or the tendering DTC participant must comply with the guaranteed delivery procedures set forth below.

     BOOK-ENTRY DELIVERY PROCEDURES. The Exchange Agent will establish accounts with respect to the Original Notes at DTC for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in DTC may make book-entry delivery of the Original Notes by causing DTC to transfer such Original Notes into the Exchange Agent's account in accordance with DTC's procedures for such transfer. However, although delivery of Original Notes may be effected through book-entry at DTC, the Letter of Transmittal (or facsimile thereof), with any required signature guarantees or an Agent's Message in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at one or more of its addresses set forth in this Prospectus on or prior to the Expiration Date, or compliance must be made with the guaranteed delivery procedures described below. Delivery of documents to DTC does not constitute delivery to the Exchange Agent. The confirmation of a book-entry transfer into the Exchange Agent's account at DTC as described above is referred to herein as a "Book Entry Confirmation."

     The term "Agent's Message" means a message transmitted by DTC to, and received by, the Exchange Agent and forming a part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgement from each participant in DTC tendering the Original Notes and that such participant has received the Letter of Transmittal and the Company may enforce such agreement against such participant.

     SIGNATURE GUARANTEES. Signatures on all Letters of Transmittal must be guaranteed by a recognized member of the Medallion Signature Guarantee Program or by any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 promulgated under the Exchange Act (each of the foregoing, an "Eligible Institution"), unless the Original Notes tendered thereby are tendered
(i) by a registered Holder of Original Notes (or by a participant in DTC whose name appears on a DTC security position listing as the owner of such Original Notes) who has not completed either the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal, or (ii) for the account of an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If the Original Notes are registered in the name of a person other than the signer of the Letter of Transmittal or if Original Notes not accepted for exchange or not tendered are to be returned to a person other than the registered Holder, then the signatures on the Letters of Transmittal accompanying the tendered Original Notes must be guaranteed by an Eligible Institution as described above. See Instructions 1 and 5 of the Letter of Transmittal.

DEPOSITORY PROCEDURES

     The Exchange Notes will be deposited with DTC, in New York, New York, and registered in the name of DTC or its nominee in each case for credit to an account of a direct or indirect participant in DTC as described below.

     DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

     DTC has also advised the Company that, pursuant to procedures established by it, (i) upon deposit of the Global Note, DTC will credit the accounts of Participants designated by the Purchasers with portions of the principal amount of the Global Notes and (ii) ownership of such interests in the Global Note will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Note).

     Investors in the Global Note may hold their interests therein directly through DTC, if they are participants in such system, or indirectly through organizations (including Euroclear and CEDEL) which are participants in such system. All interests in the Global Note, may be subject to the procedures and requirements of DTC. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in the Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants and certain banks, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests. For certain other restrictions on the transferability of the Notes, see "-- Exchange of Book-Entry Notes for Certificated Notes."

     EXCEPT AS DESCRIBED BELOW, OWNERS OF INTERESTS IN THE GLOBAL NOTE WILL NOT HAVE NOTES REGISTERED IN THEIR NAMES, WILL NOT RECEIVE PHYSICAL DELIVERY OF NOTES IN CERTIFICATED FORM AND WILL NOT BE CONSIDERED THE REGISTERED OWNERS OR HOLDERS THEREOF UNDER THE INDENTURE FOR ANY PURPOSE.

     Payments in respect of the principal of and premium, if any, and interest on the Global Note registered in the name of DTC or its nominee will be payable by the Trustee to DTC in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the persons in whose names the Notes, including the Global Note, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for (i) any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the Global Notes, or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Note or (ii) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants. DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in the principal amount of beneficial interests in the relevant security as shown on the records of DTC unless DTC has reason to believe it will not receive payment on such payment date. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

     Interests in the Global Note are expected to be eligible to trade in DTC's Same-Day Funds Settlement System and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its participants.

     Transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds.

     DTC has advised the Company that it will take any action permitted to be taken by a Holder of Notes only at the direction of one or more Participants to whose account with DTC interests in the Global Note are credited and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default (as defined below) under the Notes, DTC reserves the right to exchange the Global Notes for legended Notes in certificated form, and to distribute such Notes to its Participants.

     The information in this section concerning DTC, Euroclear and CEDEL and their book-entry systems has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

     Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the Global Note among participants in DTC it is under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of its obligations under the rules and procedures governing their operations.

  Exchange of Book-Entry Notes for Certificated Notes

     A Global Note is exchangeable for definitive Notes in registered certificated form if (i) DTC (x) notifies the Company that it is unwilling or unable to continue as depositary for the Global Note and the Company thereupon fails to appoint a successor depositary or (y) has ceased to be a clearing agency registered under the Exchange Act, (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Notes in certificated form or (iii) there shall have occurred and be continuing an Event of Default or any event which after notice or lapse of time or both would be an Event of Default with respect to the Notes. In addition, beneficial interests in the Global Note may be exchanged for certificated Notes upon request but only upon at least 20 days prior written notice given to the Trustee by or on behalf of DTC in accordance with its customary procedures. In all cases, certificated Notes delivered in exchange for the Global Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) unless the Company determines otherwise in compliance with applicable law.

REDEMPTION OF NOTES

     Mandatory Redemption. The Notes are not subject to any mandatory or sinking fund redemption.

     Optional Redemption. The Notes are not redeemable at the Company's option prior to stated maturity. Notwithstanding the foregoing, in the event (a "Sale Transaction Triggering Event") the Company enters into a letter of intent or makes a public announcement during the first 18 months after the date of the Offering Circular (October 4, 1996) with respect to the sale of all of the Company's capital stock (whether by merger, consolidation or otherwise), or all or substantially all of the Company's assets (a "Sale Transaction"), the Company may, subsequent to the closing of such Sale Transaction, redeem up to $100.0 million in principal amount of Notes at a redemption price of 110.875% of the principal amount thereof, plus accrued and unpaid interest and Special Interest, if any, thereon to the redemption date, provided that such Sale Transaction closes within 120 days after such Sales Transaction Triggering Event and, provided further, that notice of such redemption shall be given within 30 days of the date of the closing of such Sale Transaction. In addition, during the first 18 months after the date of the Offering Circular (October 4, 1996), the Company may redeem up to $35.0 million in principal amount of Notes at a redemption price of 110.875% of the principal amount thereof, plus accrued and unpaid interest and Special Interest, if any, thereon to the redemption date, with the net proceeds of a public offering of common stock of the Company, provided that at least $65.0 million in aggregate principal amount of Notes remain outstanding immediately after the occurrence of such redemption and provided further, that notice of such redemption shall be given within 30 days of the date of the closing of such public offering.

     Any notice which relates to a Note to be redeemed in part only must state the portion of the principal amount equal to the unredeemed portion thereof and must state that on and after the date fixed for redemption, upon surrender of such Note, a new Note or Notes in a principal amount equal to the unredeemed portion thereof will be issued. Unless the Company defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Notes or portions thereof called for redemption.

     The Company may at any time buy Notes on the open market at prices which may be greater or less than the optional redemption price stated above. In the event of such open market purchases, the Company will comply with all applicable securities laws.

SUBORDINATION

     The payment of principal of, premium, if any, and interest on the Notes (including, without limitation, by purchase of any Notes as described under the caption "--Repurchase at the Option of Holders") will be subordinated in right of payment, as set forth in the Indenture, to the prior indefeasible payment in full in cash of all Senior Debt, whether outstanding on the date of the Indenture or thereafter incurred.

     Upon any distribution to creditors of the Company in a liquidation or dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property, an assignment for the benefit of creditors or any marshaling of the Company's assets and liabilities, the holders of Senior Debt will be entitled to receive payment in full in cash of all Obligations due in respect of such Senior Debt (including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Debt) before the Holders of Notes will be entitled to receive any payment with respect to the Notes, and until all Obligations with respect to Senior Debt are paid in full in cash, any distribution to which the Holders of Notes would be entitled shall be made to the holders of Senior Debt (except that Holders of Notes may receive securities that are subordinated at least to the same extent as the Notes to Senior Debt and any securities issued in exchange for Senior Debt and payments made from any trust established pursuant to the procedures described under "--Legal Defeasance and Covenant Defeasance").

     The Company also may not make any payment upon or in respect of the Notes (except in such securities or from any trust established pursuant to the procedures described under "--Legal Defeasance and Covenant Defeasance", but including a payment into any such trust) if (i) a default in the payment of the principal of, premium, if any, or interest on Designated Senior Debt occurs and is continuing beyond any applicable grace period or (ii) any other default occurs and is continuing with respect to Designated Senior Debt that permits holders of the Designated Senior Debt as to which such default relates to accelerate its maturity and the Trustee receives a notice of such default (a "Payment Blockage Notice") from the holders of any Designated Senior Debt, which, in the case of the Bank Credit Agreement, may be given by the agent for the lenders thereunder. Payments on the Notes may and shall be resumed (a) in the case of a payment default, upon the date on which such default is cured or waived or otherwise ceases to exist, and (b) in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Debt has been accelerated. No new period of payment blockage may be commenced unless and until 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice, unless such default shall have been cured or waived for a period of not less than 90 consecutive days. Furthermore, the Restructured Credit Facility provides that as long as any amounts are outstanding or the lenders remain committed to lend thereunder, the Company will be prohibited from redeeming, purchasing, retiring or defeasing any subordinated debt (which would include the Notes) without the lenders' consent, and from paying interest if an event of default under the Restructured Credit Facility has occurred and is continuing but the Company has agreed that any covenant in the Bank Credit Agreement prohibiting payments of the Notes at their final maturity shall not continue after the final maturity of the Notes.

     In the event that the Trustee or any Holder receives any payment of any Obligations with respect to the Notes at a time when such payment is prohibited under the terms of the Indenture, such payment shall be held by the Trustee or such Holder, in trust for the benefit of, and shall be paid forthwith over and delivered to the holders of Senior Debt as their interests may appear or their representative under the Bank Credit Agreement, indenture or other agreement (if any) pursuant to which Senior Debt may have been issued, as their respective interests may appear, for application to the payment of all Obligations with respect to Senior Debt remaining unpaid to the extent necessary to pay such Obligations in full in accordance with their terms, after giving effect to any payment or distribution to or for the holders of Senior Debt made concurrently with such payment received by the Trustee or such Holder.

     The Indenture requires that the Trustee promptly notify holders of Senior Debt if payment of the Notes is accelerated because of an Event of Default.

     As a result of the subordination provisions described above, in the event of a liquidation or insolvency, Holders of Notes may recover less ratably than creditors of the Company who are holders of Senior Debt. As of June 30, 1996, on a pro forma basis giving effect to the Offering, the Company would have had Senior Debt of approximately $34.8 million. In addition, as of such date, the Company would have had the right on a pro forma basis to borrow an additional $89.4 million of Senior Debt under its Restructured Credit Facility (plus up to an additional $30.8 million of Senior Debt which could have been incurred thereunder subject to borrowing base availability). The Indenture limits, subject to certain financial tests, the amount of additional Indebtedness, including Senior Debt, that the Company and its subsidiaries can incur. See
"-- Certain Covenants -- Limitations on Additional Indebtedness."

REPURCHASE AT THE OPTION OF HOLDERS

  Change of Control

     In the event that there shall occur a Change of Control, then each Holder shall have the right, at such Holder's option, subject to the terms and conditions set forth in the Indenture, to require the Company to repurchase, and upon the exercise of such right the Company shall repurchase, all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Notes pursuant to an Offer (as described below under the caption "-- Procedures for Offers"), at a purchase price equal to 101.0% of the aggregate principal amount thereof, plus accrued and unpaid interest and Special Interest thereon, if any, to the date of purchase, which date shall be no fewer than 30 nor more than 60 days from the date such notice is mailed. See "-- Procedures for Offers." Such right to require the repurchase of Notes shall not continue after a discharge of the Company from its obligations with respect to the Notes (see "-- Satisfaction and Discharge of Indenture"). The Company's Board of Directors may not waive this provision.

     The Change of Control provision of the Notes may in certain circumstances make it more difficult or discourage a takeover of the Company and, as a result, may make removal of incumbent management more difficult. The Change of Control provision, however, is not the result of the Company's knowledge of any specific effort to accumulate the Company's stock or to obtain control of the Company by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the Change of Control provision is a result of negotiations between the Company and the Purchasers. The Company is not presently in discussions or negotiations with respect to any pending offers which, if accepted, would result in, a transaction involving a Change of Control, although it is possible that the Company would decide to do so in the future.

     The Bank Credit Agreement provides that certain change of control events with respect to the Company would constitute a default thereunder. In addition, the Bank Credit Agreement provides that the Company would be prohibited from consummating an offer to repurchase the Notes pursuant to this Change of Control covenant without obtaining the prior consent of the lenders thereunder. Any future credit agreements or other agreements relating to Senior Debt to which the Company becomes a party also may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing Notes, the

Company could seek the consent of its senior lenders under any Bank Credit Agreement, if necessary, to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Notes. In such case, the Company's failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under the Bank Credit Agreement, and possibly under other Senior Debt. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the Holders of Notes. Finally, the Company's ability to pay cash to the holders of Notes in connection with a Change of Control may be limited to the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required purchases.

     The provisions of the Indenture would not necessarily afford Holders of the Notes protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving the Company that may adversely affect the Holders.

  Asset Sales

     The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary of the Company to, make any Asset Sale unless (i) the Company or such Restricted Subsidiary receives consideration at the time of such disposition (or in the case of a lease, over the term of such lease) at least equal to the fair market value of the shares or assets disposed of (which shall be as determined in good faith by the Board of Directors and evidenced by a Board Resolution set forth in an Officer's Certificate delivered to the Trustee), and (ii) except in the case of Permitted Non-Cash Asset Sale, at least 75% of the consideration for such disposition consists of cash or Cash Equivalents; provided that the following will be deemed to be cash for purposes of this covenant: (1) the amount of any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet or in the notes thereto) of the Company or such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability, (2) any notes or other obligations received by the Company or such Restricted Subsidiary from a transferee that are immediately converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents, and (3) the fair market value of any assets into which the proceeds, if cash, could have been reinvested as "assets related to the Principal Business of the Company"; provided, further, that the 75% limitation referred to above in clause (ii) will not apply to any disposition of assets in which the cash portion of such consideration received therefor on an after-tax basis, determined in accordance with the foregoing proviso, is equal to or greater than what the after-tax net proceeds would have been had such transaction complied with the aforementioned 75% limitation.

     Within 365 days of any Asset Sale, the Company may elect to (i) apply the Net Proceeds from such Asset Sale to permanently redeem or repay Senior Debt of the Company or any Restricted Subsidiary of the Company and in each case to correspondingly reduce commitments with respect to such Indebtedness, or (ii) apply the Net Proceeds from such Asset Sale to invest in assets related to the Principal Business of the Company, including, without limitation, the purchase of Equity Interests of an entity which, after giving effect to such purchase, is a Restricted Subsidiary of the Company. Pending the final application of any such Net Proceeds, the Company may temporarily invest such Net Proceeds in any manner permitted by the Indenture. Any Net Proceeds from an Asset Sale not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds."

     As soon as practical, but in no event later than 10 business days after any date (an "Asset Sale Trigger Date") that the aggregate amount of Excess Proceeds exceeds $10.0 million, the Company will commence an Offer (as described below under the caption "Procedures for Offers") to purchase the maximum principal amount of Notes that may be purchased out of the Excess

Proceeds, at an Offer price in cash in an amount equal to 100.0% of the principal amount thereof, plus accrued and unpaid interest and Special Interest thereon, if any, to the date of purchase. To the extent that any Excess Proceeds remain after completion of an Offer, the Company may use the remaining amount for general corporate purposes. Upon completion of such Offer to purchase, the amount of Excess Proceeds will be reset to zero.

     The Bank Credit Agreement provides that the Company would be prohibited from consummating an offer to repurchase the Notes pursuant to this Asset Sales covenant without obtaining the prior consent of the lenders thereunder. Any future Bank Credit Agreement or other agreements relating to Senior Debt to which the Company becomes a party also may contain similar restrictions and provisions. If the Company does not obtain such a consent or repay or refinance such borrowings to eliminate such restrictions, the Company will remain prohibited from purchasing Notes. In such case, the Company's failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under the Bank Credit Agreement, and possibly under other Senior Debt. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the Holders of Notes. Finally, the Company's ability to pay cash to the holders of Notes in connection with an Asset Sale may be limited to the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required purchases.

CERTAIN COVENANTS

     The Indenture contains, among other things, the following covenants:

     Limitation on Restricted Payments. The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, (i) declare or pay any dividend or make any other payment or distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment by the Company or its Restricted Subsidiaries in connection with any merger or consolidation involving the Company) or to the direct or indirect holders of the Company's Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or pro rata dividends or distributions in respect of Equity Interests of a Restricted Subsidiary); (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company or any direct or indirect parent of the Company or other Affiliate of the Company that is not (or does not, as a result of such purchase, redemption or acquisition, become) a Restricted Subsidiary of the Company; (iii) make any principal payment on, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Notes (other than the Notes), except at final maturity and in connection with any scheduled mandatory payment or sinking fund obligation or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment on a pro forma basis:

          (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

          (b) the Fixed Charge Coverage Ratio of the Company for the Company's most recently ended four full fiscal quarters (taken as one accounting period) for which internal financial statements are available immediately preceding the date on which such Restricted Payment is made, calculated on a pro forma basis as if such Restricted Payment had been made at the beginning of such four-quarter period, would have been equal to or greater than 2.0 to 1.0,

          (c) such Restricted Payment, together with the aggregate of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the date of the Indenture (including Restricted Payments permitted by clauses (t) and (w) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), does not exceed the sum of (i) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from October 1, 1996 to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus (ii) 100% of the aggregate net cash proceeds received by the Company from the issue or sale since the date of the Indenture of Equity Interests of the Company or of debt securities of the Company issued since the date of the Indenture that have been converted into such Equity Interests (other than Equity Interests (or convertible debt securities) sold to a Subsidiary of the Company and other than Disqualified Stock or debt securities that have been converted into Disqualified Stock), plus (iii) to the extent not otherwise included pursuant to clause (ii) above, 100% of the aggregate net cash proceeds received by the Company from capital contributions received by the Company after the date of the Indenture which, in accordance with GAAP, is not recognized as income by the Company and directly increases common stockholders' equity, and which (1) is not a payment in respect or satisfaction of any settlement, claim, dispute or obligation owed to the Company or any of its Subsidiaries, (2) is not subject to any contingency, condition, repayment or preference, and (3) does not require the Company to incur any liability, contingent or otherwise, or to satisfy any obligation as a condition thereof, plus (iv) to the extent that any Restricted Investment that was made after the date of the Indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (A) the cash Net Proceeds with respect to such Restricted Investment and (B) the initial amount of such Restricted Investment, plus (iv) the principal amount of the Company's Convertible Subordinated Notes outstanding on the date of the Indenture that are converted into Equity Interests of the Company in accordance with their terms, plus (v) solely with respect to Restricted Investments, $25.0 million.

     The foregoing provisions will not prohibit (t) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture; (u) the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Company in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company) of other Equity Interests of the Company (other than any Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded (to the extent otherwise included) from clause (c)(ii) of the preceding paragraph; (v) the defeasance, redemption or repurchase of subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness or the substantially concurrent sale (other than to a Subsidiary of the Company) of Equity Interests of the Company (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded (to the extent otherwise included) from clause
(c)(ii) of the preceding paragraph; (w) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company held by any present or former employee, officer or director of the Company (or any of its Subsidiaries), or such person's estate or estate beneficiary, pursuant to any equity subscription agreement or stock option agreement in effect as of the date of the Indenture, and as may be entered into by the Company from time to time in the ordinary course of business and consistent with the Company's past practice; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $2.0 million in any twelve-month period plus the aggregate cash proceeds received by the Company during such twelve-month period from any reissuance of Equity Interests by the Company to such persons, and no Default or Event of Default shall have occurred and be continuing immediately after such transaction; (x) the repurchase, redemption, retirement or other acquisition of the Company's Convertible Subordinated Notes, outstanding on the date of the Indenture, plus accrued interest thereon, as described under the caption "Use of Proceeds"; (y) the issuance of Common Stock upon conversion of any of the Convertible Subordinated Notes in accordance with the terms thereof as of the date of the Indenture; and (z) conversion of shares of the Company's Class A Common

Stock into Class B Common Stock, and conversion of shares of the Company's Class B Common Stock into Class A Common Stock, each in accordance with the respective terms as approved by the Company's shareholders and submitted to the Nasdaq Stock Market for approval as of the date of the Indenture.

     The amount of all Restricted Payments (other than cash) shall be the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) on the date of the Restricted Payment of the asset(s) proposed to be transferred by the Company or such Subsidiary, as the case may be, pursuant to the Restricted Payment. Not later than the date of making any Restricted Payment (other than Restricted Payments permitted pursuant to the immediately preceding paragraph), the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Restricted Payments" were computed, which calculations may be based upon the Company's latest available internal financial statements.

     The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default. For purposes of making such determination, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this Limitation on Restricted Payments covenant. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the greatest of (x) the net book value of such Investments at the time of such designation and (y) the fair market value of such Investments at the time of such designation; provided that with respect to all Restricted Subsidiaries engaged in the recorded music business ("Record Business Restricted Subsidiaries") designated by the Board of Directors of the Company after the date of the Indenture as an Unrestricted Subsidiary, the aggregate of such amounts determined in respect of Record Business Restricted Subsidiaries shall be reduced by an amount equal to the Company's Investment in All American Music Group, a California corporation, and Santa Monica Sound Recorders, Inc., a California corporation, as of the date of the Indenture, determined in accordance with the immediately preceding clauses
(x) and (y). Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

     Limitations on Additional Indebtedness. The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guaranty or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt) and that the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock or Disqualified Stock; provided, however, that the Company may incur Indebtedness (including Acquired Debt) or issue shares of Disqualified Stock, and any of the Company's Restricted Subsidiaries may incur Indebtedness under the Bank Credit Agreement and Acquired Debt, if the Company's Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued (taken as one accounting period) would have been greater than 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred (or Disqualified Stock issued) at the beginning of such four-quarter period.

     The foregoing provisions will not apply to:

          (i) (a) the incurrence by the Company or its Restricted Subsidiaries of Indebtedness, under any Bank Credit Agreement, in an aggregate principal amount at any one time outstanding not to exceed, together with all amounts outstanding under clause (ii) below, an amount equal to $155.0 million less the aggregate amount of all proceeds, if any, of all sales or other dispositions of assets including the aggregate amount of all proceeds that have been applied since the date of the Indenture to permanently reduce the outstanding amount of Indebtedness under the Bank Credit Agreement pursuant to the covenant described above under the caption "Asset Sales," and (b) the guarantee of such Indebtedness by the Company and any of its Restricted Subsidiaries;

          (ii) the incurrence by the Company or any of its Restricted Subsidiaries of Securitized Financing Indebtedness in an aggregate amount at any one time outstanding not to exceed, together with all amounts outstanding under clause (i) above, an amount equal to $155.0 million less the aggregate amount of all proceeds, if any, of all sales or other dispositions of assets that have been applied since the date of the Indenture to permanently reduce the outstanding amount of Indebtedness under the Bank Credit Agreement pursuant to the covenant described above under the caption "Asset Sales."

          (iii) the incurrence by the Company of Indebtedness represented by the Notes;

          (iv) the incurrence by the Company or any of its Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund Indebtedness that was permitted by the Indenture to be incurred;

          (v) the incurrence by the Company or any of its Wholly Owned Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Wholly Owned Restricted Subsidiaries, provided, however, that (a) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinate to the payment in full of all Obligations with respect to the Notes and (b) other than with respect to Indebtedness of All American Music Group, a California corporation, and Santa Monica Sound Recorders, Inc., a California corporation, in an amount not exceeding such Indebtedness outstanding as of the date of the Indenture, (1) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Wholly Owned Restricted Subsidiary and (2) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Wholly Owned Restricted Subsidiary shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Wholly Owned Restricted Subsidiary, as the case may be;

          (vi) the incurrence by any non-wholly owned Restricted Subsidiary of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries, provided that, as to the Person who is the obligee on such Indebtedness, the portion of such Investment equal to the minority interest in such Restricted Subsidiary is permitted under the covenant described under the heading "-- Limitation on Restricted Payments" other than by virtue of the definition of Permitted Investments; and, provided further, that (a) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinate to the payment in full of all Obligations with respect to the Notes and (b) other than with respect to Indebtedness of All American Music Group, a California corporation, and Santa Monica Sound Recorders, Inc., a California corporation, in an amount not exceeding such Indebtedness outstanding as of the date of the Indenture, (1) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary and (2) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary shall be deemed, in each case, to constitute an incurrence of such Indebtedness by such Restricted Subsidiary;

          (vii) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by purchase money obligations incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Restricted Subsidiary, in an aggregate principal amount not to exceed $3.0 million at any time outstanding;

          (viii) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to Indebtedness that is permitted by the terms of the Indenture to be outstanding or for the purpose of fixing or hedging currency exchange risk with respect to any currency exchanges; and

          (ix) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness (in addition to Indebtedness permitted by any other clause of this paragraph) in an aggregate principal amount (or accreted value, as applicable) at any time outstanding not to exceed $2.0 million.

     Notwithstanding the foregoing, the Company's Unrestricted Subsidiaries may incur Non-Recourse Debt, provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Company.

     Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries of the Company. The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (i)(a) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (b) pay any indebtedness owed to the Company or any of its Restricted Subsidiaries, (ii) make loans or advances to the Company or any of its Restricted Subsidiaries or
(iii) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (a) Existing Indebtedness and other agreements as in effect on the date of the Indenture, (b) the Bank Credit Agreement as in effect as of the date of the Indenture, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive taken as a whole with respect to such dividend and other payment restrictions than those contained in the Bank Credit Agreement as in effect on the date of the Indenture, (c) the Indenture and the Notes, (d) applicable law, (e) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of such Person, so acquired, provided that the Consolidated Cash Flow of such Person may be taken into account in determining whether such acquisition was permitted by the terms of the Indenture only to the extent that the definition of "Consolidated Cash Flow" would have permitted such inclusion for a Restricted Subsidiary, (f) by reason of customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices, (g) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iii) above on the property so acquired, or (h) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive taken as a whole than those contained in the agreements governing the Indebtedness being refinanced.

     Limitation on Transactions with Shareholders and Affiliates. The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary of the Company to, directly or indirectly, conduct any business or enter into any transaction or series of similar transactions (including, without limitation, the purchase, sale, transfer, lease or exchange of any property or the rendering of any service) with (i) any direct or indirect holder of more than 5% of any class of Capital Stock of the Company or of any Restricted Subsidiary of the Company (other than transactions between or among the Company and/or its Restricted Subsidiaries except for Restricted Subsidiaries owned in any part by the Principal Shareholders) or (ii) any Affiliate of the Company (other than transactions between or among the Company and/or its Restricted Subsidiaries except for Restricted Subsidiaries owned in any part by the Principal Shareholders) (each of the foregoing, a "Shareholder/Affiliate Transaction") unless the terms of such business, transaction or series of transactions (a) are set forth in writing and (b) are as favorable to the Company or such Restricted Subsidiary in all material respects as terms that would be obtainable at the time for a comparable transaction or series of similar transactions in arm's-length dealings with a Person which is not such a stockholder or Affiliate and, if such transaction or series of transactions involves aggregate consideration greater than $5.0 million, then a majority of the disinterested members of the Board of Directors shall in good faith determine that the terms of such transaction comply with clauses (a) and (b) above (evidenced by a Board Resolution set forth in an Officer's Certificate delivered to the Trustee) or, as to any such transaction as an alternative to a Board of Directors determination, the Company may obtain from an accounting, appraisal or investment banking firm of national standing an opinion as to the fairness, from a financial point of view and taking into account the standard in clauses (a) and (b) above, of the transaction to the Company or Restricted Subsidiary.

     Notwithstanding the foregoing limitations, the following shall not be deemed to be Shareholder/Affiliate Transactions: (i) any payment of money or issuance of securities (or issuance of benefits, including indemnification) by the Company or any Restricted Subsidiary pursuant to employment agreements and arrangements and employee benefit plans in the ordinary course of business, consistent with past practices and approved by a majority of the members of the Board of Directors of the Company or such Restricted Subsidiary, or a committee of such Board of Directors that is composed solely of two or more non-employee directors (as such terms are defined in Rule 16b-3 under the Exchange Act), (ii) reasonable payments and other benefits (including indemnification) provided to directors for service on the Board of Directors of the Company or any Restricted Subsidiary, including the reimbursement or advancement of out-of-pocket expenses and directors' and officers' liability insurance, each as paid or incurred in the ordinary course of business and consistence with past practice and (iii) transactions between the Company and any Restricted Subsidiary, or between any Restricted Subsidiary and another Restricted Subsidiary, each in the ordinary course of business and consistent with past practice.

     Limitation on Liens. The Indenture provides that the Company will not and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien upon any of their property or assets, now owned or hereafter acquired (other than the Convertible Note), that secures Obligations under any Indebtedness that is pari passu with or subordinated in right of payment to the Notes unless all payments due under the Indenture and the Notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien; provided, that in any case involving a Lien securing Indebtedness which is subordinated in right of payment to the Notes, such Lien is subordinated to the Lien securing the Notes to the same extent that such subordinated Indebtedness is subordinated to the Notes.

     Limitation on Merger, Consolidation and Sale of Assets. The Indenture provides that the Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless (i) the Company is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the entity or Person formed by or surviving any such consolidation or merger (if other than the Company) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee; (iii) immediately after such transaction no Default or Event of Default exists; and (iv) except in the case of a merger of the Company with or into a Wholly Owned Restricted Subsidiary of the Company, the Company or the entity or Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (A) will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction and (B) will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period (taken as one accounting period), be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "-- Limitations on Additional Indebtedness."

     Limitations on Preferred Stock of Restricted Subsidiaries. The Indenture provides that the Company will not permit any of its Restricted Subsidiaries to issue any preferred stock, or permit any Person to own or hold an interest in any preferred stock of any such Restricted Subsidiary, except for (i) preferred stock outstanding as of the date of the Indenture after giving effect to the application of the proceeds of the Notes, (ii) stock issued to the Company or a Wholly Owned Restricted Subsidiary of the Company and (iii) preferred stock existing at the time such company becomes a Restricted Subsidiary or is merged into the Company.

     Limitation on Senior Subordinated Debt. The Indenture provides that the Company and its Restricted Subsidiaries will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Debt and senior in any respect in right of payment to the Notes.

     Limitation on Business Activities. The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, engage in any material respect in any business other than the Principal Business.

     Provision of Financial Information. The Indenture provides that, whether or not required by the rules and regulations of the Securities and Exchange Commission (the "Commission"), so long as any Notes are outstanding, the Company will furnish to the Holders of Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Company's certified independent accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K (as such requirement is in effect as of the date of the Indenture) if the Company were required to file such reports. In addition, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Company has have agreed that, for so long as any Notes remain outstanding, it will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

PAYMENTS FOR CONSENT

     The Indenture provides that neither the Company nor any of its Restricted Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

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

CERTAIN DEFINITIONS

     Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for the definition of any other capitalized term used herein for which no definition is provided.

     "Acquired Debt" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Asset Sale" by any Person means (i) any transfer, conveyance, sale, lease, license, or other disposition by such Person or any of its Restricted Subsidiaries (including a consolidation or merger or other sale of any such Restricted Subsidiaries with, into or to another Person in a transaction in which such Restricted Subsidiary ceases to be a Restricted Subsidiary, but excluding a disposition by a Restricted Subsidiary of such Person to such Person) of any assets or rights of such Person or any of its Restricted Subsidiaries outside of the ordinary course of business, and (ii) any issuance or sale of Equity Interests in any of such Person's Restricted Subsidiaries (other than to the Company or a Wholly Owned Restricted Subsidiary of the Company), which in the case of either or both of clauses (i) and (ii), whether in a single transaction or a series of related transactions, result in Net Proceeds in excess of $5.0 million during any 12-month period, excluding immaterial amounts received in respect of damaged, worn out or other property no longer necessary to the conduct of business. Notwithstanding the foregoing, "Asset Sales" shall be deemed not to include (i) the licensing of television programming and recorded music in the ordinary course of business, (ii) assets transferred or disposed of in connection with a Securitized Financing Transaction and (iii) to the extent permitted by provisions of the Indenture described under the caption "Certain Covenants--Limitation on Restricted Payments," the transfer of assets by the Company to a Restricted Subsidiary or by a Restricted Subsidiary to another Restricted Subsidiary shall not be deemed "Asset Sales." The sale, lease, conveyance or other disposition of all or substantially all the assets of the Company and its Subsidiaries taken as a whole will be governed by the provisions of the Indenture described under the caption "-- Certain Covenants--Limitation on Merger, Consolidation and Sale of Assets" and not by the provisions of the covenants described under the caption "-- Asset Sales."

     "Bank Credit Agreement" means (i) the Amended Credit, Security, Guaranty and Pledge Agreement dated as of April 13, 1995 as amended by the Amended and Restated Credit, Security, Guaranty and Pledge Agreement, dated as of October 23, 1996 by and among the Company and the lenders named therein, (ii) each instrument pursuant to which Obligations under the agreement described in clause
(i) is amended, deferred, extended, renewed, replaced, refunded or refinanced, in whole or in part, provided that, subject to the subordination provisions described herein, any covenant in such agreement as so amended, deferred, extended, renewed, replaced, refunded or refinanced which prohibits payment of the Notes at their final maturity shall not continue at or after final maturity of the Notes and (iii) each instrument now or hereafter evidencing, governing, guarantying or securing any Indebtedness under any agreements described in clause (i) or (ii) above, in each case, as modified, amended, restated or supplemented from time to time.

     "Capital Lease" means, at the time any determination thereof is to be made, any lease of property, real or personal or mixed in respect of which the present value of the minimum rental commitment would be capitalized on a balance sheet of the lessee in accordance with GAAP.

     "Capital Stock" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     "Capitalized Lease Obligation" of any Person means any lease of any property (whether real, personal or mixed) by that Person as lessee which, in conformity with GAAP, is required to be accounted for as a Capital Lease on the balance sheet of that Person.

     "Cash Equivalents" means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof, (iii) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500 million and a Keefe Bank Watch Rating of "B" or better, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) entered into with any financial institution meeting the qualifications specified in clause (iii) above, (v) commercial paper having one of the two highest rating categories obtainable from Moody's or S&P and in each case maturing within six months after the date of acquisition and (vi) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from Moody's or S&P.

     "Change of Control" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition of (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any person (as such term is used in Section 13(d)(3) of the Exchange
Act) other than the Principal Shareholders and their Related Parties (as defined), (each an "Acquiring Person"), provided, that the incurrence of a Lien permitted by the covenant described under the caption "Limitation on Liens" shall not be a Change of Control for purposes of this clause, (ii) the adoption of a plan relating to the liquidation or dissolution of the Company, (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" other than the Principal Shareholders and their Related Parties, becomes the "beneficial owner" (as each such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of more than 50.0% of the voting stock of the Company, and (iv) the first day on which the majority of the Company's Board of Directors are not Continuing Directors. For purposes of this definition, any transfer of an equity interest of an entity that was formed for the purpose of acquiring voting stock of the Company will be deemed to be a transfer of such voting stock as corresponds to the portion of the equity that has been so transferred.

     "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period plus (i) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale (to the extent such losses were deducted in computing such Consolidated Net Income), plus (ii) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was included in computing such Consolidated Net Income, plus (iii) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any

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

deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income, plus (iv) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of programming costs and other prepaid cash expenses that were paid in a prior period) and other non-cash charges (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash charges were deducted in computing such Consolidated Net Income, minus (v) payments in connection with contractual obligations either existing at the date of the Indenture, or entered into after the date of the Indenture, in connection with the payment of deferred purchase price, or any other payments treated as purchase price adjustments in accordance with GAAP, with respect to assets or properties acquired by such Person and its Restricted Subsidiaries. Notwithstanding the foregoing, the provision for taxes on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Restricted Subsidiary of the referent Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in same proportion) that the Net Income of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

     "Consolidated Net Income" means, when used with reference to any Person, for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP, provided that (i) the Net Income of any Person which is not a Restricted Subsidiary of such Person or is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid to such Person or its Restricted Subsidiaries, (ii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, except to the extent included pursuant to clause (i) above, (iii) extraordinary gains and losses and gains and losses from the sale of assets outside the ordinary course of such Person's business shall be excluded, (iv) the cumulative effect of changes in accounting principles in the year of adoption of such changes shall be excluded, (v) the effect of the write-off of unamortized debt issuance costs and the redemption premium, each in connection with the redemption or purchase of the Company's Convertible Subordinated Notes, if any, shall be excluded and
(vi) the tax effect of any of the items described in clauses (i) through (v) above shall be excluded.

     "Consolidated Net Worth" means, with respect to any Person as of any date, the sum of (i) the consolidated equity of the common stockholders of such Person and its consolidated Restricted Subsidiaries as of such date plus (ii) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock, less (x) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the date of the Indenture in the book value of any asset owned by such Person or a consolidated Subsidiary of such Person, (y) all investments as of such date in unconsolidated Subsidiaries and in Persons that are not Restricted Subsidiaries (except, in each

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

case, Permitted Investments), and (z) all unamortized debt discount and expense and unamortized deferred charges as of such date, all of the foregoing determined in accordance with GAAP.

     "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the date of the Indenture or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

     "Default" means any event which is, or after notice or the passage of time or both, would be an Event of Default.

     "Designated Senior Debt" means (i) all Indebtedness under the Bank Credit Agreement and (ii) any other Senior Debt the incurrence of which was permitted under the Indenture the principal amount of which is $20.0 million or more and that has been designated by the Company (with the concurrence of the agent under the Bank Credit Agreement if then outstanding) as "Designated Senior Debt."

     "Disqualified Stock" means any Capital Stock of the Company that, either by its terms or by the terms of any security into which it is convertible or exchangeable, is, or upon the happening of any event or passage of time would be, required to be redeemed or purchased, including at the option of the holder, in whole or in part, or has, or upon the happening of an event or passage of time would have, a redemption, sinking fund or similar payment due, on or prior to the Stated Maturity of the Notes.

     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     "Existing Indebtedness" means any outstanding Indebtedness of the Company and its Restricted Subsidiaries (other than under the Bank Credit Agreement) as of the date of the Indenture.

     "Fixed Charge Coverage Ratio" means, with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Company or any of its Restricted Subsidiaries incurs, assumes, Guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date of the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of making the computation referred to above,
(i) acquisitions that have been made by the Company or any of its Restricted Subsidiaries (including, without duplication, the Mark Goodson Acquisition), including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (ii) of the proviso set forth in the definition of Consolidated Net Income, (ii) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, and (iii) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Restricted Subsidiaries following the Calculation Date.

     "Fixed Charges" means, with respect to any Person for any period, the sum of (i) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations, but excluding (1) the imputed interest discount recorded by the Company on accounts receivable during such period to the extent that the amortization thereof is excluded from Consolidated Net Income and (2) amortization of debt issuance costs in respect of Indebtedness of such Person outstanding on the date of the Indenture including, with respect to the Company, the Notes) and (ii) the consolidated interest expense of such Person and its Subsidiaries that was capitalized during such period, and (iii) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such Guarantee or Lien is called upon) and (iv) all cash dividend payments (and non-cash dividend payments in the case of a Person that is a Restricted Subsidiary) on any series of preferred stock of such Person, in each case, on a consolidated basis and in accordance with GAAP.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

     "Guaranty" means a guaranty (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

     "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (i) currency exchange or interest rate swap, cap or collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange or interest rates.

     "Indebtedness" means, with respect to any Person, (i) any indebtedness of such Person, without duplication, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person), (ii) to the extent not included in clause (i), the Guarantee by such Person of any indebtedness of any other Person and (iii) Securitized Financing Indebtedness. Notwithstanding the foregoing, Indebtedness shall not include Program Guarantees.

     "Investment" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including Guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that an acquisition of assets, Equity Interests or other securities by the Company for consideration consisting of common equity securities of the Company shall not be deemed to be an Investment. If the Company or any Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of.

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind (except for taxes not yet owing) in respect of such asset, whether or not filed, recorded or otherwise perfected, under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

     "Maturity" means, with respect to any Note, the date on which the principal of such Note becomes due and payable as provided in such Note or the Indenture, whether at the Stated Maturity or by declaration of acceleration, call for redemption or otherwise.

     "Moody's" means Moody's Investor Service. Inc. and its successors.

     "Net Income" of any Person for any period means the net income (loss) from continuing operations of such Person for such period, determined in accordance with GAAP.

     "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness (other than the Bank Credit Agreement) secured by a Lien on the asset or assets that were the subject of such Asset Sale, contractual obligations either existing at the date of the Indenture, or entered into after the date of the Indenture from time to time in the ordinary course of business and consistent with the Company's past practice in connection with the payment of deferred purchase price of the properties or assets that were the subject of such Asset Sale, and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP, provided that any such reduction in such reserve shall be deemed to be Net Proceeds in connection with such Asset Sale to the extent of such reduction.

     "Non-Recourse Debt" means Indebtedness (i) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness but excluding licensing in the ordinary course of business and Program Guarantees), (b) is directly or indirectly liable (as a guarantor or otherwise), or (c) constitutes the lender; and (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and (iii) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

     "Obligations" means any principal (including reimbursement obligations and Guarantees), premium, if any, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not a claim for post-filing interest is allowed in such proceedings), penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Permitted Investments" means (a) any Investment in the Company or in a Restricted Subsidiary of the Company that is engaged in the same or a similar line of business as the Principal Business, provided that, (i) in the case of an Investment in an Equity Interest in a corporation, such Investment increases pro rata such Person's ownership of the outstanding voting capital stock of such corporation and, (ii) in the case of an Investment in any other Subsidiary, such Investment increases pro rata such Person's ownership and control of such entity; (b) any Investment in Cash Equivalents; (c) any Investment by the Company or any Restricted Subsidiary of the Company in a Person if as a result of such Investment (i) such Person becomes a Restricted Subsidiary of the Company that is engaged in the same or a similar line of business as the Principal Business or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company that is engaged in the same or a similar line of business as the Principal Business; (d) any Restricted Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "Asset Sales"; and (e) loans and advances to the Company's officers, directors and employees made in the ordinary course of business and consistent with the Company's past practice in an aggregate amount, when taken together with all other investments pursuant to this clause (e), does not exceed $1.0 million.

     "Permitted Non-Cash Asset Sale" means, with respect to any Person, any Asset Sale of assets used in connection with, or related to, the production, release, distribution and licensing of recorded music.

     "Permitted Refinancing Indebtedness" means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries; provided that: (i) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of plus the interest accrued and unpaid prior to the occurrence of an event of default with respect to such other Indebtedness, if any, on the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded, (plus the amount of any premium required to be paid, and the amount of reasonable expenses incurred, in connection therewith); (ii) such Permitted Refinancing Indebtedness has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Indebtedness is incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

     "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, estate, unincorporated organization or government or any agency or political subdivision thereof.

     "Principal Business" means, with respect to the Company and its Restricted Subsidiaries, any line or lines of business activity conducted by the Company or its Restricted Subsidiaries on the date of the Indenture, or any other activities ancillary or related thereto, including without limitation, television production, distribution and exhibition, recorded music production and distribution and investments in working capital items and current assets related thereto.

     "Principal Shareholders" means Anthony J. Scotti and Benjamin J. Scotti and their respective immediate family members.

     "Program Guarantees" means with respect to any Person, any commitment of such Person to a producer or owner of a program in conjunction with the acquisition of a program or distribution rights in a program by such Person to the effect that the gross revenues to be generated in the future from the exploitation of such program or the net revenues to be received by such producer or owner from the exploitation of such program will equal or exceed an amount specified in the acquisition agreement related to such program or otherwise requiring payment by such Person of a minimum amount specified in the acquisition agreement related to such program regardless of actual performance of such program.

     "Related Party" with respect to any Principal Shareholder means (A) any controlling stockholder, 80% (or more) owned Subsidiary, or spouse or immediate family member (in the case of an individual) of such Principal Shareholder or
(B) or trust, corporation, partnership or any other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of such Principal Shareholder and/or such other Persons referred to in the immediately preceding clause (A).

     "Restricted Investment" means an Investment other than a Permitted Investment.

     "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not (i) an Unrestricted Subsidiary or (ii) a direct or indirect Subsidiary of an Unrestricted Subsidiary.

     "S&P" means Standard & Poor's Rating Group, a division of McGraw Hill, Inc., a New York corporation and its successors.

     "Securitized Financing Indebtedness" means, with respect to any Person, the unreturned portion of the amount funded by the investors under an asset securitization facility with such Person.

     "Securitized Financing Transaction" means, with respect to any Person, a securitized financing of receivables of such Person.

     "Senior Debt" (i) means all Obligations under the Bank Credit Agreement and
(ii) all Obligations with respect to any other Indebtedness permitted to be incurred by the Company under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Notes. Notwithstanding anything to the contrary in the foregoing, Senior Debt will not include (v) Indebtedness (other than Indebtedness under clause (i) above) that is expressly subordinate or junior in right of payment to any Indebtedness of the Company,
(w) any liability for federal, state, local or other taxes owed or owing by the Company, (x) any Indebtedness of the Company to any of its Subsidiaries or other Affiliates, (y) any trade payables created, incurred or assumed in the ordinary course of business and consistent with past practice in connection with obtaining materials or services or (z) any Indebtedness that is incurred in violation of the Indenture.

     "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

     "Stated Maturity," when used with respect to any Note or any installment of interest thereof, means the date specified in such Note as the fixed date on which the principal of such Note or such installment of interest is due and payable.

     "Subsidiary" of any Person means (i) a corporation, association or other business entity of which more than 50% of the total voting power of all classes of the outstanding voting stock is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof, (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof) and (iii) any other Person not described in clauses (i) and (ii) above and designated by the Board of Directors of such Person as a Subsidiary in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, owns 50% ownership and the power, pursuant to a written contract or agreement, to direct the policies and management or the financial and other affairs thereof.

     Unrestricted Subsidiary" means any Subsidiary that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a Board Resolution; but only to the extent that such Subsidiary: (a) has no Indebtedness other than Non-Recourse Debt; (b) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company; (c) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Capital Stock (including options, warrants or other rights to acquire Capital Stock) or (y) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; (d) has not guaranteed or otherwise directly or indirectly provided credit support (excluding licensing in the ordinary course of business and Program Guarantees) for any Indebtedness of the Company or any of its Restricted Subsidiaries; and (e) has at least one director on its board of directors that is not a director or executive officer of the Company or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of the Company or any of its Restricted Subsidiaries. Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described above under the caption "Certain
Covenants -- Limitation on Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "Certain
Covenants -- Limitation on Additional Indebtedness," the Company shall be in default of such covenant). The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted under the covenant described under the caption "Certain Covenants -- Limitation on Additional Indebtedness," and (ii) no Default or Event of Default would be in existence following such designation.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

     "Wholly Owned Restricted Subsidiary" of any Person means (i) a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person or by such Person and one or more Wholly Owned Restricted Subsidiaries of such Person and (ii) Fremantle International, Inc., a New York corporation, and Fremantle de Espana, a Spanish corporation, (unless either such subsidiary is designated by the Company's Board of Directors as an Unrestricted Subsidiary), provided that not less than 99.0% of the outstanding Capital Stock or other ownership interests thereof (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person or by such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

EVENTS OF DEFAULT

     An "Event of Default" with respect to the Notes, occurs under the Indenture if: (i) the Company defaults in the payment of any interest, including Special Interest, if any, upon any Note when it becomes due and payable, and such default continues for a period of 30 days (whether or not prohibited by the subordination provisions of the Indenture); (ii) the Company defaults in the payment of the principal of (or premium, if any, on) any Note at its Maturity (whether or not prohibited by the subordination provisions of the Indenture);
(iii) the Company defaults in the payment of principal and interest and Special Interest, if any, (whether or not prohibited by the subordination provisions of the Indenture) on Notes required to be purchased pursuant to an Offer to Purchase as described under the captions "--Change of Control," and "--Asset Sales" when due and payable; (iv) the Company fails to observe or perform any covenant or condition on the part of the Company to be performed or observed with respect to the covenant entitled "--Certain Covenants--Limitation on Merger, Consolidation and Sale of Assets"; (v) the Company defaults in the performance of, or breaches, any covenant or warranty of the Company in the Indenture (other than a covenant or warranty a default in whose performance or whose breach is elsewhere herein specifically dealt with), and such default or breach continues for 60 days after there has been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in principal amount of the Outstanding Notes a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default"; (vi) a default occurs under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any Restricted Subsidiary of the Company (or the payment of which is guaranteed by the Company or a Restricted Subsidiary of the Company), whether such Indebtedness or guarantee now exists or shall be created hereafter, if (a) either (1) such default results from the failure to pay principal (and premium, if any) upon expressed maturity of such Indebtedness (after the expiration of any applicable grace period) or (2) as a result of such default the maturity of such Indebtedness has been accelerated prior to its expressed maturity and, (b) the principal (and premium, if any) amount of such Indebtedness, together with the principal (and premium, if any) amount of any other such Indebtedness, with respect to which the principal (and premium, if any) amount unpaid upon its expressed maturity (after the expiration of any applicable grace period), or the maturity of which has been so accelerated, aggregates $5.0 million or more; (vii) a final judgment or final judgments for the payment of money are entered by a court or courts of competent jurisdiction against the Company or any Subsidiary of the Company and such judgment or judgments remain undischarged for a period (during which execution shall not be effectively stayed, bonded, or discharged) of 60 days, provided that the aggregate of all such judgments (to the extent not paid or to be paid by insurance) exceeds $5.0 million; or (viii) certain events of bankruptcy, insolvency or reorganization of the Company or any Significant Subsidiary as specified in the Indenture.

     If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately, provided, that so long as any Indebtedness permitted to be incurred pursuant to the Bank Credit Agreement shall be outstanding, such acceleration shall not be effective until the earlier of (i) an acceleration of any such Indebtedness under the Bank Credit Agreement or (ii) five business days after receipt by the Company of written notice of such acceleration. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, any Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

     In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

     The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture, except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes or a default with respect to any covenant or provision which cannot be modified or amended without the consent of the Holder of each outstanding Note affected.

     The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required, upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

PROCEDURES FOR OFFERS

     Within 30 days following any Change of Control or on any Asset Sale Trigger Date, the Company will mail to each Holder of Notes at such Holder's registered address a notice stating: (i) that an offer (an "Offer") is being made as a result of a Change of Control or one or more Asset Sales, as the case may be, the length of time the Offer shall remain open, and the maximum aggregate principal amount of Notes that will be accepted for payment pursuant to such Offer, (ii) the purchase price, the amount of accrued and unpaid interest and Special Interest, if any, as of the purchase date, and the purchase date (which will be no earlier than 30 days or later than 60 days from the date such notice is mailed (the "Purchase Date")), (iii) in the case of a Change of Control, the circumstances and material facts regarding such Change of Control to the extent known to the Company (including, but not limited to, information with respect to pro forma and historical financial information after giving effect to such Change of Control and information regarding the Person or Persons acquiring control), and (iv) such other information required by the Indenture and applicable laws and regulations.

     On the Purchase Date for any Offer, the Company will (i) in the case of an Offer resulting from a Change of Control, accept for payment all Notes tendered pursuant to such Offer and, in the case of an Offer resulting from one or more Asset Sales, accept for payment the maximum principal amount of Notes tendered pursuant to such Offer than can be purchased out of Excess Proceeds from such Asset Sales, (ii) deposit with the Paying Agent the aggregate purchase price of all Notes accepted for payment and any accrued and unpaid interest and Special Interest, if any, on such Notes as of the Purchase Date, and (iii) deliver or cause to be delivered to the Trustee all Notes tendered pursuant to the Offer. If less than all Notes tendered pursuant to any Offer are accepted for payment by the Company for any reason, selection of the Notes to be purchased by the Trustee will be in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not so listed, by lot or by such method as the Trustee shall deem fair and appropriate; provided that Notes accepted for payment in part shall only be purchased in integral multiples of $1,000. The Paying Agent will promptly mail to each Holder of Notes accepted for payment an amount equal to the purchase price for such Notes plus any accrued and unpaid interest and Special Interest thereon, if any, and the Trustee will promptly authenticate and mail to such Holder of Notes accepted for payment in part a new Note equal in principal amount to any unpurchased portion of the Notes, and any Note not accepted for payment in whole or in part shall be promptly returned to the Holder of such Note. On and after a Purchase Date, interest will cease to accrue on the Notes accepted for payment. The Company will announce the results of the Offer to Holders of the Notes on or as soon as practicable after the Purchase Date.

     The Company will comply with all applicable requirements of Rule 14e-1 under the Securities Exchange Act of 1934 (the "Exchange Act") and all other applicable securities laws and regulations thereunder, to the extent applicable, in connection with any Offer.

SATISFACTION AND DISCHARGE OF INDENTURE

     The Indenture will upon Company Request cease to be of further effect (except as to any surviving rights of registration of transfer or exchange of Notes herein expressly provided for), and the Trustee, at the expense of the Company, will execute proper instruments acknowledging satisfaction and discharge of this Indenture, when (i) either (a) all Notes theretofore authenticated and delivered (other than (1) Notes which have been destroyed, lost or stolen and which have been replaced or paid as provided under the Indenture and (2) Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust, as provided under the Indenture) have been delivered to the Trustee for cancellation; or (b) all such Notes not theretofore delivered to the Trustee for cancellation (1) have become due and payable, or (2) will become due and payable at their Stated Maturity within one year, or (3) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company, in the case of (1), (2) or (3) above, has irrevocably deposited or caused to be irrevocably deposited with the Trustee as trust funds in trust for the purpose an amount sufficient to pay and discharge the entire indebtedness on such Notes not theretofore delivered to the Trustee for cancellation, for principal and any premium and interest to the date of such deposit (in the case of Notes which have become due and payable) or to the Stated Maturity or redemption date, as the case may be; (ii) the Company has paid or caused to be paid all other sums payable hereunder by the Company; and (iii) the Company has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent herein provided for relating to the satisfaction and discharge of this Indenture have been satisfied.

     Notwithstanding the satisfaction and discharge of the Indenture, the obligations of the Company to the Trustee with respect to compensation and reimbursement, the obligations of the Trustee to any authenticating agent under the Indenture and, if money shall have been deposited with the Trustee pursuant to subclause (b) of clause (i) above, the obligations of the Trustee with respect to the application of trust money under the Indenture shall survive.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No director, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability for any obligations of the Company under the Notes, the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

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

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes ("Legal Defeasance") except for (i) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest and Special Interest, if any, on such Notes when such payments are due from the trust referred to below, (ii) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest and Special Interest, if any, on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound and is permitted under the subordination provisions of the Indenture; (vi) the Company must have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) the Company must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and (viii) the Company must deliver to the Trustee an Officers'

Certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

TRANSFER AND EXCHANGE

     A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

     The registered Holder of a Note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

     Except as provided in the next two succeeding paragraphs, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for Notes).

     Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder): (i) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes in a manner adverse to the Holders (other than provisions relating to the covenants described above under the caption "--Repurchase at the Option of Holders"),
(iii) reduce the rate of or change the time for payment of interest on any Note,
(iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration), (v) make any Note payable in money other than that stated in the Notes, (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of or premium, if any, or interest on the Notes, (vii) waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under the caption "-- Redemption of Notes--Optional Redemption") or (viii) make any change in the foregoing amendment and waiver provisions. In addition, no amendment to the Indenture may make any change in the provisions described above under the caption "--Subordination" that adversely affects the rights of any Holder of Notes.

     Notwithstanding the foregoing, without the consent of any Holder of Notes, the Company and the Trustee may amend or supplement the Indenture or the Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company's obligations to Holders of Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

CONCERNING THE TRUSTEE

     The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain

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

property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

     The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

GOVERNING LAW

     The Indenture and the Notes will be governed by and construed in accordance with the laws of the State of New York.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

FOR NON-UNITED STATES HOLDERS

     The following is a general discussion of certain United States federal income and estate tax consequences of the acquisition, ownership and disposition of Notes by an initial beneficial owner of Notes that, for United States federal income tax purposes, is not a "United States person" (a "Non-United States Holder"). This discussion is based upon the United States federal tax law now in effect, which is subject to change, possibly retroactively. For purposes of this discussion, a "United States person" means a citizen or resident of the United States, a corporation, partnership or other entity created or organized in the United States or under the laws of the United States or of any political subdivision thereof, or an estate or trust whose income is includible in gross income for United States federal income tax purposes regardless of its source. The tax treatment of the holders of the Notes may vary depending upon their particular situations. U.S. persons acquiring the Notes are subject to different rules than those discussed below. In addition, certain other holders (including insurance companies, tax exempt organizations, financial institutions and broker-dealers) may be subject to special rules not discussed below. Prospective investors are urged to consult their tax advisors regarding the United States federal tax consequences of acquiring, holding and disposition of Notes, as well as any tax consequences that may arise under the laws of any foreign, state, local or other taxing jurisdiction.

INTEREST

     Interest paid by the Company to a Non-United States Holder will not be subject to United States federal income or withholding tax if such interest is not effectively connected with the conduct of a trade or business within the United States by such Non-United States Holder and such Non-United States Holder
(i) does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company; (ii) is not a controlled foreign corporation with respect to which the Company is a "related person" within the meaning of the United States Internal Revenue Code of 1986, as amended (the "Code") and (iii) certifies, under penalties of perjury, that such holder is not a United States person and provides such holder's name and address.

GAIN ON DISPOSITION

     A Non-United States Holder will generally not be subject to United States federal income tax on gain recognized on a sale, redemption or other disposition of a Note unless (i) the gain is effectively connected with the conduct of a trade or business within the United States by the Non-United States Holder or
(ii) in the case of a Non-United States Holder who is a nonresident alien individual and holds the Note as a capital asset, such holder is present in the United States for 183 or more days in the taxable year and certain other requirements are met. As discussed under "Certain United States Federal Tax Considerations" below, the exchange of the Original Notes for the Exchange Notes should result in no material federal income tax consequences.

FEDERAL ESTATE TAXES

     If interest on the Notes is exempt from withholding of United States federal income tax under the rules described above, the Notes will not be included in the estate of a deceased Non-United States Holder for United States federal estate tax purposes.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     The Company will, where required, report to the holders of Notes and the Internal Revenue Service the amount of any interest paid on the Notes in each calendar year and the amounts of tax withheld, if any, with respect to such payments.

     In the case of payments of interest to Non-United States holders, temporary Treasury regulations provide that the 31% backup withholding tax and certain information reporting will not apply to such payments with respect to which either the requisite certification, as described above, has been received or an exemption has otherwise been established; provided that neither the Company nor its payment agent has actual knowledge that the holder is a United States person or that the conditions of any other exemption are not in fact satisfied. Under temporary Treasury regulations, these information reporting and backup withholding requirements will apply, however, to the gross proceeds paid to a Non-United States Holder on the disposition of the Notes by or through a United States office of a United States or foreign broker, unless the holder certifies to the broker under penalties of perjury as to its name, address and status as a foreign person or the holder otherwise establishes an exemption. Information reporting requirements, but not backup withholding, will also apply to a payment of the proceeds of a disposition of the Notes by or through a foreign office of a United States broker or foreign brokers with certain types of relationships to the United States unless such broker has documentary evidence in its file that the holder of the Notes is not a United States person, and such broker has no actual knowledge to the contrary, or the holder establishes an exception. Neither information reporting nor backup withholding generally will apply to a payment of the proceeds of a disposition of the Notes by or through a foreign office of a foreign broker not subject to the preceding sentence.

     Recently, the Treasury Department has issued proposed regulations regarding the withholding and information reporting rules discussed above. In general, the proposed regulations do not alter the substantive withholding and information reporting requirements but unify current certification procedures and forms and clarify reliance standards. If finalized in their current form, the proposed regulations would generally be effective for payments made after December 31, 1997, subject to certain transition rules.

     Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the Non-United States Holder's United States federal income tax liability, provided that the required information is furnished to the Internal Revenue Service.

     The information reporting and backup withholding rules discussed above are under review by the United States Treasury and their application to the Notes could be changed by future regulations.

CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS

     Because the Exchange Notes are identical in all material respects to the Original Notes, the exchange of Notes for Exchange Notes should not be considered a material modification of the Original Notes. The Exchange Notes should therefore be considered the same debt instrument as the Original Notes for federal income tax purposes. As a result, no material federal income tax consequences will result to holders exchanging Notes for Exchange Notes.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with the resales of Exchange Notes received in exchange for Original Notes where such Original Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that for a period of up to one year after the effective date of the Registration Statement, it will make this Prospectus, as amended or supplemented, available to any broker-dealer that requests such document in the Letter of Transmittal for use in connection with any such resale.

     The Company will not receive any proceeds from any sale of Exchange Notes by broker-dealers or any other persons. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     The Company has agreed to pay all expenses incident to the Company's performance of, or compliance with, the Registration Rights Agreement and will indemnify the holders of Original Notes (including any broker-dealers), and certain parties related to such holders, against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     The validity of the Notes will be passed upon for the Company by Kaye, Scholer, Fierman, Hays & Handler, LLP, Los Angeles, California.

                              INDEPENDENT AUDITORS

     On July 16, 1996, the Company's Audit Committee and stockholders approved the engagement of Price Waterhouse LLP as its independent accountants for the year ending December 31, 1996, as a replacement of the Company's prior independent accountants, Ernst & Young LLP.

     The audit reports of Ernst & Young LLP on the consolidated financial statements of the Company for the two fiscal years ended December 31, 1995 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

     Ernst & Young LLP audited the Company's 1995 and 1994 financial statements in addition to auditing financial statements for certain prior fiscal years. In connection with the Company's two most recent fiscal years ended December 31, 1995 and any subsequent interim period, the Company believes that there were no disagreements with Ernst & Young LLP on any manner of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to their satisfaction, would have caused them to make reference to the subject matter of the disagreement. However, following discussions with Ernst & Young LLP subsequent to their termination, the Company notes two accounting matters which Ernst & Young LLP believes constitute disagreements within the meaning of Item 304 of Regulation S-K but which were both resolved to Ernst & Young LLP's satisfaction prior to the issuance of their reports on the aforementioned financial statements.

     The first matter involved certain communications between the Company and Ernst & Young LLP involving the Company's accounting during certain periods prior to the 1994 reporting period for the capitalization and deferral of advance royalties paid to recording artists. As recently as March 1996, the Company contended, subject to the receipt of additional information, that Ernst & Young LLP had recently interpreted such standards differently (and less restrictively) in dealings with another publicly traded music client. Ernst & Young LLP has advised the Company that such standards have been interpreted on a consistent basis in relation to all of its clients in accordance with generally accepted accounting principles.

     The second matter, in connection with the audit of the financial statements for the year ended December 31, 1995, involved a proposed reduction of $700,000 by the Company in the reserve accounts in the Recorded Music segment and an equal increase in the reserve accounts in the Television segment. After Ernst & Young LLP informed the Company's management that the full amount of the adjustment could not be supported, the Company did not make such adjustment.

                                    EXPERTS

     The consolidated financial statements of All American Communications, Inc. at December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995, and the combined financial statements of the combined business of Mark Goodson Productions, L.P. and The Child's Play Company at December 31, 1995 and for the period from October 6, 1995 (Inception) to December 31, 1995, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

ALL AMERICAN COMMUNICATIONS, INC. AND SUBSIDIARIES
Report of Independent Auditors.......................................................  F-2
Consolidated Balance Sheets at December 31, 1995 and 1994............................  F-3
Consolidated Statements of Operations for Years ended December 31, 1995,
  1994 and 1993......................................................................  F-4
Consolidated Statements of Stockholders' Equity for Years ended December 31, 1995,
  1994 and 1993......................................................................  F-5
Consolidated Statement of Cash Flows for Years ended December 31, 1995,
  1994 and 1993......................................................................  F-6
Notes to Consolidated Financial Statements -- December 31, 1995......................  F-7
COMBINED BUSINESS OF MARK GOODSON PRODUCTIONS, L.P. AND THE CHILD'S PLAY COMPANY
Report of Independent Auditors.......................................................  F-26
Combined Balance Sheet at December 31, 1995..........................................  F-27
Combined Statement of Operating Income and Changes in Partners' Equity for the period from October 6, 1995 (Inception) to December 31, 1995..............................  F-28
Combined Statement of Cash Flows for the Period from October 6, 1995 (Inception) to
  December 31, 1995..................................................................  F-29
Notes to Combined Financial Statements...............................................  F-30

                         REPORT OF INDEPENDENT AUDITORS

THE BOARD OF DIRECTORS AND STOCKHOLDERS
ALL AMERICAN COMMUNICATIONS, INC.

     We have audited the accompanying consolidated balance sheets of All American Communications, Inc. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. Our audits also included the financial statement schedule listed in the Index at
Item 14(a). These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of All American Communications, Inc. and subsidiaries at December 31, 1995 and 1994, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          ERNST & YOUNG LLP

Los Angeles, California
March 4, 1996

               ALL AMERICAN COMMUNICATIONS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                             (DOLLARS IN THOUSANDS)

                                     ASSETS

                                                                           DECEMBER 31,
                                                                       ---------------------
                                                                         1995         1994
                                                                       --------     --------
Cash and cash equivalents............................................  $ 13,126     $  9,178
Restricted cash -- Notes 1 and 10....................................     6,968        2,730
Trade receivables, less allowances of $2,980 and $3,855 at
  December 31, 1995 and 1994, respectively...........................   103,896       62,338
Unbilled receivables, less imputed interest of $2,354 at
  December 31, 1995 -- Note 1........................................    11,685           --
Inventory, net.......................................................     1,018        1,423
Advances to recording artists, net...................................       544        1,801
Television program costs, less accumulated amortization of $228,942 and $138,541 at December 31, 1995 and 1994, respectively -- Note
  4..................................................................    74,644       68,437
Property and equipment, less accumulated depreciation and
  amortization -- Note 3.............................................     4,526        3,772
Investment in unconsolidated affiliate -- Note 2.....................    29,130           --
Goodwill, less accumulated amortization of $3,384 and $1,242 at
  December 31, 1995 and 1994, respectively -- Notes 1 and 2..........    49,403       51,545
Deferred income tax benefits -- Note 9...............................        --          235
Other -- Note 8......................................................     6,642        6,548
                                                                       --------     --------
Total assets.........................................................  $301,582     $208,007
                                                                       ========     ========
                            LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Accounts payable...................................................  $ 14,293     $  6,826
  Accrued expenses...................................................    19,823       10,652
  Royalties payable..................................................     4,435        2,477
  Deferred revenues..................................................       277          257
  Due to producers...................................................    26,271       27,278
  Participations payable.............................................    30,979       17,091
  Notes payable -- Note 5............................................   134,982      115,343
  Deferred taxes payable -- Note 9...................................     2,242           --
                                                                       --------     --------
Total liabilities....................................................   233,302      179,924
                                                                       --------     --------
Commitments and contingencies -- Note 10
Stockholders' equity -- Notes 5, 6, 7 and 8:
  Preferred stock, authorized 5,000,000 shares.......................        --           --
  Common stock, voting, $.0001 par value, authorized 20,000,000 shares, issued 5,662,052 in 1995 and 5,455,971 in 1994
     (including treasury shares).....................................         1            1
  Common stock, Class B non-voting, $.0001 par value, authorized
     20,000,000 shares, 5,720,000 issued in 1995 and 2,520,000 in
     1994............................................................         1           --
  Additional paid-in capital.........................................    61,522       28,751
  Common stock in treasury, at cost, 30,000 shares in 1995 and
     1994............................................................      (135)        (135)
  Stock subscriptions receivable and deferred compensation...........        --         (153)
  Retained earnings (accumulated deficit)............................     6,939         (309)
  Currency translation adjustment....................................       (48)         (72)
                                                                       --------     --------
Total stockholders' equity...........................................    68,280       28,083
                                                                       --------     --------
Total liabilities and stockholders' equity...........................  $301,582     $208,007
                                                                       ========     ========

                            See accompanying notes.

               ALL AMERICAN COMMUNICATIONS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

       (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS AND PER SHARE AMOUNTS)

                                                             YEAR ENDED DECEMBER 31,
                                                    -----------------------------------------
                                                       1995            1994           1993
                                                    -----------     ----------     ----------
Revenues:
  Television....................................    $   206,734     $   98,771     $   57,407
  Recorded music and merchandising -- Note 8....         22,026         16,130         13,215
                                                    -----------     -----------    ----------
                                                        228,760        114,901         70,622
Expenses:
  Television....................................        164,764         75,196         42,560
  Recorded music and merchandising..............         15,803         10,750          9,780
  Selling, general and administrative...........         24,102         21,523         16,074
  Goodwill amortization.........................          2,399            971            133
                                                    -----------     -----------    ----------
                                                        207,068        108,440         68,547
Operating income................................         21,692          6,461          2,075
Other income (expense):
  Interest income...............................            669            204             91
  Interest expense..............................         (9,959)        (5,929)        (1,688)
  Other.........................................             95             49             77
                                                    -----------     -----------    ----------
                                                         (9,195)        (5,676)        (1,520)
                                                    -----------     -----------    ----------
Income before income taxes......................         12,497            785            555
Provision for income taxes -- Note 9............          5,249            330            175
                                                    -----------     -----------    ----------
Net income......................................          7,248            455            380
Accretion and dividends on redeemable stock
  -- Note 1.....................................             --             --         (2,208)
Excess of carrying value of redeemable shares
  over purchase price -- Note 1.................             --             --          6,070
                                                    -----------     -----------    ----------
Net income applicable to common stockholders....    $     7,248     $      455     $    4,242
                                                    ===========     ===========    ==========
Earnings per share - primary -- Notes 1 and 5:
     Net earnings...............................    $      0.87     $     0.07     $     0.87
                                                    ===========     ===========    ==========
     Weighted average number of common shares
       outstanding..............................      8,330,000      6,201,000      4,874,000
                                                    ===========     ===========    ==========
Earnings per share - fully diluted -- Note 1:
     Net earnings...............................    $      0.71     $     0.07     $     0.78
                                                    ===========     ===========    ==========
     Weighted average number of common shares
       outstanding..............................     13,635,000      6,201,000      6,275,000
                                                    ===========    ===========    ==========

                            See accompanying notes.

               ALL AMERICAN COMMUNICATIONS, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                             (DOLLARS IN THOUSANDS)

                                                                       COMMON STOCK
                                                         -----------------------------------------
                                                                                CLASS B
                                                                              (NON-VOTING)                      COMMON
                                                           SHARES                SHARES             ADDITIONAL  STOCK
                                                         ISSUED AND            ISSUED AND            PAID-IN      IN
                                                         OUTSTANDING  AMOUNT  OUTSTANDING   AMOUNT   CAPITAL    TREASURY
                                                         -----------  ------  ------------  ------  ----------  ------
Balance at December 31, 1992............................  4,825,971    $  1            --    $ --    $  4,484   $(135)
  Excess of carrying value of redeemable stock over
    purchase price......................................         --      --            --      --       6,070      --
  Accretion on redeemable stock.........................         --      --            --      --      (1,608)     --
  Payments on stock subscriptions receivable............         --      --            --      --          --      --
  Amortization of deferred compensation.................         --      --            --      --          --      --
  Dividends on preferred stock..........................         --      --            --      --        (600)     --
  Issuance of employee stock options....................         --      --            --      --         750      --
  Net income............................................         --      --            --      --          --      --
                                                          ---------   -----     ---------   -----   ---------   -------
Balance at December 31, 1993............................  4,825,971       1            --      --       9,096    (135)
                                                          ---------   -----     ---------   -----   ---------   -------
  Stock issued in connection with the Fremantle
    International Acquisition...........................    630,000      --     2,520,000      --      20,000      --
  Payments on stock subscriptions receivable............         --      --            --      --          --      --
  Amortization of deferred compensation.................         --      --            --      --          --      --
  Cancellation of deferred compensation.................         --      --            --      --        (345)     --
  Currency translation adjustment.......................         --      --            --      --          --      --
  Net income............................................         --      --            --      --          --      --
                                                          ---------   -----     ---------   -----   ---------   -------
Balance at December 31, 1994............................  5,455,971       1     2,520,000      --      28,751    (135)
                                                          ---------   -----     ---------   -----   ---------   -------
  Net proceeds from public offering of Class B common
    stock...............................................         --      --     3,200,000       1      30,534      --
  Conversion of 6 1/2% subordinated notes, net of
    related costs.......................................    206,081      --            --      --       2,237      --
  Payments on stock subscriptions receivable............         --      --            --      --          --      --
  Currency translation adjustment.......................         --      --            --      --          --      --
  Net income............................................         --      --            --      --          --      --
                                                          ---------   -----     ---------   -----   ---------   -------
Balance at December 31, 1995............................  5,662,052    $  1     5,720,000    $  1    $ 61,522   $(135)
                                                          =========   =====     =========   =====   =========   =======


                                                              STOCK
                                                          SUBSCRIPTIONS     RETAINED
                                                          RECEIVABLE AND    EARNINGS     CURRENCY
                                                             DEFERRED     (ACCUMULATED  TRANSLATION
                                                           COMPENSATION     DEFICIT)    ADJUSTMENT        TOTAL
                                                          --------------  ------------  -----------    -----------
Balance at December 31, 1992............................      $ (525)       $ (1,144)      $  --         $   2,681
  Excess of carrying value of redeemable stock over
    purchase price......................................          --              --          --             6,070
  Accretion on redeemable stock.........................          --              --          --            (1,608)
  Payments on stock subscriptions receivable............         119              --          --               119
  Amortization of deferred compensation.................         146              --          --               146
  Dividends on preferred stock..........................          --              --          --              (600)
  Issuance of employee stock options....................        (435)             --          --               315
  Net income............................................          --             380          --               380
                                                               -----           -----       -----              ----
Balance at December 31, 1993............................        (695)           (764)         --             7,503
                                                               -----           -----       -----              ----
  Stock issued in connection with the Fremantle
    International Acquisition...........................          --              --          --            20,000
  Payments on stock subscriptions receivable............         137              --          --               137
  Amortization of deferred compensation.................          60              --          --                60
  Cancellation of deferred compensation.................         345              --          --                --
  Currency translation adjustment.......................          --              --         (72)              (72)
  Net income............................................          --             455          --               455
                                                               -----           -----       -----              ----
Balance at December 31, 1994............................        (153)           (309)        (72)           28,083
                                                               -----           -----       -----              ----
  Net proceeds from public offering of Class B common
    stock...............................................          --              --          --            30,535
  Conversion of 6 1/2% subordinated notes, net of
    related costs.......................................          --              --          --             2,237
  Payments on stock subscriptions receivable............         153              --          --               153
  Currency translation adjustment.......................          --              --          24                24
  Net income............................................          --           7,248          --             7,248
                                                               -----           -----       -----         ---------
Balance at December 31, 1995............................      $   --        $  6,939       $ (48)        $  68,280
                                                               =====           =====       =====         =========

                            See accompanying notes.

               ALL AMERICAN COMMUNICATIONS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                                                                    YEAR ENDED DECEMBER 31,
                                                                               ----------------------------------
                                                                                 1995         1994         1993
                                                                               --------     --------     --------
OPERATING ACTIVITIES
Net income...................................................................  $  7,248     $    455     $    380
Adjustments to reconcile net income to net cash used by operating activities:
  Depreciation and amortization of property and equipment and goodwill.......     3,322        1,450          454
  Amortization of television program costs...................................    90,401       32,534       33,236
  Increase in allowance for doubtful accounts................................       169          287           37
  Increase (decrease) in allowance for sales returns.........................       246          204         (209)
  Increase (decrease) in makegood reserve....................................    (1,290)         123           28
  Increase in imputed interest discount......................................     2,354           --           --
  Equity earnings in unconsolidated affiliate, net...........................    (3,603)          --           --
  Changes in operating assets and liabilities:
    Restricted cash..........................................................       102       (2,590)         360
    Trade receivables, inventory and advances to recording artists...........   (53,060)      (5,423)     (13,623)
    Deferred income tax benefits.............................................       235         (235)          --
    Accounts payable, accrued expenses and royalties payable.................    18,596       (1,469)        (686)
    Due to producers and participations payable..............................    12,881        4,797        6,152
    Additions to television program costs....................................   (96,608)     (43,490)     (45,578)
    Deferred revenues........................................................        20       (1,680)        (767)
    Deferred taxes payable...................................................     2,242          (94)          94
    Other assets.............................................................      (226)         457          872
                                                                               --------     --------     --------
    Net cash used by operating activities....................................   (16,971)     (14,674)     (19,250)
INVESTING ACTIVITIES
Purchase of property and equipment, net of book value of assets retired......    (1,677)        (497)        (135)
Purchase of 50% equity interest in Mark Goodson, LLC.........................   (25,785)          --           --
Purchase of LBS, net of cash acquired........................................        --           --       (3,626)
Purchase of Fremantle........................................................        --      (32,527)          --
Payment of net liabilities of the film division..............................        --           --       (3,553)
                                                                               --------     --------     --------
    Net cash used by investing activities....................................   (27,462)     (33,024)      (7,314)
FINANCING ACTIVITIES
Dividends paid...............................................................  $     --     $     --     $   (600)
Repurchase of redeemable warrants............................................        --         (250)          --
Net proceeds from public offering of Class B common stock....................    30,535           --           --
Proceeds from issuance of Notes, net of related costs........................        --           --       56,793
Repurchase of redeemable stock, including related costs......................        --           --      (15,746)
Payments on stock subscriptions receivable...................................       153          137          119
Proceeds from borrowings.....................................................   273,405       38,768       55,281
Repayments of borrowings.....................................................  (276,396)     (18,849)     (66,091)
Restricted cash held for repayment of borrowings.............................    (4,340)          --           --
Proceeds from borrowings -- purchase of Fremantle, net of issuance costs.....        --       33,878           --
Proceeds from borrowings -- purchase of 50% equity interest in Mark Goodson,
  LLC........................................................................    25,000           --           --
                                                                               --------     --------     --------
  Net cash provided by financing activities..................................    48,357       53,684       29,756
Effect of exchange rate changes on cash......................................        24          (72)          --
                                                                               --------     --------     --------
Increase in cash.............................................................     3,948        5,914        3,192
Cash and cash equivalents at beginning of period.............................     9,178        3,264           72
                                                                               --------     --------     --------
Cash and cash equivalents at end of period...................................  $ 13,126     $  9,178     $  3,264
                                                                               ========     ========     ========
Supplemental disclosure of cash flow information:
  Cash paid during the period for:
    Interest, net of amounts capitalized.....................................  $  9,496     $  5,552     $    765
                                                                               ========     ========     ========
    Income taxes.............................................................  $  1,219     $    247     $     81
                                                                               ========     ========     ========

                            See accompanying notes.

               ALL AMERICAN COMMUNICATIONS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1995

1. SIGNIFICANT ACCOUNTING POLICIES

     Description of Business

     All American Communications, Inc. ("AAC") and its wholly-owned subsidiaries, All American Television, Inc. ("AATV"), All American Television Production, Inc, ("AATP"), Scotti Brothers Entertainment Industries, Inc. ("SBEI"), All American Fremantle International, Inc. ("AAFII"), All American FDF Holdings, Inc. ("AAFDF") and All American Goodson, Inc. ("AAG") (and together with their respective wholly-owned subsidiaries collectively, the "Company" or "All American"), produce and/or distribute, market and promote television programs and recorded music both domestically and internationally.

     The Company's primary source of revenues is from the production, distribution and promotion of television programs. The Company has operations throughout the world with activities located principally in the United States and Europe.

     Intangible Assets

     It is the Company's policy to evaluate the recovery of its intangible assets (principally goodwill) and to recognize impairment if it is probable that the recorded amounts are not recoverable from future undiscounted cash flow, or if there is an event or change in circumstances which establish the existence of impairment indicators.

     Basis of Presentation and Principles of Consolidation

     The accompanying consolidated financial statements include the accounts of AAC and subsidiaries; all significant intercompany balances and transactions have been eliminated.

     Recognition of Revenues

     Minimum guaranteed amounts from domestic television sales generally are recognized when the license period begins and the program becomes available pursuant to the terms of the license agreement. Advertising revenues are recognized upon the commencement of the license period of the program and when the advertising time has been sold pursuant to non-cancelable agreements, provided the program is available for its first broadcast. Foreign minimum guaranteed amounts or outright fees are recorded as revenues and contracts receivable on the date of the license agreement unless the program is not yet available for exhibition. Revenues under domestic and foreign production agreements are recognized as completed episodes are delivered. Deferred revenues consist principally of advance payments received on television contracts for which the program materials are not yet available for broadcast or exploitation.

     The portion of recognized revenue which is to be shared with the producers and owners of the licensed program material (participations payable and due to producers) is accrued as the revenue is recognized.

     In certain instances, the Company guarantees viewer ratings for its syndicated programs. Applicable revenue is recorded net of estimated shortfalls, which are settled either by additional advertising time (make goods) or cash refunds to the advertiser. The Company provides for the full amount of the estimated shortfall.

     Domestic revenues from recorded music are recognized as units are shipped to customers. The Company provides for estimated future returns of recorded music product at the time the products

               ALL AMERICAN COMMUNICATIONS, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1995

are initially sold. These provisions are based upon historical experience. Actual returns are charged against the reserve. Foreign distribution of recorded music is effected through a distributor in exchange for guaranteed nonrefundable advances against future royalties. Nonrefundable guarantees from foreign sales are recognized as product is delivered to the Company's foreign distributor.

     Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in financial statements and accompanying notes. Actual results could differ from those estimates.

     Cash Equivalents

     The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less and investments in money market funds to be cash equivalents.

     Restricted Cash

     Pursuant to the Company's lending agreement, subject to certain exceptions for working capital, substantially all cash collected is required to be paid into accounts maintained by Chemical Bank and applied to the repayment of the outstanding borrowings as specified in the lending agreement (See Note 5). The cash held for repayment is included as restricted cash. Additionally, amounts held in an interest bearing reserve account with respect to a dispute have been included as restricted cash (See Note 10).

     Unbilled Receivables

     Unbilled receivables represent amounts due under cash (excluding barter) television syndication contracts which will be billed over the contractual terms of the agreements, generally ranging from one to five years.

     Imputed Interest Discount

     The Company records an imputed interest discount on contracted cash (excluding barter) receivables with original payment terms extending beyond one year. The discount is determined using the Company's incremental borrowing rate at the time of revenue recognition. The discount is amortized over the underlying contracts' payment stream using the interest method and is credited to interest income.

     Inventory

     Inventory consists of recorded music product and is carried at the lower of cost or estimated net realizable value. Pursuant to the Company's distribution agreement with Warner/Elektra/Atlantic Corporation, a division of Time Warner, Inc. ("WEA")(the "WEA Distribution Agreement"), WEA has a security interest in the Company's master recordings at any time the Company owes money to WEA.

               ALL AMERICAN COMMUNICATIONS, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1995

     Television Program Costs

     Television program costs consist of direct production costs, production overhead, capitalized interest and certain exploitation costs, less accumulated amortization. Such costs are stated at the lower of unamortized cost or estimated net realizable value. Selling costs and other distribution costs which are not recoverable from the producers share of revenues are charged to expense as incurred.

     Television program costs, and estimated total costs of participations and residuals, are amortized under the individual film forecast method in the ratio that current period revenue recognized bears to management's estimate of remaining gross revenue to be recognized. The use of estimates which may ultimately differ from actual results could materially effect the Company's consolidated financial statements. Such estimates, which are subject to change based on a comparison of actual to estimated information, are re-evaluated quarterly in connection with a review of the Company's inventory of television product, and estimated losses, if any, are provided for in full.

     Artist Compensation Cost

     Royalties earned by artists from sales of recorded music are charged to expense as the related revenues are recognized. Advances to artists against future royalties are recorded as assets if the Company estimates the amount of the advances will be recoverable from future royalties to be earned by the artist, based upon the past performance and current popularity of the artist to whom the advance is made. Such advances are applied against subsequent royalties earned by the artist.

     Depreciation and Amortization

     Property and equipment are carried at cost and depreciation is computed using accelerated and straight line methods over the estimated useful lives of the assets; thirty years for the Company owned building and ranging from three to ten years for the remaining assets. Leasehold improvements are amortized over the lesser of the term of the lease or the estimated useful lives of the improvements.

     Goodwill is amortized on a straight-line basis over periods ranging from 10 to 25 years (principally 25 years).

     Income Taxes

     The Company records its income tax provision in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109") (See Note 9).

     Deferred income taxes under the liability method arise primarily from the differences in the timing of the recognition of certain television and recorded music revenue and expense items for book and tax purposes.

     The Company uses the flow-through method of accounting for unused investment credits.

     Stock Based Compensation

     The Company accounts for its stock compensation arrangements under the provisions of APB 25, "Accounting for Stock Issued to Employees," and intends to continue to do so.

               ALL AMERICAN COMMUNICATIONS, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1995

     Share Information; Earnings Per Share

     Primary earnings per share represents the per share income or loss applicable to common stockholders and is computed based on the weighted average common shares outstanding and dilutive common stock equivalents determined using the treasury stock method (See Note 5). The net income for 1993 has been adjusted for the dividend paid to Series A Preferred stockholders and the accretion required to increase the carrying values of the redeemable Series A Preferred and redeemable Common Stock to their mandatory redemption amounts. In addition, net income applicable to common stockholders for the year ended December 31, 1993 includes $6,070,000 which represents the excess of the carrying value of the redeemable shares over the price paid for their purchase; such treatment is in accordance with Securities and Exchange Commission guidelines.

     The fully diluted per share computations for 1995 and 1993 reflect the effect of the assumed conversion of the Company's 6 1/2% Convertible Subordinated Notes due 2003 (See Note 5) and increases net income applicable to common stockholders by $2,400,000 and $666,000 for the elimination of interest expense on such notes, net of tax benefits. Such assumed conversion is anti-dilutive for 1994.

     Foreign Currency

     The operations of all foreign entities are principally measured in local currencies. Assets and liabilities are translated into United States ("U.S.") dollars using exchange rates in effect at the end of each reporting period. Revenues and expenses are translated at the average exchange rates prevailing during the period. Adjustments resulting from translating the financial statements of foreign entities into U.S. Dollars are recorded as a separate component of stockholders' equity.

     Reclassifications

     Certain reclassifications have been made to the 1994 and 1993 financial statements to conform to the current year's presentation.

2. ACQUISITIONS

     Mark Goodson Productions

     As of October 6, 1995, the Company consummated an Asset Purchase Agreement pursuant to which a newly-formed limited liability company (the "LLC"), jointly owned, directly or indirectly by the Company and The Interpublic Group of Companies ("Interpublic"), acquired substantially all of the assets (excluding assets relating to the lottery business) and assumed certain specified liabilities (the "Mark Goodson Acquisition") of Mark Goodson Productions, L.P. and the Child's Play Company (collectively, the "Sellers"). The Sellers are not affiliated with the Company. The purchase price paid by the Company for its undivided 50% interest of the Sellers' net assets acquired consisted of a cash payment of $25,000,000, transaction costs of $785,000, and an as yet undetermined contingent purchase price. The contingent purchase price, payable to the Sellers, is to be earned and paid based on the income (as defined) resulting from a domestic television network contract and the exploitation of certain other domestic television rights. The contingent purchase price, in total, is limited to $48,500,000 if paid (whether earned or not) during the first five years following October 6, 1995. Otherwise, the amount of contingent purchase price is unlimited to the extent it is earned within the first ten years following October 6, 1995. At the end of ten years no

               ALL AMERICAN COMMUNICATIONS, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1995

additional contingent purchase price accrues. The Company shares equally with Interpublic in the contingent purchase price, prior to the purchase by the Company of Interpublic's 50% interest in the LLC (See Note 13).

     Based upon a review and evaluation, substantially all of the Company's $25,785,000 portion of the initial purchase price has been allocated to goodwill and is reflected in "investment in unconsolidated affiliate" in the accompanying balance sheet. The contingent purchase price, to the extent earned, will be treated as an increase in goodwill and will be amortized coterminously with the original 25 year period. To the extent additional contingent purchase price would be increased by a total of $24,250,000, annual amortization expense associated with such additional goodwill would be $970,000 (for an aggregate annual amortization expense of $2,001,000). As of December 31, 1995, the Company has recorded its 50% share of contingent purchase price totaling $927,000. The Mark Goodson Acquisition has been accounted for by the Company under the equity method of accounting. The Company's 50% share of earnings in the LLC, of $3,603,000, have been recorded in television revenues in the consolidated statements of operations.

     Fremantle International, Inc.

     In August, 1994, the Company acquired (the "Fremantle International Acquisition") certain assets and securities and assumed certain liabilities of Fremantle International, Inc. ("Fremantle") through the Company's newly formed wholly-owned subsidiary, All American Fremantle International, Inc. ("AAFII") from Interpublic (which at such time had no ownership interest in the Company. The consideration for the Fremantle International Acquisition consisted of 630,000 shares of the Company's Common Stock, 2,520,000 shares of nonvoting, $.0001 par value Class B Common Stock ("Class B Stock") and $31,500,000 in cash funded by a term loan from Chemical Bank (See Note 5). The Company has accounted for the Fremantle International Acquisition as a purchase and has allocated the purchase price based on the estimated fair value of assets and liabilities acquired. The total consideration of $52,527,000 (including expenses related to the acquisition of $1,027,000) exceeds the estimated fair value of net assets acquired by $50,267,000 (goodwill); such goodwill is being amortized over 25 years. Results of operations of AAFII have been included in the Company's results from August 3, 1994.

     LBS Communications, Inc.

     On February 8, 1993 the Company completed the acquisition (the "LBS Acquisition") of LBS Communications, Inc. ("LBS"), under an agreement (the "LBS Agreement") wherein the Company agreed, subject to various terms and conditions, to purchase 100% of LBS' Class A Common Stock, constituting 100% of the outstanding shares of capital stock of LBS. LBS is a company engaged in the television syndication business. The purchase was made under an LBS plan of reorganization as confirmed by the U.S. Bankruptcy Court for the Southern District of New York on September 30, 1992. LBS is operated as a subsidiary of AATV.

               ALL AMERICAN COMMUNICATIONS, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1995

3. PROPERTY AND EQUIPMENT

     Property and equipment are comprised of the following:

                                                                    DECEMBER 31,
                                                                 -------------------
                                                                  1995        1994
                                                                 -------     -------
                                                                   (IN THOUSANDS)
        Land...................................................  $   403     $   403
        Building and improvements..............................    1,669       1,479
        Sound studio and related equipment.....................    1,544       1,540
        Office furniture and fixtures..........................    4,417       2,943
        Automobiles............................................      163         163
        Other..................................................       39          30
                                                                 -------     -------
                                                                   8,235       6,558
        Less accumulated depreciation and amortization.........   (3,709)     (2,786)
                                                                 -------     -------
                                                                 $ 4,526     $ 3,772
                                                                 =======     =======

4. TELEVISION PROGRAM COSTS

     Costs for television programs are comprised of the following:

                                                                    DECEMBER 31,
                                                                 -------------------
                                                                  1995        1994
                                                                 -------     -------
                                                                   (IN THOUSANDS)
        Released, less accumulated amortization................  $73,902     $64,780
        In process and development.............................      742       3,657
                                                                 -------     -------
                                                                 $74,644     $68,437
                                                                 =======     =======

     Based on management's estimates of gross revenues as of December 31, 1995, approximately 71% of the unamortized costs applicable to released television programming will be amortized during the three years ending December 31, 1998. Interest capitalized to television program costs during the periods ended December 31, 1995, 1994 and 1993 was approximately $1,249,000, $399,000 and
$259,000, respectively.

5. NOTES PAYABLE

     Notes payable are comprised of the following:

                                                                    DECEMBER 31,
                                                                ---------------------
                                                                  1995         1994
                                                                --------     --------
                                                                   (IN THOUSANDS)
        Notes payable to banks...............................   $ 77,352     $ 55,343
        Convertible Subordinated Notes, 6 1/2%...............     57,630       60,000
                                                                --------     --------
                                                                $134,982     $115,343
                                                                ========     ========

     In connection with the Company's Class B Stock offering, completed December 11, 1995, (See Note 6), the Company received proceeds of approximately $30,535,000 which were used to temporarily reduce amounts outstanding under the Company's revolving credit facilities.

     Through December 31, 1995, holders of an aggregate of $2,370,000 principal amount of the Company's 6 1/2% Convertible Subordinated Notes Due 2003 (the "Notes") had converted such

               ALL AMERICAN COMMUNICATIONS, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1995

Notes into 206,081 shares of the Company's voting common stock, $.0001 par value ("Class A Stock"). These conversions resulted in a decrease of debt issuance costs related to the Notes of $133,000 and an increase in additional paid in capital of $2,237,000. The weighted average number of shares outstanding which resulted from such conversions have been utilized in the determination of earnings per share as of December 31, 1995. Had these conversions of the Notes occurred as of January 1, 1995, the primary earnings per share amount would have been $0.85 per share as compared with $0.87 per share.

     In April 1995, the Company secured a $110,000,000, subsequently increased to $135,000,000, senior credit facility (the "Senior Credit Facility Agreement"), with a syndicate of lenders led by Chemical Bank consisting of the following five tranches: (i) a term loan of $30,000,000 (the "Term Loan" or "Tranche A") which was utilized to refinance existing bank debt incurred in connection with the Fremantle International Acquisition; (ii) a revolving credit facility of up to $20,000,000 in the aggregate to be utilized for production and distribution of Baywatch, of which $14,000,000 was initially utilized to refinance existing bank debt related to production of Baywatch for the 1994/1995 and 1995/1996 broadcast seasons (the "Baywatch Production Line" or "Tranche B");
(iii) a revolving credit facility of up to $20,000,000 in the aggregate for production and distribution of Baywatch Nights (the "Baywatch Nights Production Line" or "Tranche C"); (iv) a revolving credit facility of up to $40,000,000 to be utilized to finance certain working capital needs of the Company, of which $10,000,000 was initially primarily used to refinance existing bank debt related to the Company's working capital needs and to pay certain fees in connection with the Senior Credit Facility Agreement (the "Working Capital Line" or "Tranche D"); and (v) the $25,000,000 Goodson Term Loan described below. The Working Capital Line together with the Baywatch Production Line and the Baywatch Nights Production

     Line are referred to collectively as the "Chemical Bank Facilities". In connection with the Mark Goodson Acquisition, the Company effected a credit utilization of the Working Capital Line in the form of a letter of credit (the "Letter of Credit") from Chemical Bank to fund its $25,000,000 cash portion of the total purchase price. On November, 13, 1995, the Senior Credit Facility was amended to provide an additional $25,000,000 term loan under this facility (the "Goodson Term Loan" or "Tranche E"), which increased the total facility to a maximum of $135,000,000, in order to refinance the Company's reimbursement obligations under the Letter of Credit.

     The obligations of the Company under the Chemical Bank Facilities, the Term Loan and the Goodson Term Loan are cross-collateralized. The Term Loan matures on December 31, 1998. The Chemical Bank Facilities and the Goodson Term Loan mature on April 13, 1999. Under the terms of the Senior Credit Facility Agreement, the amount the Company may borrow under Tranches B, C and D is based upon the value of the collateral in the borrowing base which consists principally of accounts receivable of the Company. Borrowings under the Senior Credit Facility Agreement bear interest, at the Company's option, either (i) at LIBOR plus 2 3/4% (8.50% as of December 31, 1995), or (ii) at the Alternate Base Rate (which is the greater of Chemical Bank's Prime Rate, its Base CD rate plus 1%, or the Federal Funds Effective Rate plus 1/2%) plus 1 3/4% (10.50% as of December 31, 1995), subject to reduction if certain financial ratios are satisfied. As of December 31, 1995, the Company has outstanding borrowings of $25,000,000 under the Term Loan, $25,000,000 under the Goodson Term Loan and $27,352,000 under the Chemical Bank Facilities with approximately $48,399,000 available for borrowing under the Chemical Bank Facilities.

     The Senior Credit Facility Agreement imposes a number of financial and other conditions upon the Company, including limitations on indebtedness, restrictions on the disposition of assets,

               ALL AMERICAN COMMUNICATIONS, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1995

restrictions on making certain payments (including dividends), restrictions on acquisitions and certain financial tests. Additionally, the Baywatch Production Line and the Baywatch Nights Production Line provide that certain conditions must be satisfied before funding of each season of the respective series and such conditions have been met for the 1995/1996 broadcast season of Baywatch and Baywatch Nights. The Goodson Term Loan imposes a separate set of financial and other conditions upon the Company, including a requirement that the "International Cash Flow", defined to mean all payments due to the LLC under the terms of its primary license agreement (other than with respect to the domestic exploitation of programs), be maintained at specified levels (or, in lieu thereof, that the Goodson Term Loan be prepaid to specified levels).

     Except to the extent set forth below, under the terms of the Senior Credit Facility Agreement substantially all of the Company's cash collections are required to be paid into accounts maintained by Chemical Bank and applied to the repayment of the Company's obligations under the Chemical Bank Facilities. All of AAFII's cash collections are required to be paid into accounts maintained and applied, subject to certain exceptions for working capital, to interest and principal amounts outstanding under the Term Loan until such time as the Term Loan is repaid in full. The Company has made two quarterly principal installment payments totaling $5,000,000. The balance of the Tranche A term loan is repayable in quarterly principal installments as follows: March 1996, $500,000; June 1996, $500,000; September 1996 $3,000,000; December 1996, $3,000,000; March
1997, $1,000,000; June 1997, $1,000,000; September 1997, $3,000,000; December
1997, $3,000,000; March 1998, $1,000,000; June 1998, $1,000,000; September 1998,
$4,000,000 and a final installment due on the last borrower's day of December 1998 (each such payment being subject to reduction from certain prepayments). The amount the Company is able to reborrow under the Chemical Bank Facilities is subject to the collateral pledged to the lenders having sufficient borrowing base value to support such borrowings. Substantially all of the Company's assets other than real property are pledged under the Senior Credit Facility Agreement.

     Under the Goodson Term Loan, substantially all of the cash flow available to AAG from exploiting the Mark Goodson assets will be available, after reserving for earn-out payments to the Sellers and certain administrative, tax and other distributions to the LLC, to repay the Goodson Term Loan (See Note
13).

     In October 1993, the Company issued its 6 1/2% Convertible Subordinated Notes Due 2003 (the "Notes") in the aggregate principal amount of $60,000,000. The Company received net proceeds of approximately $56,800,000 from the issuance of the Notes. A portion of the proceeds were used to repurchase and retire all of the issued and outstanding shares of redeemable Series A Preferred Stock and redeemable Common Stock of the Company, to temporarily repay all amounts outstanding under the Chemical Facilities, and for general corporate purposes.

     The Notes were issued pursuant to a Fiscal Agency Agreement, dated as of October 6, 1993 (the "Fiscal Agency Agreement"), between the Company and BankAmerica National Trust Company, as Fiscal Agent (the "Fiscal Agent"). The following description of the Notes summarizes the detailed provisions of the Notes and the Fiscal Agency Agreement.

     The Notes bear interest from October 6, 1993 at the rate of 6 1/2% per annum, payable semiannually in arrears on each April 1 and October 1, commencing on April 1, 1994. Interest on the Notes will be paid on the basis of a 360-day year of twelve 30-day months. The Notes will mature on October 1, 2003 and upon maturity will be redeemed at 100% of the principal amount thereof.

               ALL AMERICAN COMMUNICATIONS, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1995

     The Notes are subordinated in right of payment to the prior payment in full of all Senior Indebtedness (as defined in the Notes and the Fiscal Agency Agreement) of the Company.

     Except for certain limitations, the Notes are convertible into Common Stock, initially at a conversion price of $11.50 per share (equivalent to 86.957 shares of Common Stock for each $1,000 principal amount of Notes) prior to redemption or maturity. The conversion price is subject to adjustment in certain events as set forth in the Fiscal Agency Agreement. The underlying shares have been registered with the Securities and Exchange Commission (the "Commission") pursuant to a registration statement filed on Form S-1 declared effective by the Commission in February 1994.

     The Notes may be redeemed, at the option of the Company, in whole or in part, at any time on or after October 1, 1996, at redemption prices commencing at 104.643% of par and declining to 100% in 2001 together with accrued but unpaid interest thereon through the date of redemption. The Notes may be redeemed at any time, as a whole but not in part, in the event of certain changes in United States tax laws. In case of any such redemption, the redemption price will be 100% of the principal amount of the Notes, together in each case with accrued interest to the date of redemption.

6. CAPITAL STOCK

     In December 1995, the Company sold 3,200,000 newly issued shares of Class B Stock through an underwritten stock offering (the "Stock Offering"). The Class B Stock is identical to the Company's Class A Stock, except the Class B Stock in non-voting. Net proceeds from the Stock Offering totaled approximately $30,535,000 after deducting the underwriters discount of $2,352,000 and offering expenses of approximately $853,000.

     In August 1994, in connection with the Fremantle International Acquisition, the Company issued 630,000 shares of its Class A Stock and 2,520,000 shares of its Class B Stock (See Note 2).

7. STOCK OPTIONS AND WARRANTS

     The Company's 1994 Stock Incentive Plan, as amended, (the "1994 Plan") provides for the granting of stock incentive awards ("Awards") for up to 1,250,000 shares of its Class A Stock or Class B Stock (collectively "Common Stock") to eligible employees, directors and consultants. The 1994 Plan, which will terminate June 21, 2004, is administered by a committee appointed by the Board of Directors (the "Committee") which determines the number of shares to be covered by an award, the term and exercise price, if any, of the award and other terms and provisions of awards.

     Awards can be Stock Options ("Options"), Stock Appreciation Rights ("SARs"), Performance Share Awards ("PSAs") and Restricted Stock Awards ("RSAs"). The number and kind of shares available under the 1994 Plan are subject to adjustment in certain events. Shares relating to Options or SARs which are not exercised, shares relating to RSAs which do not vest and shares relating to PSAs which are not issued will again be available for issuance under the 1994 Plan.

     An Option may be an incentive stock option ("ISO") or a non-qualified Option. The exercise price for Options is to be determined by the Committee, but in the case of an ISO is not to be less than fair market value on the date the Option is granted (110% of fair market value in the case of an ISO granted to any person who owns more than 10% of the Common Stock). The purchase price is payable in any combination of cash, shares of Common Stock already owned by the participant for at least six months or, if authorized by the Committee, a promissory note secured by the Common Stock issuable upon exercise. In addition, the award agreement may provide for "cashless" exercise and payment. Subject to early termination or acceleration provisions, an Option is

               ALL AMERICAN COMMUNICATIONS, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1995

exercisable, in whole or in part, from the date specified in the related award agreement (which may be six months after the date of grant) until the expiration date determined by the Committee. The aggregate fair market value (determined on the date of grant) of the shares of Common Stock for which ISOs may be granted to any participant under the 1994 Plan and any other plan by the Company or its affiliates which are exercisable for the first time by such participant during any calendar year may not exceed $100,000.

     The Options granted under the 1994 Plan become exercisable on such dates as the Committee determines in the terms of each individual Option. Options become immediately exercisable in full in the event of a disposition of all or substantially all of the assets or capital stock of the Company by means of a sale, merger, consolidation, reorganization, liquidation or otherwise, unless the Committee arranges for the optionee to receive new Options covering shares of the corporation purchasing or acquiring the assets or stock of the Company, in substitution of the Options granted under the Plan (which Options shall thereupon terminate). The Committee in any event may, on such terms and conditions as it deems appropriate, accelerate the exercisability of Options granted under the Plan. An ISO to a holder of more than 10% of the total combined voting power of all classes of stock of the Company must expire no later than five years from the date of grant. A non-qualified Option must expire no later than ten years from the date of the grant.

     The Options granted under the 1994 Plan are not transferable other than by will or the laws of descent and distribution. Unexercised Options generally lapse three months after termination of employment other than by reason of retirement, disability or death in which case it terminates one year thereafter.

     An SAR is the right to receive payment based on the appreciation in the fair market value of Common Stock from the date of grant to the date of exercise. In its discretion, the Committee may grant an SAR concurrently with the grant of an Option. An SAR is only exercisable at such time, and to the extent, that the related Option is exercisable. Upon exercise of an SAR, which was issued concurrent with an Option, the holder receives for each share with respect to which the SAR is exercised an amount equal to the difference between the exercise price under the related Option and the fair market value of a share of Common Stock on the date of exercise of the SAR. The Committee in its discretion may pay the amount in cash, shares of Common Stock, or a combination thereof.

     An RSA is an award of a fixed number of shares of Common Stock subject to restrictions. The Committee specifies the prices, if any, the recipient must pay for such shares. Shares included in an RSA may not be sold, assigned, transferred, pledged or otherwise disposed of or encumbered until they have vested. These restrictions may not terminate earlier than six months after the award date. The recipient is entitled to dividend and voting rights pertaining to such RSA shares even though they have not vested, so long as such shares have not been forfeited.

     A PSA is an award of a fixed number of shares of Common Stock, the issuance of which is contingent upon the attainment of such performance objectives, and the payment of such consideration, if any, as is specified by the Committee. Issuance shall in any case not be earlier than six months after the award date.

     Upon the date a participant is no longer employed by the Company for any reason, shares subject to the participant's RSAs which have not become vested by that date or shares subject to the participant's PSAs which have not been issued shall be forfeited in accordance with the terms of the related Award agreements. Options which have become exercisable by the date of termination

               ALL AMERICAN COMMUNICATIONS, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1995

of employment or of service on the Committee must be exercised within certain specified periods of time from the date of termination, the period of time to depend on the reason for termination. Options which have not yet become exercisable on the date the participant terminates employment or service on the Committee for a reason other than retirement, death or total disability shall terminate on that date.

     In the event a change in control occurs, all of the outstanding options may be accelerated. The 1994 Plan defines a change in control to have occurred if a "person," as defined in Section 13(d) and 14(d) under the Securities Exchange Act of 1934, as amended, acquires 20% or more of the outstanding shares of Common Stock of the Company unless waived in advance by Committee.

     The 1994 Plan provides for anti-dilution adjustments in the event of a reorganization, merger, combination recapitalization, reclassification, stock dividend, stock split or reverse stock split; however, no such adjustment need be made if it is determined that the adjustment may result in the receipt of federally taxable income to optionees of the holders of Common Stock or other classes of the Company's securities. Upon the dissolution or liquidation of the Company, or upon a reorganization, merger or consolidation of the Company as a result of which the Company is not the surviving entity, the Plan shall terminate, and any outstanding awards shall terminate and be forfeited unless assumed by the successor corporation.

     The Company's 1991 Incentive Stock Option Plan (the "1991 Plan"), as amended, provides for the granting of options for up to 258,699 shares of its Class A Stock to eligible employees and directors. Under the 1991 Plan, options are granted at no less than fair market value on the date of grant. The period during which these options are exercisable is fixed by the Stock Option Committee at the time of grant. Options generally expire if not exercised within ten years (or five years in the case of an employee owning 10% or more of the Company's stock on the date of grant).

     The following table summarizes stock option transactions under the 1991 Plan and the 1994 Plan (the "Plans") for the remaining unexercised stock options and remaining unexercised warrants and stock options granted outside of the
Plans:

                                       1991 PLAN AND 1994 PLAN            OUTSIDE OF THE PLANS
                                    -----------------------------     -----------------------------
                                    NUMBER OF                         NUMBER OF
                                     SHARES       PRICE PER SHARE      SHARES       PRICE PER SHARE
                                    ---------     ---------------     ---------     ---------------
Outstanding at December 31,
  1992...........................     103,063      $ 2.63 - 30.00       732,143     $  4.00 -  7.50
  Granted........................       5,000                7.00       306,250        4.00 - 18.00
  Exercised......................          --                                --
  Canceled.......................     (18,750)               7.25       (25,000)      12.00 - 18.00
                                    ---------                         ---------
Outstanding at December 31,
  1993...........................      89,313        2.63 - 30.00     1,013,393        4.00 - 11.00
  Granted........................     486,500        7.63 -  8.50            --
  Exercised......................          --                           (62,500)               4.00
  Canceled.......................     (12,500)              11.00      (633,929)       4.00 -  7.50
                                    ---------                         ---------
Outstanding at December 31,
  1994...........................     563,313        2.63 - 30.00       316,964        4.00 - 11.00
  Granted........................     456,500                9.13            --
  Exercised......................          --                                --
  Canceled.......................      (5,000)               8.50       (35,714)               7.50
                                    ---------                         ---------
Outstanding at December 31,
  1995...........................   1,014,813        2.63 - 30.00       281,250        4.00 - 11.00
                                    =========                         =========

               ALL AMERICAN COMMUNICATIONS, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1995

     Options and warrants exercisable at December 31,

                                                          UNDER THE 1991 PLAN   OUTSIDE OF
                                                           AND THE 1994 PLAN    THE PLANS
                                                          -------------------   ----------
        1995............................................        123,013           281,250
        1994............................................         63,063           316,964
        1993............................................         51,813           983,393

     As of July 6, 1994, in connection with the employment agreement of an officer (such officer also being a Director), the Company granted an RSA for 30,000 shares with a vesting date of July 5, 1998. The RSA shares are subject to the terms of the 1994 Plan and the officer's employment agreement. Based on a closing bid price on July 6, 1994 of $7.25 per share, this grant is expected to generate expense of approximately $218,000 through July 5, 1998.

     As of December 31, 1995, there have been no other SARs, PSAs or RSAs granted.

     Shares of the Company's Common Stock reserved for issuance follow:

                                                                      DECEMBER 31,
                                                                    ----------------
                                                                     1995      1994
                                                                    ------     -----
                                                                     (IN THOUSANDS)
        1991 Plan and 1994 Plan...................................   1,509     1,509
        Non-Plan options and warrants granted.....................     281       317
        Common Stock Class B -- non-voting........................   5,720     2,520
        6 1/2% Convertible Subordinated Notes.....................   5,011     5,217
                                                                    ------     -----
                                                                    12,521     9,563
                                                                    ======     =====

8. RELATED PARTY TRANSACTIONS

     Effective December 15, 1995, the Company entered into the WEA Distribution Agreement. A Director of the Company is the Chairman/CEO -- Warner Media Manufacturing & Distribution Group (a division of Time Warner, Inc.) with responsibility for WEA. Such Director recused himself from the negotiations between the Company and WEA which resulted in the WEA Distribution Agreement (See Note 1). Included in recorded music and merchandising revenues for 1995 is $3,000,000 related to a non-refundable, non recoupable advance.

     During 1994 the Company loaned $250,000 to Thomas Bradshaw, the Company's Chief Financial Officer, which loan is secured by a pledge of shares of Common Stock of the Company owned by Mr. Bradshaw. The loan bears interest at a rate of 8.0% per annum (equal to the rate then in effect under the Company's Working Capital Loan) and has been extended to mature upon expiration of Mr. Bradshaw's current employment agreement which is currently February 1999. The loan has been included with other assets in the accompanying consolidated balance sheets at December 31, 1995 and 1994.

     The Company engaged Jefferson Capital Group ("JCG") to provide investment banking services to the Company in connection with the Stock Offering, including advice regarding valuation and pricing of the transaction for fees and expenses totaling $25,000. A member of the Company's Board of Directors is the President and a significant stockholder of JCG. The Company has also agreed to indemnify JCG against any liabilities it incurs in connection with the services provided, except due to JCG's gross negligence or willful misconduct.

               ALL AMERICAN COMMUNICATIONS, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1995

     The Company engaged JCG to provide investment banking services to the Company in connection with the Fremantle International Acquisition, including valuation of the transaction, pricing and financing for fees and expenses totaling $319,000. The Company has also agreed to indemnify JCG against any liabilities it incurs in connection with the acquisition of Fremantle, except due to JCG's gross negligence or willful misconduct.

     The Company engaged JCG to provide investment banking services to the Company in connection with the LBS Acquisition, including valuation of the transaction, pricing and financing for a fee of $100,000. During 1991 in consideration for certain services the Company issued to JCG warrants to acquire 62,500 shares of Class A Stock at an exercise price of $4.00 per share, which may be exercised for up to five years from the date of issuance. The Company has also agreed to indemnify JCG against any liabilities it incurs in connection with the LBS Acquisition, except due to JCG's gross negligence or willful misconduct.

     SBEI currently rents a building from two officers/members of the Board of Directors of the Company at a cost to SBEI of approximately $4,300 per month, which the Company believes is a market rate. This building is used for office and warehouse space for the Company's recorded music operations.

9. INCOME TAXES

     The provision for income taxes related to continuing operations is comprised of the following:

                                                            YEAR ENDED DECEMBER 31,
                                                           -------------------------
                                                            1995      1994      1993
                                                           ------     -----     ----
                                                                (IN THOUSANDS)
        Current:
          Federal........................................  $  718     $  --     $ --
          State and local................................     195        13       14
          Foreign........................................   1,858       646       67
                                                           ------     -----     ----
                                                            2,771       659       81
                                                           ------     -----     ----
        Deferred:
          Federal........................................   2,478      (329)      67
          State..........................................      --        --       27
                                                           ------     -----     ----
                                                            2,478      (329)      94
                                                           ------     -----     ----
                                                           $5,249     $ 330     $175
                                                           ======     =====     ====

               ALL AMERICAN COMMUNICATIONS, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1995

     Components of deferred income taxes as calculated under SFAS 109 as of December 31, 1995 and 1994 and 1993 are as follows:

                                                                       DECEMBER 31,
                                                              -------------------------------
                                                               1995        1994        1993
                                                              -------     -------     -------
                                                                      (IN THOUSANDS)
Amortization and depreciation...............................  $(4,018)    $(9,627)    $(7,283)
Accruals not currently deductible for tax purposes..........    1,660       6,874       5,901
Deferred revenues...........................................      116         103         314
Net operating loss carryover................................       --       2,466         672
Foreign tax and investment tax credit carryover.............       --       1,384       1,205
                                                              -------     -------     -------
                                                               (2,242)      1,200         809
Valuation allowance.........................................       --        (965)       (903)
                                                              -------     -------     -------
                                                              $(2,242)    $   235     $   (94)
                                                              =======     =======     =======

     Reconciliation of effective rate of income taxes related to continuing operations:

                                                                    YEAR ENDED DECEMBER 31,
                                                                   -------------------------
                                                                    1995      1994      1993
                                                                   ------     -----     ----
                                                                        (IN THOUSANDS)
Provision for income taxes at statutory federal rate of 35%......  $4,374     $ 275     $189
State and local income taxes.....................................     127         9        9
Foreign income taxes.............................................      --       646       67
Utilization of net operating losses, foreign and investment tax
  credits........................................................     323      (329)      --
Tax deductible items and other items.............................     425      (271)     (90)
                                                                   ------     -----     ----
Provision for income taxes.......................................  $5,249     $ 330     $175
                                                                   ======     =====     ====

     Foreign taxes withheld on revenues were utilized for financial reporting purposes in determining the provision for income taxes. These amounts withheld in the periods ended December 31, 1995, 1994 and 1993 were $246,000, $646,000, and $67,000, respectively.

10. COMMITMENTS AND CONTINGENCIES

     The Company has exercised its option with the producers of Baywatch to produce 22 episodes of Baywatch for the 1996/1997 broadcast season. As of December 31, 1995, three of the episodes for the 1996/1997 broadcast season have been partially completed. The total production budget of approximately $22,000,000 for the 1996/1997 broadcast season is expected to be funded through a combination of: (i) borrowings under the Chemical Bank Facilities; (ii) cash payments by The Fremantle Corporation (an unrelated company); and (iii) working capital.

     The Company has exercised its option with the producers of Baywatch Nights, for the 1996/1997 broadcast season. The Company currently plans to self-distribute Baywatch Nights both domestically and internationally. The total production budget for the 22 planned new one-hour episodes for the 1996/1997 broadcast season of approximately $20,000,000 is expected to be funded through:
(i) borrowings under the proposed Chemical Bank Facilities; (ii) foreign sales agreements; and (iii) working capital. Additionally, as of December 31, 1995, the Company had completed production of 17 of 22 episodes for the 1995/1996 broadcast season with a total revised production budget of $23,000,000 for 22 episodes.

               ALL AMERICAN COMMUNICATIONS, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1995

     The Company has reached an understanding with Atlantis Releasing B.V. ("Atlantis") whereby Atlantis will produce a minimum of 13 and a maximum of 22 one-hour live action episodes of a new series entitled The Adventures of Sinbad for the 1996/1997 broadcast season. In consideration for the Company providing $670,000 of the $825,000 per episode production budget, the Company will retain exclusive distribution rights to The Adventures of Sinbad in the United States and Europe (including the United Kingdom and excluding Scandinavia). The Company, under certain circumstances, has an annual option, exercisable on or before February 15 of each of the initial three broadcast seasons, to cause Atlantis to produce up to 22 new episodes in each of the three subsequent broadcast seasons. At the end of three years, in the event Atlantis does not exercise its right to continue producing The Adventures of Sinbad, such right to produce the series reverts to the Company.

     In January 1995, the Company structured an arrangement with United Television/Chris Craft Industries, Inc. ("Chris Craft") whereby the Company was engaged through September 1997 as the exclusive domestic television distributor for The Richard Bey Show, a five day per week one-hour talk show. Chris Craft has agreed to deliver 39 weeks of original one-hour programs during each 52 week broadcast season and to air The Richard Bey Show on Chris Craft's six owned and operated stations in New York, Los Angeles, San Francisco, Minneapolis, Phoenix, and Portland.

     Minimum commitments for advances to recording artists at December 31, 1995 amounted to approximately $506,000.

     On December 12, 1994, Credit Lyonnais Bank Nederland N.V. ("CLBN") made demand upon SBEI under a Guarantee, dated July 29, 1986 (the "SBEI Guarantee"), for payment of approximately $3,742,000 plus interest accrued or costs incurred since November 11, 1994 under a Loan and Security Assignment, dated July 29, 1986, between CLBN and various former subsidiaries of SBEI relating to the discontinued motion picture operations of the Company. In a letter dated December 22, 1994, SBEI rejected the foregoing demand based upon, among other reasons, the following: (i) that in a January 1993 agreement, CLBN agreed to release all liens and any interests in any property or assets of SBEI, which in effect released SBEI from any obligations under the SBEI Guarantee; (ii) the loan purportedly guaranteed has been repaid; and (iii) SBEI is not a party to and was not bound by a material amendment to the above-referenced Loan and Security Assignment.

     In addition, since approximately November 1993, CLBN and its representatives have been reviewing certain books and records relating to the distribution and production of certain motion pictures by Minority Pictures, Inc. (formerly Scotti Brothers Pictures, Inc.) or its subsidiaries for which CLBN provided financing. In October 1994, CLBN requested that Minority Pictures, Inc. and various of its current and former affiliates (including All American Communications, Inc. and certain of its subsidiaries) execute a tolling agreement which would have tolled any claims which CLBN may have against such persons, including but not limited to causes of action based on such financing. In December 1994, the Company responded that based upon the information provided by CLBN, or the lack thereof, it was extremely unclear whether there were any tenable claims against the Company and its subsidiaries and that the Company was therefore unwilling to enter into any tolling agreement. The Company and CLBN are currently engaged in discussions regarding the potential resolution of all of their disputes. While the Company believes that SBEI has good and meritorious defenses with respect to the SBEI Guarantee and any related claims which CLBN may assert, and that the ultimate outcome of this matter will not result in a materially adverse effect on the Company's financial condition or results of operations, there can be no assurance that the Company ultimately will prevail.

               ALL AMERICAN COMMUNICATIONS, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1995

     In September 1994, the Company filed a complaint (as amended) against the producers of the series Acapulco H.E.A.T. in the Superior Court of the State of California, County of Los Angeles (Case No. BC 110161) alleging, among other things, breach of contract and fraud. The Company had entered into an agreement, dated as of October 7, 1992, with the producers for the Company to distribute the series Acapulco H.E.A.T. in the domestic television market. Subject to the fulfillment of certain terms by the producers, the Company agreed to pay a distribution advance of $6,600,000 (plus an additional amount per episode under certain circumstances) payable over ten months commencing on November 30, 1993. As of December 31, 1994, the Company had made payments totaling approximately $4,698,000, at which time a dispute with the producers with regard to the non-fulfillment of certain terms by the producers was raised by the Company. The unpaid portion of the advance payments, totaling approximately $2,476,000, was placed in an interest-bearing restricted cash account pending resolution of the dispute. The producers filed an answer and cross-complaint alleging, among other things, breach of contract and fraud in connection with the agreement to distribute Acapulco H.E.A.T. and breach of contract and fraud in connection with the Company's barter distribution of certain theatrical films unrelated to Acapulco H.E.A.T. The Company did not exercise its option to distribute any additional new episodes of Acapulco H.E.A.T. for the 1994/1995 broadcast season. An agreement in principle has been reached to settle this litigation. If the settlement is not consummated, the Company intends to vigorously pursue its claim and defend against the cross-complaint. Management does not believe the ultimate outcome of this matter will result in a materially adverse effect on the Company's financial condition or results of operations. However, there can be no assurance that the Company will be successful on the merits of the lawsuit.

     The Company is party to legal proceedings which are routine and incidental to the business. The Company believes that the results of such litigation will not have a material adverse effect on the Company's financial condition or results of operations.

     The Company leases office and production studio space under operating leases expiring at various dates through 2005. Renewal options are available on certain of these leases. The minimum lease payments, under noncancellable operating leases at December 31, 1995, are as follows:

                                                          MINIMUM CONTRACTUAL AMOUNTS
                                                      -----------------------------------
                                                       LEASE       SUBLEASE     NET LEASE
                                                      PAYMENTS      INCOME      PAYMENTS
                                                      --------     --------     ---------
                                                                (IN THOUSANDS)
           1996.....................................  $ 1,842        $ 94        $ 1,748
           1997.....................................    1,714          98          1,616
           1998.....................................    1,612         102          1,510
           1999.....................................    1,233         106          1,127
           2000.....................................      985          54            931
           Thereafter...............................    4,300          --          4,300
                                                      -------        ----        -------
                                                      $11,686        $454        $11,232
                                                      =======        ====        =======

     Rent expense of approximately $1,404,000, $1,014,000 and $690,000 is net of sublease income of $85,000, $57,000 and $45,000 and amounts capitalized to productions of $774,000, $288,000 and $309,000 for the years ended December 31, 1995, 1994 and 1993, respectively.

               ALL AMERICAN COMMUNICATIONS, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1995

11.  FINANCIAL INSTRUMENTS

     Concentration of Credit Risk

     Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash, restricted cash and trade receivables.

     The Company maintains its cash and restricted cash balances at various financial institutions. These financial institutions are throughout the world and Company policy is designed to limit exposure to any one institution. The Company performs periodic evaluations of the relative credit standing of those financial institutions holding significant account balances. As of December 31, 1995 and 1994, a significant concentration of credit risk exists only with respect to the interest bearing restricted cash account held, pending resolution of a dispute (See Note 10), with a single financial institution other than the Company's primary lender. The balance of such account is $2,551,000 and $2,478,000 at December 31, 1995 and 1994, respectively.

     The Company produces and sells television programs, and recorded music product to domestic and foreign distributors. Sales of advertising time retained in television programming sold are to agencies representing national advertisers, primarily in the consumer products industry. The Company generally does not require collateral on trade receivables. Concentrations of credit risk on trade receivables exist only with respect to the domestic recorded music trade receivable. The Company's domestic recorded music trade receivable ($5,810,000 and $4,775,000 at December 31, 1995 and 1994, respectively) is with BMG, one of the six major record companies. The Company's decision to change domestic recorded music distributors to WEA, commencing January 1, 1996, is not expected to impact realization of such trade receivables. Credit losses and returns of recorded music product have consistently been within management's expectations.

     Fair Value of Financial Instruments

     The carrying value of the Company's financial instruments approximate their fair value with the exception of the Company's $60,000,000, 6 1/2% Convertible Subordinated Notes ("Notes"). The Notes, which have a carrying value of $57,630,000, (reflecting conversions exercised through December 31, 1995) had a fair value of approximately $52,000,000 and $44,400,000 at December 31, 1995 and 1994, respectively. Such fair value was determined using the quoted market prices for the Notes as of December 31, 1995 and 1994.

12. BUSINESS SEGMENT AND GEOGRAPHIC INFORMATION

     The Company's activities consist of two business segments -- television production and distribution, and recorded music production and distribution. Summaries of financial information by business segment follows:

                                                           YEAR ENDED DECEMBER 31, 1995
                                                --------------------------------------------------
                                                               RECORDED
                                                TELEVISION      MUSIC       CORPORATE      TOTAL
                                                ----------     --------     ---------     --------
                                                                  (IN THOUSANDS)
Revenues......................................   $ 206,734     $22,026       $    --      $228,760
Operating income (loss).......................      26,399          13        (4,720)       21,692
Identifiable assets...........................     281,063      10,726         9,793       301,582
Depreciation and amortization.................      93,528         140            55        93,723
Expenditures for property and equipment.......         947           9           721         1,677

               ALL AMERICAN COMMUNICATIONS, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1995

                                                           YEAR ENDED DECEMBER 31, 1994
                                                --------------------------------------------------
                                                               RECORDED
                                                TELEVISION      MUSIC       CORPORATE      TOTAL
                                                ----------     --------     ---------     --------
                                                                  (IN THOUSANDS)
Revenues......................................   $  98,771     $16,130       $    --      $114,901
Operating income (loss).......................      12,523        (450 )      (5,612)        6,461
Identifiable assets...........................     190,064       8,949         8,994       208,007
Depreciation and amortization.................      33,783         141            60        33,984
Expenditures for property and equipment.......         377          20           100           497

                                                           YEAR ENDED DECEMBER 31, 1993
                                                --------------------------------------------------
                                                               RECORDED
                                                TELEVISION      MUSIC       CORPORATE      TOTAL
                                                ----------     --------     ---------     --------
                                                                  (IN THOUSANDS)
Revenues......................................   $  57,407     $13,215       $    --      $ 70,622
Operating income (loss).......................       7,012        (949 )      (3,988)        2,075
Identifiable assets...........................      92,387       9,887        10,247       112,521
Depreciation and amortization.................      33,635          --            55        33,690
Expenditures for property and equipment.......         119          16            --           135

     A summary of geographic financial information is presented for 1995 and 1994. Prior to 1994, the Company had operations in the United States only.

                                                               YEAR ENDED DECEMBER 31, 1995
                                                          --------------------------------------
                                                          UNITED STATES     EUROPE       TOTAL
                                                          -------------     -------     --------
                                                                      (IN THOUSANDS)
Revenues................................................    $ 146,303       $82,457     $228,760
Operating income........................................       12,674         9,018       21,692
Identifiable assets.....................................      213,767        87,815      301,582
Depreciation and amortization...........................       91,098         2,625       93,723
Expenditures for property and equipment.................        1,228           449        1,677

                                                               YEAR ENDED DECEMBER 31, 1994
                                                          --------------------------------------
                                                          UNITED STATES     EUROPE       TOTAL
                                                          -------------     -------     --------
                                                                      (IN THOUSANDS)
Revenues................................................    $  83,135       $31,766     $114,901
Operating income........................................         (388)        6,849        6,461
Identifiable assets.....................................      129,231        78,776      208,007
Depreciation and amortization...........................       32,882         1,102       33,984
Expenditures for property and equipment.................          273           224          497

     Revenues related to the television series Baywatch amounted to $66,211,000, $35,328,000, and $29,185,000 for the years ended December 31, 1995, 1994 and
1993, respectively.

     Approximately $58,868,000, $15,802,000, and $0 of revenues from the European segment are derived from the Company's operations in Germany for the years ended December 31, 1995, 1994 and 1993, respectively. Of the revenues derived from the German operations, approximately $13,322,000, $2,376,000 and $0 are generated by The Price Is Right for the years ended December 31, 1995, 1994 and 1993, respectively.

               ALL AMERICAN COMMUNICATIONS, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1995

     During the years ended December 31, 1995, 1994 and 1993, one customer of the recorded music segment accounted for 7%, 11% and 14%, respectively, and one customer of the television segment accounted for 6%, 13%, and 17%, respectively of consolidated revenues. Commencing January 1, 1996, the Company entered into the WEA Distribution Agreement providing for the domestic distribution for all of the Company's recorded music product (See Notes 1 and 8).

     Included in United States sales are export sales in the years ended December 31, 1995, 1994 and 1993 of $29,977,000, $20,821,000, and $14,921,000,
respectively.

13. SUBSEQUENT EVENT (UNAUDITED)

     Interpublic and the Company, effective January 1, 1996, entered into an agreement pursuant to which the Company agreed to purchase Interpublic's 50% interest in the LLC (the "IPG/Goodson Agreement") for: (i) $12,500,000 plus accrued interest thereon at a rate of 7% per annum from January 1, 1996 to the Closing Date (as defined) (the "Closing Date"); (ii) the issuance of a subordinated note in the amount of $12,500,000 due 12 months from the Closing Date, subject to acceleration upon either a "Change of Control" (as defined), or the acceleration of the Tranche A term loan (See Note 5), plus accrued interest thereon at a rate of 7% per annum from January 1, 1996; and (iii) the issuance of a subordinated note in the amount of $2,800,000, yielding interest at the rate of 7% per annum from January 1, 1996, and representing Interpublic's 50% share of the LLC's earnings through December 31, 1995, as defined, with $687,000 due 30 days from the Closing Date and the balance due 30 days after maturity of the Tranche A term loan and subject to acceleration upon a "Change of Control" (as defined), or the acceleration of the Tranche A term loan. The consummation of the IPG/Goodson Agreement requires regulatory approval and the approval of a significant majority of the members of the Company's lending syndicate, which approvals are expected shortly but as of March 27, 1996 had not been obtained. The IPG/Goodson Agreement is in lieu of and replaces the Company's option to acquire Interpublic's undivided 50% interest in the LLC commencing, and effective only after April 30, 1996, for $25,900,000 in cash (increasing during the option exercise period at a rate of 7% per annum). The IPG/Goodson Agreement results in the Company's full ownership of the net assets held by the LLC. Effective January 1, 1996, the Company's initial purchase price for the net assets of Mark Goodson Productions (See Note 1) will increase by $25,000,000 to $50,785,000, resulting in goodwill of $50,519,000. Consistent with its treatment of its undivided 50% interest, the Company has allocated the increased purchase price to goodwill which will be amortized over 25 years from October 6, 1995, the date of the Mark Goodson Acquisition. The IPG/Goodson Agreement will further result in the Company absorbing the full share of the contingent purchase price, to the extent earned by the Sellers. The Company will account for the IPG/Goodson Agreement as a purchase effective January 1, 1996.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
All American Communications, Inc.

     We have audited the accompanying combined balance sheet of the combined business of Mark Goodson Productions, L.P. and The Child's Play Company as of December 31, 1995, and the related combined statements of operating income and changes in partners' equity, and cash flows for the period from October 6, 1995 (inception) to December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the combined business of Mark Goodson Productions, L.P. and The Child's Play Company at December 31, 1995, and their operating income and their cash flows for the period from October 6, 1995 (inception) to December 31, 1995, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP
Los Angeles, California
March 28, 1996

              COMBINED BUSINESS OF MARK GOODSON PRODUCTIONS, L.P.
                          AND THE CHILD'S PLAY COMPANY

                             COMBINED BALANCE SHEET

                                 (IN THOUSANDS)

                                                                                 DECEMBER 31,
                                                                                     1995
                                                                                 ------------
Assets:
  Trade receivables............................................................     $4,639
  Trade receivables -- related party...........................................      4,724
  Television program costs, net of accumulated amortization of $1,059..........         --
  Furniture & equipment, net of accumulated depreciation of $13................        253
  Other........................................................................         64
                                                                                    ------
Total assets...................................................................     $9,680
                                                                                    ======
Liabilities and Partners' Equity:
  Accounts payable and accrued expenses........................................     $1,415
  Due to sellers...............................................................        793
                                                                                    ------
     Total liabilities.........................................................      2,208
                                                                                    ------
  Partners' capital............................................................        266
  Undistributed earnings.......................................................      7,206
                                                                                    ------
     Total partners' equity....................................................      7,472
                                                                                    ------
Total liabilities and partners' equity.........................................     $9,680
                                                                                    ======

                            See accompanying notes.

              COMBINED BUSINESS OF MARK GOODSON PRODUCTIONS, L.P.
                          AND THE CHILD'S PLAY COMPANY

                     COMBINED STATEMENT OF OPERATING INCOME
                        AND CHANGES IN PARTNERS' EQUITY

                                 (IN THOUSANDS)

                                                                                PERIOD FROM
                                                                              OCTOBER 6, 1995
                                                                              (INCEPTION) TO
                                                                             DECEMBER 31, 1995
                                                                             -----------------
Revenues:
  Domestic.................................................................       $ 3,531
  International -- related party...........................................         4,724
  Other....................................................................            27
                                                                                   ------
                                                                                    8,282
                                                                                   ------
Expenses:
  Domestic.................................................................         1,059
  Other....................................................................             4
  Depreciation.............................................................            13
                                                                                   ------
                                                                                    1,076
                                                                                   ------
Operating income...........................................................         7,206
Net assets acquired........................................................           266
Partners' equity, beginning of period......................................            --
                                                                                   ------
Partners' equity, end of period............................................       $ 7,472
                                                                                   ======

                            See accompanying notes.

              COMBINED BUSINESS OF MARK GOODSON PRODUCTIONS, L.P.
                          AND THE CHILD'S PLAY COMPANY

                        COMBINED STATEMENT OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                                PERIOD FROM
                                                                              OCTOBER 6, 1995
                                                                              (INCEPTION) TO
                                                                             DECEMBER 31, 1995
                                                                             -----------------
Operating activities:
  Operating income.........................................................       $ 7,206
  Adjustments to reconcile operating income to net cash provided by operating activities:
     Depreciation and amortization.........................................         1,072
     Increase in trade receivables.........................................        (9,363)
     Changes in operating assets and liabilities:
       Additions to television program costs...............................        (1,059)
       Other assets........................................................           (64)
       Accounts payable and accrued liabilities and due to sellers.........         2,208
                                                                                  -------
Net cash provided by operating activities..................................            --
Investing activity:
  Acquisition of net assets................................................          (266)
                                                                                  -------
Net cash used by investing activity........................................          (266)
Financing activity:
  Partners' capital contribution...........................................           266
                                                                                  -------
Net cash provided by financing activity....................................           266
Increase in cash...........................................................            --
Cash at beginning of period................................................            --
                                                                                  -------
Cash at end of period......................................................       $    --
                                                                                  =======

                            See accompanying notes.

              COMBINED BUSINESS OF MARK GOODSON PRODUCTIONS, L.P.
                          AND THE CHILD'S PLAY COMPANY

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1. SIGNIFICANT ACCOUNTING POLICIES AND TRANSACTIONS

     Basis of Presentation

     On October 6, 1995, the net assets of Mark Goodson Productions, L.P., The Child's Play Company and certain affiliates under common control prior to October 6, 1995 ("Mark Goodson Productions") were sold to All American Communications, Inc. ("AACI") and The Interpublic Group of Companies ("Interpublic") and placed in Mark Goodson Productions, LLC, a joint venture (the "LLC").

     The accompanying combined financial statements for the combined business of Mark Goodson Productions, L.P. and The Child's Play Company (the "Company") have been prepared from the books and records of Mark Goodson Productions and present the combined results of operations from October 6, 1995 (inception) through December 31, 1995.

     Recognition of Revenues

     Revenues from network television licensing agreements are recognized as episodes are completed and delivered to the network. Revenues from the international licensing of format rights are recognized when earned as reported to the Company by the licensees (principally a subsidiary of AACI).

     Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in financial statements and accompanying notes. Actual results could differ from those estimates.

     Television Program Costs

     Television program costs consist of direct production costs and production overhead, less accumulated amortization. Such costs are stated at the lower of unamortized cost or estimated net realizable value. Selling costs and other distribution costs which are not recoverable from the producers share of revenues are charged to expense as incurred.

     Television program costs, and estimated total costs of participations and residuals, are amortized under the individual film forecast method in the ratio that current period revenue recognized bears to management's estimate of remaining gross revenue to be recognized.

     Depreciation

     Furniture and equipment are carried at cost and depreciation is computed using the straight line method over five years, the estimated useful lives of the assets. Depreciation expense from inception through December 31, 1995 amounted to $13,000.

     Income Taxes

     No provision for income taxes has been presented in the accompanying combined statement of operations and changes in partners' equity as the Company, as a joint venture, is not subject to Federal or state taxes.

              COMBINED BUSINESS OF MARK GOODSON PRODUCTIONS, L.P.
                          AND THE CHILD'S PLAY COMPANY

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

2. RELATED PARTY TRANSACTIONS

     The Company's principal source of international revenue and the related receivable is from format rights licenses granted to a subsidiary of AACI. For the period from October 6, 1995 through and as of December 31, 1995, the Company reported revenues and had outstanding receivables from AACI of $4,724,000.

3. SIGNIFICANT CUSTOMER

     The domestic revenue and receivable recognized by the Company as of December 31, 1995 results from a license agreement with the CBS Network for the game show The Price Is Right.

4. SUBSEQUENT EVENT

     Interpublic and AACI, effective January 1, 1996, entered into an agreement pursuant to which AACI agreed to purchase Interpublic's 50% interest in the LLC (the "IPG/Goodson Agreement"). AACI will account for the IPG/Goodson Agreement as a purchase as of January 1, 1996.

                                                                      APPENDIX A

                             LETTER OF TRANSMITTAL

                               OFFER TO EXCHANGE

                        10 7/8% NOTES DUE 2001, SERIES B
                  ($100,000,000 PRINCIPAL AMOUNT OUTSTANDING)
                      FOR 10 7/8% NOTES DUE 2001, SERIES A

                                       OF

                       ALL AMERICAN COMMUNICATIONS, INC.

               PURSUANT TO THE PROSPECTUS DATED OCTOBER    , 1996

      THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON
             , 1996, UNLESS EXTENDED (THE "EXPIRATION DATE"). TENDERS MAY BE WITHDRAWN PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE.

       By Hand Registered or Certified Mail                           By Facsimile:
               or Overnight Courier:                                 (213) 488-1370
      U.S. TRUST COMPANY OF CALIFORNIA, N.A.
         515 S. Flower Street, Suite 2700                         For Information Call:
        Los Angeles, California 90071-2291                           (213) 861-5000

              DELIVERY OF THIS INSTRUMENT TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE, OR TRANSMISSION OF INSTRUCTIONS
              VIA A FACSIMILE OTHER THAN AS SET FORTH ABOVE, WILL
                        NOT CONSTITUTE A VALID DELIVERY.

     The undersigned acknowledges that he or she has received the Prospectus,
dated October   , 1996 (the "Prospectus"), of All American Communications, Inc.,
a Delaware corporation (the "Company"), and this Letter of Transmittal (which together constitute the "Exchange Offer"), to exchange $1,000 (and integral multiples of $1,000 thereafter) principal amount of its 10 7/8% Subordinated Notes Due 2001, Series B (the "New Notes") for each $1,000 (and integral multiples of $1,000 thereafter) in principal amount of its 10 7/8% Subordinated Notes due 2001, Series A (the "Old Notes"). The Old Notes and New Notes are collectively referred to herein as the "Notes."

     Capitalized terms used but not defined herein shall have the meaning given them in the Prospectus.

     For each Old Note accepted for exchange, the holder of such Old Note will receive a New Note having a principal amount equal to that of the surrendered Old Note. The New Notes will bear interest from October 11, 1996. Holders of Old Notes whose Old Notes are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on the Old Notes accrued from October 11, 1996 to the date of the issuance of the New Notes. The Registration Rights Agreement provides that in the event of a Registration Default (as defined below), holders of Old Notes are entitled to receive Special Interest (as defined below). A "Registration Default" with respect to the Exchange Offer shall occur if (i) a registration statement with respect to the Exchange Offer is not filed with the Commission by November 10, 1996 or any shelf registration statement required by the Registration Rights Agreement is not filed with the Commission on or prior to the date specified in the Registration Rights Agreement, (ii) a registration statement with respect to the Exchange Offer is not declared effective by the Commission by February 8, 1997 or any shelf registration statement required by the Registration Rights Agreement is not declared effective on or prior to the date specified in the Registration Rights Agreement, (iii) the Exchange Offer is not consummated within 30 days after the registration statement with respect thereto is declared effective by the Commission, or (iv) a shelf registration statement or registration statement with respect to the Exchange Offer, as specified in the Registration Rights Agreement, is declared effective but thereafter ceases to be effective or usable for its intended purpose during the periods specified in the Registration Rights Agreement without being succeeded immediately by a post-effective amendment to such registration statement that cures such failure and that is itself declared effectively immediately. In the event of a Registration Default, the Company will pay Special Interest to each Holder of Notes affected by such Registration Default, at the rate of 0.5% per annum on the principal amount of such Notes, for the period from the occurrence of the Registration Default until such time as no Registration Default is in effect. Such Special Interest will be payable in cash semiannually in arrears on each April 15 and October 15. If the Company has not consummated the Exchange Offer by June 8, 1997 (or, if applicable, any shelf registration statement required by the Registration Rights Agreement has not become effective, on or prior to the date specified in the Registration Rights Agreement), then such Special Interest will increase by an additional 0.5% per annum and Special Interest will be payable at such increased rate until such time as the Company consummates the Exchange Offer or a shelf registration statement becomes effective. The registration statement with respect to the Exchange Offer was
declared effective by the Commission on           , 1996.

     The Company reserves the right, at any time or from time to time, to extend the Exchange Offer at its discretion, in which event the term "Expiration Date" shall mean the latest time and date to which the Exchange Offer is extended. The Company shall notify the holders of the Old Notes of any extension by means of a press release or other public announcement prior to 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date.

     This Letter of Transmittal is to be completed by a holder of Old Notes by book-entry transfer to the account maintained by U.S. Trust Company of California N.A. (the "Exchange Agent") at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in "The Exchange Offer" section of the Prospectus. Holders of Old Notes who are unable to deliver confirmation of the book-entry tender of their Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility (a "Book-Entry Confirmation") and all other documents required by this Letter of Transmittal to the Exchange Agent on or prior to the Expiration Date, must tender their Old Notes according to the guaranteed delivery procedures set forth in "The Exchange Offer-Guaranteed Delivery Procedures" section of the Prospectus. See Instruction
1. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Exchange Agent.

     The undersigned has completed the appropriate boxes below and signed this Letter of Transmittal to indicate the action the undersigned desires to take with respect to the Exchange Offer.

     List below the Old Notes to which this Letter of Transmittal relates. If the space provided below is inadequate, the principal amount of Old Notes should be listed on a separate signed schedule affixed hereto.

                    TO BE COMPLETED BY ALL TENDERING HOLDERS
--------------------------------------------------------------------------------
                            DESCRIPTION OF OLD NOTES

------------------------------------------------------------------------------------------------------------------------------
              NAME(S) AND ADDRESS(ES) OF REGISTERED HOLDER(S) AS
               SHOWN ON THE RECORDS OF THE BOOK-ENTRY TRANSFER
                     FACILITY (PLEASE FILL IN, IF BLANK)                                  1                        2
 ------------------------------------------------------------------------------------------------------------------------------
                                                                                      AGGREGATE                PRINCIPAL
                                                                                      PRINCIPAL                AMOUNT OF
                                                                                      AMOUNT OF                OLD NOTES
                                                                                      OLD NOTES                TENDERED*
                                                                               ------------------------------------------------
                                                                               ------------------------------------------------
                                                                               ------------------------------------------------
                                                                               ------------------------------------------------
                                                                                        Total
 ------------------------------------------------------------------------------------------------------------------------------

 * Complete only if different from amount indicated in column 1. Unless otherwise indicated in this column, a holder will be deemed to have tendered ALL of the Old Notes represented by the Old Notes indicated in column 1. See Instruction 2. Old Notes tendered hereby must be in denominations of principal amount of $1,000 and integral multiples of $1,000 in excess thereof. See Instruction 1.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                    TO BE COMPLETED BY ALL TENDERING HOLDERS

[ ] TENDERED OLD NOTES ARE BEING DELIVERED BY BOOK-ENTRY TRANSFER MADE TO THE
    ACCOUNT MAINTAINED BY THE EXCHANGE AGENT WITH THE BOOK-ENTRY TRANSFER FACILITY. PLEASE COMPLETE THE FOLLOWING:

   Name of Tendering Institution
   -----------------------------------------------------------------------------

   Account Number
   -----------------------------------------------------------------------------

   Transaction Code Number
   -----------------------------------------------------------------------------

[ ] CHECK HERE IF TENDERED OLD NOTES ARE BEING DELIVERED PURSUANT TO A NOTICE OF
    GUARANTEED DELIVERY PREVIOUSLY SENT TO THE EXCHANGE AGENT AND COMPLETE THE
    FOLLOWING:

   Name(s) of Registered Holder(s)
   -----------------------------------------------------------------------------

   Window Ticket Number (if any)
   -----------------------------------------------------------------------------

   Date of Execution of Notice of Guaranteed Delivery
                ----------------------------------------------------------------

   Name of Institution which guaranteed delivery
          ----------------------------------------------------------------------

              PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY

Ladies and Gentlemen:

     1. Upon the terms and subject to the conditions of the Exchange Offer, the undersigned hereby tenders to the Company the aggregate principal amount of Old Notes indicated above. Subject to, and effective upon, the acceptance for exchange of the Old Notes tendered hereby, the undersigned hereby sells, assigns and transfers to, or upon the order of, the Company all right, title and interest in and to such Old Notes as are being tendered hereby.

     2. The undersigned hereby represents and warrants that the undersigned has full power and authority to tender, sell, assign and transfer the Old Notes tendered hereby and that the Company will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim when the same are accepted by the Company. The undersigned hereby further represents that (i) the New Notes to be acquired in connection with the Exchange Offer by the undersigned are being acquired by the undersigned in the ordinary course of business of the undersigned, (ii) the undersigned is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the New Notes, (iii) the undersigned acknowledges and agrees that any person participating in the Exchange Offer for the purpose of distributing the New Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the New Notes acquired by such person and cannot rely on the position of the Staff of the Securities and Exchange Commission (the "Commission") set forth in no-action letters that are discussed in "The Exchange Offer" section of the Prospectus,
(iv) if the undersigned is a broker-dealer that acquired Old Notes as a result of market making or other trading activities, it will deliver a prospectus in connection with any resale of New Notes acquired in the Exchange Offer, (v) the undersigned understands that a secondary resale transaction described in clause
(iii) above should be covered by an effective registration statement containing the selling Note holder information required by Item 507 or 508, as applicable of Regulation S-K of the Commission, and (vi) the undersigned is not an "affiliate," as defined under Rule 405 of the Securities Act, of the Company except as otherwise disclosed to the Company in writing.

     3. The undersigned also acknowledges that the Exchange Offer is being made based on no-action letters issued by the Staff of the Commission to third parties with respect to similar transactions and that the New Notes issued pursuant to the Exchange Offer in exchange for the Old Notes may be offered for resale, resold and otherwise transferred by holders thereof (other than any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holders' business and such holders are not engaging in, have no arrangement with any person to participate in, and do not intend to engage in, any distribution of such New Notes. Any holder who tenders in the Exchange Offer for the purpose of participating in a distribution of New Notes cannot relay on such interpretation by the Staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale.

     4. The undersigned may, to the extent the conditions set forth in the Registration Rights Agreement are satisfied, elect to have its Old Notes registered in the Shelf Registration Statement (as defined and described in the Registration Rights Agreement).

     5. The undersigned will, upon request, execute and deliver any additional documents deemed by the Company to be necessary or desirable to complete the sale, assignment and transfer of the Old Notes tendered hereby. All authority conferred or agreed to be conferred in this Letter of Transmittal and every obligation of the undersigned hereunder shall be binding upon the successors, assigns, heirs, executors, administrators, trustees in bankruptcy and legal representatives of the undersigned and shall not be affected by, and shall survive, the death or incapacity of the undersigned. This tender may be withdrawn only in accordance with the procedures set forth in "The Exchange Offer -- Withdrawal Rights" section of the Prospectus. See Instruction 8.

     6. Unless otherwise indicated in the box entitled "Special Issuance Instructions" below, please credit the account indicated above maintained at the Book-Entry Transfer Facility.

     The undersigned acknowledges that the Exchange Offer is subject to the more detailed terms set forth in the Prospectus and, in case of any conflict between the terms of the Prospectus and this Letter of Transmittal, the Prospectus shall prevail.

     THE UNDERSIGNED, BY COMPLETING THE BOX ENTITLED "DESCRIPTION OF OLD NOTES" ABOVE AND SIGNING THIS LETTER, WILL BE DEEMED TO HAVE TENDERED THE OLD NOTES AS SET FORTH IN SUCH BOX ABOVE.

                         SPECIAL ISSUANCE INSTRUCTIONS
                           (SEE INSTRUCTIONS 3 AND 4)

     To be completed ONLY if Old Notes delivered by book-entry transfer which are not accepted for exchange are to be returned by credit to an account maintained at the Book-Entry Transfer Facility other than the account indicated above. New Notes and/or Old Notes to:

Name(s)
        ------------------------------------------------------------------------
                             (Please Type or Print)

--------------------------------------------------------------------------------
                             (Please Type or Print)

Address
        ------------------------------------------------------------------------
                                   (Zip Code)

--------------------------------------------------------------------------------
                            (Employer Identification
                           or Social Security Number)

     Credit unexchanged Old Notes delivered by book-entry transfer to the Book-Entry Transfer Facility account set forth below.

--------------------------------------------------------------------------------
                 (Book-Entry Transfer Facility Account Number)

IMPORTANT: THIS LETTER OR A FACSIMILE HEREOF (TOGETHER WITH A BOOK-ENTRY
           CONFIRMATION AND ALL OTHER REQUIRED DOCUMENTS OR THE NOTICE OF GUARANTEED DELIVERY) MUST BE RECEIVED BY THE EXCHANGE AGENT PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE.

                 PLEASE READ THIS ENTIRE LETTER OF TRANSMITTAL
                   CAREFULLY BEFORE COMPLETING ANY BOX ABOVE.

                                PLEASE SIGN HERE
                   (TO BE COMPLETED BY ALL TENDERING HOLDERS)

                                                                 1996
---------------------------     ---------------------------
                                                                 1996
---------------------------     ---------------------------
                                                                 1996
---------------------------     ---------------------------
   Signature(s) of Owner                   Date

Area Code and Telephone Number:           --------------------------------------

Contact Person:     ------------------------------------------------------------

     If a holder is tendering any Old Notes, this Letter of Transmittal must be signed by the registered holder(s) as the name(s) appear(s) on the records of the Book-Entry Transfer Facility or by any Person(s) authorized to become registered holder(s) by endorsements and documents transmitted herewith. If a signature is by a trustee, executor, administrator, guardian, officer or other person in a fiduciary or representative capacity, please set forth full title. See Instructions 3.

Name(s)    ---------------------------------------------------------------------

--------------------------------------------------------------------------------
                   (Please type or print)

Capacity
 -------------------------------------------------------------------------------

Address
 -------------------------------------------------------------------------------
                   (include zip code)

Employer Identification or Social Security No.     -----------------------------
                                                           (Please complete
                                                         Substitute Form W-9)

                              SIGNATURE GUARANTEE
                         (IF REQUIRED BY INSTRUCTION 3)

Signature(s) Guaranteed by an Eligible Institution:

Authorized Signature  ----------------------------------------------------------

Title---------------------------------------------------------------------------

Name and Firm      -------------------------------------------------------------

                                  INSTRUCTIONS

     1. DELIVERY OF THIS LETTER OF TRANSMITTAL AND OLD NOTES; GUARANTEED DELIVERY PROCEDURES. This Letter of Transmittal is to be completed by holders of Old Notes pursuant to the procedures for delivery book-entry transfer set forth in "The Exchange Offer -- Guaranteed Delivery Procedures" section of the Prospectus. Book-Entry Confirmation as well as a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) and any other documents required by this Letter of Transmittal, must be received by the Exchange Agent at the address set forth herein on or prior to the Expiration Date, or the tendering holder must comply with the guaranteed delivery procedures set forth below. Old Notes tendered hereby must be in denominations of principal amount of $1,000 (and integral multiples of $1,000 thereafter).

     Holders of Old Notes who cannot complete the procedure for book-entry transfer on a timely basis may tender their Old Notes pursuant to the following guaranteed delivery procedures: (i) such delivery must be made by or through an Eligible Institution and a Notice of Guaranteed Delivery must be signed by such Eligible Holder, (ii) on or prior to the Expiration Date, the Exchange Agent must receive from the Eligible Holder and Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the Eligible Holder, stating that the delivery is being made thereby and guaranteeing that, within three (3) business days after the date of delivery of the Notice of Guaranteed Delivery, the duly executed Letter of Transmittal and any other required documents will be deposited by the Eligible Institution with the Exchange Agent, and (iii) such properly completed and executed documents required by the Letter of Transmittal in proper form for confirmation of a book-entry transfer of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility must be received by the Exchange Agent within three
(3) business days after the Expiration Date. Any Eligible Holder who wishes to comply with the guaranteed delivery procedures described above must ensure that the Exchange Agent receives the Notice of Guaranteed Delivery and Letter of Transmittal prior to 5:00 p.m., New York City time, on the Expiration Date.

     This Letter of Transmittal may be delivered by an Agent's Message (as defined below) in connection with book-entry transfer. The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Exchange Agent and forming a part of a book-entry confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Old Notes that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Company may enforce such agreement against such participant.

     THE METHOD OF DELIVERY OF THIS LETTER OF TRANSMITTAL, THE OLD NOTES AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE TENDERING HOLDERS, BUT THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED OR CONFIRMED BY THE EXCHANGE AGENT. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY. See "The Exchange Offer -- Procedures for Tendering"
section in the Prospectus.

     2. PARTIAL TENDERS. If less than all of the Old Notes are to be tendered, the tendering holder(s) should fill in the aggregate principal amount at maturity of Old Notes to be tendered in the box above entitled "Description of Old Notes -- Principal Amount at Maturity Tendered." Appropriate credit to the account indicated above shall be made pursuant to the procedures for book-entry transfer. All of the Old Notes delivered to the Exchange Agent will be deemed to have been tendered unless otherwise indicated.

     3. SIGNATURES ON THIS LETTER, BOND POWERS AND ENDORSEMENTS; GUARANTEE OF SIGNATURES. If this Letter of Transmittal is signed by the registered holder of the Old Notes tendered hereby, the signature must correspond exactly with the name of such holder maintained with the Book-Entry Transfer Facility.

     If any tendered Old Notes are owned of record by two or more joint owners, all such owners must sign this Letter of Transmittal.

     When this Letter of Transmittal is signed by the registered holder or holders of the Old Notes specified herein and tendered hereby, no endorsements of separate bond powers are required. If, however, the New Notes are to be issued, or any tendered Old Notes are to be reissued, to a person other than the registered holder, then separate bond powers are required. Signatures on such separate bond powers must be guaranteed by an Eligible Institution.

     If this Letter of Transmittal or any bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by the Company, proper evidence satisfactory to the Company of their authority to so act must be submitted.

     Signatures on bond powers required by this Instruction 3 must be guaranteed by a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or by a commercial bank or trust company having an office or correspondent in the United States or by such other Eligible Guarantor Institution within the meaning of Rule 17Ad-15 under the Exchange Act (each an "Eligible Institution" and collectively, "Eligible Institutions").

     Signatures on this Letter of Transmittal need not be guaranteed by an Eligible Institution if the Old Notes are tendered (i) by a registered holder of Old Notes (which term, for purposes of the Exchange Offer, includes any participant in the Book-Entry Transfer Facility system whose name appears on a securities position listing as the holder of such Old Notes) who had not completed the box entitled "Special Issuance Instructions" in this Letter of Transmittal, or (iii) for the account of an Eligible Institution.

     4. SPECIAL ISSUANCE INSTRUCTIONS. If New Notes are to be issued in the name of a person other than the signatory of this Letter of Transmittal, the appropriate boxes on this Letter of Transmittal should be completed. Old Notes not exchanged will be returned by crediting the account indicated above maintained at the Book-Entry Transfer Facility.

     5. TRANSFER TAXES. Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct the Company to register New Notes in the name of, or request that Old Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted herewith, the amount of such transfer taxes will be billed directly to such tendering holder.

     6. WAIVER OF CONDITIONS. The Company reserves the right, in its reasonable judgment, to waive satisfaction of any or all conditions enumerated herein or in the Prospectus.

     7. NO CONDITIONAL TENDERS; IRREGULARITIES. No alternative, conditional, irregular or contingent tenders will be accepted. All tendering holders of Old Notes, by execution of this Letter of Transmittal, shall waive the right to receive notice of the acceptance of their Old Notes for exchange.

     The Company will determine, in its sole discretion, all questions as to the form of documents, validity, eligibility (including time of receipt) and acceptance for exchange of any tender of Old Notes, which determination shall be final and binding on all parties. The Company reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance of which, or exchange for, may, in the view of counsel to the Company, be unlawful. The Company also reserves the right, in its reasonable judgment, subject to applicable law, to waive any of the conditions of the Exchange Offer set forth in the Prospectus under "The Exchange
Offer -- Procedures for Tendering" or any conditions or irregularity in any tender of Old Notes of any particular holder whether or not similar conditions or irregularities are waived in the case of other holders.

     The Company's interpretation of the terms and conditions of the Exchange Offer (including this Letter of Transmittal and the instructions hereto) will be final and binding. No tender of Old Notes will be deemed to have been validly made until all irregularities with respect to such tender have been cured or waived. Neither the Company, any affiliates or assigns of the Company, the Exchange Agent, nor any other person shall be under any duty to give notification of any irregularities in tenders or incur any liability for failure to give such notification.

     8. WITHDRAWAL OF TENDERS. Tenders of Old Notes may be withdrawn by delivery of a written notice to the Exchange Agent, at its address set forth on the back cover page of the Prospectus, at any time prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) identify the Old Notes to be withdrawn, and (ii) specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Old Notes and otherwise comply with the procedures of the Book-Entry Transfer Facility. Any questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, in its sole discretion. The Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Old Notes which have been tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry procedures described above will be credited to an account maintained with the Book-Entry Transfer Facility for the Old Notes as soon as practicable after such withdrawal. Properly withdrawn Old Notes may be retendered by following one of the procedures described under "The Exchange Offer -- Book-Entry Procedures for Tendering Old Notes" at any time on or prior to the Expiration Date.

     9. REQUESTS FOR ASSISTANCE OR ADDITIONAL COPIES. Questions relating to the procedure of tendering, as well as requests for additional copies of the Prospectus and this Letter of Transmittal, may be directed to the Exchange Agent, at the address and telephone number indicated above.

                           IMPORTANT TAX INFORMATION

     Under current federal income tax law, a holder of New Notes is required to provide the Company (as payor) with such holder's correct taxpayer identification number ("TIN") on Substitute Form W-9 or otherwise establish a basis for exemption from backup withholding to prevent backup withholding on each payment in respect of interest thereon or gross proceeds thereof. If a holder of New Notes is an individual, the TIN is such holder's social security number. If the Company is not provided with the correct taxpayer identification number, the holder of Old Notes and the holder of New Notes may be subject to a $50 penalty imposed by the Internal Revenue Service for each failure to provide the correct TIN. Accordingly, each prospective holder of New Notes to be issued pursuant to Special Issuance Instruction should complete the attached Substitute Form W-9. Note that the procedures for certification of a TIN may be affected by regulations that become effective by January 1, 1997.

     Certain holders of New Notes (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements. Exempt prospective holders of New Notes should indicate their exempt status on Substitute Form W-9. A foreign individual may qualify as an exempt recipient by submitting to the Company, through the Exchange Agent, a properly completed Internal Revenue Service Form W-8 (which the Exchange Agent will provide upon request) signed under penalty of perjury, attesting to the holder's exempt status. See the enclosed guidelines for certification of Taxpayer Identification Number on substitute form W-9 for additional instructions.

     If backup withholding applies, the Company is required to withhold 31% of any payment made to the holder of New Notes or other payee. Backup withholding is not an additional federal income tax. Rather, the federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained from the Internal Revenue Service.

PURPOSE OF SUBSTITUTE FORM W-9

     To prevent backup withholding on payments that are to be made with respect to New Notes, each prospective holder of New Notes to be issued pursuant to Special Issuance Instructions should provide the Company, through the Exchange Agent, with either: (i) such prospective holder's correct TIN by completing the form below, certifying that the TIN provided on Substitute Form W-9 is correct (or that such prospective holder is awaiting a TIN) and that (A) such prospective holder has not been notified by the Internal Revenue Service that he or she is subject to backup withholding as a result of a failure to report all interest or dividends or (B) the Internal Revenue Service has notified such prospective holder that he or she is no longer subject to backup withholding; or
(ii) an adequate basis for exemption.

WHAT NUMBER TO GIVE THE EXCHANGE AGENT

     The prospective holder of New Notes is required to give the Exchange Agent the TIN (e.g., social security number or employer identification number) of the prospective record owner of the New Notes. If the New Notes will be held in more than one name or are not held in the name of the actual owner, consult the enclosed guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 for additional guidance regarding which number to report.

                                      LOGO

 ALL AMERICAN TELEVISION, INC.           ALL AMERICAN COMMUNICATIONS, INC.          ALL AMERICAN/FREMANTLE
  1325 AVENUE OF THE AMERICAS                 CORPORATE HEADQUARTERS                   57 JAMESTOWN ROAD
    NEW YORK, NEW YORK 10019                  808 WILSHIRE BOULEVARD                    LONDON, NW1 7DB
                                          SANTA MONICA, CALIFORNIA 90401                UNITED KINGDOM

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  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY
REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES BY ANY PERSON IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO ITS DATE HEREOF.

                               ------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        -----
Available Information.................      i
Incorporation of Certain Documents by
  Reference...........................      i
Summary...............................      1
Risk Factors..........................     12
The Exchange Offer....................     19
The Company...........................     29
Use of Proceeds.......................     29
Capitalization........................     30
Pro Forma Financial Information.......     31
Selected Financial Data...............     33
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................     36
Business..............................     51
Management............................     66
Principal Stockholders................     68
Description of Certain Indebtedness
  and Capital Stock...................     70
Description of Exchange Notes.........     73
Certain Federal Income Tax
  Considerations......................    103
Certain United States Federal Tax
  Considerations......................    104
Plan of Distribution..................    105
Legal Matters.........................    105
Independent Auditors..................    105
Experts...............................    106
Index to Consolidated Financial
  Statements..........................    F-1
Appendix A............................    A-1

------------------------------------------------------
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------------------------------------------------------
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                                  ALL AMERICAN
                              COMMUNICATIONS, INC.

                                  $100,000,000

                          10 7/8% SENIOR SUBORDINATED
                            NOTES DUE 2001, SERIES B
                                      LOGO

------------------------------------------------------
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

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Subsection (a) of Section 145 of the General Corporation Law of Delaware empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

     Section 145 further provides that to the extent a director, officer, employee or agent of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation is empowered to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted him or incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under Section 145.

     Article IV of the Registrant's Bylaws provides, in substance, for the indemnification of directors and officers of the Registrant to the fullest extent permitted by Delaware law.

     The Registrant refers to the Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement, which provides for indemnification, under certain circumstances, of the Registrant, certain of its directors and officers and persons who control the Registrant against certain liabilities in connection with this offering, including liabilities under the Securities Act.

     The Registrant also refers to the indemnification provisions in the employment agreements filed as Exhibits 10.1 through 10.6.1 to this Registration Statement, which provide for the indemnification by the Company of certain officers and directors of the Registrant against certain liabilities in connection with this offering, including liabilities under the Securities Act.

     See Item 17 of this Registration Statement regarding the opinion of the Securities and Exchange Commission as to indemnification for liabilities arising under the Securities Act.

ITEM 21. EXHIBITS

 2.1     Agreement dated as of June 30, 1994 as amended and restated as of August 3, 1994 by and among the Company, Fremantle International, Inc. and The Interpublic Group of Companies, Inc.
         (incorporated by reference to Exhibit 99.2 of the Company's Form 8-K/A dated August 3, 1994).
 3.1     Restated Certificate of Incorporation of the Registrant filed on February 25, 1991 with the
         Secretary of State of the State of Delaware (incorporated by reference to the same numbered
         Exhibit to the March 1991 Form 10-Q).
 3.2     Restated Bylaws of the Registrant dated February 25, 1991 (incorporated by reference to the same numbered Exhibit to the March 1991 Form 10-Q).
 3.3     Certificate of Designations, Preferences and Relative, Participating, Optional or Other
         Special Rights of Series A Convertible Preferred Stock of the Company filed on February 25,
         1991 with the Secretary of State of the State of Delaware (incorporated by reference to the same numbered Exhibit to the March 1991 Form 10-Q).
 3.4     Certificate of Amendment to Restated Certificate of Incorporation of the Registrant filed on
         March 20, 1992 with the Secretary of State of the State of Delaware (incorporated by reference to the same numbered Exhibit to the Registrant's Amendment No. 1 to Form S-1 Registration
         Statement filed with the Securities and Exchange Commission on April 3, 1992 (the "Amendment
         No. 1 to Form S-1")).
 3.5     Certificate of the Voting Powers, Designations, Preferences, Rights, Qualifications,
         Limitations and Restrictions of the Series B Convertible Preferred Stock of the Company filed on August 2, 1994 with the Secretary of State of the State of Delaware (incorporated by reference to Exhibit 3.1 to the Registrants' June 30, 1994 Form 10-Q (the "June 30, 1994 Form
         10-Q").
 4.1     Specimen Certificate for Common Stock (incorporated by reference to the same numbered Exhibit to the Amendment No. 1 to Form S-1).
 4.2     1994 Stock Incentive Plan (incorporated by reference to the same numbered Exhibit to the June
         30, 1994 Form 10-Q).
 4.3     Purchase Agreement, dated October 4, 1996, by and between All American Communications, Inc.
         and Goldman, Sachs & Co. (incorporated by reference to the same numbered Exhibit to the
         Registrant's October 22, 1996 Form 8-K (the "October   , 1996 Form 8-K")).
 4.4     Registration Rights Agreement, dated as of October 11, 1996, by and among All American
         Communications, Inc., Goldman, Sachs & Co. and Chase Securities Inc. (incorporated by reference to the same numbered Exhibit to the October 22, 1996 Form 8-K).
 4.5     Indenture, dated as of October 11, 1996, by and between All American Communications, Inc. and
         U.S. Trust Company of California, N.A. and Form of Qualified Institutional Buyer Note,
         Institutional Accredited Investor Note and Regulation S Temporary Global Note attached thereto as Exhibits (incorporated by reference to the same numbered Exhibit to the October 22, 1996
         Form 8-K).
 5.1     Opinion of Kaye, Scholer, Fierman, Hays & Handler, LLP.*
 9.1     Shareholders Voting Agreement dated August 3, 1994 between The Interpublic Group of Companies,
         Inc. the Company and certain of the Companies shareholders (incorporated by reference to the same numbered Exhibit to the June 30, 1994 Form 10-Q).
 9.2     Shareholders Agreement dated as of February 25, 1991 between the Company, Anthony J. Scotti,
         Benjamin J. Scotti, Thomas Bradshaw, Myron Roth, Sydney D. Vinnedge, George Back and Joseph E.
         Kovacs (incorporated by reference to the same numbered Exhibit to the December 31, 1990 Form
         10-K).
10.1     Employment Agreement dated as of February 25, 1991 between All American Communications, Inc.
         and Anthony J. Scotti (incorporated by reference to the same numbered Exhibit to the December
         31, 1990 Form 10-K).
10.1.1   Amendment to Employment Agreement dated as of February 25, 1991 between All American
         Communications, Inc. and Anthony J. Scotti (incorporated by reference to the same numbered
         Exhibit to the Registrant's Form S-1 Registration Statement filed with the Securities and
         Exchange Commission on January 27, 1992 as thereafter amended and declared effective on May 7,
         1992 (the "1992 Form S-1")).

10.1.2   Second Amendment to Employment Agreement dated as of February 25, 1991 between All
         American Communications, Inc., and Anthony J. Scotti (incorporated by reference to the same numbered Exhibit to the December 31, 1994 Form 10-K).
10.1.3   Third Amendment dated May 1, 1995 to Employment Agreement dated as of February 25,
         1991 between All American Communications, Inc. and Anthony J. Scotti (incorporated by reference to the same numbered Exhibit to the December 31, 1994 Form 10-K).
10.1.4   Fourth Amendment dated February 26, 1996 to Employment Agreement dated as of
         February 25, 1991 between All American Communications, Inc. and Anthony J. Scotti
         (incorporated by reference to Exhibit 10.1.4 to the Registrant's March 31, 1996 Form
         10-Q (the "March 31, 1996 Form 10-Q")).
10.2     Employment Agreement dated as of February 26, 1991 between All American Communica-
         tions, Inc. and Myron Roth (incorporated by reference to the same numbered Exhibit to the December 31, 1990 Form 10-K).
10.2.1   Amendment to Employment Agreement dated as of February 26, 1991 between All Ameri-
         can Communications, Inc. and Myron Roth (incorporated by reference to the same numbered Exhibit to the 1992 Form S-1).
10.3     Employment Agreement dated as of February 12, 1996 between All American Communica-
         tions, Inc. and Thomas Bradshaw (incorporated by reference to Exhibit 10.3.2 to the
         March 31, 1996 Form 10-Q).
10.3.1   Employment Agreement dated as of February 25, 1991 between All American Communica-
         tions, Inc. and Thomas Bradshaw (incorporated by reference to Exhibit 10.3 to the
         Company's December 31, 1995 Form 10-K (the "December 31, 1995 Form 10-K").
10.3.2   Amendment to Employment Agreement dated as of February 25, 1991 between All Ameri-
         can Communications, Inc. and Thomas Bradshaw (incorporated by reference to Exhibit
         10.3.1 to the December 31, 1995 Form 10-K).
10.4     Employment Agreement dated as of February 12, 1996 between All American Communica-
         tions, Inc. and Benjamin J. Scotti (incorporated by reference to Exhibit 10.4.2 to the March 31, 1996 Form 10-Q).
10.4.1   Employment Agreement dated as of February 25, 1991 between All American Communica-
         tions, Inc. and Benjamin J. Scotti (incorporated by reference to Exhibit 10.4 to the
         December 31, 1995 Form 10-K).
10.4.2   Amendment to Employment Agreement dated as of February 25, 1991 between All Ameri-
         can Communications, Inc. and Benjamin J. Scotti (incorporated by reference to
         Exhibit 10.4.1 to the December 31, 1995 Form 10-K).
10.5     Employment Agreement dated as of February 25, 1991 between All American Communica-
         tions, Inc. and Sydney Vinnedge (incorporated by reference to the same numbered
         Exhibit to the December 31, 1990 Form 10-K).
10.5.1   Amendment to Employment Agreement dated as of February 25, 1991 between All Ameri-
         can Communications, Inc. and Sydney Vinnedge (incorporated by reference to the same numbered Exhibit to the 1992 Form S-1).
10.5.2   Second Amendment to Employment Agreement dated as of January 7, 1992 between All
         American Communications, Inc. and Sydney Vinnedge (incorporated by reference to the same numbered Exhibit to the Amendment No. 1 to 1992 Form S-1).
10.6     Employment Agreement, dated as of July 1, 1980, between All American Television,
         Inc. and George Back (incorporated by reference to Exhibit 10.1 of the Company's
         Quarterly Report on Form 10-K for the fiscal quarter ended June 30, 1990 (the "June
         1990 Form 10-K").
10.6.1   Second Amendment to Employment Agreement dated January 7, 1992 between All American
         Communications, Inc. and George Back (incorporated by reference to the same numbered
         Exhibit to the Amendment No. 1 to Form S-1).

10.7     Shared Facilities and Services Agreement dated as of August 2, 1994 by and between
         All American Communications, Inc. and Fremantle International, Inc. (incorporated by reference to Exhibit 10.10 to the December 31, 1994 Form 10-K).
10.8     Registration Rights Agreement dated as of August 3, 1994 by and between All American
         Communications, Inc. and the Interpublic Group of Companies, Inc. (incorporated by reference to Exhibit 10.11 to the December 31, 1994 Form 10-K).
10.9     Option Letter, dated August 3, 1994, from The Interpublic Group of Companies, Inc., and Fremantle International, Inc. to All American Communications, Inc. (incorporated by reference to Exhibit 10.12 to the December 31, 1994 Form 10-K).
10.10    Exclusive License Agreement dated as of December 15, 1994 between The Baywatch
         Nights Production Company and Taurus Film & Co. (confidential treatment granted)
         (incorporated by reference to Exhibit 10.13 to the December 31, 1994 Form 10-K).
10.11    Letter Agreement dated as of June 10, 1994 to that certain Outline of Terms dated
         May 10, 1991 as amended by that certain letter dated February 16, 1993 by and between The Baywatch Nights Production Company, on the one hand, and Michael Berk,
         Douglas Schwartz and Gregory Bonnan, on the other hands (incorporated by reference to Exhibit 10.2 to the September 30, 1994 Form 10-Q).
10.12    Standard Industrial Lease Agreement dated October 31, 1994 between All American
         Communications, Inc. and Wilshire Lincoln Properties (incorporated by reference to
         Exhibit 10.3 to the September 30, 1994 Form 10-Q).
10.13    Secured Promissory Note dated October 19, 1994 between All American Communications,
         Inc. and Thomas Bradshaw (incorporated by reference to Exhibit 10.4 to the September
         30, 1994 Form 10-Q).
10.14    Second Modification of Warrant and Warrant Agreement dated as of November 5, 1993 between All American Communications, Inc. and Jefferson Capital Group, Ltd.
         (incorporated by reference to Exhibit 10.35.2 to the 1994 Form S-1).
10.15    Office Building Lease dated December 13, 1991 for 5301 Beethoven Street, Los
         Angeles, California between All American Communications, Inc. and Harvey Capital
         Corp. (incorporated by reference to Exhibit 10.6 to the 1992 Form S-1).
10.16    Amendment No. 1 dated April 30, 1992, Amendment No. 2 dated September 14, 1993 and
         Amendment No. 3 dated March 14, 1994, in each case, to the Office Building Lease dated December 13, 1991 for 5301 Beethoven Street, Los Angeles, California
         (incorporated by reference to Exhibit 10.40.1 to the Registrant's Annual Report on
         Form 10-K for the year ended December 31, 1993) Amendment No. 4 dated October 11,
         1994 and Amendment No. 5 dated November 6, 1994 to the Office and Building Lease dated December 13, 1991 for 5301 Beethoven Street, Los Angeles, California
         (incorporated by reference to Exhibit 10.19 to the December 31, 1994 Form 10-K).
10.16.1  Industrial-Commercial Lease dated May 28, 1991 (and amendment) for 5433 Beethoven
         Street, Los Angeles, California between The Baywatch Production Company and Jerome
         Cohen, Trustee of the Fannie Delman 1982 Trust et. al. (incorporated by reference to
         Exhibit 10.19 to the December 31, 1994 Form S-1).
10.17    Industrial-Commercial Lease dated May 28, 1991 (and amendment) for 5433 Beethoven
         Street, Los Angeles, California between The Baywatch Production Company and Jerome
         Cohen, Trustee of the Fannie Delman 1983 Trust et al. (incorporated by reference to
         Exhibit 10.41 to the 1992 Form S-1).
10.18    Modification of Agreement of Sublease, dated as of February 8, 1993, for 875 Third
         Avenue, New York, New York between Grey Advertising, Inc. and LBS Communications,
         Inc. (incorporated by reference to Exhibit number 10.62 to the December 31, 1992
         Form 10-K).
10.19    Fiscal Agency Agreement dated September 29, 1993, between the Company and
         BankAmerica National Trust Company, as Fiscal Agent and Form of Note attached thereto as Exhibit A (incorporated by reference to the Exhibit 10.12 to the 1994
         Form S-1).
10.19.1  Fiscal Agency Agreement dated October 6, 1993, between the Company and BankAmerica
         National Trust Company as Fiscal Agent and Form of Note attached thereto as Exhibit
         A (incorporated by reference to the Exhibit 10.20 to the December 30, 1996 Form
         10-K).

10.20    Lease, dated as of December 7, 1993, for 1325 Avenue of the Americas between All
         American Television, Inc. and 1325 Limited Partnership (incorporated by reference to the Exhibit 10.13 to the 1994 Form S-1).
10.21    Asset Purchase Agreement dated as of October 6, 1995 between and among Mark Goodson
         Productions, L.P., The Child's Play Company, Mark Goodson Productions, LLC, The
         Interpublic Group of Companies, Inc., the Estate of Mark Goodson and All American
         Communications, Inc. (incorporated by reference to the Company's Current Report on
         Form 8-K dated October 12, 1995 (the "Form 8-K"))
10.22    License Agreement between Mark Goodson Productions, LLC and All American Goodson,
         Inc. dated as of October 6, 1995 (incorporated by reference to the Company's Current
         Report on Form 8-K dated October 12, 1995 (the "Form 8-K")).
10.23    Network License Agreement between All American Goodson, Inc. and Interpublic Game
         Shows, Inc., dated as of October 6, 1995 (incorporated by reference to the Company's
         Current Report on Form 8-K dated October 12, 1995 (the "Form 8-K")).
10.24    Operating Agreement between All American Communications, Inc. and All American Good-
         son, Inc. dated as of October 6, 1995 (incorporated by reference to the Company's
         Current Report on Form 8-K dated October 12, 1995 (the "Form 8-K")).
10.25    Amended and Restated Operating Agreement among All American Communications, Inc.,
         All American Goodson, Inc., The Interpublic Group of Companies, Inc. and Interpublic
         Game Shows, Inc., dated as of October 6, 1995 (incorporated by reference to the
         Company's Current Report on Form 8-K dated October 12, 1995 (the "Form 8-K")).
10.26*   Credit, Security, Guaranty and Pledge Agreement dated April 13, 1995 as Amended and
         Restated as of October 23, 1996, by and among the Company and the lenders named therein.
10.27    Option Agreement dated as of October 6, 1995 by and between All American Communica-
         tions, Inc., All American Goodson, Inc., The Interpublic Group of Companies, Inc.
         and Infoplan International, Inc. (incorporated by reference to the same numbered
         Exhibit to the Amendment No. 2 to Form S-2).
10.28    Network Production Agreement between Interpublic Game Shows, Inc. and TPIR LLC, dated as of October 6, 1995 (incorporated by reference to Exhibit 10.4 to the Form
         8-K).
10.29    Agreement dated as of May 1, 1995 between USA NETWORKS and All American Television
         (incorporated by reference to the same numbered Exhibit to the Amendment No. 2 to
         Form S-2).

10.42    Stock Purchase Agreement, dated July 19, 1996, by and among All American Communica-
         tions, Inc., Orbis Entertainment Company, Inc., Robert L. Turner, Ethan J. Podell
         and Alexandra Buhler Jewett (incorporated by reference to Exhibit 10.42 to the Form
         8-K dated July 19, 1996, (incorporated by reference to the same numbered Exhibit to the Company's June 30, 1996 Form 10-Q (the "June 30, 1996 Form 10-Q")).
12.1     Statement of Computation of Ratio of Earnings to Fixed Charges.
23.1     Consent of Ernst & Young LLP.
23.2     Consent of Kaye, Scholer, Fierman, Hays & Handler, LLP (included in Exhibit 5.1).*
24.1     Power of Attorney (included on page II-8).
25.1     Statement of Eligibility and Qualification (Form T-1) under the Trust Indenture Act of 1939 of U.S. Trust Company of California, N.A.
99       All American Communications, Inc., press release, dated October 11, 1996
         (incorporated by reference to the October 22, 1996 Form 8-K.

---------------
* To be filed by amendment.

ITEM 22. UNDERTAKINGS

     Insofar as indemnification for liabilities arising under Securities Act of 1933, as amended (the "Securities Act"), may be permitted as to directors, officers, and controlling persons of the Registrant pursuant to the provisions described in Item 15 or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suite or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes:

          A. To file during any period in which offers or sales are being made, a post-effective amendment to the registration statement: (1) to include any prospectus required by Section 10(a)(3) of the Securities Act; (2) to reflect in the prospectus any fact or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; (3) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          B. That, for the purpose of determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of securities at that time shall be deemed to be the initial bona fide offering thereof.

          C. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          D. That: (1) for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus as filed as part of the registration statement in reliance upon rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective, and (2) for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Santa Monica, State of California, on October 25, 1996.

                                          ALL AMERICAN COMMUNICATIONS, INC.,

                                          By: /s/  ANTHONY J. SCOTTI

                                             -----------------------------------
                                             Anthony J. Scotti
                                             Chief Executive Officer

                               POWER OF ATTORNEY

     BE IT KNOWN TO ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Anthony J. Scotti and Thomas Bradshaw and each of them acting alone, his lawful attorney-in-fact or agent, with full powers of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorney-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

          /s/  ANTHONY J. SCOTTI                  Chairman of the Board              October 25, 1996
-----------------------------------------------     Chief Executive Officer
               Anthony J. Scotti                    (principal executive
                                                    officer)

          /s/  THOMAS BRADSHAW                   Director, Chief Financial          October 25, 1996
-----------------------------------------------     Officer and Treasurer
               Thomas Bradshaw                      (principal financial officer
                                                    and principal accounting
                                                    officer)

          /s/  EUGENE P. BEARD                    Director                           October 25, 1996
-----------------------------------------------
               Eugene P. Beard


       /s/  LAWRENCE E. LAMATTINA                 Director                           October 25, 1996
-----------------------------------------------
             Lawrence E. Lamattina

              /s/ GORDON LUCE                             Director            October 25, 1996
-----------------------------------------------
                  Gordon Luce


         /s/  R. TIMOTHY O'DONNELL                        Director            October 25, 1996
-----------------------------------------------
             R. Timothy O'Donnell


            /s/ DAVID A. MOUNT                            Director            October 25, 1996
-----------------------------------------------
                David A. Mount


            /s/ MYRON I. ROTH                              Director            October 25, 1996
-----------------------------------------------
                 Myron I. Roth


          /s/ BENJAMIN J. SCOTTI                           Director            October 25, 1996
-----------------------------------------------
              Benjamin J. Scotti

                                                          Director            October   , 1996
-----------------------------------------------
              Sydney D. Vinnedge

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                                    DESCRIPTION                                    PAGE
-------  ------------------------------------------------------------------------------  -----
 2.1     Agreement dated as of June 30, 1994 as amended and restated as of August 3,
         1994 by and among the Company, Fremantle International, Inc. and The
         Interpublic Group of Companies, Inc. (incorporated by reference to Exhibit
         99.2 of the Company's Form 8-K/A dated August 3, 1994). ......................
 3.1     Restated Certificate of Incorporation of the Registrant filed on February 25,
         1991 with the Secretary of State of the State of Delaware (incorporated by reference to the same numbered Exhibit to the March 1991 Form 10-Q). .........
 3.2     Restated Bylaws of the Registrant dated February 25, 1991 (incorporated by reference to the same numbered Exhibit to the March 1991 Form 10-Q). .........
 3.3     Certificate of Designations, Preferences and Relative, Participating, Optional
         or Other Special Rights of Series A Convertible Preferred Stock of the Company
         filed on February 25, 1991 with the Secretary of State of the State of
         Delaware (incorporated by reference to the same numbered Exhibit to the March
         1991 Form 10-Q). .............................................................
 3.4     Certificate of Amendment to Restated Certificate of Incorporation of the
         Registrant filed on March 20, 1992 with the Secretary of State of the State of
         Delaware (incorporated by reference to the same numbered Exhibit to the
         Registrant's Amendment No. 1 to Form S-1 Registration Statement filed with the
         Securities and Exchange Commission on April 3, 1992 (the "Amendment No. 1 to
         Form S-1")). .................................................................
 3.5     Certificate of the Voting Powers, Designations, Preferences, Rights,
         Qualifications, Limitations and Restrictions of the Series B Convertible
         Preferred Stock of the Company filed on August 2, 1994 with the Secretary of
         State of the State of Delaware (incorporated by reference to Exhibit 3.1 to the Registrants' June 30, 1994 Form 10-Q (the "June 30, 1994 Form 10-Q"). ....
 4.1     Specimen Certificate for Common Stock (incorporated by reference to the same numbered Exhibit to the Amendment No. 1 to Form S-1). ........................
 4.2     1994 Stock Incentive Plan (incorporated by reference to the same numbered
         Exhibit to the June 30, 1994 Form 10-Q). .....................................
 4.3     Purchase Agreement, dated October 4, 1996, by and between All American
         Communications, Inc. and Goldman, Sachs & Co. (incorporated by reference to the same numbered Exhibit to the Registrant's October 22, 1996 Form 8-K (the
         "October   , 1996 Form 8-K")). ...............................................
 4.4     Registration Rights Agreement, dated as of October 11, 1996, by and among All
         American Communications, Inc., Goldman, Sachs & Co. and Chase Securities Inc.
         (incorporated by reference to the same numbered Exhibit to the October 22,
         1996 Form 8-K). ..............................................................
 4.5     Indenture, dated as of October 11, 1996, by and between All American
         Communications, Inc. and U.S. Trust Company of California, N.A. and Form of
         Qualified Institutional Buyer Note, Institutional Accredited Investor Note and
         Regulation S Temporary Global Note attached thereto as Exhibits (incorporated by reference to the same numbered Exhibit to the October 22, 1996 Form
         8-K). ........................................................................
 5.1     Opinion of Kaye, Scholer, Fierman, Hays & Handler, LLP.* .....................
 9.1     Shareholders Voting Agreement dated August 3, 1994 between The Interpublic
         Group of Companies, Inc. the Company and certain of the Companies shareholders
         (incorporated by reference to the same numbered Exhibit to the June 30, 1994
         Form 10-Q). ..................................................................
 9.2     Shareholders Agreement dated as of February 25, 1991 between the Company,
         Anthony J. Scotti, Benjamin J. Scotti, Thomas Bradshaw, Myron Roth, Sydney D.
         Vinnedge, George Back and Joseph E. Kovacs (incorporated by reference to the same numbered Exhibit to the December 31, 1990 Form 10-K). ...................

EXHIBIT
NUMBER                                    DESCRIPTION                                    PAGE
-------  ------------------------------------------------------------------------------  -----
10.1     Employment Agreement dated as of February 25, 1991 between All American
         Communications, Inc. and Anthony J. Scotti (incorporated by reference to the same numbered Exhibit to the December 31, 1990 Form 10-K). ...................
10.1.1   Amendment to Employment Agreement dated as of February 25, 1991 between All
         American Communications, Inc. and Anthony J. Scotti (incorporated by reference to the same numbered Exhibit to the Registrant's Form S-1 Registration
         Statement filed with the Securities and Exchange Commission on January 27,
         1992 as thereafter amended and declared effective on May 7, 1992 (the "1992
         Form S-1")). .................................................................
10.1.2   Second Amendment to Employment Agreement dated as of February 25, 1991 between
         All American Communications, Inc., and Anthony J. Scotti (incorporated by reference to the same numbered Exhibit to the December 31, 1994 Form 10-K). ..
10.1.3   Third Amendment dated May 1, 1995 to Employment Agreement dated as of February
         25, 1991 between All American Communications, Inc. and Anthony J. Scotti
         (incorporated by reference to the same numbered Exhibit to the December 31,
         1994 Form 10-K). .............................................................
10.1.4   Fourth Amendment dated February 26, 1996 to Employment Agreement dated as of
         February 25, 1991 between All American Communications, Inc. and Anthony J.
         Scotti (incorporated by reference to Exhibit 10.1.4 to the Registrant's March
         31, 1996 Form 10-Q (the "March 31, 1996 Form 10-Q")). ........................
10.2     Employment Agreement dated as of February 26, 1991 between All American
         Communications, Inc. and Myron Roth (incorporated by reference to the same numbered Exhibit to the December 31, 1990 Form 10-K). ........................
10.2.1   Amendment to Employment Agreement dated as of February 26, 1991 between All
         American Communications, Inc. and Myron Roth (incorporated by reference to the same numbered Exhibit to the 1992 Form S-1). .................................
10.3     Employment Agreement dated as of February 12, 1996 between All American
         Communications, Inc. and Thomas Bradshaw (incorporated by reference to Exhibit
         10.3.2 to the March 31, 1996 Form 10-Q). .....................................
10.3.1   Employment Agreement dated as of February 25, 1991 between All American
         Communications, Inc. and Thomas Bradshaw (incorporated by reference to Exhibit
         10.3 to the Company's December 31, 1995 Form 10-K (the "December 31, 1995 Form
         10-K"). ......................................................................
10.3.2   Amendment to Employment Agreement dated as of February 25, 1991 between All
         American Communications, Inc. and Thomas Bradshaw (incorporated by reference to Exhibit 10.3.1 to the December 31, 1995 Form 10-K). .......................
10.4     Employment Agreement dated as of February 12, 1996 between All American
         Communications, Inc. and Benjamin J. Scotti (incorporated by reference to
         Exhibit 10.4.2 to the March 31, 1996 Form 10-Q). .............................
10.4.1   Employment Agreement dated as of February 25, 1991 between All American
         Communications, Inc. and Benjamin J. Scotti (incorporated by reference to
         Exhibit 10.4 to the December 31, 1995 Form 10-K). ............................
10.4.2   Amendment to Employment Agreement dated as of February 25, 1991 between All
         American Communications, Inc. and Benjamin J. Scotti (incorporated by reference to Exhibit 10.4.1 to the December 31, 1995 Form 10-K). .............
10.5     Employment Agreement dated as of February 25, 1991 between All American
         Communications, Inc. and Sydney Vinnedge (incorporated by reference to the same numbered Exhibit to the December 31, 1990 Form 10-K). ...................
10.5.1   Amendment to Employment Agreement dated as of February 25, 1991 between All
         American Communications, Inc. and Sydney Vinnedge (incorporated by reference to the same numbered Exhibit to the 1992 Form S-1). ..........................

EXHIBIT
NUMBER                                    DESCRIPTION                                    PAGE
-------  ------------------------------------------------------------------------------  -----
10.5.2   Second Amendment to Employment Agreement dated as of January 7, 1992 between
         All American Communications, Inc. and Sydney Vinnedge (incorporated by reference to the same numbered Exhibit to the Amendment No. 1 to 1992 Form S-
         1). ..........................................................................
10.6     Employment Agreement, dated as of July 1, 1980, between All American
         Television, Inc. and George Back (incorporated by reference to Exhibit 10.1 of the Company's Quarterly Report on Form 10-K for the fiscal quarter ended June
         30, 1990 (the "June 1990 Form 10-K"). ........................................
10.6.1   Second Amendment to Employment Agreement dated January 7, 1992 between All
         American Communications, Inc. and George Back (incorporated by reference to the same numbered Exhibit to the Amendment No. 1 to Form S-1). ...............
10.7     Shared Facilities and Services Agreement dated as of August 2, 1994 by and between All American Communications, Inc. and Fremantle International, Inc.
         (incorporated by reference to Exhibit 10.10 to the December 31, 1994 Form
         10-K). .......................................................................
10.8     Registration Rights Agreement dated as of August 3, 1994 by and between All
         American Communications, Inc. and the Interpublic Group of Companies, Inc.
         (incorporated by reference to Exhibit 10.11 to the December 31, 1994 Form
         10-K). .......................................................................
10.9     Option Letter, dated August 3, 1994, from The Interpublic Group of Companies,
         Inc., and Fremantle International, Inc. to All American Communications, Inc.
         (incorporated by reference to Exhibit 10.12 to the December 31, 1994 Form
         10-K). .......................................................................
10.10    Exclusive License Agreement dated as of December 15, 1994 between The Baywatch
         Nights Production Company and Taurus Film & Co. (confidential treatment granted) (incorporated by reference to Exhibit 10.13 to the December 31, 1994
         Form 10-K). ..................................................................
10.11    Letter Agreement dated as of June 10, 1994 to that certain Outline of Terms dated May 10, 1991 as amended by that certain letter dated February 16, 1993 by and between The Baywatch Nights Production Company, on the one hand, and
         Michael Berk, Douglas Schwartz and Gregory Bonnan, on the other hands
         (incorporated by reference to Exhibit 10.2 to the September 30, 1994 Form
         10-Q). .......................................................................
10.12    Standard Industrial Lease Agreement dated October 31, 1994 between All
         American Communications, Inc. and Wilshire Lincoln Properties (incorporated by reference to Exhibit 10.3 to the September 30, 1994 Form 10-Q). ..............
10.13    Secured Promissory Note dated October 19, 1994 between All American
         Communications, Inc. and Thomas Bradshaw (incorporated by reference to Exhibit
         10.4 to the September 30, 1994 Form 10-Q). ...................................
10.14    Second Modification of Warrant and Warrant Agreement dated as of November 5,
         1993 between All American Communications, Inc. and Jefferson Capital Group,
         Ltd. (incorporated by reference to Exhibit 10.35.2 to the 1994 Form S-1). ....
10.15    Office Building Lease dated December 13, 1991 for 5301 Beethoven Street, Los
         Angeles, California between All American Communications, Inc. and Harvey
         Capital Corp. (incorporated by reference to Exhibit 10.6 to the 1992 Form
         S-1). ........................................................................
10.16    Amendment No. 1 dated April 30, 1992, Amendment No. 2 dated September 14, 1993 and Amendment No. 3 dated March 14, 1994, in each case, to the Office Building
         Lease dated December 13, 1991 for 5301 Beethoven Street, Los Angeles,
         California (incorporated by reference to Exhibit 10.40.1 to the Registrant's
         Annual Report on Form 10-K for the year ended December 31, 1993) Amendment No.
         4 dated October 11, 1994 and Amendment No. 5 dated November 6, 1994 to the
         Office and Building Lease dated December 13, 1991 for 5301 Beethoven Street,
         Los Angeles, California (incorporated by reference to Exhibit 10.19 to the
         December 31, 1994 Form 10-K). ................................................

EXHIBIT
NUMBER                                    DESCRIPTION                                    PAGE
-------  ------------------------------------------------------------------------------  -----
10.16.1  Industrial-Commercial Lease dated May 28, 1991 (and amendment) for 5433
         Beethoven Street, Los Angeles, California between The Baywatch Production
         Company and Jerome Cohen, Trustee of the Fannie Delman 1982 Trust et. al.
         (incorporated by reference to Exhibit 10.19 to the December 31, 1994 Form
         S-1). ........................................................................
10.17    Industrial-Commercial Lease dated May 28, 1991 (and amendment) for 5433
         Beethoven Street, Los Angeles, California between The Baywatch Production
         Company and Jerome Cohen, Trustee of the Fannie Delman 1983 Trust et al.
         (incorporated by reference to Exhibit 10.41 to the 1992 Form S-1). ...........
10.18    Modification of Agreement of Sublease, dated as of February 8, 1993, for 875
         Third Avenue, New York, New York between Grey Advertising, Inc. and LBS
         Communications, Inc. (incorporated by reference to Exhibit number 10.62 to the
         December 31, 1992 Form 10-K). ................................................
10.19    Fiscal Agency Agreement dated September 29, 1993, between the Company and
         BankAmerica National Trust Company, as Fiscal Agent and Form of Note attached thereto as Exhibit A (incorporated by reference to the Exhibit 10.12 to the
         1994 Form S-1). ..............................................................
10.19.1  Fiscal Agency Agreement dated October 6, 1993, between the Company and
         BankAmerica National Trust Company as Fiscal Agent and Form of Note attached thereto as Exhibit A (incorporated by reference to the Exhibit 10.20 to the
         December 30, 1996 Form 10-K). ................................................
10.20    Lease, dated as of December 7, 1993, for 1325 Avenue of the Americas between
         All American Television, Inc. and 1325 Limited Partnership (incorporated by reference to the Exhibit 10.13 to the 1994 Form S-1). ........................
10.21    Asset Purchase Agreement dated as of October 6, 1995 between and among Mark
         Goodson Productions, L.P., The Child's Play Company, Mark Goodson Productions,
         LLC, The Interpublic Group of Companies, Inc., the Estate of Mark Goodson and
         All American Communications, Inc. (incorporated by reference to the Company's
         Current Report on Form 8-K dated October 12, 1995 (the "Form 8-K")) ..........
10.22    License Agreement between Mark Goodson Productions, LLC and All American
         Goodson, Inc. dated as of October 6, 1995 (incorporated by reference to the
         Company's Current Report on Form 8-K dated October 12, 1995 (the "Form
         8-K")). ......................................................................
10.23    Network License Agreement between All American Goodson, Inc. and Interpublic
         Game Shows, Inc., dated as of October 6, 1995 (incorporated by reference to the Company's Current Report on Form 8-K dated October 12, 1995 (the "Form
         8-K")). ......................................................................
10.24    Operating Agreement between All American Communications, Inc. and All American
         Goodson, Inc. dated as of October 6, 1995 (incorporated by reference to the
         Company's Current Report on Form 8-K dated October 12, 1995 (the "Form
         8-K")). ......................................................................
10.25    Amended and Restated Operating Agreement among All American Communications,
         Inc., All American Goodson, Inc., The Interpublic Group of Companies, Inc. and
         Interpublic Game Shows, Inc., dated as of October 6, 1995 (incorporated by reference to the Company's Current Report on Form 8-K dated October 12, 1995
         (the "Form 8-K")). ...........................................................
10.26*   Credit, Security, Guaranty and Pledge Agreement dated April 13, 1995 as
         Amended and Restated as of October 23, 1996, by and among the Company and the lenders named therein. .......................................................
10.27    Option Agreement dated as of October 6, 1995 by and between All American
         Communications, Inc., All American Goodson, Inc., The Interpublic Group of
         Companies, Inc. and Infoplan International, Inc. (incorporated by reference to the same numbered Exhibit to the Amendment No. 2 to Form S-2). ...............

EXHIBIT
NUMBER                                    DESCRIPTION                                    PAGE
-------  ------------------------------------------------------------------------------  -----
10.28    Network Production Agreement between Interpublic Game Shows, Inc. and TPIR
         LLC, dated as of October 6, 1995 (incorporated by reference to Exhibit 10.4 to the Form 8-K). ...............................................................
10.29    Agreement dated as of May 1, 1995 between USA NETWORKS and All American
         Television (incorporated by reference to the same numbered Exhibit to the
         Amendment No. 2 to Form S-2). ................................................
10.42    Stock Purchase Agreement, dated July 19, 1996, by and among All American
         Communications, Inc., Orbis Entertainment Company, Inc., Robert L. Turner,
         Ethan J. Podell and Alexandra Buhler Jewett (incorporated by reference to
         Exhibit 10.42 to the Form 8-K dated July 19, 1996, (incorporated by reference to the same numbered Exhibit to the Company's June 30, 1996 Form 10-Q (the
         "June 30, 1996 Form 10-Q")). .................................................
12.1     Statement of Computation of Ratio of Earnings to Fixed Charges. ..............
23.1     Consent of Ernst & Young LLP. ................................................
23.2     Consent of Kaye, Scholer, Fierman, Hays & Handler, LLP (included in Exhibit
         5.1).* .......................................................................
24.1     Power of Attorney (included on page II-8). ...................................
25.1     Statement of Eligibility and Qualification (Form T-1) under the Trust
         Indenture Act of 1939 of U.S. Trust Company of California, N.A. ..............
99       All American Communications, Inc., press release, dated October 11, 1996
         (incorporated by reference to the October 22, 1996 Form 8-K. .................

---------------
* To be filed by amendment.